                                 SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the
Registrant  [_]

[_] Definitive Proxy Statement

Check the appropriate box:

[X] Preliminary Proxy Statement          [_] Confidential, for Use of the
                                             Commission Only (as permitted by
[_] Definitive Proxy Statement               Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to
    (S)240.14a-12


                         BIOMARIN PHARMACEUTICAL INC.
               (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies: Common Shares of Glyko Biomedical Ltd.

   (2) Aggregate number of securities to which transaction applies: 34,352,823

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          34,352,823      --  No. of Glyko common shares
          multiplied by,
          U.S.$2.76       --  Average of the high and low prices
                              reported on the Toronto Stock Exchange
                              for Glyko common shares (Cdn.$4.40) on
                              April 8, 2002, adjusted to a U.S.
                              dollar equivalent (exchange rate 0.6273)
          U.S.$94,813,791

   (4) Proposed maximum aggregate value of transaction: $94,813,791

   (5) Total fee paid: $18,963

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

                         BIOMARIN PHARMACEUTICAL INC.
                    371 Bel Marin Keys Boulevard, Suite 210
                           Novato, California 94949

                                ________, 2002

Dear BioMarin Pharmaceutical Inc. Stockholder:

   You are cordially invited to attend the annual meeting of the stockholders of BioMarin Pharmaceutical Inc. ("BioMarin") to be held on _______, 2002 at 10:00 a.m. (California time), at BioMarin's Galli Drive facility located at 46 Galli Drive, Novato, California 94949.

   The purpose of the annual meeting is to consider and vote upon proposals to:
(i) elect six directors of BioMarin; (ii) approve a transaction between BioMarin and Glyko Biomedical Ltd. ("Glyko") by way of a Plan of Arrangement under the Canada Business Corporations Act; and (iii) transact such other business as properly may be brought before the BioMarin annual meeting or any adjournment or postponement thereof. If the transaction involving Glyko is completed, each Glyko common share will be exchanged for 0.3309 of a share of BioMarin common stock and Glyko will become an indirect, wholly-owned subsidiary of BioMarin. Up to 11,367,617 shares of BioMarin common stock will be issued to Glyko shareholders in connection with the transaction. Upon completion of the transaction, the Glyko shareholders will own approximately [21.3%] of the outstanding shares of BioMarin common stock based on the number of issued and outstanding shares of BioMarin common stock as of _________, 2002. Following completion of the transaction, BioMarin intends to exchange the 11,367,617 shares of BioMarin common stock owned by Glyko for shares of Series A Preferred Stock of BioMarin and to cancel such 11,367,617 shares of BioMarin common stock. After careful consideration, BioMarin's board of directors has approved the transaction.

   The attached document serves as a (1) BioMarin proxy statement and (2) Glyko management proxy circular. It provides detailed information concerning BioMarin, Glyko, the proposals to be considered and voted upon at the annual meeting and the transaction. Please give all of the information contained in the attached document your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" of the attached document.

   BioMarin's board of directors recommends that you vote FOR the election of each of the nominees to the board of directors.

   In addition, disinterested members of BioMarin's board of directors have unanimously approved the transaction between BioMarin and Glyko. The board recommends that you vote FOR the transaction. If the transaction is not approved, it cannot be completed.

   YOUR VOTE IS IMPORTANT. Even if you do not attend the annual meeting, it is important that your shares be voted. Please vote by promptly completing and mailing the enclosed BioMarin proxy card so that your shares will be represented at the annual meeting and voted as you wish.

                                              Sincerely,

                                              /s/  FREDRIC D. PRICE

                                              Fredric D. Price
                                              Chairman and Chief Executive
                                                Officer

   This document is dated _______, 2002 and is being first mailed to the stockholders of BioMarin on or about _______, 2002.

                             GLYKO BIOMEDICAL LTD.
                                199 Bay Street
                           Toronto, Ontario M5L 1A9

                                         , 2002

To the Shareholders of Glyko Biomedical Ltd.:

   After careful consideration, the board of directors of Glyko Biomedical Ltd. ("Glyko") has approved a transaction between BioMarin Pharmaceutical Inc. ("BioMarin") and Glyko by way of a Plan of Arrangement under Section 192 of the Canada Business Corporations Act. If the arrangement is completed, each Glyko common share will be exchanged for 0.3309 of a share of BioMarin common stock and Glyko will become an indirect, wholly-owned subsidiary of BioMarin. In connection with the arrangement, it is proposed that Glyko be continued under the British Columbia Company Act. BioMarin common stock is traded on Nasdaq and
the Swiss SWX New Market under the trading symbol "BMRN." On   .  , 2002, the
closing price of the BioMarin common stock as reported on Nasdaq was U.S. $. per share. On the basis of such closing price, 0.3309 of a share of BioMarin common stock has a value of U.S. $.. Up to 11,367,617 shares of BioMarin common stock will be issued to Glyko shareholders in connection with the transaction. This is the same number of shares of BioMarin common stock as is currently owned by Glyko. Following completion of the transaction, BioMarin intends to exchange the 11,367,617 shares of BioMarin common stock owned by Glyko for Series A Preferred Stock of BioMarin and to cancel such 11,367,617 shares of BioMarin common stock.

   The Joint Proxy Circular serves as a (1) BioMarin proxy statement and (2) Glyko management proxy circular. It provides detailed information concerning BioMarin, Glyko, the arrangement and the proposals related to the transaction. Please give all of the information contained in the Joint Proxy Circular your careful attention. In particular, you should carefully consider the discussion in the section of the Joint Proxy Circular entitled "Risk Factors."

   Shareholders of Glyko are cordially invited to attend a special meeting to vote on the arrangement and the continuance of Glyko under the laws of British
Columbia. The special meeting of Glyko shareholders will be held on   .  , 2002
at 10:00 a.m. (Toronto time) at the offices of Blake, Cassels & Graydon LLP, 199 Bay Street, Suite 2300, Commerce Court West, Toronto, Ontario M5L 1A9. Only holders of Glyko common shares who hold such shares at the close of business on
  . , 2002 will be entitled to receive notice of and to attend in person, or appoint a proxy nominee to attend, and vote at this special meeting.

   The Glyko board of directors has unanimously approved the transaction. The board recommends that you vote FOR the transaction. If the transaction is not approved, it cannot be completed.

   YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Glyko special meeting, please complete, sign, date and return the accompanying Glyko proxy in the enclosed self-addressed stamped envelope. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person. Thank you for your consideration of this matter.

                                          Sincerely,

                                          /s/  JOERG GRUBER

                                          Joerg Gruber
                                          Chairman

                         BIOMARIN PHARMACEUTICAL INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON           , 2002

TO THE STOCKHOLDERS OF BIOMARIN PHARMACEUTICAL INC.:

   NOTICE IS HEREBY given that the annual meeting of the stockholders of BioMarin Pharmaceutical Inc. ("BioMarin") will be held at BioMarin's Galli Drive facility located at 46 Galli Drive, Novato, California 94949, on
          , 2002 at 10:00 a.m. (California time), for the following purposes:

    1. To elect six directors of BioMarin;

    2. To consider and vote upon a proposal to approve a transaction for BioMarin to acquire all of the outstanding Glyko Biomedical Ltd. ("Glyko") common shares including, without limitation, the issuance of up to 11,367,617 shares of BioMarin common stock in connection with the transaction; and

    3. To transact such other business as properly may be brought before the annual meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Joint Proxy Circular accompanying this notice.

   BioMarin, BioMarin Acquisition (Nova Scotia) Company and Glyko will not be able to complete the transaction involving Glyko if the BioMarin stockholders do not approve the transaction including, without limitation, the issuance of shares of BioMarin common stock in connection with the transaction.

   BioMarin stockholders of record as of the close of business on           ,
2002, will be entitled to notice of and to vote at the annual meeting. A
BioMarin stockholders' list will be available on           , 2002, and may be
inspected during normal business hours prior to the annual meeting at the offices of BioMarin, 371 Bel Marin Keys Boulevard, Suite 210, Novato, California 94949.

   All BioMarin stockholders are cordially invited to attend the annual meeting. To ensure your representation at the annual meeting, however, you are urged to complete, date, sign and return the enclosed BioMarin proxy as promptly as possible. A postage-prepaid envelope is enclosed for that purpose. Any BioMarin stockholder attending the annual meeting may vote in person even if that stockholder has returned a proxy.

                                             By Order of the Board of Directors,

                                             /s/  CHRISTOPHER M. STARR

                                             Christopher M. Starr, Ph.D.
                                             Secretary

          , 2002

                             GLYKO BIOMEDICAL LTD.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON __________, 2002

   TO THE HOLDERS OF COMMON SHARES OF GLYKO BIOMEDICAL LTD.:

   A special meeting of the holders of common shares of Glyko Biomedical Ltd. will be held at the offices of Blake, Cassels & Graydon LLP, 199 Bay Street, Suite 2300, Commerce Court West, Toronto, Ontario M5L 1A9, on ________, 2002 at 10:00 a.m. (Toronto time) for the following purposes:

    1. to consider, pursuant to an interim order of the Superior Court of Justice (Ontario) dated ________, 2002, and if deemed advisable, to pass, with or without variation, a special resolution to approve an arrangement under Section 192 of the Canada Business Corporations Act involving the indirect acquisition by BioMarin Pharmaceutical Inc. of all the issued and outstanding common shares of Glyko;

    2. if the special resolution approving the above-mentioned arrangement is approved, to consider, and if deemed advisable, to pass, with or without variation, a special resolution to approve the continuance of Glyko under the laws of British Columbia; and

    3. to transact such further or other business as may properly come before the meeting or any adjournment or postponement thereof.

   Glyko will not proceed with the arrangement transaction unless the requisite majority of shareholders passes both the arrangement resolution and the continuance resolution. The arrangement is described in the accompanying Joint Proxy Circular which serves as a circular in connection with Glyko management's solicitation of proxies and as a proxy statement under applicable U.S. securities laws for BioMarin in connection with the approval of the transaction including the issuance of shares of BioMarin common stock under the arrangement. The full text of the Glyko arrangement resolution is set out as Annex C to the attached document. The full text of the Glyko continuance resolution is set out as Annex D to the attached document. Glyko's notice of application for the interim order and for a final order approving the arrangement and the full text of the interim order is set out as Annex E to the attached document.

   Pursuant to the interim order, registered holders of common shares of Glyko may dissent in respect of the Glyko arrangement resolution. Pursuant to Section 190 of the Canada Business Corporations Act, registered holders of common shares of Glyko may dissent in respect of the Glyko continuance resolution. If the arrangement or the continuance becomes effective, dissenting Glyko registered shareholders who comply with the dissent procedures (which are described in the circular under the heading "Dissenting Shareholder Rights") will be entitled to be paid the fair value of their common shares of Glyko. Failure to comply strictly with such dissent procedures may result in the loss or unavailability of any right to dissent.

   Glyko shareholders who do not expect to attend the meeting in person are requested to complete, sign, date and return the enclosed form of Glyko proxy in the enclosed envelope or by facsimile to Glyko Biomedical Ltd., c/o Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9/th/ Floor, Toronto, Ontario, Canada M5J 2Y1, facsimile number (416) 981-9800. The form of proxy must be received by Computershare Trust Company of Canada prior to 5:00 p.m. (Toronto time) on ________, 2002 or, in the event that the meeting is adjourned or postponed, prior to 5:00 p.m. (Toronto time) on the second business day prior to the day fixed for the adjourned or postponed meeting.

   DATED at London, England, the __ day of ______, 2002.

                                                           By order of the Board

                                                           /s/  JOERG GRUBER

                                                           Joerg Gruber
                                                           Chairman

                           JOINT PROXY STATEMENT AND

                           MANAGEMENT PROXY CIRCULAR

                   WITH RESPECT TO AN ARRANGEMENT INVOLVING

                         BIOMARIN PHARMACEUTICAL INC.,

                  BIOMARIN ACQUISITION (NOVA SCOTIA) COMPANY

                                      AND

                             GLYKO BIOMEDICAL LTD.

                                 _______, 2002

            BIOMARIN PHARMACEUTICAL INC. AND GLYKO BIOMEDICAL LTD.

              JOINT PROXY STATEMENT AND MANAGEMENT PROXY CIRCULAR

   This Joint Proxy Statement and Management Proxy Circular ("Joint Proxy Circular") is being furnished to holders of common stock, par value U.S.$0.001 per share, of BioMarin Pharmaceutical Inc., a corporation existing under the laws of Delaware, in connection with the solicitation of proxies by the BioMarin board of directors for use at the annual meeting of the stockholders of BioMarin to be held at 10:00 a.m. (California time) on ________, 2002 at BioMarin's Galli Drive facility located at 46 Galli Drive, Novato, California 94949, or any adjournment or postponement thereof.

   This Joint Proxy Circular is also being furnished to holders of common shares of Glyko Biomedical Ltd., a corporation existing under the laws of Canada, in connection with the solicitation of proxies by the Glyko board of directors for use at the Glyko special meeting to be held at 10:00 a.m. (Toronto time) on _______, 2002, at the offices of Blake, Cassels & Graydon LLP, 199 Bay Street, Suite 2300, Commerce Court West, Toronto, Ontario M5L 1A9, Canada, or any adjournment or postponement thereof.

   All information in this Joint Proxy Circular, including the annexes, concerning BioMarin and BioMarin Acquisition (Nova Scotia) Company has been supplied by BioMarin, and all information in this Joint Proxy Circular, including the annexes, concerning Glyko has been supplied by Glyko. The information concerning BioMarin after the completion of the transaction, including pro forma financial information, has been jointly provided by BioMarin and Glyko.

   SEE THE SECTION OF THIS JOINT PROXY CIRCULAR ENTITLED "RISK FACTORS" BEGINNING ON PAGE 22 FOR CONSIDERATIONS RELEVANT TO APPROVAL OF THE PROPOSALS.

   No person is authorized to give any information or to make any representation not contained in this Joint Proxy Circular and, if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Joint Proxy Circular nor any distribution of the securities referred to in this Joint Proxy Circular shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Joint Proxy Circular.

   Neither the Ontario Securities Commission nor the U.S. Securities and Exchange Commission nor any provincial, state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Joint Proxy Circular. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

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                                                                                                 ----
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SUMMARY.........................................................................................   1

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA.............................................  18

COMPARATIVE MARKET PRICE AND TRADING VOLUME INFORMATION.........................................  19

EXCHANGE RATES..................................................................................  20

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS IN THIS
  DOCUMENT......................................................................................  21

RISK FACTORS....................................................................................  22

   Risks Relating to the Transaction Generally - For Consideration by BioMarin Stockholders and
     Glyko Shareholders.........................................................................  22

   Risks Relating to BioMarin - For Consideration by Glyko Shareholders.........................  24

   Risk Relating to Glyko - For Consideration by BioMarin Stockholders..........................  37

   Risk Regarding Arthur Andersen LLP - For Consideration by BioMarin Stockholders and Glyko
     Shareholders...............................................................................  37

THE ANNUAL MEETING OF BIOMARIN STOCKHOLDERS.....................................................  38

   General......................................................................................  38

   Date, Time and Place.........................................................................  38

   Purpose of the Annual Meeting................................................................  38

   Record Date for the Annual Meeting...........................................................  38

   Vote Required................................................................................  38

   Quorum.......................................................................................  39

   Voting of Proxies at Annual Meeting and Revocability of Proxies..............................  39

   Solicitation of Proxies and Expenses.........................................................  40

   Dissenters' or Appraisal Rights..............................................................  40

   Submission of Stockholder Proposals for 2003 Annual Meeting..................................  40

   Auditors.....................................................................................  40

   Other Matters................................................................................  41

   Additional Information on Proposals for the Annual Meeting...................................  41

   Contact for Questions and Assistance in Voting...............................................  45

THE SPECIAL MEETING OF GLYKO SHAREHOLDERS.......................................................  46

   General......................................................................................  46

   Date, Time and Place.........................................................................  46

   Purpose of the Special Meeting...............................................................  46

   Record Date for Special Meeting..............................................................  46

   Vote Required................................................................................  46

   Quorum.......................................................................................  47

   Non-Registered Shareholders..................................................................  47

   Voting of Proxies at Special Meeting and Revocation of Proxies...............................  47

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                                                                                                ----
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   Solicitation of Proxies and Expenses........................................................  48

   Dissenting Shareholder Rights...............................................................  48

   Shareholder Proposals.......................................................................  49

   Independent Auditors........................................................................  49

   Other Matters...............................................................................  49

   Recommendation of the Glyko Board of Directors..............................................  49

   Contact for Questions and Assistance in Voting..............................................  49

THE TRANSACTION................................................................................  50

   General.....................................................................................  50

   Treatment of Stock Options..................................................................  51

   Background of the Transaction...............................................................  51

   Joint Reasons for the Transaction...........................................................  53

   Recommendation of BioMarin's Board of Directors.............................................  54

   Opinion of BioMarin's Financial Advisor.....................................................  57

   Recommendation of Glyko's Board of Directors................................................  60

   Opinion of Glyko's Financial Advisor........................................................  62

   Interests of Certain Persons in the Transaction.............................................  66

   Share Ownership of Directors and Executive Officers and Certain Related Persons of BioMarin.  67

   Share Ownership of Directors and Executive Officers of Glyko................................  67

   Court Approval of the Arrangement and Completion of the Transaction.........................  67

   Continuance.................................................................................  68

   Accounting Treatment........................................................................  69

   Contingent Capital Gains Tax Liability to BioMarin..........................................  69

   Stock Exchange Listings.....................................................................  70

   Regulatory Matters..........................................................................  70

   Exemption from Registration Requirements of Securities Laws and Limitations on Resale of
     BioMarin Common Stock.....................................................................  70

   Delisting and Deregistration of Glyko Common Shares After the Transaction...................  72

   Termination of Ongoing Reporting Obligations................................................  72

   Other Agreements............................................................................  72

   Expenses....................................................................................  73

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES.................................................  74

SELECTED CONSOLIDATED FINANCIAL DATA...........................................................  75

   BioMarin Selected Consolidated Financial Data...............................................  75

   BioMarin Supplemental Financial Data........................................................  76

   Glyko Selected Financial Data...............................................................  78

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS..........................................  81

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                                                                          ----
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  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.........  84

  PRO FORMA CAPITALIZATION OF BIOMARIN...................................  86

  THE ACQUISITION AGREEMENT..............................................  87

     Structure of the Arrangement........................................  87

     Completion and Effectiveness of the Arrangement.....................  87

     Exchange of Shares under the Arrangement............................  87

     Fractional Shares...................................................  88

     Representations and Warranties of Glyko.............................  88

     Representations and Warranties of BioMarin and BioMarin Nova Scotia.  89

     Glyko's Conduct of Business Before Completion of the Arrangement....  90

     Glyko Shareholder Approval and BioMarin Stockholder Approval........  91

     Material Covenants..................................................  91

     Conditions to Completion of the Arrangement.........................  93

     Termination of the Acquisition Agreement............................  95

     Payment of Termination Fee..........................................  95

     Extension, Waiver and Amendment of the Acquisition Agreement........  96

     Expenses............................................................  96

  TRANSACTION MECHANICS..................................................  97

     The Arrangement.....................................................  97

     The Continuance.....................................................  97

     Share Certificates..................................................  97

     Fractional Shares...................................................  98

     Rights of Dissent...................................................  98

     Withholding Rights..................................................  98

  BIOMARIN CAPITAL STOCK................................................. 100

     BioMarin Preferred Stock............................................ 100

     BioMarin Common Stock............................................... 100

  GLYKO SHARE CAPITAL.................................................... 100

     Common Shares....................................................... 100

     Preference Shares................................................... 100

  THE COMPANIES AFTER THE TRANSACTION.................................... 101

     General............................................................. 101

     Directors and Officers.............................................. 101

     Pro Forma Security Ownership of Certain Beneficial Owners........... 101

     Dividend Policy..................................................... 102

     Independent Auditors................................................ 102

     Transfer Agent and Registrar........................................ 102

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   BUSINESS OF BIOMARIN................................................ 103

      Overview......................................................... 103

      Recent Developments.............................................. 104

      BioMarin's Strategy.............................................. 107

      Manufacturing.................................................... 108

      Sales and Marketing.............................................. 108

      Patents and Proprietary Rights................................... 108

      Government Regulation............................................ 109

      Competition...................................................... 110

      Employees........................................................ 111

      Directors of BioMarin............................................ 111

      Executive Officers and Other Significant Employees of BioMarin... 112

      Security Ownership Of Certain Beneficial Owners.................. 114

      Executive and Director Compensation.............................. 116

      Report of Audit Committee........................................ 123

      Report of Compensation Committee................................. 124

      Performance Graph................................................ 126

      Certain Relationships and Related Transactions................... 126

      Legal Proceedings................................................ 127

      Auditors, Registrar and Transfer Agent........................... 127

   BIOMARIN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS......................................... 128

      Overview......................................................... 128

      Results of Operations............................................ 128

      Liquidity and Capital Resources.................................. 132

      New Accounting Pronouncements.................................... 135

      Critical Accounting Policies..................................... 135

      Quantitative and Qualitative Disclosure about Market Risk........ 137

   BUSINESS OF GLYKO................................................... 138

      Overview......................................................... 138

      Security Ownership of Certain Beneficial Owners and Management... 138

      Management of Glyko.............................................. 140

      Meetings of the Board and its Committees......................... 140

      Audit Committee.................................................. 142

      Compensation of Directors........................................ 142

      Directors' and Officers' Insurance............................... 142

      Section 16(a) Beneficial Ownership Reporting Compliance.......... 142

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   Executive Compensation................................................................ 143

   Stock Option Plan..................................................................... 143

   Fiscal 2001 Option Grants............................................................. 144

   Options Exercises/Fiscal Year Ended Value............................................. 144

   Employment Contracts and Termination of Employment and Change of Control Arrangements. 144

   Performance Graph..................................................................... 145

   Certain Relationships and Related Transactions........................................ 145

GLYKO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS.................................................................. 146

   Overview.............................................................................. 146

   Results of Operations................................................................. 146

   Liquidity and Capital Resources....................................................... 148

   Summary of Significant Accounting Policies............................................ 148

   Quantitative and Qualitative Disclosure about Market Risk............................. 149

TAX CONSIDERATIONS FOR GLYKO SECURITYHOLDERS............................................. 150

   Canadian Tax Considerations for Glyko Shareholders.................................... 150

   Glyko Shareholders Resident in Canada................................................. 150

   Glyko Shareholders Not Resident in Canada............................................. 154

   United States Federal Income Tax Considerations for Glyko Shareholders................ 155

   U.S. Federal Income Tax Consequences to U.S. Holders.................................. 156

   U.S. Federal Income Tax Consequences to Non-U.S. Holders.............................. 158

   Backup Withholding and Information Reporting.......................................... 159

COMPARISON OF SHAREHOLDER RIGHTS......................................................... 161

   Voting Rights......................................................................... 161

   Required Vote for Extraordinary Transactions.......................................... 161

   Vote Required for Ordinary Transactions; Quorum....................................... 162

   Cumulative Voting..................................................................... 162

   Calling a Stockholders' Meeting....................................................... 162

   Amendment of Certificate of Incorporation or Articles of Incorporation................ 163

   Amendment of Bylaws................................................................... 163

   Dissenters' Appraisal Rights.......................................................... 163

   Oppression Remedy..................................................................... 164

   Shareholder Derivative Actions........................................................ 165

   Director Qualifications............................................................... 165

   Election of Directors................................................................. 166

   Fiduciary Duties of Directors......................................................... 166

   Removal of Directors.................................................................. 166

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       Filling Vacancies on the Board of Directors...................   166

       Stockholder Action by Written Consent.........................   167

       Indemnification of Officers and Directors.....................   167

       Director Liability............................................   168

       Anti-Takeover Provisions and Interested Stockholders..........   168

       Transactions with Interested Directors or Officers............   169

    DISSENTING SHAREHOLDER RIGHTS....................................   170

       BioMarin......................................................   170

       Glyko.........................................................   170

    LEGAL MATTERS....................................................   173

    EXPERTS..........................................................   173

    WHERE YOU CAN FIND ADDITIONAL INFORMATION........................   173

    NOTICE TO CANADIAN SHAREHOLDERS AND OPTIONHOLDERS OF GLYKO.......   175

    NOTICE TO UNITED STATES SHAREHOLDERS AND OPTIONHOLDERS OF GLYKO..   176

    LIST OF ANNEXES:

    ANNEX A--ACQUISITION AGREEMENT...................................   A-1

    ANNEX A-1--AMENDING AGREEMENT.................................... A-1-1

    ANNEX B--PLAN OF ARRANGEMENT.....................................   B-1

    ANNEX C--ARRANGEMENT RESOLUTION..................................   C-1

    ANNEX D--CONTINUANCE RESOLUTION..................................   D-1

    ANNEX E--NOTICE OF APPLICATION AND INTERIM ORDER.................   E-1

    ANNEX F--OPINION OF UBS WARBURG LLC..............................   F-1

    ANNEX G--OPINION OF TD SECURITIES INC............................   G-1

    ANNEX H--SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT.....   H-1

    ANNEX I--BIOMARIN CONSOLIDATED AUDITED FINANCIAL STATEMENTS......   I-1

    ANNEX J--GLYKO AUDITED FINANCIAL STATEMENTS (IN CANADIAN GAAP)...   J-1

    ANNEX K--GLYKO AUDITED FINANCIAL STATEMENTS (IN UNITED STATES
      GAAP)..........................................................   K-1

    ANNEX L--IBEX THERAPEUTIC ENZYMES DIVISION AUDITED FINANCIAL
      STATEMENTS.....................................................   L-1

                                    SUMMARY

   The following is a summary of the information contained in this Joint Proxy Circular. This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to herein for a more complete understanding of the arrangement, the continuance and related transactions involving BioMarin, BioMarin Acquisition (Nova Scotia) Company and Glyko. In particular, you should read the annexes attached to this Joint Proxy Circular, including the Acquisition Agreement, the Amending Agreement and the Plan of Arrangement, which are attached to this Joint Proxy Circular as Annexes A, A-1 and B, respectively.

   In addition, the stockholders of BioMarin should carefully read the information concerning the proposal relating to the election of directors of BioMarin, as described under the section titled "The Annual Meeting of BioMarin Stockholders" in this Joint Proxy Circular.

   Unless otherwise noted, all dollar amounts in this Joint Proxy Circular are expressed in United States dollars.

THE MEETINGS AND THE APPROVAL PROCESS--GENERALLY

Date, Time and Place

   BioMarin. The annual meeting of the stockholders of BioMarin will be held on ________, 2002, at its Galli Drive facility located at 46 Galli Drive, Novato, California 94949, at 10:00 a.m. (California time).

   See "The Annual Meeting of BioMarin Stockholders--Date, Time and Place."

   Glyko. The special meeting of the shareholders of Glyko will be held on ________, 2002, at the offices of Blake, Cassels & Graydon LLP, 199 Bay Street, Suite 2300, Commerce Court West, Toronto, Ontario M5L 1A9 at 10:00 a.m. (Toronto time).

   See "The Special Meeting of Glyko Shareholders--Date, Time and Place."

Purposes of the Meetings

   BioMarin. The purpose of the BioMarin annual meeting is to consider and vote upon (i) a proposal to elect six directors of BioMarin; (ii) a proposal to approve the transaction with Glyko, including, without limitation, the issuance of shares of BioMarin common stock in connection with the transaction; and
(iii) such other business as properly may be brought before the BioMarin annual meeting or any adjournment or postponement thereof. BioMarin will not proceed with the transaction unless the transaction, including, without limitation, the issuance of shares of BioMarin common stock in connection with the transaction, is approved by its stockholders.

   See "The Annual Meeting of BioMarin Stockholders--Purpose of the Annual Meeting" and "The Annual Meeting of BioMarin Stockholders--Additional Information on Proposals for the Annual Meeting."

   Glyko. The purpose of the Glyko meeting is (i) to consider, pursuant to an interim order of the Superior Court of Justice (Ontario) dated ________, 2002, and if deemed advisable, to pass, with or without variation, the Glyko arrangement resolution attached as Annex C to this Joint Proxy Circular to approve an arrangement under Section 192 of the Canada Business Corporations Act involving the acquisition by BioMarin of all the issued and outstanding common shares of Glyko; (ii) if the special resolution approving the above-mentioned arrangement is approved, to consider, and if deemed advisable, to pass, with or without variation, the Glyko continuance resolution attached as Annex D to this Joint Proxy Circular to approve the continuance of Glyko under the laws of British Columbia; and (iii) to transact such further or other business as may properly come before the Glyko special meeting or any adjournment or postponement thereof. Glyko will not proceed with the transaction unless both the arrangement resolution and the continuance resolution are approved by shareholders.

   See "The Special Meeting of Glyko Shareholders--Purpose of the Special Meeting."

Who Can Vote at the Meetings

   BioMarin. Only record holders of BioMarin common stock at the close of business on ________, 2002 are entitled to notice of and to vote at the BioMarin annual meeting. On that date, there were ________ shares of BioMarin common stock outstanding. The holders of BioMarin common stock vote together as a single class. Each share will have one vote on each matter acted upon at the BioMarin annual meeting.

   See "The Annual Meeting of BioMarin Stockholders--General" and "The Annual Meeting of BioMarin Stockholders--Record Date for Annual Meeting."

   Glyko. The Glyko shareholders whose names were entered on the register of shareholders of Glyko at the close of business on ________, 2002 will be entitled to receive notice of and to attend in person, or appoint a proxy nominee to attend, and vote at the Glyko special meeting. Shareholders are entitled to one vote for each Glyko common share held on that date.

   See "The Special Meeting of Glyko Shareholders--General" and "The Special Meeting of Glyko Shareholders--Record Date for Special Meeting."

What Vote is Required

   BioMarin. The presence, in person or by proxy, at the BioMarin annual meeting of the holders of a majority of the outstanding shares of BioMarin common stock is necessary for a quorum. The affirmative vote by holders of a majority of the outstanding shares of BioMarin common stock, present in person or by proxy at the annual meeting, is required to approve the matters properly brought before the annual meeting, except for the election of the directors. The directors will be elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote.

   See "The Annual Meeting of BioMarin Stockholders--Vote Required."

   Glyko. The presence, in person or by proxy, at the Glyko meeting of two or more shareholders holding common shares representing at least 33% of the outstanding Glyko common shares is necessary for a quorum. The Glyko arrangement resolution and the Glyko continuance resolution must be approved by not less than two-thirds of the votes cast by the holders of Glyko common shares, voting in person or by proxy, at the Glyko special meeting. Shareholders representing approximately 27.3% of the Glyko common shares have agreed with BioMarin, subject to certain conditions, to vote their shares in favor of the Glyko arrangement resolution and Glyko continuance resolution and otherwise support the transaction.

   See "The Special Meeting of Glyko Shareholders--Vote Required."

Revocability of Proxies

   BioMarin. A stockholder who has given a proxy may revoke it at any time before it is exercised at the BioMarin annual meeting, by (1) delivering to the secretary of BioMarin (by any means, including facsimile) a written notice stating that the proxy is revoked, (2) signing and so delivering a proxy bearing a later date or

(3) attending the BioMarin annual meeting and voting in person (although attendance at the BioMarin annual meeting will not, by itself, revoke a proxy).

   See "The Annual Meeting of BioMarin Stockholders--Voting of Proxies at Annual Meeting and Revocability of Proxies."

   Glyko. The form of proxy accompanying this Joint Proxy Circular confers discretionary authority upon the proxy nominee with respect to any amendments or variations to the matters identified in the notice of special meeting of shareholders of Glyko and any other matter which may properly come before the Glyko special meeting or any adjournment thereof.

   If a proxy given to Glyko management is signed and returned, the securities represented by the proxy will be voted for or against the Glyko arrangement resolution and the Glyko continuance resolution, in accordance with the instructions marked on the proxy. If no instructions are marked, the securities represented by such a proxy will be voted FOR the Glyko arrangement resolution and FOR the Glyko continuance resolution and in accordance with Glyko management's recommendation with respect to amendments or variations of the matters set out in the Glyko notice of special meeting or any other matters which may properly come before the Glyko special meeting.

   See "The Special Meeting of Glyko Shareholders--Voting of Proxies at Special Meeting and Revocation of Proxies."

THE TRANSACTION--GENERALLY

Parties to the Transaction

                         BioMarin Pharmaceutical Inc.
                      371 Bel Marin Keys Blvd., Suite 210
                           Novato, California 94949
                                (415) 884-6700

   BioMarin, a Delaware corporation, is engaged in the business of developing enzyme therapies to treat serious, life-threatening diseases and conditions.

   See "Business of BioMarin--Overview."

                  BioMarin Acquisition (Nova Scotia) Company
                      371 Bel Marin Keys Blvd., Suite 210
                           Novato, California 94949
                                (415) 884-6700

   BioMarin Acquisition (Nova Scotia) Company ("BioMarin Nova Scotia") was incorporated under the laws of the Province of Nova Scotia on February 6, 2002, as an unlimited liability company for the sole purpose of effecting the transaction. BioMarin Nova Scotia has not conducted any business since its formation and, after the transaction is completed, will continue to exist as a wholly-owned subsidiary of BioMarin Acquisition (Del.) Inc., a Delaware corporation, which is a wholly-owned subsidiary of BioMarin.

                             Glyko Biomedical Ltd.
                                199 Bay Street
                           Toronto, Ontario M5L 1A9
                                (416) 863-2400

   Glyko was incorporated under the laws of Canada on June 26, 1992. On December 21, 1992, simultaneously with the initial public offering of Glyko's common shares and listing on the Toronto Stock Exchange, Glyko acquired 100% of the outstanding shares of Glyko, Inc., a company incorporated under the laws of Delaware. At the time of acquisition, Glyko, Inc. was involved with original scientific research aimed at developing novel analytic and research instrumentation for carbohydrate research and for human medical diagnosis. Glyko was incorporated for the sole purpose of acquiring Glyko, Inc.

   On October 25, 1996, Glyko formed BioMarin to develop its pharmaceutical products. Beginning in October 1997, BioMarin commenced raising capital from third parties and engaging in other transactions which resulted in BioMarin issuing common stock to entities other than Glyko. As a result, Glyko's percentage ownership interest in BioMarin decreased over time. On October 7, 1998, Glyko sold Glyko, Inc., which produces certain carbohydrate analytical products, to BioMarin. As a result of the sale of Glyko, Inc., Glyko has no operating activities or operational employees. Glyko's only significant asset, other than cash and cash equivalents, is its investment in BioMarin. Glyko owns approximately [21.3%] of the outstanding shares of BioMarin common stock based on the number of issued and outstanding shares of BioMarin common stock as of ________, 2002.

   See "Business of Glyko--Overview."

Joint Reasons for the Transaction

   The boards of directors of BioMarin and Glyko approved the Acquisition Agreement, and the transactions contemplated by the Acquisition Agreement, because they determined that the stockholders of their respective companies will benefit from the transaction. Among other benefits, the boards of directors believe that:

  . the stockholders of BioMarin, including former Glyko shareholders, will benefit from BioMarin's simplified share ownership structure;

  . the stockholders of BioMarin, including the former Glyko shareholders, will benefit from the increased number of holders of shares of BioMarin common stock, as the liquidity of the BioMarin common stock should be enhanced; and

  . the shareholders of Glyko will benefit from having direct ownership interests in BioMarin and from the increased liquidity associated with holding shares of BioMarin common stock.

   See "The Transaction--Joint Reasons for the Transaction."

Recommendation of BioMarin's Board of Directors for the Transaction

   The disinterested members of BioMarin's board of directors, which constitute a majority of the BioMarin board of directors, believe that the terms of the transaction are fair to the stockholders of BioMarin and in the best interests of BioMarin and have unanimously approved the transaction including, without limitation, the issuance of shares of BioMarin common stock in connection with the transaction, and recommend that the stockholders of BioMarin vote FOR the transaction including, without limitation, the issuance of shares of BioMarin common stock in connection with the transaction.

   See "The Transaction--Joint Reasons for the Transaction" and "The Transaction--Recommendation of BioMarin's Board of Directors."

Opinion of BioMarin's Financial Advisor

   The BioMarin board of directors received a written opinion dated February 6, 2002 from UBS Warburg LLC, BioMarin's financial advisor, as to the fairness, from a financial point of view, to BioMarin of the exchange ratio set forth in the Acquisition Agreement. The full text of UBS Warburg's written opinion, dated February 6, 2002, is attached to this Joint Proxy Circular as Annex F. BioMarin stockholders are encouraged to carefully read this opinion in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS Warburg's opinion is addressed to the BioMarin board of directors and does not constitute a recommendation to any stockholder with respect to any matter relating to the proposed transaction.

   See "The Transaction--Opinion of BioMarin's Financial Advisor."

Recommendation of Glyko's Board of Directors

   The Glyko board of directors believes that the terms of the arrangement are fair to the shareholders of Glyko and in the best interests of Glyko. Accordingly, the Glyko board of directors has unanimously approved the Acquisition Agreement and recommends that the shareholders of Glyko vote FOR the Glyko arrangement resolution and FOR the Glyko continuance resolution.

   See "The Transaction--Joint Reasons for the Transaction" and "The Transaction--Recommendation of Glyko's Board of Directors."

Opinion of Glyko's Financial Advisor

   In deciding to approve the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement, Glyko's board of directors considered an opinion from its financial advisor, TD Securities Inc. On February 6, 2002, TD Securities delivered its opinion to the board of directors of Glyko that, as of that date, the consideration to be received by Glyko shareholders under the Acquisition Agreement is fair, from a financial point of view.

   The full text of the TD Securities opinion, which sets forth the assumptions made, matters considered and limits on review undertaken, is attached to this Joint Proxy Circular as Annex G. Glyko shareholders are encouraged to carefully read the opinion in its entirety. The opinion of TD Securities is addressed to the board of directors of Glyko and relates only to the fairness, from a financial point of view, of the consideration to be received by the holders of Glyko common shares. The opinion does not address any other aspects of the proposed arrangement or the continuance and does not constitute an opinion or recommendation to any shareholder of Glyko as to how such shareholder should vote with respect to the Glyko arrangement resolution or the Glyko continuance resolution.

   See "The Transaction--Opinion of Glyko's Financial Advisor."

Interests of Certain Persons in the Transaction

   In considering how to vote your securities with respect to the transaction, you should be aware that certain members of the BioMarin board of directors and certain members of management and the board of directors of Glyko have certain interests in the transaction that may present them with actual or potential conflicts of interest in connection with the transaction. The BioMarin board of directors and the Glyko board of directors were aware of these interests and considered them along with the other matters summarized above. These interests include:

  . the receipt by directors of Glyko, two directors and two executive officers of BioMarin (in their capacities as shareholders of Glyko), of shares of BioMarin common stock in exchange for Glyko common shares in the transaction. These directors and officers will receive the same per share consideration as other Glyko shareholders in the transaction;

  . the receipt by directors and officers of Glyko (the only holders of options for Glyko common shares) of options to purchase BioMarin common stock in exchange for options to purchase Glyko common shares; and

  . a promise by BioMarin to provide directors' and officers' liability insurance for a specified period to Glyko's board of directors and management.

   Furthermore, the Acquisition Agreement provides executive officers and directors of Glyko with continuing indemnification rights upon terms and conditions consistent with those in effect on the date of the Acquisition Agreement.

   See "The Transaction--Interests of Certain Persons in the Transaction."

Share Ownership of Directors and Executive Officers and Certain Related Persons of BioMarin

   As of the close of business on ________, 2002, the directors and executive officers of BioMarin (and their respective affiliates, not including Glyko) collectively beneficially owned approximately [5.4%] of the shares of BioMarin common stock entitled to vote at the BioMarin annual meeting. These directors include Messrs. Erich Sager and Gwynn Williams, who collectively own or control approximately [8.3%] of the Glyko common shares. Furthermore, Glyko owns approximately [21.3%] of the issued and outstanding shares of BioMarin common stock based on the number of issued and outstanding shares of BioMarin common
stock as of       , 2002. Accordingly, the directors and executive officers of
BioMarin (and their respective affiliates) together with Glyko collectively beneficially own approximately [26.7%] of the shares of BioMarin common stock entitled to vote at the BioMarin annual meeting, which represents a substantial percentage of the vote required to approve the transaction because the affirmative vote by holders of a majority of the outstanding BioMarin common stock, present in person or by proxy at the annual meeting of BioMarin's stockholders, is required to approve the transaction including, without limitation, the issuance of shares of BioMarin common stock in connection with the transaction.

   See "The Transaction--Share Ownership of Directors and Executive Officers and Certain Related Persons of BioMarin."

Share Ownership of Directors and Executive Officers of Glyko

   As of the close of business on ________, 2002, directors and executive officers of Glyko (and their respective associates) collectively owned or exercised direction or control over approximately [9%] of the Glyko common shares entitled to vote at the Glyko special meeting, exclusive of options to acquire Glyko common shares also held by these directors and executive officers. Other than Messrs. Erich Sager, Gwynn Williams, Christopher Starr and Emil Kakkis, BioMarin and its affiliates do not currently own any Glyko common shares. The vote required for approval of the Glyko arrangement resolution and the Glyko continuance resolution at the Glyko special meeting is not less than two-thirds of the votes cast at the special meeting by holders of Glyko common shares present in person or by proxy at the special meeting. Shareholders representing approximately 27.3% of the Glyko common shares (including all of the directors of Glyko who are shareholders) have agreed with BioMarin, subject to certain conditions, to vote their shares in favor of the Glyko arrangement resolution and the Glyko continuance resolution.

   See "The Transaction--Share Ownership of Directors and Executive Officers of Glyko."

Structure and Effects of the Transaction

   The Acquisition Agreement among BioMarin, BioMarin Nova Scotia and Glyko dated as of February 6, 2002, as amended by the Amending Agreement dated as of May 16, 2002 (attached as Annex A-1) and the Plan of Arrangement are attached to this Joint Proxy Circular as Annex A and Annex B, respectively. Please read the Acquisition Agreement, the Amending Agreement, the Plan of Arrangement and the other transaction agreements as they are the principal legal documents that govern the transaction.

   The Acquisition Agreement and Plan of Arrangement provide for the combination of BioMarin and Glyko in a transaction under which each holder of Glyko common shares will receive for each Glyko common share held, 0.3309 of a share of BioMarin common stock. In no event will the aggregate number of shares of BioMarin common stock issued to Glyko shareholders exceed 11,367,617. Glyko shareholders who properly exercise dissent rights will not be entitled to receive shares of BioMarin common stock but will be entitled to receive payment in cash from Glyko representing the fair value of their Glyko common shares. It is a condition to closing of the transaction that holders of no more than one percent in the aggregate of the issued and outstanding Glyko common shares shall have exercised dissent rights in respect of the arrangement and the continuance.

   The mechanics of the transaction will involve BioMarin Nova Scotia acquiring all of the outstanding common shares of Glyko (other than those of dissenting Glyko shareholders who ultimately receive the fair value of their Glyko common shares) in exchange for shares of BioMarin common stock.

   Each Glyko option not exercised prior to the implementation time of the arrangement will be exchanged for an option to purchase a number of shares of BioMarin common stock equal to 0.3309 multiplied by the number of Glyko common shares subject to such Glyko option, with the total number of shares of BioMarin common stock subject to the replacement option rounded down to the nearest whole number. The exercise price per share of the replacement options to acquire BioMarin common stock shall be equal to the U.S. dollar equivalent of the exercise price per Glyko common share of the Glyko option immediately prior to the consummation of the arrangement divided by 0.3309, rounded up to the nearest whole cent. Each replacement option will be granted in accordance with BioMarin's 1997 Stock Plan.

   In connection with the transaction, "implementation time" means 12:01 a.m. (Pacific time) on the date that is the earlier of (i) the date that Glyko is continued under the laws of British Columbia; (ii) the date upon which Glyko's board of directors resolves to implement the arrangement, which in no event may be prior to the effective date; or (iii) the date that is 10 days following the effective date. The "effective date" is the date of the certificate of arrangement to be issued pursuant to the Canada Business Corporations Act giving effect to the arrangement.

   Immediately following the completion of the transaction and as a result thereof, former holders of Glyko common shares will hold an aggregate of approximately 11,367,617 shares of BioMarin common stock which, based on the
number of issued and outstanding shares of BioMarin common stock as of       ,
2002 and assuming completion of the preferred stock exchange described below, will represent approximately [21.3%] of the outstanding shares of BioMarin common stock.

   See "The Transaction," "Transaction Mechanics" and "Pro Forma Capitalization of BioMarin."

The Companies after the Transaction

   Following completion of the transaction, BioMarin intends to exchange the 11,367,617 shares of BioMarin common stock owned by Glyko for Series A Preferred Stock of BioMarin, cancel such 11,367,617 shares of common stock and have Glyko remain as a non-operating, indirect subsidiary of BioMarin.

   See "The Transaction--Continuance" and "The Companies after the Transaction."

Completion and Effectiveness of the Transaction

   The transaction will be completed as soon as practicable after the requisite shareholder, regulatory and court approvals have been obtained and are final and all other conditions to the transaction have been satisfied or waived. BioMarin and Glyko currently plan to complete the transaction during the third calendar quarter of 2002. The arrangement is subject to court approval and other conditions, some of which are beyond the control of BioMarin and Glyko, and therefore the exact timing of completion of the transaction cannot be predicted with certainty. Either party may terminate the Acquisition Agreement if the transaction is not completed by August 30, 2002.

   See "The Transaction--Court Approval of the Arrangement and Completion of the Transaction."

The Acquisition Agreement--Certain Covenants, Conditions to Completion of the Arrangement and Other Matters

  No Solicitation

   Glyko has agreed that, while the transaction is pending, it will not solicit or engage in discussions or negotiations with any third parties with respect to an Acquisition Proposal. An Acquisition Proposal means any offer, proposal or inquiry (other than an offer or proposal by BioMarin) contemplating or otherwise relating to any Acquisition Transaction. An Acquisition Transaction includes, among other things, a transaction relating to any merger, consolidation, amalgamation, business combination or sale of more than 20% of the assets or outstanding securities of any class of voting securities of Glyko, provided that Glyko may enter into such discussions and enter into an agreement with a third party with respect to such a transaction if Glyko's board of directors determines, subject to the satisfaction of certain conditions, that failure to take such action would be inconsistent with its fiduciary obligations under applicable law.

   See "The Acquisition Agreement--Material Covenants."

  Conditions to Completion of the Arrangement

   Completion of the arrangement is subject to the satisfaction of a number of conditions, including:

  . the approval of the Glyko arrangement resolution and the Glyko continuance resolution each by at least two-thirds of the votes cast by the holders of Glyko common shares who are represented at the Glyko special meeting and in accordance with any other conditions imposed by the interim order attached as Annex E to this Joint Proxy Circular and which are satisfactory to Glyko;

  . the approval of the arrangement, including the issuance of shares of BioMarin common stock, by at least a majority of the votes cast by holders of BioMarin common stock voting at the BioMarin annual meeting;

  . the issuance of a final order of the Superior Court of Justice (Ontario) acceptable to BioMarin and Glyko;

  . the exemption from registration under the United States Securities Act of 1933 of the shares of BioMarin common stock to be issued upon the consummation of the arrangement;

  . the absence of any legal proceeding in which a governmental body is seeking to prevent the consummation of the arrangement;

  . the accuracy in all material respects of the representations and warranties of BioMarin, BioMarin Nova Scotia and Glyko contained in the Acquisition Agreement;

  . there not having occurred a material adverse change with respect to either Glyko or BioMarin since February 6, 2002; and

  . holders of no more than one percent in the aggregate of the issued and outstanding Glyko common shares having exercised and not withdrawn their dissent rights.

   Some of the conditions to completion of the arrangement may be waived by the party entitled to assert the benefit of the condition. Neither BioMarin nor Glyko intends to solicit shareholder approval of the transaction based on a waived condition, unless its board of directors determines in good faith that the waiver of such condition is sufficiently material as to warrant seeking further shareholder approval.

   See "The Acquisition Agreement--Conditions to Completion of the Arrangement" and "The Transaction--Qualification and Resale of Shares of BioMarin Common Stock."

  Termination of the Acquisition Agreement

   Glyko and BioMarin may mutually agree to terminate the Acquisition Agreement without completing the transaction. In addition, either Glyko or BioMarin may terminate the Acquisition Agreement under any of the following circumstances:

  .   if the arrangement has not been consummated by August 30, 2002;

  . if a governmental body shall have issued an order, decree or ruling having the effect of prohibiting the arrangement;

  . if the requisite approval of the holders of Glyko common shares is not obtained;

  . if the requisite approval of the holders of BioMarin common stock is not obtained; or

  . if the conditions to completion of the arrangement would not be satisfied because of a material breach by the other party (which in the case of BioMarin includes BioMarin Nova Scotia) of any of its representations, warranties, covenants or other agreements contained in the Acquisition Agreement or if any of the other party's material representations or warranties becomes untrue (although in any such case the breaching party would have 30 days to cure any such breach).

   BioMarin may also terminate the Acquisition Agreement if Glyko breaches the provisions of the Acquisition Agreement that prohibit Glyko from, among other things, soliciting Acquisition Proposals from third parties.

   See "The Acquisition Agreement--Termination of the Acquisition Agreement."

  Payment of Termination Fee

   Under certain circumstances, Glyko or BioMarin is required to pay the other a termination fee of $1.0 million if the Acquisition Agreement is terminated.

   See "The Acquisition Agreement--Payment of Termination Fee."

Other Agreements

   As a condition to closing the transaction, Glyko and BioMarin will enter into agreements with certain affiliates of Glyko, pursuant to which such affiliates agree not to sell, pledge or otherwise dispose of any shares of BioMarin common stock unless: (i) such transaction is permitted under Rule 145 under the United States

Securities Act of 1933; (ii) such transaction is made pursuant to an effective registration statement under the United States Securities Act of 1933, or (iii) such transaction is made pursuant to an exemption from registration under the United States Securities Act of 1933.

   BioMarin has entered into agreements with certain shareholders of Glyko (including all of the directors who are shareholders), representing, in the aggregate, approximately 27.3% of the outstanding Glyko common shares, pursuant to which each such shareholder has agreed, among other things: (i) to vote the Glyko common shares held by such shareholder in favor of the arrangement and the transactions contemplated thereby; and (ii) to vote the Glyko common shares held by such shareholder against (1) any Acquisition Proposal (other than a Superior Offer), (2) any reorganization, recapitalization, dissolution, liquidation or winding up of Glyko, and (3) any amendment of the articles of incorporation or bylaws of Glyko which would prevent, impede, interfere with or delay the arrangement.

   Under the terms of the Acquisition Agreement, a Superior Offer is an unsolicited, bona fide written offer made by a third party (other than BioMarin or its affiliates) which, if consummated, would result in such third party acquiring, directly or indirectly, securities representing more than 50% of the voting power of the shares of Glyko or the resulting entity of such transaction or all or substantially all of the assets of Glyko, in each case on terms which the board of directors of Glyko reasonably determines (following receipt of advice from its financial advisors of nationally recognized reputation and outside counsel) to be more favorable to Glyko's shareholders than the terms of the arrangement.

   See "The Transaction--Other Agreements."

Tax Considerations for Glyko Securityholders

   Glyko securityholders should read carefully the information under "Tax Considerations for Glyko Securityholders," which qualifies the information set forth below, and should consult their own tax advisors with respect to their particular circumstances. No advance income tax rulings have been sought or obtained with respect to any of the transactions described herein.

  Canadian Federal Income Tax Considerations

   Canadian resident Glyko shareholders who hold Glyko common shares as capital property and who receive shares of BioMarin common stock pursuant to the arrangement will dispose of their Glyko common shares and will generally be considered to have realized a capital gain (or capital loss) to the extent that the proceeds of disposition of their Glyko common shares exceed (or are less than) the aggregate of the adjusted cost base of such shares and any reasonable costs of disposition. For this purpose, the proceeds of disposition will be equal to the fair market value of the shares of BioMarin common stock received, determined at the implementation time of the arrangement, plus the amount of any cash received in lieu of a fractional share. Shares of BioMarin common stock received by Glyko shareholders that are Canadian deferred income plans will be "qualified investments" (provided they are listed on a prescribed stock exchange) but will be "foreign property" for Canadian federal income tax purposes. Glyko shareholders who are not at any time Canadian residents will not generally be subject to Canadian federal income tax on the exchange of Glyko common shares for shares of BioMarin common stock pursuant to the arrangement.

   See "Tax Considerations for Glyko Securityholders--Canadian Tax Considerations for Glyko Shareholders."

  United States Federal Income Tax Considerations

   The arrangement is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. In that event and subject to the "passive foreign investment company" or PFIC rules, a Glyko shareholder who is a United States person and who holds such Glyko common shares as capital assets generally should not recognize any gain or loss upon the exchange of Glyko common shares for BioMarin common stock. Subject to the PFIC rules, a Glyko shareholder who is a United States person, who dissents from the arrangement and is ultimately determined to receive fair value for its Glyko common stock will generally recognize a capital gain or loss equal to the difference between the U.S. dollar value of any payment (other than any amount treated as interest) received from Glyko and such dissenting shareholder's aggregate adjusted tax basis in the Glyko common shares in respect of which such shareholder dissented. Any payment received by a dissenting shareholder that is treated as interest will be taxed as ordinary income.

   The application of the PFIC rules could change these consequences. For its fiscal year beginning January 1, 2002, Glyko likely will be a PFIC. In addition, although the matter is not free from doubt, for its fiscal year ending December 31, 2001, Glyko may have been a PFIC. Glyko makes no representation whether it was or was not a PFIC for any other fiscal year. Glyko common shares will be treated as stock of a PFIC held by a U.S. person if, at any time during the holding period of such stock, Glyko is a PFIC. The PFIC rules are complex and often disadvantageous to United States persons who own shares of a PFIC.

   See "Tax Considerations for Glyko Securityholders--United States Federal Income Tax Considerations for Glyko Shareholders."

Accounting Treatment of the Transaction

   BioMarin will record the transaction based upon the fair value of the common stock issued by BioMarin as of the date of closing. Following the transaction, BioMarin expects to exchange its shares of common stock owned by Glyko for shares of BioMarin preferred stock and to cancel such shares of common stock. Because Glyko's investment in BioMarin will be held within a consolidated group and will not appear in the consolidated financial statements, no incremental consolidated assets or stockholders' equity will arise as a result of the transaction.

   See "The Transaction--Accounting Treatment."

Contingent Capital Gains Tax Liability to BioMarin

   Upon completion of the transaction, BioMarin will hold indirectly all of the shares of BioMarin held by Glyko. Upon a taxable disposition of such shares, Glyko (and indirectly BioMarin) would recognize a capital gain which would be subject to tax under Canadian federal and provincial income tax laws. The capital gain for Canadian tax purposes would be equal to the difference between the fair market value of the BioMarin shares held by Glyko as of the date of disposition and the aggregate of Glyko's adjusted cost base of such shares and any reasonable costs of disposition. Under current Canadian federal and provincial income tax laws and tax rates currently in effect for the 2002 calendar year, Glyko (and indirectly BioMarin) would be obligated to pay Canadian federal and provincial income tax at a combined rate of approximately 19% of the capital gain.

   BioMarin may be subject to United States federal income tax upon the liquidation or deemed liquidation of the shares of BioMarin held by Glyko. However the timing and amount of the gain subject to tax would vary based on the specific facts surrounding the liquidation or deemed liquidation event. In addition, the events which would trigger the recognition of gain by Glyko are completely within the discretion and control of Glyko and indirectly BioMarin, and neither Glyko nor BioMarin has any intention of implementing any of these events.

   See "The Transaction--Contingent Capital Gain Tax Liability to BioMarin."

Court and Regulatory Approvals Required to Complete the Transaction

  Court Approval

   An arrangement under the Canada Business Corporations Act requires court approval. Prior to the mailing of this Joint Proxy Circular in connection with the Glyko special meeting, Glyko obtained an interim order from the Superior Court of Justice (Ontario) providing for the calling and holding of the Glyko special meeting and other procedural matters. Subject to the approval of the Glyko arrangement resolution and the Glyko continuance resolution at the Glyko special meeting and the approval of the transaction, including the issuance of shares of BioMarin common stock at the BioMarin annual meeting, the hearing to obtain a final order of the Court is scheduled to take place on or about ________, 2002 at 10:00 a.m. (Toronto time) at the Toronto courthouse located at 393 University Avenue, Toronto, Ontario.

   See "The Transaction--Court Approval of the Arrangement and Completion of the Transaction."

  Regulatory Matters

   The arrangement and the transactions contemplated by the Acquisition Agreement are subject to the following regulatory approvals and filings: (i) approval of the Registrar under the Company Act (British Columbia) to the continuance of Glyko under the laws of British Columbia; (ii) approval of the Director under the Canada Business Corporations Act to the continuance of Glyko under the laws of British Columbia; and (iii) the filing of an application for the listing of additional shares with Nasdaq regarding the shares of BioMarin common stock issuable in the transaction.

   See "The Transaction--Regulatory Matters."

Restrictions on the Ability of Glyko Shareholders to Sell BioMarin Common Stock

   All shares of BioMarin common stock received by Glyko shareholders in connection with the transaction will be freely transferable under U.S. securities laws unless a Glyko shareholder is an affiliate (within the meaning of that term under the United States Securities Act of 1933) of Glyko prior to, or an affiliate of BioMarin following, the completion of the transaction. Shares of BioMarin common stock held by such affiliates may only be sold in compliance with Rule 145 under the United States Securities Act of 1933.

   See "The Transaction--Exemption from Registration Requirements of Securities Laws and Limitations on Resale of BioMarin Common Stock."

Transaction Costs

   In connection with the transaction, BioMarin and Glyko expect to incur aggregate costs, including, without limitation, financial advisors' fees, legal and accounting fees, soliciting fees and printing and mailing costs of approximately $3.7 million and filing fees of approximately $19,000.

Stock Exchange Listings

   A condition to the closing of the arrangement is the filing of an application for the listing of additional shares with Nasdaq regarding the shares of BioMarin common stock to be issued pursuant to the transaction to Glyko shareholders. The shares of BioMarin common stock to be issued pursuant to the transaction will also be listed on the Swiss SWX New Market as promptly as possible following completion of the transaction.

   See "The Transaction--Stock Exchange Listings."

Dissenters' Appraisal Rights

  BioMarin

   Under Delaware law, stockholders of BioMarin will not have dissenters' appraisal rights in connection with the transaction.

  Glyko

   Registered Glyko shareholders who properly exercise their dissent rights pursuant to the interim order issued by the Superior Court of Justice (Ontario) and under the Canada Business Corporations Act will be entitled to be paid the fair value of their Glyko common shares. The dissent procedures require that a registered Glyko shareholder who wishes to dissent must provide Glyko a dissent notice at or prior to the Glyko special meeting of shareholders. The obligation of BioMarin to complete the arrangement is subject to the condition that holders of no more than one percent of the issued and outstanding Glyko common shares in the aggregate shall have exercised and not withdrawn dissent rights in respect of the arrangement or the continuance.

   See "Dissenting Shareholder Rights."

Summary Consolidated Financial Information of BioMarin

   Set forth below is a summary of certain financial information with respect to BioMarin and its subsidiaries as at the dates and for the periods indicated. The summary financial data of BioMarin has been derived from BioMarin's consolidated financial statements included in Annex I to this Joint Proxy Circular. BioMarin's financial information has been prepared using United States Generally Accepted Accounting Principles (GAAP), which differs in certain respects from Canadian GAAP. All dollar amounts are expressed in U.S. dollars.

                                                                                 Three Month Period
                                                      Year ended December 31,     ended March 31,
                                                   ----------------------------  -------------------------
                                                     1999      2000      2001      2001         2002
                                                   --------  --------  --------    -------      --------
                                                     (in thousands, except for   (in thousands, except for
                                                          per share data)        per share data, unaudited)
Consolidated statements of operations data(1):
Revenues.......................................... $  5,300  $  9,714  $ 11,699  $ 2,690      $  3,792
Operating costs and expenses:
   Research and development.......................   26,341    34,459    45,283    9,657        13,218
   General and administrative.....................    4,757     6,507     6,718    1,474         3,926
   In-process research and development............       --        --    11,647       --        11,223
   Facility closure...............................       --     4,423        --       --            --
                                                   --------  --------  --------    -------      --------
       Total operating costs and expenses.........   31,098    45,389    63,648   11,131        28,367
                                                   --------  --------  --------    -------      --------
Loss from operations..............................  (25,798)  (35,675)  (51,949)  (8,441)      (24,575)
Interest income...................................    1,832     2,979     1,871      468           380
Interest expense..................................     (732)       (7)      (17)      (2)          (91)
Equity in loss of joint venture...................   (1,673)   (2,912)   (7,333)  (1,108)       (2,298)
                                                   --------  --------  --------    -------      --------
Net loss from continuing operations...............  (26,371)  (35,615)  (57,428)  (9,083)      (26,584)
Income (loss) from discontinued operations........   (1,701)   (1,749)   (2,266)    (617)          122
Loss from disposal of discontinued operations.....       --        --    (7,912)      --          (141)
                                                   --------  --------  --------    -------      --------
Net loss.......................................... $(28,072) $(37,364) $(67,606) $(9,700)     $(26,603)
                                                   ========  ========  ========    =======      ========
Net loss per share, basis and diluted:
   Loss from continuing operations................ $  (0.88) $  (0.99) $  (1.40) $ (0.24)     $  (0.51)
                                                   ========  ========  ========    =======      ========
   Income (loss) from discontinued operations..... $  (0.06) $  (0.05) $  (0.06) $ (0.02)     $     --
                                                   ========  ========  ========    =======      ========
   Loss on disposal of discontinued operations.... $     --  $     --  $  (0.19) $    --      $     --
                                                   ========  ========  ========    =======      ========
   Net loss....................................... $  (0.94) $  (1.04) $  (1.65) $ (0.26)     $  (0.51)
                                                   ========  ========  ========    =======      ========
Weighted average common shares outstanding........   29,944    35,859    41,083   37,052        52,535
                                                   ========  ========  ========    =======      ========

                                                                    December 31,
                                                                  ----------------   March 31,
                                                                   2000     2001        2002
                                                                  ------- -------- --------------
                                                                   (in thousands)  (in thousands,
                                                                                     unaudited)
Consolidated balance sheet data:
Cash, cash equivalents and short-term investments................ $40,201 $131,097    $114,798
Total current assets.............................................  44,541  136,783     123,426
Total assets.....................................................  76,933  171,811     157,306
Long-term liabilities............................................      56    3,961       3,503
Total stockholders' equity.......................................  69,994  159,548     144,368

--------
(1) See notes to BioMarin's consolidated financial statements for a description of the number of shares used in the computation of the net loss per common share.

Summary Financial Information of Glyko

   Set forth below is a summary of certain financial information with respect to Glyko as of the dates and for the periods indicated. The summary financial data of Glyko has been derived from Glyko's financial statements included in Annex J to this Joint Proxy Circular. In order to comply with Canadian securities regulatory requirements, Glyko's financial information has been prepared using Canadian GAAP, which differs in certain respects from United States GAAP. All dollar amounts are expressed in U.S. dollars.

                                                                                              Three Month
                                                                                             Period ended
                                                    Year ended December 31,                    March 31,
                                                 ----------------------------------------  --------------------
                                                   1999          2000          2001          2001       2002
                                                   --------      --------      --------     -------    -------
                                                                                           (in thousands, except
                                                                                           for per share data,
                                                 (in thousands, except for per share data)    unaudited)
Statements of operations data(1):
Revenues........................................ $     --      $     --      $     --      $    --    $    --
Expenses:
   General and administrative...................      199           388           462           70        295
                                                   --------      --------      --------     -------    -------
       Total costs and expenses.................      199           388           462           70        295
                                                   --------      --------      --------     -------    -------
Loss from operations............................     (199)         (388)         (462)         (70)      (295)
Equity in loss of BioMarin Pharmaceutical Inc...  (10,173)      (11,934)      (18,904)      (3,092)    (3,268)
Gain on reduction of share ownership of BioMarin
  Pharmaceutical Inc............................   26,814         1,424        30,515          377      2,472
   Interest income..............................      187           121           123           36          1
                                                   --------      --------      --------     -------    -------
   Net income (loss)............................ $ 16,629      $(10,777)     $ 11,272      $(2,749)   $(1,090)
                                                   ========      ========      ========     =======    =======
Earnings (loss) per share--basic................ $   0.54      $  (0.32)     $   0.33      $ (0.08)   $ (0.03)
                                                   ========      ========      ========     =======    =======
Earnings (loss) per share--diluted.............. $   0.50      $  (0.32)     $   0.33      $ (0.08)   $ (0.03)
                                                   ========      ========      ========     =======    =======
Weighted average number of shares--basic........   31,066        33,915        34,353       34,353     34,353
                                                   ========      ========      ========     =======    =======
Weighted average number of shares--diluted......   33,568        33,915        34,372       34,353     34,353
                                                   ========      ========      ========     =======    =======

                                                   December 31,
                                                  ---------------   March 31,
                                                   2000    2001        2002
                                                  ------- ------- --------------
                                                  (in thousands)  (in thousands,
                                                                    unaudited)
Balance sheet data:
Cash, cash equivalents and short-term investments $ 1,805 $ 2,444    $ 2,419
Investment in BioMarin...........................  25,129  36,741     35,945
Total assets.....................................  26,964  39,185     38,364
Total shareholders' equity.......................  26,649  38,724     37,633

--------
(1) See notes to Glyko's financial statements for a description of the number of shares used in the computation of earnings per common share.

Transaction Risk Factors

   The transaction involves numerous risks and uncertainties. In evaluating the arrangement, BioMarin stockholders and Glyko shareholders should carefully consider the risk factors disclosed under the heading "Risk Factors," as well as other information contained in this Joint Proxy Circular and the annexes hereto. These risks and uncertainties include those associated with the following:

  . fluctuation in the actual dollar value of the BioMarin common stock the Glyko shareholders will receive in the transaction;

  . fluctuations in the market price of BioMarin common stock and Glyko common shares;

  . the impact on the trading price of BioMarin common stock of sales of substantial amounts of BioMarin common stock following the closing of the transaction;

  .   required regulatory and court approvals for completing the transaction;

  . actual or potential conflicts of interest involving directors and executive officers of Glyko and BioMarin directors in connection with the transaction; and

  . a substantial contingent tax liability to BioMarin in connection with the liquidation or deemed liquidation of the BioMarin shares held by Glyko.

   See "Risk Factors--Risks Relating to the Transaction Generally--For Consideration by BioMarin Stockholders and Glyko Shareholders."

BioMarin Risk Factors

   An investment in BioMarin common stock involves a high degree of risk. BioMarin operates in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. In evaluating the arrangement, Glyko shareholders should carefully consider the risk factors disclosed under the heading "Risk Factors," as well as other information contained in this Joint Proxy Circular and the annexes hereto. These risks and uncertainties include those associated with the following:

  .   BioMarin's continued incurrence of operating losses;

  .   BioMarin's failure to obtain necessary capital;

  . BioMarin's failure to obtain regulatory approval to commercially manufacture or sell its future drug products;

  . the cost, length and uncertainty of results of preclinical studies and clinical trials necessary for BioMarin to obtain regulatory approval to market its products;

  . the speed of the United States Food and Drug Administration (FDA) review process for BioMarin's drug candidates;

  .   BioMarin's failure to comply with manufacturing regulations;

  . BioMarin's failure to obtain orphan drug exclusivity for some of its drug products;

  . the size of the target patient populations for some of BioMarin's drug products;

  . the failure to obtain adequate levels of reimbursement for BioMarin's drugs products by third-party payers;

  .   the ability to protect BioMarin's proprietary technology;

  . BioMarin's ability to challenge, and its success in challenging, certain U.S. patents;

  .   the continuation of BioMarin's joint venture with Genzyme;

  . the ability to manufacture BioMarin's drug products in sufficient quantities and at acceptable cost to support commercial sales;

  . the ability to increase BioMarin's marketing or distribution capabilities or enter into agreements with third parties to do so;

  .   the failure to compete successfully;

  .   the failure to achieve expected milestones;

  .   the failure to manage growth or to recruit and retain personnel;

  .   changes in the treatment of diseases;

  .   potential product liability lawsuits;

  .   the volatility of BioMarin's stock price;

  . actions by BioMarin's officers, directors and largest stockholder acting together; and

  .   anti-takeover provisions in BioMarin's charter documents.

   See "Risk Factors--Risks Relating to BioMarin--For Consideration by Glyko Shareholders."

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

   The following tables set forth certain historical per share data of BioMarin and Glyko and consolidated per share data on an unaudited pro forma basis after giving effect to the transaction. The following data should be read in conjunction with the separate historical consolidated financial statements of BioMarin attached to this Joint Proxy Circular as Annex I and the historical financial statements of Glyko attached to this Joint Proxy Circular as Annex J. With respect to Glyko, the United States GAAP figures have been derived from Glyko's financial statements prepared in accordance with United States GAAP and attached to this Joint Proxy Circular as Annex K. The unaudited pro forma consolidated per share data does not necessarily indicate the operating results that would have been achieved had the transaction been completed as of the beginning of the earliest period presented and should not be taken as representative of future operations. The results may have been different if the companies had always been consolidated. No dividends have ever been declared or paid on BioMarin common stock or Glyko common shares.

                                                                                      Three Month
                                                         Year Ended                  Period Ended
                                                      December 31, 2001             March 31, 2002
                                                 --------------------------  ----------------------------
                                                   BioMarin       Glyko        BioMarin        Glyko
                                                 ------------ -------------- ------------ ----------------
                                                                                      (unaudited)
                                                                     (in U.S. dollars)
Net income (loss) from continuing operations per
  common share--basic:
   Canadian GAAP................................       n/a        $ 0.33           n/a         $(0.03)
   US GAAP......................................    $(1.40)       $(0.44)       $(0.51)        $(0.18)
Net income (loss) from continuing operations per
  common share--diluted:
   Canadian GAAP................................       n/a        $ 0.33           n/a         $(0.03)
   US GAAP......................................    $(1.40)       $(0.44)       $(0.51)        $(0.18)

                                                                  Pro Forma Consolidated
                                                 --------------------------------------------------------
                                                          BioMarin                 Glyko Equivalent
                                                 --------------------------  ----------------------------
                                                  Year Ended   Three Months   Year Ended    Three Months
                                                 December 31,     Ended      December 31,      Ended
                                                     2001     March 31, 2002     2001      March 31, 2002
                                                 ------------ -------------- ------------ ----------------
                                                         (unaudited)                  (unaudited)
                                                                     (in U.S. dollars)
Net income (loss) from continuing operations per
  common share--basic:
   Canadian GAAP................................       n/a           n/a           n/a            n/a
   US GAAP......................................    $(1.19)       $(0.28)       $(0.39)        $(0.09)
Net income (loss) from continuing operations per
  common share--diluted:
   Canadian GAAP................................       n/a           n/a           n/a            n/a
   US GAAP......................................    $(1.19)       $(0.28)       $(0.39)        $(0.09)

                                                                   At December 31, 2001
                                                 --------------------------------------------------------
                                                           Actual               Pro Forma Consolidated
                                                 --------------------------  ----------------------------
                                                   BioMarin       Glyko        BioMarin   Glyko Equivalent
                                                 ------------ -------------- ------------ ----------------
                                                         (unaudited)                  (unaudited)
                                                                     (in U.S. dollars)
Book value per share:
   Canadian GAAP................................       n/a        $ 1.13           n/a            n/a
   US GAAP......................................    $ 3.04        $ 1.07        $ 3.01         $ 1.00

                                                                     At March 31, 2002
                                                 --------------------------------------------------------
                                                           Actual               Pro Forma Consolidated
                                                 --------------------------  ----------------------------
                                                   BioMarin       Glyko        BioMarin   Glyko Equivalent
                                                 ------------ -------------- ------------ ----------------
                                                         (unaudited)                  (unaudited)
                                                                     (in U.S. dollars)
Book value per share
   Canadian GAAP................................       n/a        $ 1.10           n/a            n/a
   US GAAP......................................    $ 2.71        $ 0.97        $ 2.69         $ 0.89

            COMPARATIVE MARKET PRICE AND TRADING VOLUME INFORMATION

   BioMarin common stock is traded on Nasdaq and the Swiss SWX New Market under the symbol "BMRN." Glyko common shares are traded on the Toronto Stock Exchange under the symbol "GBL." Since November 1993, Glyko's common shares have been listed on the OTC Bulletin Board under the symbol "GLYK." The trading of Glyko's common shares on the OTC Bulletin Board has been limited and sporadic. Glyko's common shares have been listed and traded on the Toronto Stock Exchange since December 1992.

   The following table sets forth, for the periods indicated, the high and low sale prices per share and the average trading volume of BioMarin common stock as reported on Nasdaq.

                                                              Average
                                                              Trading
                                         High U.S.$ Low U.S.$ Volume
                                         ---------- --------- -------
          2000:
             Fiscal Quarters
                 First Quarter..........   41.25      11.75   131,362
                 Second Quarter.........   30.38      16.00    65,687
                 Third Quarter..........   21.86      15.75    54,268
                 Fourth Quarter.........   18.50       6.94    30,702

          2001:
             Fiscal Quarters
                 First Quarter..........   13.25       6.56    67,387
                 Second Quarter.........   13.29       7.50    56,189
                 Third Quarter..........   13.74       8.07    65,603
                 Fourth Quarter.........   14.40       8.65   495,055

          2002:
             January....................   14.06      11.20   384,400
             February...................   12.96       9.71   424,158
             March......................   10.75       9.25   361,260
             April......................   10.50       5.56   426,427
             May........................    6.85       5.35   213,450
             June (through______, 2002).       .          .         .

   The following table sets forth, for the periods indicated, the high and low sale prices per Glyko common share and average trading volume of Glyko common shares as reported on the Toronto Stock Exchange.

                                                               Average
                                                               Trading
                                          High Cdn.$ Low Cdn.$ Volume
                                          ---------- --------- -------
          2000:
             Fiscal Quarters
                 First Quarter...........   15.00      5.20    90,625
                 Second Quarter..........   10.00      6.50    10,687
                 Third Quarter...........    9.25      7.00    12,248
                 Fourth Quarter..........    8.50      3.25    18,273

          2001:
             Fiscal Quarters
                 First Quarter...........    5.75      3.50    12,517
                 Second Quarter..........    6.45      3.85    16,930
                 Third Quarter...........    7.00      3.75    15,823
                 Fourth Quarter..........    7.00      3.75    67,365

          2002:
             January.....................    7.20      5.15     6,945
             February....................    6.40      5.05    11,140
             March.......................    5.90      4.51    11,715
             April.......................    5.00      2.85    18,470
             May.........................    3.59      2.50     7,389
             June (through ______, 2002).       .         .         .

   The following table shows the closing prices (i) per share of BioMarin common stock as reported on Nasdaq and (ii) per Glyko common share as reported on the Toronto Stock Exchange, on February 6, 2002, the business day preceding the public announcement that BioMarin and Glyko had entered into the
Acquisition Agreement and on           , 2002. The table also includes the
equivalent price per Glyko common share on those dates. This equivalent per share price reflects the value of the BioMarin common stock the Glyko shareholders would have received for each Glyko common share if the transaction had been completed on either of those dates, applying the exchange ratio of
0.3309 of a share of BioMarin common stock for each Glyko common share.

                              Glyko         Glyko       BioMarin   Equivalent Price
                          Common Shares Common Shares Common Stock    Per Share
                          ------------- ------------- ------------ ----------------
                             (Cdn.$)      (US.$)(1)     (U.S.$)        (U.S.$)
February 6, 2002.........     6.35          3.96         12.52           4.14
__________, 2002.........        .             .             .              .

--------
(1) U.S. dollar price is based on the Bank of Canada Noon Rate on such day, as stated in the section entitled "Exchange Rates."

   The market price of BioMarin common stock is subject to fluctuation due to numerous market forces, with the result that the market value of the BioMarin common stock Glyko common shareholders will receive under the arrangement may increase or decrease prior to the implementation time of the arrangement. Shareholders are urged to obtain current market quotations for the Glyko common shares and the BioMarin common stock. Historical market prices are not necessarily indicative of future market prices.

BioMarin Dividend Policy

   BioMarin has not paid or declared dividends on its shares and does not anticipate paying dividends in the foreseeable future.

Glyko Dividend Policy

   Glyko has not paid or declared dividends on its common shares and does not anticipate paying dividends in the foreseeable future.

                                EXCHANGE RATES

   The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar expressed in U.S. dollars, the average of such exchange rates during such period, and the exchange rate at the end of such period, based upon the Bank of Canada Noon Rate and generally reflecting the exchange rates for transactions of $1 million or more:

                           Three Month
                           Period Ended      Year Ended December 31,
                            March 31,   ----------------------------------
                               2002      2001   2000   1999   1998   1997
                           ------------ ------ ------ ------ ------ ------
      High................    0.6342    0.6695 0.6973 0.6929 0.7105 0.7489
      Low.................    0.6199    0.6242 0.6413 0.6537 0.6343 0.6948
      Average.............    0.6271    0.6500 0.6733 0.6731 0.6741 0.7223
      Period End..........    0.6275    0.6279 0.6460 0.6929 0.6534 0.6997

   On February 6, 2002, the last trading day prior to the announcement of the transaction, the exchange rate for one Canadian dollar expressed in U.S.
dollars based on the Bank of Canada Noon Rate was $0.6234. On           , 2002,
the exchange rate for one Canadian dollar expressed in U.S. dollars based on the Bank of Canada Noon Rate was $..

          CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
                               IN THIS DOCUMENT

   This Joint Proxy Circular includes "forward-looking statements" within the meaning of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934. All statements other than statements of historical fact included in this Joint Proxy Circular are forward-looking statements. Such forward-looking statements have been identified in this Joint Proxy Circular using words such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of such terms or other comparable terminology. These statements are based on the beliefs of BioMarin and Glyko as well as assumptions BioMarin and Glyko made using information currently available to them. Because these statements reflect BioMarin and Glyko's current views concerning future events, these statements involve risks, uncertainties and assumptions.

   Although BioMarin and Glyko believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that the expectations will prove to have been correct. Important factors that could cause actual results to differ materially from these expectations are disclosed in this Joint Proxy Circular. Moreover, neither BioMarin nor Glyko nor any other person assumes responsibility for the accuracy and completeness of such statements. Neither BioMarin nor Glyko is under any duty to update any of the forward-looking statements after the date of this Joint Proxy Circular to conform such statements to actual results, unless required by law.

                                 RISK FACTORS

   In addition to the other information contained in this Joint Proxy Circular, the following risk factors should be carefully considered before deciding how to vote your securities. They should be reviewed together with the other information in this Joint Proxy Circular. Some of these risk factors relate directly to the transaction, while others relate to BioMarin, Glyko or the consolidated company's business independent of the transaction.

Risks Relating to the Transaction Generally -- For Consideration by BioMarin Stockholders and Glyko Shareholders

   The market price of both BioMarin common stock and Glyko common shares may fluctuate and the actual dollar value of the BioMarin common stock that Glyko shareholders receive when the transaction is completed may be less than it is on the date that Glyko shareholders vote on the transaction.

   Upon the arrangement's completion, each Glyko common share will be exchanged for 0.3309 of a share of BioMarin common stock. The exchange ratio for BioMarin shares will not be adjusted for changes in the market price of either Glyko common shares or shares of BioMarin common stock. In addition, neither Glyko nor BioMarin may terminate the Acquisition Agreement solely because of changes in the market price of BioMarin common stock or Glyko common shares.

   During the period prior to the expected completion of the transaction, the market price for BioMarin common stock and Glyko common shares could fluctuate significantly in response to various factors and events although it appears that on a historical basis the trading price of the Glyko common shares has within in a broad range moved in correlation to the trading price of the BioMarin common stock. These factors and events include the differences between BioMarin's and Glyko's actual financial or operating results and those expected by investors and analysts, changes in analysts' projections or recommendations, changes in general economic or market conditions and broad market fluctuations. Due to these uncertainties, the market value of BioMarin common stock that the holders of Glyko common shares will receive upon consummation of the transaction may be less than the market value of the Glyko common shares held by such shareholders prior to the implementation time of the arrangement, including the date Glyko shareholders vote on the transaction.

   Sales of substantial amounts of BioMarin common stock in the public market following the closing of the transaction may adversely effect the prevailing price of BioMarin common stock.

   Up to 11,367,617 shares of BioMarin common stock to be issued to holders of Glyko common shares in the transaction will be issued in reliance upon the exemption available pursuant to Section 3(a)(10) of the United States Securities Act of 1933 and exemptions provided under the securities laws of each state of the United States. Except for certain limitations on resale by affiliates of Glyko or BioMarin, such shares will be freely tradeable. Sales of substantial amounts of BioMarin common stock in the public market following the closing of the transaction may adversely effect the prevailing price of BioMarin common stock.

   BioMarin and Glyko may be unable to obtain the required regulatory and court approvals for completing the transaction and if these approvals are not obtained, the transaction cannot be completed.

   The arrangement and the transactions contemplated by the Acquisition Agreement are subject to the following regulatory approvals and filings: (i) approval of the Registrar under the Company Act (British Columbia) to the continuance of Glyko under the laws of British Columbia; (ii) approval of the Director under the Canada Business Corporations Act to the continuance of Glyko under the laws of British Columbia; and (iii) the filing of an application for the listing of additional shares with Nasdaq regarding the shares of BioMarin common stock issuable in the transaction.

   Even if all regulatory approvals have been obtained, the laws of the U.S. and certain other jurisdictions permit federal, state and foreign governmental entities and any private person to challenge the transaction at any time before or after its completion.

   In addition to regulatory approvals, the proposed arrangement under the Canada Business Corporations Act requires approval by the Superior Court of Justice (Ontario). Prior to the mailing of this Joint Proxy Circular, Glyko obtained an interim order providing for the calling and holding of the Glyko special meeting and other procedural matters. Subject to the approval of the Glyko arrangement resolution and the Glyko continuance resolution at the Glyko special meeting and the approval of the transaction, including the issuance of shares of BioMarin common stock, at the BioMarin annual meeting, the hearing to
obtain a final order of the court is expected to take place on or about       ,
2002 at 10:00 a.m. (Toronto time) at the Toronto Courthouse at 393 University Avenue, Toronto, Ontario.

   BioMarin's executive officers and directors and Glyko's executive officers and directors have interests that may influence them to support and approve the transaction.

   Certain members of the BioMarin board of directors and certain members of the management and board of directors of Glyko have certain interests in the transaction that may present them with actual or potential conflicts of interest in connection with the transaction. Those interests include:

  . the receipt by directors of Glyko, two directors and two executive officers of BioMarin (in their capacities as shareholders of Glyko), of shares of BioMarin common stock in exchange for Glyko common shares in the transaction. These directors and officers will receive the same per share consideration as other Glyko shareholders in the transaction;

  . the receipt by directors and officers of Glyko (the only holders of options for Glyko common shares) of options to purchase BioMarin common stock in exchange for options to purchase Glyko common shares; and

  . a promise by BioMarin to provide directors' and officers' liability insurance for a specified period to Glyko's board of directors and management.

   Furthermore, the Acquisition Agreement provides executive officers and directors of Glyko with continuing indemnification rights upon terms and conditions consistent with those in effect on the date of the Acquisition Agreement.

   For the above reasons, the directors and officers of Glyko could be more likely to vote to approve the Glyko arrangement resolution and the Glyko continuance resolution than if they did not hold these interests. Glyko shareholders should consider whether these interests may have influenced these directors and officers to support or recommend the transaction. The Glyko board of directors was aware of these interests when it approved the Acquisition Agreement.

   Similarly, certain members of the BioMarin board of directors who are also shareholders of Glyko, could have been more likely to approve the transaction in their capacity as directors of BioMarin given their interests in Glyko. Accordingly, such members of the BioMarin board of directors abstained from the vote taken by the BioMarin board of directors with respect to the transaction and the transaction was approved only by the disinterested members of the BioMarin board.

   If Glyko (and indirectly BioMarin) disposes of the BioMarin shares held by Glyko, then the capital gain tax liability which Glyko (and indirectly BioMarin) would be obligated to pay under Canadian federal and provincial income tax laws or may be obligated to pay under United States federal tax principles may have a material adverse effect on BioMarin.

   After giving effect to the transactions described herein, upon a disposition of the BioMarin shares held by Glyko, Glyko (and indirectly BioMarin) would recognize a gain under Canadian federal and provincial income tax laws (if the disposition is taxable) and may recognize a gain under United States federal income tax laws. If the disposition is taxable, the potential gain for Canadian
tax purposes as of         , 2002, based upon the per
share closing price of BioMarin's common stock as of such date (as reported on
the Nasdaq), is approximately $   million, as calculated by BioMarin. Under
current Canadian federal and provincial income tax laws and tax rates currently in effect, Glyko (and indirectly BioMarin) would be obligated to pay Canadian federal and provincial income tax at a combined rate of approximately 19% of the capital gain (subject to the deduction of any available losses in accordance with Canadian income tax laws). The timing and amount of the gain subject to tax under United States federal income tax principles would vary based on the specific facts surrounding the liquidation or deemed liquidation event. If Glyko (and indirectly BioMarin) were to dispose of the BioMarin shares held by Glyko, then the capital gains tax liability which Glyko (and indirectly BioMarin) may be obligated to pay under Canadian federal and provincial income tax laws (assuming the disposition is taxable for Canadian purposes) or may be obligated to pay under United States federal tax principles may have a material adverse effect on BioMarin. However, the events which would trigger the recognition of gain by Glyko (and indirectly BioMarin) are completely within the discretion and control of BioMarin, and BioMarin has no intention of implementing or effecting any of these events. In addition, in the future, if BioMarin remains a "foreign affiliate" of Glyko, and BioMarin generates sufficient after-tax net earnings, the contingent capital gains tax liability may be limited or eliminated under Canadian federal and provincial income tax laws in certain circumstances based on an election provided in the Income Tax Act (Canada).

Risks Relating to BioMarin -- For Consideration by Glyko Shareholders

   By voting in favor of the Glyko arrangement resolution and the Glyko continuance resolution, Glyko shareholders will be choosing to invest directly in BioMarin common stock. An investment in BioMarin common stock involves a substantial amount of risk. To a certain extent, Glyko shareholders are currently subject to many of these risks indirectly because Glyko's principal asset is its ownership of shares of BioMarin common stock. However, Glyko shareholders currently hold an interest in a separate publicly traded company which appreciates or depreciates in value separate from the trading price of BioMarin common stock. In addition, historically, the trading price of Glyko common shares has moved only within a broad range in correlation with the trading price of BioMarin common stock. Accordingly, Glyko shareholders should carefully review the risks relating to BioMarin in deciding how to vote their Glyko common shares.

   If BioMarin continues to incur operating losses for a period longer than anticipated, it may be unable to continue its operations at planned levels and may be forced to reduce or discontinue operations.

   BioMarin is in an early stage of development and has operated at a net loss since it was formed. Since BioMarin began operations in March 1997, BioMarin has been engaged primarily in research and development. BioMarin has no sales revenues from any of its product candidates. As of March 31, 2002, BioMarin had an accumulated deficit of approximately $174.7 million. BioMarin expects to continue to operate at a net loss for the foreseeable future. BioMarin's future profitability depends on receiving regulatory approval of its product candidates and its ability to successfully manufacture and market any approved drugs, either by itself or jointly with others. The extent of BioMarin's future losses and the timing of profitability are highly uncertain. If BioMarin fails to become profitable or is unable to sustain profitability on a continuing basis, then it may be unable to continue its operations.

   If BioMarin fails to obtain the capital necessary to fund its operations, it will be unable to complete its product development programs.

   In the future, BioMarin may need to raise substantial additional capital to fund operations. BioMarin may be unable to raise additional financing when needed due to a variety of factors, including BioMarin's financial condition, the status of its product programs, and the general condition of the financial markets. If BioMarin fails to raise additional financing as it needs such funds, BioMarin will have to delay or terminate some or all of its product development programs.

   BioMarin expects to continue to spend substantial amounts of capital for its operations for the foreseeable future. The amount of capital BioMarin will need depends on many factors, including:

  . the progress, timing and scope of BioMarin's preclinical studies and clinical trials;

  .   the time and cost necessary to obtain regulatory approvals;

  . the time and cost necessary to develop commercial manufacturing processes, including quality systems and to build or acquire manufacturing capabilities;

  . the time and cost necessary to respond to technological and market developments; and

  . any changes made or new developments in BioMarin's existing collaborative, licensing and other commercial relationships or any new collaborative, licensing and other commercial relationships that BioMarin may establish.

   Moreover, BioMarin's fixed expenses such as rent, license payments and other contractual commitments are substantial and will increase in the future. These fixed expenses will increase because BioMarin may enter into:

  .   additional leases for new facilities and capital equipment;

  .   additional licenses and collaborative agreements;

  . additional contracts for consulting, maintenance and administrative services; and

  .   additional contracts for product manufacturing.

   BioMarin believes that its cash, cash equivalents and short term investment securities balances at March 31, 2002 will be sufficient to meet its operating and capital requirements through 2003. These estimates are based on assumptions and estimates, which may prove to be wrong. As a result, BioMarin may need or choose to obtain additional financing during that time.

   If BioMarin fails to obtain regulatory approval to commercially manufacture or sell any of its future drug products, or if approval is delayed, BioMarin will be unable to generate revenue from the sale of its products, its potential for generating positive cash flow will be diminished and the capital necessary to fund its operations will increase.

   BioMarin must obtain regulatory approval before marketing or selling its drug products in the U.S. and in foreign jurisdictions. In the United States, BioMarin must obtain FDA approval for each drug that it intends to commercialize. The FDA approval process is typically lengthy and expensive, and approval is never certain. Products distributed abroad are also subject to foreign government regulation. None of BioMarin's drug products has received regulatory approval to be commercially marketed and sold. If BioMarin fails to obtain regulatory approval, it will be unable to market and sell its drug products. Because of the risks and uncertainties in biopharmaceutical development, BioMarin's drug products could take a significantly longer time to gain regulatory approval than it expects or may never gain approval. If regulatory approvals are not obtained or are delayed, the credibility of BioMarin's management and the value of the company will be adversely affected. Additionally, BioMarin will be unable to generate revenue from the sale of its products and its potential for generating positive cash flow will be diminished and the capital necessary to fund its operations will be increased.

   To obtain regulatory approval to market BioMarin's products, preclinical studies and costly and lengthy clinical trials will be required, and the results of the studies and trials are highly uncertain.

   As part of the regulatory approval process, BioMarin must conduct, at its own expense, preclinical studies in the laboratory on animals and clinical trials on humans for each drug product. BioMarin expects the number of preclinical studies and clinical trials that the regulatory authorities will require will vary depending on the drug product, the disease or condition the drug is being developed to address and regulations applicable to the particular drug. BioMarin may need to perform multiple preclinical studies using various doses and formulations before it can begin clinical trials, which could result in delays in its ability to market any of its drug products. Furthermore, even if BioMarin obtains favorable results in preclinical studies on animals, the results in humans may be significantly different.

   After BioMarin has conducted preclinical studies on animals, it must demonstrate that its drug products are safe and efficacious for use on the target human patients in order to receive regulatory approval for commercial sale. Adverse or inconclusive clinical results would stop BioMarin from filing for regulatory approval of its drug products. Additional factors that can cause delay or termination of BioMarin's clinical trials include:

  .   slow or insufficient patient enrollment;

  . slow recruitment of, and completion of necessary institutional approvals at clinical sites;

  .   longer treatment time required to demonstrate efficacy;

  .   lack of sufficient supplies of the product candidate;

  .   adverse medical events or side effects in treated patients;

  .   lack of effectiveness of the product candidate being tested; and

  .   regulatory requests for additional clinical trials.

   Typically, if a drug product is intended to treat a chronic disease, as is the case with most of the product candidates BioMarin is developing, safety and efficacy data must be gathered over an extended period of time, which can range from six months to three years or more.

   In May 2001, BioMarin completed a 24-month patient evaluation for the initial clinical trial of its lead drug product, Aldurazyme, for the treatment of MPS I. Two of the original ten patients enrolled in this trial died in 2000. One of these patients received 103 weeks of Aldurazyme treatment and the other received 137 weeks of treatment. One of the original forty-five patients who completed the Phase 3 clinical trial died after 16 weeks of the Phase 3 extension study. One patient treated under a single-patient use protocol died after 31 weeks of Aldurazyme treatment. Based on medical data collected from clinical investigative sites, none of these cases directly implicated treatment with Aldurazyme as the cause of death. If cases of patient complications or death are ultimately attributed to Aldurazyme, BioMarin's chances of commercializing this drug would be seriously compromised.

   The fast track designation for BioMarin's product candidates may not actually lead to a faster review process and a delay in the review process or approval of its products will delay revenue from the sale of the products and will increase the capital necessary to fund these programs.

   Aldurazyme and Aryplase have obtained fast track designations, which provides certain advantageous procedures and guidelines with respect to the review by the FDA of the BLA for these products and which may result in BioMarin's receipt of an initial response from the FDA earlier than would be received if these products had not received a fast track designation. However, these procedures and guidelines do not guarantee that the total review process will be shorter than, or that approval will be obtained, if at all, earlier than, would be the case if the products had not received fast track designation. If the review process or approval for either product is delayed, realizing revenue from the sale of these products will be delayed and the capital necessary to fund these programs will be increased.

   BioMarin will not be able to sell its drug products if it fails to comply with manufacturing regulations.

   Before BioMarin can begin commercial manufacture of its drug products, it must obtain regulatory approval of its manufacturing facility and process. In addition, manufacture of BioMarin's drug products must comply with the FDA's current Good Manufacturing Practices regulations, commonly known as cGMP. The cGMP regulations govern quality control and documentation policies and procedures. BioMarin's manufacturing facilities are continuously subject to inspection by the FDA, the State of California and foreign regulatory authorities, before and after product approval. BioMarin's Galli Drive and Bel Marin Keys Boulevard manufacturing facilities have been inspected and licensed by the State of California for clinical pharmaceutical manufacture. Due to the complexity of the processes used to manufacture its products, BioMarin may be unable to pass federal or international regulatory inspections in a cost effective manner. For the same reason, any potential third party manufacturer of BioMarin's drug products may be unable to comply with cGMP regulations in a cost effective manner.

   BioMarin must pass federal, state and European regulatory inspections, and it must manufacture process qualification batches to final specifications under cGMP controls for each of its drug products before the marketing applications can be approved. Although BioMarin has completed process qualification batches for Aldurazyme, these batches may be rejected by the regulatory authorities, and BioMarin may be unable to manufacture the process qualification batches for BioMarin's other products or pass the inspections in a timely manner, if at all.

   If BioMarin fails to obtain orphan drug exclusivity for some of its products, BioMarin's competitors may sell products to treat the same conditions and its revenues will be reduced.

   As part of BioMarin's business strategy, it intends to develop some drugs that may be eligible for FDA and European Community orphan drug designation. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined as a patient population of less than 200,000 in the United States. The company that first obtains FDA approval for a designated orphan drug for a given rare disease receives marketing exclusivity for use of that drug for the stated condition for a period of seven years. However, different drugs can be approved for the same condition. Similar regulations are available in the European Community with a ten year period of market exclusivity.

   Because the extent and scope of patent protection for BioMarin's drug products is limited, orphan drug designation is particularly important for its products that are eligible for orphan drug designation. BioMarin plans to rely on the exclusivity period under the orphan drug designation to maintain a competitive position. If BioMarin does not obtain orphan drug exclusivity for its drug products, which do not have patent protection, BioMarin's competitors may then sell the same drug to treat the same condition.

   Even though BioMarin has obtained orphan drug designation for certain of its product candidates and even if it obtains orphan drug designation for other products it develops, due to the uncertainties associated with developing pharmaceutical products, BioMarin may not be the first to obtain marketing approval for any orphan indication or, if BioMarin is the first, that exclusivity would effectively protect the product from competition. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

   Because the target patient populations for some of BioMarin's products are small, it must achieve significant market share and obtain high per-patient prices for its products to achieve profitability.

   Two of BioMarin's lead drug candidates, Aldurazyme and Aryplase, target diseases with small patient populations. As a result, BioMarin's per-patient prices must be relatively high in order to recover its development costs and achieve profitability. Aldurazyme targets patients with MPS I and Aryplase targets patients with MPS VI. BioMarin estimates that there are approximately 3,400 patients with MPS I and 1,100 patients with MPS VI in the developed world. BioMarin believes that it will need to market worldwide to achieve significant market share. In addition, BioMarin is developing other drug candidates to treat conditions, such as other genetic diseases and serious burn wounds, with small patient populations. Due to the expected costs of treatment for

Aldurazyme and Aryplase, BioMarin may be unable to obtain sufficient market share for its drug products at a price high enough to achieve profitability.

   If BioMarin fails to obtain an adequate level of reimbursement for its drug products by third-party payers, the sales of its drugs would be adversely affected or there may be no commercially viable market for its products.

   The course of treatment for patients with MPS I using Aldurazyme and for patients with MPS VI using Aryplase is expected to be expensive. BioMarin expects patients to need treatment throughout their lifetimes. BioMarin expects that most families of patients will not be capable of paying for this treatment themselves. There will be no commercially viable market for Aldurazyme or Aryplase without reimbursement from third-party payers. Additionally, even if there is a commercially viable market, if the level of reimbursement is below BioMarin's expectations, its revenues and gross margins will be adversely affected.

   Third-party payers, such as government or private health care insurers, carefully review and increasingly challenge the prices charged for drugs. Reimbursement rates from private companies vary depending on the third-party payer, the insurance plan and other factors. Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis.

   BioMarin currently has no expertise obtaining reimbursement. BioMarin expects to rely on the expertise of its joint venture partner Genzyme to obtain reimbursement for the costs of Aldurazyme. In addition, BioMarin will need to develop its own reimbursement expertise for future drug candidates unless it enters into collaborations with other companies with the necessary expertise. BioMarin will not know what the reimbursement rates will be until it is ready to market the product and it actually negotiates the rates. If BioMarin is unable to obtain sufficiently high reimbursement rates, its products may not be commercially viable or BioMarin's future revenues and gross margins may be adversely affected.

   BioMarin expects that, in the future, reimbursement will be increasingly restricted both in the United States and internationally. The escalating cost of health care has led to increased pressure on the health care industry to reduce costs. Governmental and private third-party payers have proposed health care reforms and cost reductions. A number of federal and state proposals to control the cost of health care, including the cost of drug treatments, have been made in the United States. In some foreign markets, the government controls the pricing which would affect the profitability of drugs. Current government regulations and possible future legislation regarding health care may adversely affect reimbursement for medical treatment by third-party payers, which may render BioMarin's products not commercially viable or may adversely affect BioMarin's future revenues and gross margins.

   If BioMarin is unable to protect its proprietary technology, it may not be able to compete as effectively.

   Where appropriate, BioMarin seeks patent protection for certain aspects of its technology. Patent protection may not be available for some of the enzymes BioMarin is developing. If BioMarin must spend significant time and money protecting its patents, designing around patents held by others or licensing, for large fees, patents or other proprietary rights held by others, BioMarin's business and financial prospects may be harmed.

   The patent positions of biotechnology products are complex and uncertain. The scope and extent of patent protection for some of BioMarin's products are particularly uncertain because key information on some of the enzymes it is developing has existed in the public domain for many years. Other parties have published the structure of the enzymes, the methods for purifying or producing the enzymes or the methods of treatment. The composition and genetic sequences of animal and/or human versions of many of BioMarin's enzymes have been published and are believed to be in the public domain. The composition and genetic sequences of other MPS enzymes that BioMarin intends to develop as products have also been published. Publication of this information may prevent BioMarin from obtaining composition-of-matter patents, which are generally believed to offer the strongest patent protection. For enzymes with no prospect of broad composition-of-matter patents, other forms of patent protection or orphan drug status may provide BioMarin with a competitive advantage. As a result of these uncertainties, investors should not rely on patents as a means of protecting BioMarin's product candidates, including Aldurazyme.

   BioMarin owns or licenses patents and patent applications to certain of its product candidates. However, these patents and patent applications do not ensure the protection of BioMarin's intellectual property for a number of other reasons, including the following:

  . BioMarin does not know whether its patent applications will result in issued patents. For example, BioMarin may not have developed a method for treating a disease before others developed similar methods.

  . Competitors may interfere with BioMarin's patent process in a variety of ways. Competitors may claim that they invented the claimed invention prior to BioMarin. Competitors may also claim that BioMarin is infringing on their patents and therefore cannot practice BioMarin's technology as claimed under BioMarin's patent. Competitors may also contest BioMarin's patents by showing the patent examiner that the invention was not original, was not novel or was obvious. In litigation, a competitor could claim that BioMarin's issued patents are not valid for a number of reasons. If a court agrees, BioMarin would lose that patent. As a company, BioMarin has no meaningful experience with competitors interfering with BioMarin's patents or patent applications.

  . Enforcing patents is expensive and may absorb significant time of BioMarin's management. Management would spend less time and resources on developing products, which could increase BioMarin's research and development expense and delay product programs.

  . Receipt of a patent may not provide much practical protection. If BioMarin receives a patent with a narrow scope, then it will be easier for competitors to design products that do not infringe on BioMarin's patent.

   In addition, competitors also seek patent protection for their technology. Due to the number of patents in BioMarin's field of technology, BioMarin cannot be assured that it does not infringe on those patents or that it will not infringe on patents granted in the future. If a patent holder believes BioMarin's product infringes on their patent, the patent holder may sue BioMarin even if BioMarin has received patent protection for BioMarin's technology. If someone else claims BioMarin infringes on their technology, BioMarin would face a number of issues, including the following:

  .   Defending a lawsuit takes significant time and can be very expensive.

  . If the court decides that BioMarin's product infringes on the competitor's patent, BioMarin may have to pay substantial damages for past infringement.

  . The court may prohibit BioMarin from selling or licensing the product unless the patent holder licenses the patent to BioMarin. The patent holder is not required to grant BioMarin a license. If a license is available, BioMarin may have to pay substantial royalties or grant cross-licenses to BioMarin's patents.

  . Redesigning BioMarin's product so it does not infringe may not be possible or could require substantial funds and time.

   It is also unclear whether BioMarin's trade secrets will provide useful protection. While BioMarin uses reasonable efforts to protect its trade secrets, its employees or consultants may unintentionally or willfully disclose BioMarin's information to competitors. Enforcing a claim that someone else illegally obtained and is using BioMarin's trade secrets, like patent litigation, is expensive and time consuming, and the outcome is

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

unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. BioMarin's competitors may independently develop equivalent knowledge, methods and know-how.

   BioMarin may also support and collaborate in research conducted by government organizations or by universities. These government organizations and universities may be unwilling to grant BioMarin any exclusive rights to technology or products derived from these collaborations prior to entering into the relationship. If BioMarin does not obtain required licenses or rights, it could encounter delays in product development while BioMarin attempts to design around other patents or even be prohibited from developing, manufacturing or selling products requiring these licenses. There is also a risk that disputes may arise as to the rights to technology or products developed in collaboration with other parties.

   The United States Patent and Trademark Office recently issued two patents that relate to (alpha)-L-iduronidase. If BioMarin is not able to successfully challenge these patents, it may be prevented from producing Aldurazyme unless and until it obtains a license.

   The United States Patent and Trademark Office recently issued two patents that include composition of matter and method of use claims for recombinant (alpha)-L-iduronidase. BioMarin's lead drug product, Aldurazyme, is based on recombinant (alpha)-L-iduronidase. BioMarin believes that these patents are invalid on a number of grounds. A corresponding patent application was filed in the European Patent Office claiming composition of matter for recombinant (alpha)-L-iduronidase, and it was rejected over prior art and withdrawn and cannot be refiled. Nonetheless, under U.S. law, issued patents are entitled to a presumption of validity, and BioMarin's challenges to the U.S. patents may be unsuccessful. Even if BioMarin is successful, challenging the U.S. patents may be expensive, require BioMarin's management to devote significant time to this effort and may delay commercialization of Aldurazyme in the United States.

   The patent holder has granted an exclusive license for products relating to these patents to one of BioMarin's competitors. If BioMarin is unable to successfully challenge the patents, it may be unable to produce Aldurazyme in the United States unless it can obtain a sublicense from the current licensee. The current licensee is not required to grant BioMarin a license and even if a license is available, BioMarin may have to pay substantial license fees, which could materially reduce potential profits from the eventual sale of Aldurazyme.

   If BioMarin's joint venture with Genzyme were terminated, BioMarin could be barred from commercializing Aldurazyme or BioMarin's ability to commercialize Aldurazyme would be delayed or diminished.

   BioMarin is relying on Genzyme to apply the expertise it has developed through the launch and sale of other enzyme-based products to the marketing of BioMarin's initial drug product, Aldurazyme. BioMarin has no experience selling, marketing or obtaining reimbursement for pharmaceutical products. In addition, without Genzyme, BioMarin would be required to pursue foreign regulatory approvals. BioMarin has no experience in seeking foreign regulatory approvals.

   Either BioMarin or Genzyme may terminate the joint venture for specified reasons, including if the other party is in material breach of the agreement or has experienced a change of control or has declared bankruptcy and also is in breach of the agreement. Although BioMarin is not currently in breach of the joint venture agreement and BioMarin believes that Genzyme is not currently in breach of the joint venture agreement, there is a risk that either Genzyme or BioMarin could breach the agreement in the future. Either party may also terminate the agreement upon one-year prior written notice for any reason. Furthermore, BioMarin may terminate the joint venture if Genzyme fails to fulfill its contractual obligation to pay BioMarin $12.1 million in cash upon the approval of the BLA for Aldurazyme.

   If the joint venture is terminated for breach, the non-breaching party would be granted, exclusively, all of the rights to Aldurazyme and any related intellectual property and regulatory approvals and would be obligated to

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

buy out the breaching party's interest in the joint venture. If BioMarin is the breaching party, it would lose its rights to Aldurazyme and the related intellectual property and regulatory approvals. If the joint venture is terminated without cause, the non-terminating party would have the option, exercisable for one year, to buy out the terminating party's interest in the joint venture and obtain all rights to Aldurazyme exclusively. In the event of termination of the buy out option without exercise by the non-terminating party as described above, all right and title to Aldurazyme is to be sold to the highest bidder, with the proceeds to be split equally between Genzyme and BioMarin.

   If the joint venture is terminated by either party because the other declared bankruptcy and is also in breach of the agreement, the terminating party would be obligated to buy out the other and would obtain all rights to Aldurazyme exclusively. If the joint venture is terminated by a party because the other party experienced a change of control, the terminating party shall notify the other party, the offeree, of its intent to buy out the offeree's interest in the joint venture for a stated amount set by the terminating party at its discretion. The offeree must then either accept this offer or agree to buy the terminating party's interest in the joint venture on those same terms. The party who buys out the other would then have exclusive rights to Aldurazyme.

   If BioMarin were obligated, or given the option, to buy out Genzyme's interest in the joint venture, and gain exclusive rights to Aldurazyme, BioMarin may not have sufficient funds to do so and BioMarin may not be able to obtain the financing to do so. If BioMarin fails to buy out Genzyme's interest, BioMarin may be held in breach of the agreement and may lose any claim to the rights to Aldurazyme and the related intellectual property and regulatory approvals. BioMarin would then effectively be prohibited from developing and commercializing the product.

   Termination of the joint venture in which BioMarin retains the rights to Aldurazyme could cause BioMarin significant delays in product launch in the United States, difficulties in obtaining third-party reimbursement and delays or failure to obtain foreign regulatory approval, any of which could hurt its business and results of operations. Since Genzyme funds 50% of the joint venture's operating expenses, the termination of the joint venture would double BioMarin's financial burden and reduce the funds available to it for other product programs.

   If BioMarin is unable to manufacture its drug products in sufficient quantities and at acceptable cost, BioMarin may be unable to meet demand for its products and lose potential revenues or have reduced margins.

   Although BioMarin has successfully manufactured Aldurazyme at commercial scale within BioMarin's cost parameters, due to the complexity of manufacturing its products BioMarin may not be able to manufacture any other drug product successfully with a commercially viable process or at a scale large enough to support their respective commercial markets or at acceptable margins.

   BioMarin's manufacturing processes may not meet initial expectations and BioMarin may encounter problems with any of the following measurements of performance if it attempts to increase the scale or size or improve the commercial viability of its manufacturing processes:

  . design, construction and qualification of manufacturing facilities that meet regulatory requirements;

  .   schedule;

  .   reproducibility;

  .   production yields;

  .   purity;

  .   costs;

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  .   quality control and assurance systems;

  .   shortages of qualified personnel; and

  .   compliance with regulatory requirements.

   Improvements in manufacturing processes typically are very difficult to achieve and are often very expensive and may require extended periods of time to develop. If BioMarin contracts for manufacturing services with an unproven process, BioMarin's contractor is subject to the same uncertainties, high standards and regulatory controls.

   The availability of suitable contract manufacturing at scheduled or optimum times is not certain. The cost of contract manufacturing is greater than internal manufacturing and therefore BioMarin's manufacturing processes must be of higher productivity to yield equivalent margins.

   The manufacture of Neutralase involves the fermentation of a bacterial species. BioMarin has never used a bacterial production process for the production of any commercial product. IBEX Technologies Inc., from which BioMarin acquired Neutralase, had contracted with a third party for the manufacture of the Neutralase used in prior clinical trials.

   BioMarin has built-out approximately 51,800 square feet at its Novato facilities for manufacturing capability for Aldurazyme and Aryplase including related quality control laboratories, materials capabilities, and support areas. BioMarin expects to add additional capabilities in stages over time, which could create additional operational complexity and challenges. BioMarin expects that the manufacturing process of all of its new drug products, including Aryplase and Neutralase, will require significant time and resources before BioMarin can begin to manufacture them (or have them manufactured by third parties) in commercial quantity at acceptable cost.

   In order to achieve BioMarin's product cost targets, it must develop efficient manufacturing processes either by:

  . improving the product yield from BioMarin's current cell lines, colonies of cells which have a common genetic makeup;

  .   improving the manufacturing processes licensed from others; or

  . developing more efficient, lower cost recombinant cell lines and production processes.

   A recombinant cell line is a cell line with foreign DNA inserted that is used to produce an enzyme or other protein that it would not have otherwise produced. The development of a stable, high production cell line for any given enzyme is difficult, expensive and unpredictable and may not result in adequate yields. In addition, the development of protein purification processes is difficult and may not produce the high purity required with acceptable yield and costs or may not result in adequate shelf-lives of the final products. If BioMarin is not able to develop efficient manufacturing processes, the investment in manufacturing capacity sufficient to satisfy market demand will be much greater and will place heavy financial demands upon BioMarin. If BioMarin does not achieve its manufacturing cost targets, it will have lower margins and reduced profitability in commercial production and larger losses in manufacturing start-up phases.

   If BioMarin is unable to expand marketing and distribution capabilities or to enter into agreements with third parties to do so, BioMarin's ability to generate revenues will be diminished.

   If BioMarin cannot expand capabilities either by developing its sales and marketing organization or by entering into agreements with others, BioMarin may be unable to successfully sell its products. BioMarin believes that developing an internal sales and distribution capability will be expensive and time consuming.

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

Alternatively, BioMarin may enter into agreements with third parties to market its products. For example, under BioMarin's joint venture with Genzyme, Genzyme is responsible for marketing and distributing Aldurazyme. However, these third parties may not be capable of successfully selling any of BioMarin's drug products.

   With BioMarin's acquisition of Neutralase from IBEX Technologies Inc., BioMarin has an enzyme product that has a significantly larger potential patient population than Aldurazyme and Aryplase and will be marketed and sold to different target audiences with different therapeutic and financial requirements and needs. As a result, BioMarin will be competing with other pharmaceutical companies with experienced and well-funded sales and marketing operations targeting these specific physician and institutional audiences. BioMarin may not be able to develop its own sales and marketing force at all, or of a size that would allow it to compete with these other companies. If BioMarin elects to enter into third-party marketing and distribution agreements in order to sell into these markets, BioMarin may not be able to enter into these agreements on acceptable terms, if at all. If BioMarin cannot compete effectively in these specific physician and institutional markets, it would adversely affect sales of Neutralase.

   If BioMarin fails to compete successfully with respect to product sales, it may be unable to generate sufficient sales to recover its expenses related to the development of a product program or to justify continued marketing of a product.

   BioMarin's competitors may develop, manufacture and market products that are more effective or less expensive than BioMarin's. They may also obtain regulatory approvals for their products faster than BioMarin can obtain them (including those products with orphan drug designation) or commercialize their products before BioMarin does. With respect to Aldurazyme and Aryplase, if BioMarin's competitors successfully commercialize a product that treats MPS I or MPS VI, respectively, before BioMarin does, BioMarin may effectively be precluded from developing a product to treat that disease because the patient populations of the diseases are so small. If one of BioMarin's competitors gets orphan drug exclusivity, BioMarin could be precluded from marketing its version for seven years in the U.S. and ten years in the European Union. However, different drugs can be approved for the same condition. If BioMarin does not compete successfully, it may be unable to generate sufficient sales to recover its expenses related to the development of a product program or to justify continued marketing of a product.

   If BioMarin fails to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, it may be limited in its ability to develop new products and to continue to expand its product pipeline.

   BioMarin's competitors compete with it to attract organizations for acquisitions, joint ventures, licensing arrangements or other collaborations. To date, several of BioMarin's product programs have been acquired through acquisitions, such as the programs acquired from IBEX and Synapse, and several of its product programs have been developed through licensing or collaborative arrangements, such as Aldurazyme and Vibrilase. These collaborations include licensing proprietary technology from, and other relationships with, academic research institutions. If BioMarin's competitors successfully enter into partnering arrangements or license agreements with academic research institutions, BioMarin will then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, BioMarin may not be able to find a substitute. Several pharmaceutical and biotechnology companies have already established themselves in the field of enzyme therapeutics, including Genzyme, BioMarin's joint venture partner. These companies have already begun many drug development programs, some of which may target diseases that BioMarin is also targeting, and have already entered into partnering and licensing arrangements with academic research institutions, reducing the pool of available opportunities.

   Universities and public and private research institutions are also competitors with BioMarin. While these organizations primarily have educational or basic research objectives, they may develop proprietary technology and acquire patents that BioMarin may need for the development of its drug products. BioMarin will attempt to

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

license this proprietary technology, if available. These licenses may not be available to BioMarin on acceptable terms, if at all. If BioMarin is unable to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, it may be limited in its ability to develop new products and to continue to expand its product pipeline.

   If BioMarin does not achieve its projected development goals in the time frames it announces and expects, the commercialization of its products may be delayed and the credibility of its management may be adversely affected and, as a result, BioMarin's stock price may decline.

   For planning purposes, BioMarin estimates the timing of the accomplishment of various scientific, clinical, regulatory and other product development goals, which it sometimes refers to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings. From time to time, BioMarin publicly announces the expected timing of some of these milestones. All of these milestones are based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to BioMarin's estimates, in many cases for reasons beyond its control. If BioMarin does not meet these milestones as publicly announced, the commercialization of its products may be delayed and the credibility of its management may be adversely affected and, as a result, BioMarin's stock price may decline.

   If BioMarin fails to manage its growth or fails to recruit and retain personnel, its product development programs may be delayed.

   BioMarin's rapid growth has strained its managerial, operational, financial and other resources. BioMarin expects this growth to continue. BioMarin has entered into a joint venture with Genzyme. If BioMarin receives FDA and/or foreign government approval to market Aldurazyme, the joint venture will be required to devote additional resources to support the commercialization of Aldurazyme.

   To manage expansion effectively, BioMarin needs to continue to develop and improve its research and development capabilities, manufacturing and quality capacities, sales and marketing capabilities and financial and administrative systems. BioMarin's staff, financial resources, systems, procedures or controls may be inadequate to support its operations and its management may be unable to manage successfully future market opportunities or its relationships with customers and other third parties.

   BioMarin's future growth and success depends on its ability to recruit, retain, manage and motivate its employees. The loss of key scientific, technical and managerial personnel may delay or otherwise harm BioMarin's product development programs. Any harm to BioMarin's research and development programs would harm its business and prospects.

   Because of the specialized scientific and managerial nature of BioMarin's business, it relies heavily on its ability to attract and retain qualified scientific, technical and managerial personnel. In particular, the loss of Fredric D. Price, BioMarin's Chairman and Chief Executive Officer, or Emil D. Kakkis, M.D., Ph.D., BioMarin's Senior Vice President of Scientific Affairs or Christopher M. Starr, Ph.D., BioMarin's Senior Vice President for Research and Development, could be detrimental to BioMarin if it cannot recruit suitable replacements in a timely manner. While Mr. Price, Dr. Kakkis and Dr. Starr are parties to employment agreements with BioMarin, these agreements do not guarantee that they will remain employed with BioMarin in the future. In addition, these agreements do not restrict their ability to compete with BioMarin after their employment is terminated. The competition for qualified personnel in the biopharmaceutical field is intense. Due to this intense competition, BioMarin may be unable to continue to attract and retain qualified personnel necessary for the development of its business.

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

   Changes in methods of treatment of disease could reduce demand for BioMarin's products.

   Even if BioMarin's drug products are approved, doctors must use treatments that require using those products. If doctors elect a different course of treatment from that which includes BioMarin's drug products, this decision would reduce demand for BioMarin's drug products.

   Examples include the potential use in the future of effective gene therapy for the treatment of genetic diseases. The use of gene therapy could theoretically reduce or eliminate the use of enzyme replacement therapy in MPS diseases. Sometimes, this change in treatment method can be caused by the introduction of other companies' products or the development of new technologies or surgical procedures which may not directly compete with ours, but which have the effect of changing how doctors decide to treat a disease. For example, Neutralase is being developed for heparin reversal in coronary artery bypass graft (CABG) surgery. It is possible that alternative non-surgical methods of treating heart disease could be developed. If so, then the demand for Neutralase would likely decrease.

   If product liability lawsuits are successfully brought against BioMarin, it may incur substantial liabilities.

   BioMarin is exposed to the potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceuticals. The BioMarin/Genzyme LLC maintains product liability insurance for BioMarin's clinical trials of Aldurazyme with aggregate loss limits of $5.0 million. BioMarin has obtained insurance against product liability lawsuits for the clinical trials for Aryplase and Vibrilase with aggregate loss limits of $8.0 million. Pharmaceutical companies must balance the cost of insurance with the level of coverage based on estimates of potential liability. Historically, the potential liability associated with product liability lawsuits for pharmaceutical products has been unpredictable. Although BioMarin believes that its current insurance is a reasonable estimate of its potential liability and represents a commercially reasonable balancing of the level of coverage as compared to the cost of the insurance, BioMarin may be subject to claims in connection with its current clinical trials for Aldurazyme, Aryplase and Vibrilase for which the joint venture's or BioMarin's insurance coverages are not adequate.

   If Aldurazyme, Aryplase or Vibrilase receives FDA approval, the product liability insurance the joint venture or BioMarin will need to obtain in connection with the commercial sales of Aldurazyme, Aryplase or Vibrilase may be unavailable in meaningful amounts or at a reasonable cost. In addition, while BioMarin takes, and continues to take, what it believes are appropriate precautions, it may be unable to avoid significant liability if any product liability lawsuit is brought against it. If BioMarin is the subject of a successful product liability claim that exceeds the limits of any insurance coverage BioMarin may obtain, it may incur substantial liabilities that would adversely affect BioMarin's earnings and require the commitment of capital resources that might otherwise be available for the development and commercialization of BioMarin's product programs.

   BioMarin's stock price may be volatile, and an investment in BioMarin's stock could suffer a decline in value.

   BioMarin's valuation and stock price since the beginning of trading after its initial public offering has had no meaningful relationship to current or historical earnings, asset values, book value or many other criteria based on conventional measures of stock value. The market price of BioMarin's common stock will fluctuate due to factors including:

  . progress of Aldurazyme, Neutralase, Aryplase and BioMarin's other lead drug products through the regulatory process, especially regulatory actions in the United States related to Aldurazyme;

  . results of clinical trials, announcements of technological innovations or new products by BioMarin or BioMarin's competitors;

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  .   government regulatory action affecting BioMarin's drug products or its competitors' drug products in both the United States and foreign countries;

  .   developments or disputes concerning patent or proprietary rights;

  . general market conditions and fluctuations for the emerging growth and biopharmaceutical market sectors;

  .   economic conditions in the United States or abroad;

  .   actual or anticipated fluctuations in BioMarin's operating results;

  . broad market fluctuations in the United States or in Europe, which may cause the market price of BioMarin's common stock to fluctuate; and

  . changes in company assessments or financial estimates by securities analysts.

   In addition, the value of BioMarin's common stock may fluctuate because it is listed on both Nasdaq and the Swiss Exchange's SWX New Market. Listing on both exchanges may increase stock price volatility due to:

  .   trading in different time zones;

  .   different ability to buy or sell BioMarin's stock;

  .   different market conditions in different capital markets; and

  .   different trading volume.

   In the past, following periods of large price declines in the public market price of a company's securities, securities class action litigation has often been initiated against that company. Litigation of this type could result in substantial costs and diversion of management's attention and resources, which would hurt BioMarin's business. Any adverse determination in litigation could also subject BioMarin to significant liabilities.

   If BioMarin's officers and directors elect to act together, they may be able to control BioMarin's management and operations, acting in their best interests and not necessarily those of other stockholders.

   BioMarin's directors and officers (and their respective affiliates, not including Glyko) control approximately [5.4%] of the outstanding shares of BioMarin's common stock and Glyko owns approximately [21.3%] of the outstanding shares of BioMarin's capital stock, based on the number of issued and
outstanding shares of BioMarin common stock as of         , 2002. The President
and Chief Executive Officer of Glyko and a significant shareholder of Glyko serve as two of BioMarin's directors. As a result, due to their concentration of stock ownership, directors and officers, if they act together, may be able to control BioMarin's management and operations, and may be able to prevail on all matters requiring a stockholder vote including:

  .   The election of all directors;

  . The amendment of charter documents or the approval of a merger, sale of assets or other major corporate transactions; and

  . The defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders.

   Assuming completion of the proposed transaction as described in this Joint Proxy Circular, BioMarin's directors and officers would control approximately [9%] of the outstanding shares of BioMarin's common stock.

   Anti-takeover provisions in BioMarin's charter documents and under Delaware law may make an acquisition of BioMarin, which may be beneficial to BioMarin's stockholders, more difficult.

   BioMarin is incorporated in Delaware. Certain anti-takeover provisions of Delaware law and BioMarin's charter documents as currently in effect may make a change in control of BioMarin more difficult, even if a

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

change in control would be beneficial to the stockholders. BioMarin's anti-takeover provisions include provisions in the certificate of incorporation providing that stockholders' meetings may only be called by the board of directors and a provision in the bylaws providing that the stockholders may not take action by written consent. Additionally, BioMarin's board of directors has the authority to issue 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by the stockholders. The rights of holders of BioMarin's common stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of BioMarin's outstanding voting stock. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. BioMarin's board of directors may use these provisions to prevent changes in the management and control of BioMarin. Also, under applicable Delaware law, BioMarin's board of directors may adopt additional anti-takeover measures in the future.

Risk Relating to Glyko -- For Consideration by BioMarin Stockholders

   By voting in favor of the transaction, BioMarin stockholders are authorizing the acquisition of Glyko. Glyko's principal asset is its ownership in BioMarin. BioMarin stockholders should carefully review the risk relating to Glyko in deciding whether or not to vote their shares of BioMarin common stock in favor of the transaction.

   Glyko has a history of losses largely due to its investment in BioMarin and there is no significant guarantee of future profitability.

   Glyko has a history of losses largely due to its investment in BioMarin, and Glyko expects to continue to incur losses due to its share of BioMarin's net loss resulting from the ongoing research and development of BioMarin's pharmaceutical product candidates until the completion of the transaction. Glyko's only significant asset is its [21.3%] ownership of BioMarin's outstanding capital stock, based on the number of issued and outstanding shares
of BioMarin common stock as of             , 2002. As a result of Glyko's sale
of Glyko, Inc. on October 7, 1998, it has no operating activities or operational employees. In light of the fact that Glyko does not conduct an operating business, Glyko does not expect to have income to offset its losses.

Risk Regarding Arthur Andersen LLP--For Consideration by BioMarin Stockholders and Glyko Shareholders

   The ability of BioMarin stockholders and Glyko shareholders to recover against Arthur Andersen LLP, may be limited because neither BioMarin nor Glyko have been able to obtain, after reasonable efforts, the reissued reports of Arthur Andersen with respect to the financial statements included in this Joint Proxy Circular.

   The BioMarin consolidated financial statements, the IBEX Therapeutic Enzymes Division financial statements, and the Glyko financial statements included in Annexes I, J, K and L to this Joint Proxy Circular have been audited by Arthur Andersen LLP. Neither BioMarin nor Glyko have been able to obtain, after reasonable efforts, the reissued reports of Arthur Andersen with respect to the financial statements included in this Joint Proxy Circular because, among other reasons, the partner and the audit manager in charge of auditing BioMarin and Glyko left Arthur Andersen and joined KPMG LLP effective May 9, 2002 and June 11, 2002, respectively. Therefore, in reliance on Rule 437a promulgated under the Securities Act, BioMarin and Glyko have dispensed with the requirement to file with this Joint Proxy Circular, the reissued reports of Arthur Andersen with respect to these financial statements. As a result, the BioMarin stockholders and the Glyko shareholders will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in these financial statements or any omissions to state a material fact required to be stated therein. In addition, the ability of Arthur Andersen to satisfy any claims properly brought against it may be limited as a practical matter due to recent developments involving Arthur Andersen.

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                  THE ANNUAL MEETING OF BIOMARIN STOCKHOLDERS

General

   The accompanying BioMarin proxy is being furnished in connection with the solicitation of proxies on behalf of the BioMarin board of directors for use at the annual meeting of the stockholders of BioMarin. Only holders of record of
BioMarin common stock at the close of business on           , 2002 will be
entitled to vote at the BioMarin annual meeting. At the close of business on the BioMarin record date, there were ________ shares of BioMarin common stock outstanding and entitled to vote. The shares of BioMarin common stock vote together as a single class, and each share entitles the holder to one vote on all matters presented at the BioMarin annual meeting. A majority of the shares of BioMarin common stock, present in person or by proxy, will constitute a quorum for the transaction of business. BioMarin's Annual Report, including its Form 10-K for the fiscal year ended December 31, 2001 as filed with the U.S. Securities and Exchange Commission, is enclosed with this Joint Proxy Circular.

Date, Time and Place

   The annual meeting of stockholders of BioMarin will be held on           ,
2002 at 10:00 a.m., California time, at 46 Galli Drive, Novato, California
94949.

Purpose of the Annual Meeting

   At the annual meeting, or any adjournment or postponement thereof, BioMarin stockholders will be asked to consider and vote upon the following proposals:

    1. to elect six directors of BioMarin;

    2. to approve the transaction with Glyko, including, without limitation, the issuance of shares of BioMarin common stock in connection with the transaction; and

    3. to transact such other business as properly may be brought before the annual meeting or any adjournment or postponement of the annual meeting.

   Additional information regarding the above proposals is included under the section entitled "Additional Information on Proposals for the Annual Meeting" described below. The Acquisition Agreement and the Plan of Arrangement are attached to this Joint Proxy Circular as Annex A and Annex B, respectively. BioMarin stockholders are encouraged to read the additional information and the Acquisition Agreement and related exhibits in their entirety and the other information contained in this Joint Proxy Circular, including the annexes, carefully before deciding how to vote with respect to the above proposals.

Record Date for the Annual Meeting

   BioMarin's board of directors has fixed the close of business on           ,
2002 as the record date for determination of BioMarin stockholders entitled to notice of and to vote at the annual meeting.

Vote Required

   Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held annual meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. An exception to this procedure relates to the election of directors. The six nominees receiving the highest number of votes "FOR" a director will be elected as directors. This number is called a plurality.

   The transaction including, without limitation, the issuance of the shares of BioMarin common stock in connection with the transaction, must be approved by the affirmative vote of a majority of the outstanding BioMarin common stock, present or represented by proxy at the BioMarin annual meeting. Such stockholder approval is required under the rules of Nasdaq. Under the rules of Nasdaq, shareholder approval is required because BioMarin will issue shares of its common stock representing, in the aggregate, in excess of 20% of its outstanding common stock prior to such issuance and one of BioMarin's directors, Mr. Gywnn Williams, will receive approximately 8.3% of the shares of BioMarin common stock to be issued in this transaction. If BioMarin were to consummate the transaction without stockholder approval, BioMarin common stock could be subject to delisting by Nasdaq. It is a condition to the obligation of BioMarin to close the transaction that the approval of its stockholders to the transaction as described herein be obtained.

Quorum

   BioMarin's bylaws provide that a majority of all issued and outstanding voting shares of BioMarin as of the record date, represented in person or by proxy, constitutes a quorum for the transaction of business at the annual meeting. If a quorum is not present, in person or by proxy, then either the chairman of the annual meeting or stockholders entitled to vote at the annual meeting, present in person or represented by proxy, will have the power to adjourn the annual meeting from time to time, without notice other than an announcement at the annual meeting, until a quorum is present. At any adjourned annual meeting at which a quorum is present, any business may be transacted that might have been transacted as originally notified. If the adjournment is for more than thirty days, or if after that adjournment a new record date is fixed for the adjourned annual meeting, a notice of the adjourned annual meeting shall be given to each stockholder of record entitled to vote at the adjourned annual meeting.

Voting of Proxies at Annual Meeting and Revocability of Proxies

   All shares represented by valid proxies received prior to the annual meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made.

   Votes cast by proxy or in person at the annual meeting will be tabulated by the Inspector of Elections (the "Inspector") who will be an employee of BioMarin's transfer agent. The Inspector will also determine whether or not a quorum is present. The Inspector will treat shares that are voted "AGAINST" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but such shares will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted
(i) for the election of the nominees for directors set forth herein; (ii) for the transaction including, without limitation, the issuance of the shares of BioMarin common stock to be issued in connection with the transaction; and
(iii) at the discretion of the proxyholder, upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof. Proxyholders who have been granted discretionary authority will have discretionary authority to vote only on those matters that BioMarin, at a reasonable time before solicitation of proxies began, was not aware would be presented for action at the meeting. As of the date of mailing this Joint Proxy Circular, other than the matters related to Proposals 1 and 2, BioMarin was not aware of any other matters that would be presented for action at its annual meeting.

   If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. BioMarin believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements under Delaware law concerning voting of shares and determination of a quorum.

   A stockholder who has given a proxy may revoke it at any time before it is exercised at the BioMarin annual meeting, by (1) delivering to the secretary of BioMarin (by any means, including facsimile) a written notice stating that the proxy is revoked, (2) signing and so delivering a proxy bearing a later date or
(3) attending the BioMarin annual meeting and voting in person (although attendance at the BioMarin annual meeting will not, by itself, revoke a proxy).

Solicitation of Proxies and Expenses

   BioMarin is soliciting proxies for the BioMarin annual meeting from BioMarin's stockholders and Glyko is soliciting proxies for the Glyko special meeting from its shareholders. BioMarin will bear costs incurred by BioMarin related to the solicitation of proxies of its stockholders, including expenses in connection with preparing and mailing this Joint Proxy Circular to its stockholders. In addition, upon request BioMarin will reimburse brokerage firms and other persons representing beneficial owners of shares of BioMarin common stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of BioMarin's directors, officers and regular employees, without additional compensation, in person or by telephone, or facsimile, or e-mail or telegram.

   BioMarin has retained Morrow & Co., Inc. to assist it in the solicitation of proxies. BioMarin has agreed to pay customary fees to Morrow & Co. for its services in soliciting proxies for BioMarin's annual meeting and has agreed to reimburse Morrow & Co. for reasonable out-of-pocket expenses for these services.

Dissenters' or Appraisal Rights

   Under the Delaware General Corporation Law, holders of BioMarin common stock will not be entitled to demand appraisal of, or to receive payment for, their shares of BioMarin common stock.

Submission of Stockholder Proposals for 2003 Annual Meeting

   Stockholders, who intend to submit a proposal for inclusion in BioMarin's proxy materials for the 2003 annual meeting of stockholders of BioMarin, must
submit the proposal to BioMarin no later than             , 2002. Stockholders
who intend to present a proposal at the 2003 annual meeting of stockholders without inclusion of such proposal in BioMarin's proxy materials for the 2003 annual meeting are required to provide notice of such proposal to BioMarin no
later than           , 2003. BioMarin reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Auditors

   Arthur Andersen LLP, certified public accountants, were the independent auditors of BioMarin from BioMarin's inception on March 21, 1997 until June 11, 2002. During that time, Arthur Andersen LLP audited BioMarin's financial statements annually.

   Effective as of June 11, 2002, BioMarin dismissed Arthur Andersen LLP as its independent accountants. BioMarin's Audit Committee recommended the dismissal of Arthur Andersen LLP and the entire board of directors of BioMarin participated in and approved such dismissal. Effective as of the same date, BioMarin engaged KPMG LLP as its new independent accountants. BioMarin's audit committee recommended this action which was approved unanimously by its board of directors.

   The reports of Arthur Andersen LLP on BioMarin's financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with BioMarin's audits for the two most recent fiscal years and through June 11, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen LLP would have caused them to make reference thereto in their report on the financial statements for such years. During the two most recent fiscal years and through June 11, 2002, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Act).

   During the two most recent fiscal years and through June 11, 2002, BioMarin has not consulted with KPMG LLP regarding either:

  . the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on BioMarin's financial statements, and either a written report was provided to BioMarin or oral advice was provided that KPMG LLP concluded was an important factor considered by BioMarin in reaching a decision as to the accounting, auditing or financial reporting issue; or

  . any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Act and the related instructions to Item 304 of Regulation S-K under the Securities Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Act.

   Representatives of KPMG LLP plan to attend the BioMarin annual meeting and will be available to answer questions and, although they do not expect to do so, they will have the opportunity to make a statement if they so desire. It is not expected that a representative of Arthur Andersen LLP will be present at the annual meeting. However, KPMG LLP has advised BioMarin that its representatives will be familiar with and able to answer questions regarding BioMarin's financial statements for the most recently completed fiscal year.

   For the year ended December 31, 2001, Arthur Andersen LLP billed BioMarin the following amounts for the respective professional services:

Audit Fees............................................................ $150,000
Financial Information Systems Design and Implementation Fees.......... $      0
All Other Fees........................................................ $198,854

   The Audit Committee has considered the nature and amount of these fees and believes that the provision of the services relating to Financial Information Systems and All Other Fees is compatible with maintaining Arthur Andersen LLP's independence.

Other Matters

   BioMarin is not aware of any other matters to come before the annual meeting of the stockholders of BioMarin other than as set forth in the Notice of Annual Meeting of Stockholders. If any other matter properly comes before the meeting, it is the intention of the persons named in the enclosed proxy form to vote the shares represented thereby in accordance with their best judgment on such matter.

Additional Information on Proposals for the Annual Meeting

   Proposal One: Election of Directors

   BioMarin has a board of directors currently consisting of six directors. Six members of BioMarin's board of directors will be elected at the annual meeting. The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below, all of whom are presently directors of BioMarin. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominees who shall be designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable to or will decline to serve as a director. If BioMarin stockholders nominate additional persons for election as directors, the proxy holder will vote all proxies received by him to assure the election of as many of the board of directors' nominees as possible with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director shall continue until the next annual meeting of BioMarin stockholders or until that person's successor has been elected. If a quorum is present, the six nominees receiving the highest number of affirmative votes of the votes cast shall be elected as directors.

  Nominees For Director

   Set forth below is certain information regarding the nominees to the board of directors of BioMarin:

                 Name                    Age        Position with BioMarin        Director Since
                 ----                    ---        ----------------------        --------------
Fredric D. Price........................ 56  Chief Executive Officer and Chairman  October 2000
                                               of the Board
Franz L. Cristiani(2)................... 61  Director                               June 2002
Phyllis I. Gardner, M.D.(1)(2).......... 51  Director                             September 2001
Erich Sager(1)(2)....................... 43  Director                             November 1997
Vijay B. Samant......................... 49  Director                               June 2002
Gwynn R. Williams(1)(2)................. 67  Director                              October 1996

--------
(1) Member of BioMarin's Compensation Committee.
(2) Member of BioMarin's Audit Committee.

   Each nominee to the BioMarin board of directors has consented to being named in the Joint Proxy Circular and to serve as a director if elected. There is no family relationship between any director and any executive officer of BioMarin.

   Fredric D. Price was elected Chairman of the Board and Chief Executive Officer of BioMarin on October 31, 2000. From September 1994 to September 2000, he was President, Chief Executive Officer, and a member of the Board of Directors of Applied Microbiology/AMBI, a biotechnology and nutrition company. From July 1991 to September 1994, he was Vice President Finance & Administration and Chief Financial Officer of Regeneron Pharmaceuticals. From March 1986 to July 1991, he was a pharmaceuticals and biotechnology industry strategy consultant. For the 13 previous years, he was employed by Pfizer Pharmaceuticals where he was a Vice President with both staff and line responsibilities. Mr. Price received a B.A. in 1967 from Dartmouth College and an M.B.A. in 1969 from the Wharton School of the University of Pennsylvania. He is a member of the advisory board of equity4life, a health care investment company based in Zurich, Switzerland, and a member of the board of directors of LifeSpan BioSciences, Inc., a biotechnology company based in Seattle, Washington.

   Franz L. Cristiani was appointed to the BioMarin board of directors in June 2002 and serves as chairman of its audit committee. Mr. Cristiani provided consulting services to BioMarin from January 2002 to May 2002. From 1964 to
      1999, he was with Arthur Andersen LLP, as Partner since 1976, with clients in high-technology, life-sciences, manufacturing, mining, forest products, distribution, publishing and food products industries. At Arthur Andersen, he specialized in public companies and had extensive hands-on experience with public filings and financings. He holds a B.A. from San Francisco State University and is a Certified Public Accountant.

   Phyllis I. Gardner, M.D. has served as a director of BioMarin since September 2001. She is an Associate Professor (with tenure) of Medicine and Pharmacology, Stanford University School of Medicine, where she has been since 1984. Dr. Gardner served as Vice President of Research and Principal Scientist of ALZA Corporation, a pharmaceutical company, from 1996 to 1998, having served as Principal Scientist and Consultant, ALZA

Technology Institute of ALZA Corporation from 1994 to 1996 (while on leave from Stanford). She is a co-founder of Genomics Collaborative, Inc., as well as a co-founder and director of CambriaTech Investment Fund and Xeragen, Inc. She is currently serving as the interim Chief Executive Officer of Xeragen. She also serves on the board of directors of Aerogen Corporation and Health Hero Network Corporation and on the scientific advisory boards of Vical, Inc., iMEDD, Inc. and LifetecNet, Inc. Dr. Gardner received a B.S. from the University of Illinois in 1972 and an M.D. from the Harvard Medical School in 1976.

   Erich Sager has served as a director of BioMarin since November 1997. Since September 1996, Mr. Sager has served as the Chairman of LaMont Asset Management SA, a private investment management firm. From April 1994 to August 1996, Mr. Sager served as Senior Vice President, Head of Private Banking for Dresdner Bank (Switzerland) Ltd. From September 1991 to March 1994, Mr. Sager served as Vice President, Private Banking-Head German Desk for Deutsche Bank (Switzerland) Ltd. From 1981 to 1989, Mr. Sager held various positions at a number of banks in Switzerland. Mr. Sager serves as a director of Restoragen, Inc., Dentalview, Inc., Kimsa Holding, LaMont Asset Management, SA and Sermont Asset Management, SA. Mr. Sager received a Business Degree from the School of Economics and Business Administration in Zurich, Switzerland.

   Vijay B. Samant was appointed to the BioMarin board of directors in June 2002. He has served as the President and Chief Executive Officer of Vical Incorporated, a biopharmaceutical company, since November 2000. From
        1998 to         2000, he was the Chief Operating Officer of the Vaccine
Division at Merck & Co., Inc. From 1990 to         1998, he served in the
Manufacturing Division of Merck as Vice President of Vaccine Operations, Vice President of Business Affairs, and Executive Director of Materials Management. Mr. Samant earned his M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology in 1983. He received a master's degree in chemical engineering from Columbia University in 1977 and a bachelor's degree in chemical engineering from the University of Bombay, University Department of Chemical Technology, India, in 1975.

   Gwynn R. Williams has served as a director of BioMarin since its incorporation. Mr. Williams founded AstroMed Limited and Astroscan Limited, UK manufacturers of scientific equipment, in March 1984, which entities, in December 1997, merged into Life Science Resources Ltd. Previously, Mr. Williams was a partner of Arthur Andersen & Co., a mathematician with General Motors Research, and a mathematician with British Steel. Mr. Williams was a founder of Glyko Biomedical Ltd. and its predecessor Glyko, Inc. Mr. Williams received a B.S. in Theoretical Physics from the University of Wales.

   Board Meetings and Board Committees

   The board of directors manages the business of BioMarin. It establishes overall policies and standards for BioMarin and reviews the performance of management. In addition, the board has established an Audit Committee, a Compensation Committee, and a Non-officer Option Committee whose functions are briefly described below. The board has not established a Nominating Committee.

   The board of directors of BioMarin held a total of 11 meetings during the year ended December 31, 2001 and took action by unanimous written consent on three occasions. No director participated in fewer than 75% of all such meetings and actions of the board of directors and the committees thereof held during fiscal 2001, if any, upon which such director served.

   Audit Committee. The Audit Committee provides oversight of the (i) financial reporting process, the system of internal controls and the audit process of BioMarin and (ii) BioMarin's independent auditors. The Audit Committee also recommends to the board of directors the appointment of BioMarin's independent certified public accountants. On June 15, 2000, the board adopted a new written Audit Committee Charter (the "Audit Charter"), a copy of which was included with BioMarin's proxy statement related to the 2001 annual meeting of its stockholders. As also required by the Audit Charter, each of the members of the Audit Committee is an independent director as defined by Nasdaq Rule 4200(a)(15). The members of the Audit Committee are Mr. Cristiani, Dr. Gardner, Mr. Sager, and Mr. Williams. During the fiscal year 2001, the Audit Committee met on 5 occasions.

   Compensation Committee. The Compensation Committee, which consists of Dr. Gardner, Mr. Sager and Mr. Williams, sets general compensation policy for BioMarin and has final approval power over compensation of executive officers. The Compensation Committee also has final approval power over guidelines and criteria for employees' bonuses and administers BioMarin's 1997 Stock Plan and 1998 Director Option Plan. The Compensation Committee met once in 2001.

   Non-officer Option Committee. The Non-officer Option Committee, which consists of Mr. Price, determines grants of stock options to non-officer employees of BioMarin pursuant to BioMarin's 1997 Stock Plan. The stock grants by the Non-officer Option Committee may be made only within the guidelines and parameters established by the Compensation Committee.

   Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the United States Securities Exchange Act of 1934 requires BioMarin's directors and officers and persons who own more that 10% of a registered class of BioMarin's equity securities to file reports of ownership and reports of changes in the ownership with the U.S. Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors, and greater than 10% stockholders are required by the U.S. Securities and Exchange Commission to furnish BioMarin with copies of all
Section 16(a) forms they file.

   To the best of BioMarin's knowledge, based solely on review of the copies of such reports furnished to BioMarin or written representations that no other reports were required, during the fiscal year ended December 31, 2001, all officers, directors, and 10% stockholders complied with all Section 16(a) filing requirements.

   Compensation Committee Interlocks and Insider Participation

   None of the members of the Compensation Committee is currently or has been, at any time since the formation of BioMarin, an officer or employee of BioMarin. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of BioMarin's board of directors or Compensation Committee.

   The board of directors of BioMarin unanimously recommends voting FOR the election of each of the foregoing nominees to its board of directors.

   Proposal Two: Approval of the Transaction

   The disinterested members of BioMarin's board of directors, which constitutes a majority of BioMarin's board of directors, believe that the terms of the transaction are fair to the stockholders of BioMarin and in the best interests of BioMarin and have unanimously approved the transaction including, without limitation, the issuance of shares of BioMarin common stock in connection with the transaction.

   The disinterested members of BioMarin's board of directors, which constitutes a majority of the board of directors, recommend that the stockholders of BioMarin vote FOR the transaction including, without limitation, the issuance of shares of BioMarin common stock in connection with the transaction. In considering such recommendation, BioMarin stockholders should be aware that some BioMarin directors have interests in the transaction that are different from, or in addition to, those of BioMarin stockholders, and that BioMarin provides indemnification to directors and officers of BioMarin. See "The Transaction--Interests of Certain Persons in the Transaction."

   The matters to be considered at the annual meeting are of great importance to the stockholders of BioMarin. Accordingly, you are urged to read and carefully consider the information presented in this Joint Proxy Circular, and to complete, date, sign and promptly return the enclosed BioMarin proxy card in the enclosed postage paid envelope.

   Contact for Questions and Assistance in Voting

   Any BioMarin stockholder who has a question about the transaction, the issuance of shares in connection with the transaction, or how to vote or revoke a proxy, or who wishes to obtain additional copies of this Joint Proxy Circular, should contact BioMarin's proxy solicitor at the address or telephone number listed below:

                              Morrow & Co., Inc.
                          445 Park Avenue--5th Floor
                              New York, NY 10022
                                1-800-607-0088

   If you need additional copies of this Joint Proxy Circular or voting materials, you should contact Morrow & Co. Inc. as described above.

                   THE SPECIAL MEETING OF GLYKO SHAREHOLDERS

General

   Glyko is furnishing this Joint Proxy Circular to its shareholders in connection with the solicitation of proxies by management of Glyko for use at
the Glyko special meeting to be held on           , 2002.

Date, Time and Place

   The special meeting of shareholders of Glyko will be held on           ,
2002 at 10:00 a.m., Toronto time, at the offices of Blake, Cassels & Graydon LLP, 199 Bay Street, Suite 2300, Commerce Court West, Toronto, Ontario M5L 1A9.

Purpose of the Special Meeting

   At the Glyko special meeting, Glyko shareholders will be asked:

    1. to consider, pursuant to an order of the Superior Court of Justice
       (Ontario) dated           , 2002, and, if deemed advisable, to pass,
       with or without variation, the Glyko arrangement resolution attached as Annex C to this Joint Proxy Circular to approve the arrangement under
       Section 192 of the Canada Business Corporations Act involving the indirect acquisition by BioMarin of all the issued and outstanding common shares of Glyko;

    2. if the special resolution approving the above mentioned arrangement is approved, to consider, and if deemed advisable, to pass, with or without variation, the Glyko continuance resolution attached as Annex D to this Joint Proxy Circular to approve the continuance of Glyko under the laws of British Columbia; and

    3. to transact such further or other business as may properly come before the Glyko special meeting or any adjournment or postponement thereof.

   Glyko will not proceed with the transaction unless both the arrangement resolution and the continuance resolution are approved by shareholders.

   A copy of the Acquisition Agreement and the Plan of Arrangement are attached to this Joint Proxy Circular as Annex A and Annex B, respectively. Glyko shareholders are encouraged to read the Acquisition Agreement and related exhibits in their entirety and the other information contained in this Joint Proxy Circular, including the annexes, carefully before deciding how to vote.

Record Date for Special Meeting

   Pursuant to the interim order in respect of the arrangement the record date for determining the Glyko shareholders entitled to notice of and to attend in person, or appoint a proxy nominee to attend, and vote at the special meeting
will be           , 2002.

Vote Required

   The Glyko arrangement resolution and the Glyko continuance resolution must be approved by not less than two-thirds of the votes cast by the holders of Glyko common shares, voting in person or by proxy, at the Glyko special meeting. The Glyko common shares vote together as a single class, and each common share entitles the holder to one vote on all matters presented at the Glyko special meeting.

   As of   .  , 2002, there were 34,352,823 Glyko common shares outstanding and there were options outstanding entitling holders thereof to acquire 81,397 Glyko common shares. Shareholders representing approximately 27.3% of the Glyko common shares have agreed, subject to certain conditions, to vote their shares in favor of the Glyko arrangement resolution and the Glyko continuance resolution and to otherwise support the transaction.

   The Glyko shareholders whose names were entered on the register of
shareholders of Glyko at the close of business on   .  , 2002 will be entitled
to receive notice of and to attend in person, or appoint a proxy nominee to attend, the Glyko special meeting and to vote on a show of hands and, on a poll, one vote for each Glyko common share held on that date.

   The list of shareholders of Glyko will be available for inspection on and
after   .  , 2002, during usual business hours at the Toronto office of Glyko's transfer agent (Computershare Trust Company of Canada) and at the special meeting.

   To the knowledge of the directors and senior officers of Glyko, as at   .  ,
2002, no person or company beneficially owned, directly or indirectly, or exercised control or direction over, Glyko common shares carrying more than 10% of the voting rights attributable to all the outstanding Glyko common shares.

Quorum

   At least two persons present in person or by proxy or by any other duly authorized representative shall constitute a quorum for any meeting of the shareholders of Glyko if the persons so present are shareholders of Glyko and entitled to cast, in the aggregate, not less than 33% of the votes which all of the shareholders of Glyko are entitled to cast; provided that, if at the opening of any meeting a quorum is not present, one or more persons present in person or by proxy or by any other duly authorized representative shall constitute a quorum to adjourn the meeting of the shareholders of Glyko if the person or persons so present hold at least one common share of Glyko.

Non-Registered Shareholders

   Non-registered shareholders should follow the directions of their intermediaries with respect to the procedures to be followed for voting. Generally, non-registered shareholders will not receive the same proxy form as distributed by Glyko to registered shareholders but will be provided with either a request for voting instructions or a proxy form executed by the intermediary but otherwise uncompleted. Intermediaries will then submit votes on behalf of the non-registered shareholders. If you are a non-registered shareholder, please submit your voting instructions to your intermediary in sufficient time to ensure that your votes are received by Glyko on or before
5:00 p.m. (Toronto time) on   .  , 2002.

Voting of Proxies at Special Meeting and Revocation of Proxies

   The form of proxy accompanying this Joint Proxy Circular confers discretionary authority upon the proxy nominee with respect to any amendments or variations to the matters identified in the notice of special meeting of shareholders of Glyko and any other matter which may properly come before the Glyko special meeting or any adjournment thereof. Proxyholders who have been granted discretionary authority will have discretionary authority to vote only on those matters that Glyko, at a reasonable time before solicitation of proxies began, was not aware would be presented for action at the meeting. As of the date of mailing this Joint Proxy Circular, other than the matters referred to under "Purpose of the Special Meeting" above, Glyko was not aware of any other matters that would be presented for action at its special meeting.

   If a proxy given to Glyko management is signed and returned, the securities represented by the proxy will be voted for or against the Glyko arrangement resolution and the Glyko continuance resolution, in accordance with the instructions marked on the proxy. If no instructions are marked, the securities

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

represented by such a proxy will be voted FOR the Glyko arrangement resolution and FOR the Glyko continuance resolution and in accordance with Glyko management's recommendation with respect to amendments or variations of the matters set out in the Glyko notice of special meeting or any other matters which may properly come before the Glyko special meeting.

   The persons named in the Glyko forms of proxy are directors or officers of Glyko. A Glyko shareholder has the right to appoint a person (who need not be a Glyko shareholder) to represent such shareholder at the Glyko special meeting other than the persons designated in the forms of proxy and may exercise such right by inserting the name in full of the desired person in the blank space provided in the Glyko forms of proxy and striking out the names now designated.

   Shareholders who do not expect to attend the Glyko special meeting in person are requested to complete, sign, date and return the enclosed form of proxy in the enclosed envelope addressed to Glyko Biomedical Ltd., c/o Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, facsimile number (416) 981-9800. The Glyko form of proxy must
be received by no later than 5:00 p.m. (Toronto time) on   .  , 2002 or, in the
event that the Glyko special meeting is adjourned or postponed, by no later than 5:00 p.m. (Toronto time) on the second business day prior to the day fixed for the adjourned or postponed Glyko special meeting.

   A Glyko shareholder executing the form of proxy enclosed with the Glyko circular has the power to revoke it by instrument in writing executed by the Glyko shareholder or an attorney authorized in writing or, where the Glyko shareholder is a corporation, by a duly authorized officer or attorney of the corporation. The instrument of revocation must be delivered to Glyko Biomedical Ltd., c/o Computershare Trust Company of Canada, 100 University Avenue, 9/th/ Floor, Toronto, Ontario, Canada M5J 2Y1, facsimile number (416) 981-9800 at any time up to and including the last business day preceding the date of the Glyko special meeting or any adjournment thereof or to the Chairman of the Glyko special meeting on the day of the Glyko special meeting or any adjournment thereof before any vote in respect of which the proxy is to be used is taken. A proxy may also be revoked in any other manner permitted by law.

Solicitation of Proxies and Expenses

   Glyko is soliciting proxies for the Glyko special meeting from its shareholders and BioMarin is soliciting proxies for the BioMarin annual meeting from its stockholders. Glyko will bear the costs incurred by Glyko related to the solicitation of proxies from its shareholders, including expenses in connection with preparing and mailing this Joint Proxy Circular to its shareholders. Proxies may also be solicited by certain of Glyko's directors, officers and regular employees, without additional compensation, in person or by telephone or by facsimile or by e-mail.

Dissenting Shareholder Rights

   Pursuant to the provisions of the interim order, registered Glyko shareholders have been granted the right to dissent with respect to the Glyko arrangement resolution. Pursuant to the provisions of the Canada Business Corporations Act, registered Glyko shareholders have the right to dissent with respect to the Glyko continuance resolution. If the arrangement or continuance becomes effective, a registered Glyko shareholder who dissents will be entitled to be paid the fair value of its Glyko common shares by Glyko. This right to dissent is described in this Joint Proxy Circular and in the Plan of Arrangement which is attached to this Joint Proxy Circular as Annex B. The dissent procedures require that a registered holder of Glyko common shares who wishes to dissent must provide to Glyko Biomedical Ltd., 199 Bay Street, Toronto, Ontario, M5L 1A9, attention John A. Kolada, facsimile number (416) 863-2653, a dissent notice at or prior to the Glyko special meeting. It is important that Glyko shareholders strictly comply with this requirement and the other procedural requirements described in the interim order and this Joint Proxy Circular. Failure to comply strictly with the dissent procedures may result in the loss or unavailability of any right of dissent. See "Dissenting Shareholder Rights."

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Shareholder Proposals

   Holders of Glyko common shares wishing to raise any matter at Glyko's next annual meeting of shareholders, which will only be held should the transaction contemplated hereby not proceed, must have submitted a proposal to Glyko, in the manner prescribed by the Canada Business Corporations Act, by no later than May 13, 2002.

Independent Auditors

   Arthur Andersen LLP, certified public accountants, are the independent auditors of Glyko.

Other Matters

   As at the date of this Joint Proxy Circular, management of Glyko is not aware of any amendments or variations to the Glyko arrangement resolution or the Glyko continuance resolution, or of any other matter to be presented to shareholders for consideration at the Glyko special meeting.

Recommendation of the Glyko Board of Directors

   The board of directors of Glyko has approved the Acquisition Agreement and the arrangement and the transactions contemplated by the Acquisition Agreement and the arrangement, including the continuance. Accordingly, the board of directors recommends that the shareholders of Glyko vote FOR approval of the Glyko arrangement resolution and FOR approval of the Glyko continuance resolution. In considering such recommendation, Glyko shareholders should be aware that some Glyko directors and officers have interests in the transaction which are different from or in addition to, those of Glyko shareholders generally, and that BioMarin has agreed to provide indemnification to directors and officers of Glyko. For more information about these interests see the section of this Joint Proxy Circular entitled "The Transaction--Interest of Certain Persons in the Transaction."

   The matters to be considered at the Glyko special meeting are of great importance to the shareholders of Glyko. Accordingly, you are urged to read and carefully consider the information presented in this Joint Proxy Circular, including the annexes, and to complete, date, sign and promptly return the enclosed form of Glyko proxy card in the enclosed postage paid envelope.

Contact for Questions and Assistance in Voting

   Any Glyko shareholder who has a question about the transaction, the arrangement, the continuance, or how to vote or revoke a proxy, or who wishes to obtain additional copies of this Joint Proxy Circular, should contact:

       Shareholder Services Call Centre
       Computershare Trust of Canada

       Telephone:     (800) 663-9097 (toll free in Europe, the United States and Canada)
                      (514) 982-7270 (Montreal)

       Email:         caregistryinfo@computershare.com

                                THE TRANSACTION

   The following is a description of the material aspects of the transaction, including the Acquisition Agreement, the Plan of Arrangement, and certain other agreements to be entered into in connection with the transaction. While BioMarin and Glyko believe that the following description covers the material terms of the Acquisition Agreement, the Plan of Arrangement and the related transactions and agreements, the description may not contain all of the information that is important to you. You should read this entire document and the other documents referred to carefully for a more complete understanding of the transaction. In particular, the following summaries of the Acquisition Agreement and the Plan of Arrangement are not complete and are qualified in their entirety by reference to the copy of the Acquisition Agreement and the Plan of Arrangement which are attached to this Joint Proxy Circular as Annex A and Annex B, respectively, and are incorporated by reference into this Joint Proxy Circular in their entirety.

General

   The BioMarin board of directors and the Glyko board of directors have each approved the Acquisition Agreement. The Acquisition Agreement provides that BioMarin Nova Scotia will acquire all of the Glyko common shares, subject to, among other things:

  . approval of the arrangement, including the issuance of shares of BioMarin common stock, by BioMarin stockholders;

  . approval of the Glyko arrangement resolution and the Glyko continuance resolution by the Glyko shareholders; and

  .   approval of the arrangement by the Superior Court of Justice (Ontario).

   Pursuant to the arrangement, BioMarin Nova Scotia will acquire all of the outstanding common shares of Glyko (other than those of Glyko shareholders who properly exercise their dissent rights and are paid the fair value of their shares by Glyko), and the Glyko shareholders (other than those who properly exercise their dissent rights) will receive from BioMarin Nova Scotia for each Glyko common share held 0.3309 of a share of BioMarin common stock. To enable BioMarin Nova Scotia to deliver such shares, BioMarin will issue up to 11,367,617 shares of its common stock in accordance with the terms of the Acquisition Agreement. As a consequence of the consummation of the arrangement, Glyko will become an indirect wholly-owned subsidiary of BioMarin. After the arrangement is completed, BioMarin intends to exchange the 11,367,617 shares of BioMarin common stock owned by Glyko for shares of Series A Preferred Stock of BioMarin and to cancel such 11,367,617 shares of common stock. No certificates representing fractional shares of BioMarin common stock shall be issued upon the surrender for exchange of certificates representing Glyko common shares. In lieu of any such fractional securities, each person otherwise entitled to a fractional interest (after aggregating all fractional shares of BioMarin common stock that otherwise would be received by such holder) in a share of BioMarin common stock will be entitled to receive from BioMarin Nova Scotia a cash payment (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, and (ii) the average closing price of the shares of BioMarin common stock for the 20 most recent days that BioMarin common stock has traded ending on the second trading day immediately prior to the effective date of the arrangement, as reported on Nasdaq. In no event will BioMarin Nova Scotia be required to transfer to holders of Glyko common shares more than, in the aggregate, 11,367,617 shares of BioMarin common stock in connection with the exchange provided for pursuant to the Acquisition Agreement.

   Neither BioMarin nor, to its knowledge, any of its affiliates, directors or officers, currently owns any Glyko common shares, except for Messrs. Erich Sager and Gwynn Williams who collectively own or exercise control over 2,858,488 common shares of Glyko. In addition, Erich Sager holds options to acquire 12,500 Glyko common shares. Based on the number of Glyko common shares
outstanding on           , 2002, immediately following completion of the
transaction, the former holders of Glyko common shares will hold in

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

the aggregate approximately 11,367,617 shares of BioMarin common stock, and the holders of Glyko options will hold options to purchase approximately 26,934 shares of BioMarin common stock after such Glyko options are exchanged for options to purchase shares of BioMarin common stock in accordance with the provisions of the Acquisition Agreement. Assuming all Glyko common shares are exchanged for BioMarin common stock, the BioMarin common stock owned by Glyko is exchanged for BioMarin preferred stock and such common stock is cancelled and excluding shares of BioMarin common stock held by former Glyko shareholders prior to the arrangement, based upon the number of shares of BioMarin common stock and Glyko common shares outstanding as of __________, 2002, immediately following completion of the transaction existing Glyko shareholders would collectively hold approximately [21.3%] of the outstanding BioMarin common stock. See "Pro Forma Capitalization of BioMarin."

   Glyko shareholders who properly exercise their dissent rights will be entitled to be paid the fair value of their Glyko common shares. The obligation of BioMarin to complete the arrangement is subject to the condition that holders of no more than one percent of the issued and outstanding Glyko common shares shall have exercised and not withdrawn dissent rights in respect of the arrangement or the continuance. Dissenters' appraisal rights under the Delaware General Corporation Law are not available to BioMarin stockholders in connection with the transaction. See "Dissenting Shareholder Rights."

Treatment of Stock Options

   At the implementation time of the arrangement, each Glyko option to purchase common shares will be exchanged for an option to purchase BioMarin common stock granted in accordance with BioMarin's 1997 Stock Plan, as amended. Each replacement option will constitute an option to purchase that number of shares of BioMarin common stock equal to the product of the exchange ratio (0.3309), and the number of Glyko common shares subject to the Glyko option, rounding down to the nearest whole share of BioMarin common stock. Each replacement option will provide for an exercise price per share of BioMarin common stock equal to the U.S. dollar equivalent of the exercise price per share of the Glyko option immediately prior to the implementation time of the arrangement divided by 0.3309 and rounding up to the nearest cent. The restrictions on exercise and term of replacement options will otherwise be unchanged from those of the Glyko options for which they are exchanged.

   On __________, 2002, there were outstanding options to purchase Glyko common shares which, when vested, would be exercisable to acquire a total of approximately 81,397 Glyko common shares at prices between Cdn.$4.50 and Cdn.$6.75 with various expiration dates to January 15, 2006.

Background of the Transaction

   The provisions of the Acquisition Agreement are the result of negotiations conducted among representatives of BioMarin and Glyko and their legal and financial advisors. The following is a summary of the meetings, negotiations and discussions between the parties that preceded execution of the Acquisition Agreement.

   On May 24, 2001, Fredric Price, Chairman and Chief Executive Officer of BioMarin, Joerg Gruber, the Chairman of Glyko, Erich Sager, the President and Chief Executive Officer of Glyko as well as a director of BioMarin, and John Kolada, a director of Glyko, held preliminary discussions at a meeting in Novato, California concerning the possibility of a transaction in which Glyko shareholders would become direct shareholders in BioMarin.

   The results of this meeting were reported to the Glyko board of directors at a meeting held on May 31, 2001. At that meeting, the Glyko board of directors established a transaction committee whose members would be principally responsible for negotiating any transaction with BioMarin and reporting back to the full board of directors at regular intervals. It was determined at this meeting that Erich Sager would not participate in or be made aware of any discussions involving Glyko's interests in any transaction with BioMarin, given his status as a

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

BioMarin board member. The Glyko board of directors determined that the transaction committee would comprise Hannes Glaus, Joerg Gruber and John Kolada.

   On June 18, 2001, Fredric Price and Joerg Gruber met in London, England to discuss further a possible combination of the two companies. During that meeting, the structure of a possible transaction and the potential advantages of a combination of the two companies were discussed. On the basis of this meeting, the parties determined that they would continue discussions and would work toward developing more specific terms for the proposed transaction.

   Over the ensuing weeks, BioMarin and Glyko and their respective advisors discussed various structures for the implementation of a possible transaction between the two parties. Glyko's transaction committee reported to the full board of directors on these discussions at its meeting held on June 28, 2001.

   At a meeting held on July 9, 2001, the Glyko board of directors again discussed a possible transaction with BioMarin. At that meeting, the board of directors determined to appoint TD Securities as its financial advisor and subsequently engaged TD Securities to act in this capacity.

   On July 13, 2001, BioMarin and Glyko entered into a confidentiality agreement which contained customary standstill, exclusivity and non-solicitation provisions. Shortly thereafter, BioMarin and Glyko and their respective legal and financial advisors commenced due diligence investigations of one another. The parties' due diligence investigations continued throughout the months of July and August 2001.

   On July 24, 2001, the BioMarin board of directors discussed the principal terms of a transaction whereby BioMarin would acquire the outstanding shares of Glyko in exchange for BioMarin equity. At this time, the BioMarin board of directors established a committee of independent board members consisting of Messrs. Denison and Price with authority to negotiate the terms of the transaction.

   As part of scheduled meetings held on August 2, 19 and 30, 2001, the Glyko board of directors reviewed the status of discussions and outstanding issues concerning a possible transaction with BioMarin and, in particular, focused on certain structural considerations and related tax implications, both for Glyko and its shareholders.

   During August and September 2001, senior management of BioMarin had discussions with BioMarin's legal and financial advisors in connection with structural considerations and related tax implications for BioMarin as well as other business and legal matters. During September 2001, the parties exchanged preliminary drafts of definitive agreements and continued to discuss the optimal structure for any transaction that might be implemented by Glyko and BioMarin.

   On September 28, 2001, the BioMarin board of directors determined that any further discussions regarding a transaction with Glyko would be postponed until after the unblinding of the Phase 3 Aldurazyme trial and due to certain other competing corporate priorities. On September 28, 2001, Fredric Price advised Joerg Gruber that BioMarin wished to postpone further discussions concerning a possible transaction. This development was reported to Glyko's board of directors at its meeting held on October 1, 2001, at which time the board of directors considered at length the implications for Glyko and its shareholders of a delay in pursuing further a possible transaction with BioMarin.

   On December 13, 2001, the BioMarin board of directors determined to proceed with discussions regarding the proposed transaction with Glyko, and in late December 2001, BioMarin advised Glyko that it was prepared to resume discussions on a transaction whereby BioMarin would acquire Glyko and Glyko shareholders would become direct shareholders of BioMarin.

   During January 2002, further drafts of definitive agreements were circulated, and BioMarin and Glyko and their respective legal and financial advisors engaged in extensive discussions and negotiations on the proposed transaction. An updated confidentiality agreement was signed by BioMarin and Glyko on January 10, 2002.

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

   The preliminary drafts of the definitive agreements circulated in January 2002 reflected substantially the same commercial terms as the draft agreements exchanged in September 2001 between the parties. In particular, the consideration to be paid to Glyko shareholders in the January 2002 draft acquisition agreement did not change from that set forth in the September 2001 draft agreement. The changes in the draft agreements distributed in January 2002 were primarily related to the changes in the structure of the transaction and reflected comments on the agreements received from Glyko and its advisors. In the draft agreements proposed in September 2001, the transaction contemplated an exchangeable share structure whereby Glyko shareholders would have received shares of a Canadian subsidiary of BioMarin that would have been exchangeable into shares of BioMarin common stock. Due to the additional complexity and costs of implementing the exchangeable share structure, the agreement was revised to reflect the current structure.

   On February 1, 2002, TD Securities led a due diligence question and answer session involving BioMarin senior management. Concurrent with such meeting, representatives of Glyko approached certain affiliates of Glyko about the possibility of entering into the shareholder support agreements described under "-- Other Agreements."

   On February 5, 2002, the boards of directors of BioMarin and Glyko met separately to approve the proposed transaction.

   At the BioMarin board of directors meeting, BioMarin's financial advisor, UBS Warburg LLC, reviewed with the BioMarin board of directors financial aspects of the transaction and informed the BioMarin board that, assuming no material changes in the transaction and subject to review of the definitive Acquisition Agreement, it would be in a position to deliver an opinion regarding the fairness, from a financial point of view, to BioMarin of the exchange ratio provided for in the transaction upon execution of the definitive Acquisition Agreement. At this meeting, the disinterested members of the BioMarin board of directors unanimously approved the proposed transaction, including the issuance of shares of BioMarin common stock in connection therewith, and the Acquisition Agreement, subject to such changes or modifications to the Acquisition Agreement as the Chief Executive Officer of BioMarin may determine and subject to receipt of UBS Warburg's opinion, which was subsequently delivered on February 6, 2002, the date on which the Acquisition Agreement was executed.

   At the Glyko board of directors meeting, a presentation was made by Glyko's financial advisors, TD Securities, as part of which TD Securities provided their oral opinion to the board of directors that the consideration to be received by Glyko's shareholders under the proposed transaction was fair, from a financial point of view, as of that date. The Glyko board of directors unanimously approved the proposed transaction and authorized the execution of the Acquisition Agreement.

   On February 6, 2002, Glyko's board of directors received the written opinion of TD Securities in the form attached as Annex G to this Joint Proxy Circular.

   The Acquisition Agreement was executed on February 6, 2002, and shareholder support agreements with certain shareholders of Glyko (including all directors who are shareholders), representing in the aggregate approximately 27.3% of the outstanding Glyko common shares, were delivered concurrently. BioMarin and Glyko each disseminated a press release announcing the transaction before the opening of markets on February 7, 2002 in the United States, Canada and Switzerland.

Joint Reasons for the Transaction

   The following discussion of BioMarin's and Glyko's reasons for the transaction contains a number of forward-looking statements that reflect the current views of BioMarin and Glyko with respect to future events that may have an effect on the companies' future financial performance taken as a whole. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in the sections of this Joint Proxy Circular entitled "Cautionary Statements Regarding Forward-Looking Statements in this Document" and "Risk Factors."

   The boards of directors of BioMarin and Glyko approved the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement, including the arrangement and the issuance of shares of BioMarin common stock, because they determined that the stockholders of their respective companies will benefit from the transaction. Among other benefits, the boards of directors believe that:

  . the stockholders of BioMarin, including former Glyko shareholders, will benefit from BioMarin's simplified share ownership structure;

  . the stockholders of BioMarin, including former Glyko shareholders, will benefit from the increased number of holders of shares of BioMarin common stock as the liquidity of the BioMarin common stock should be enhanced; and

  . the shareholders of Glyko will benefit from having direct ownership interests in BioMarin and from the increased liquidity associated with holding BioMarin's common stock.

Recommendation of BioMarin's Board of Directors

   At a meeting held on February 5, 2002, the disinterested members of the board of directors of BioMarin, which constitute a majority of the BioMarin board of directors, unanimously:

  . determined that the transaction is advisable, and is fair to and in the best interest of BioMarin and its stockholders;

  . approved the Acquisition Agreement, subject to such changes or modifications as the Chief Executive Officer of BioMarin may determine and subject to receipt of the written opinion of BioMarin's financial advisor in the form considered by the board at its meeting as described below;

  . directed that the issuance of shares of BioMarin common stock in connection with the transaction be submitted for consideration by BioMarin stockholders at a BioMarin annual meeting; and

  . resolved to recommend that the BioMarin stockholders vote FOR the transaction, including, without limitation, the issuance of shares of BioMarin common stock in connection with the transaction.

   In reaching its decisions as described above, the BioMarin board of directors consulted with BioMarin's management, BioMarin's legal counsel regarding the legal terms of the transaction, and BioMarin's financial advisors regarding the financial aspects of the transaction. The material factors that the BioMarin board of directors considered in reaching its determination were as follows:

  . The reasons for the transaction described in the section entitled "Joint Reasons for the Transaction" of this Joint Proxy Circular.

  . The historical information concerning BioMarin's and Glyko's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the U.S. Securities and Exchange Commission. The number of shares of BioMarin common stock held by Glyko represents a significant interest in BioMarin. It is possible that Glyko could be acquired by a third party in the future, which party could therefore acquire this significant interest in BioMarin. This possibility creates uncertainty for BioMarin and its stockholders.

  . BioMarin's management's view of the financial condition, results of operations and businesses of BioMarin and Glyko before and after giving effect to the transaction. The potential acquisition of Glyko would not entail the assumption of any significant liabilities or obligations, other than a contingent tax liability with respect to a capital gain which would be realized on a taxable disposition by Glyko of its

      BioMarin common stock (or Series A Preferred Stock for which the common stock will be exchanged) as discussed under "Contingent Capital Gains Tax Liability to BioMarin." Accordingly, once the transaction is complete, there will be no continuing material impact on BioMarin's operations or financial position.

  . The current financial market conditions and historical market prices, volatility and trading information with respect to BioMarin common stock and Glyko common shares. Converting the current Glyko shareholders' interest in BioMarin from an indirect interest through their ownership of Glyko common shares to a direct ownership of BioMarin common stock will increase the number of publicly traded shares of BioMarin common stock. The BioMarin board believes that this should increase the liquidity of BioMarin common stock and could mitigate the volatility of the trading price of BioMarin common stock.

  . The relationship between the market value of the common shares of Glyko and the consideration to be paid to shareholders of Glyko in connection with the transaction. The BioMarin board of directors noted that the Glyko common shares have traded at both a discount and premium as compared to the trading price of the BioMarin common stock. This discount/premium ranged from a 32.4% discount to an 8.6% premium, as computed on the first trading day of each month from August 2001 to January 2002. The BioMarin board determined that, based on the historical range of the discount/premium, the consideration to be paid to the Glyko shareholders in the transaction was reasonable based on the benefits to be received by BioMarin.

  . The structure of the transaction and the belief that the terms of the Acquisition Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable. BioMarin's board of directors was satisfied that under the plan of arrangement, BioMarin would not incur any United States federal income taxes as a result of the completion of the transaction. Based on discussions with BioMarin's legal counsel and comparisons to other similar transactions, the BioMarin board of directors determined that the Acquisition Agreement included terms that are customary for transactions of this type.

  . The financial presentation of, and discussions with, UBS Warburg, including its written opinion dated February 6, 2002 to the BioMarin board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to BioMarin of the exchange ratio provided for in the Acquisition Agreement, as more fully described below under the section entitled "Opinion of BioMarin's Financial Advisor."

  . The impact of the transaction and its announcement on the trading volume and the trading characteristics of BioMarin's common stock. The BioMarin board of directors believes that the increased liquidity of BioMarin's common stock following the transaction will be advantageous to BioMarin. The board believes that the increased number of holders will reduce the volatility of the trading price of BioMarin's common stock and cause its trading price to be more representative of BioMarin's enterprise value and less related to the limited liquidity of its shares.

  . The fact that BioMarin stockholders will have the opportunity to vote upon the proposal to approve the transaction, including the issuance of shares of BioMarin common stock in connection with the transaction. The BioMarin board of directors considered that the approval of the stockholders is an important independent check on the merits of the transaction.

  . The interests that certain directors of BioMarin may have with respect to the transaction in addition to their interests as stockholders of BioMarin generally, as described in more detail in the section entitled "Interests of Certain Persons in the Transaction." The BioMarin board of directors considered the interests of these directors. In recognition of the potential conflict created by these interests, the disinterested directors of BioMarin considered the merits of the transaction independently of the interested directors. These disinterested directors, who constitute a majority of the BioMarin board of directors, unanimously approved the transaction.

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  .   The reports from BioMarin's management and legal and financial advisors as to the results of the due diligence investigation of Glyko which did not reveal any information that the BioMarin board believed presented significant risks or uncertainties related to the transaction that were not contemplated prior to such investigation.

   In addition, the BioMarin board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the transaction, including, but not limited to:

  . The possibility that the transaction might not be completed, or that completion might be unduly delayed, and the effect of public announcement of the transaction on BioMarin's stock price. If the transaction is not completed, BioMarin will have incurred substantial expenses and utilized significant management resources with little or no return. Similarly, undue delays in the transaction could significantly increase BioMarin's transaction costs. As BioMarin has no revenue from the sales of products, all of the transaction costs must be paid with current capital reserves. A decision to terminate the transaction following its public announcement may have an adverse impact on the trading price of BioMarin's common stock.

  . The substantial charges to be incurred in connection with the transaction, including transaction expenses. The estimated fees and expenses that BioMarin has incurred and expects to incur to complete the transaction total approximately $2.6 million. The BioMarin board of directors determined that these fees were reasonable in light of the complexity of the transaction and were justified based on the benefits expected from completing the transaction.

  . The terms of the Acquisition Agreement regarding Glyko's right to consider and negotiate acquisition proposals in certain circumstances, as well as the possible effects of the provisions regarding payment of termination fees. The Acquisition Agreement allows Glyko the right to consider and negotiate competing proposals under certain conditions. The BioMarin board of directors believes that the termination fee payable to BioMarin in such a situation justifies the risk associated with this right. Similarly, the BioMarin board of directors determined that it was fair to pay Glyko a termination fee under certain circumstances in light of the significant expenses Glyko was likely to incur in the course of the transaction.

  . The substantial contingent capital gains tax liability to Glyko under Canadian and United States federal income tax laws upon a taxable disposition of the shares of BioMarin held by Glyko. The BioMarin board of directors understands that, by completing the transaction BioMarin is assuming a contingent tax liability of approximately $[ ] million associated with the possible eventual disposition of the BioMarin common stock (which will be exchanged for Series A Preferred Stock of BioMarin) held by Glyko. The BioMarin board of directors determined that the risk associated with recognizing this contingent liability is within BioMarin's control and is therefore manageable.

  . The various other risks associated with the transaction described in the section entitled "Risk Factors" of this Joint Proxy Circular.

   The BioMarin board of directors concluded, however, that these negative factors could be managed or mitigated by BioMarin and by the consolidated company or were unlikely to have a material impact on the transaction or the consolidated company, and that, overall, the potentially negative factors associated with the transaction were outweighed by the potential benefits of the transaction. For example, the BioMarin board of directors believes that:

  .   the transaction could be completed on the proposed terms; and

  . costs relating to the transaction would not exceed the proposed benefits of the transaction.

   The above discussion of the factors considered by the BioMarin board of directors is not intended to be exhaustive, but does set forth all of the material factors considered by the BioMarin board of directors. The

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disinterested members of the BioMarin board of directors collectively reached the unanimous conclusion to approve the Acquisition Agreement and the transaction, including the issuance of shares of BioMarin common stock in connection therewith, in light of the various factors described above and other factors that each member of the BioMarin board of directors felt were appropriate. In view of the wide variety of factors considered by the BioMarin board of directors in connection with its evaluation of the transaction and the complexity of these matters, the BioMarin board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the BioMarin board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of BioMarin's Financial Advisor

   On February 6, 2002, UBS Warburg delivered to the BioMarin board of directors a written opinion dated the same date, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the exchange ratio of 0.3309 of a share of BioMarin common stock for each Glyko common share was fair, from a financial point of view, to BioMarin.

   The full text of UBS Warburg's opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg. This opinion is attached as Annex F and is incorporated into this Joint Proxy Circular by reference. UBS Warburg's opinion is directed only to the fairness, from a financial point of view, to BioMarin of the exchange ratio and does not address any other aspect of the transaction. The opinion does not address the relative merits of the transaction as compared to other business strategies or transactions that might be available with respect to BioMarin or BioMarin's underlying business decision to effect the transaction, nor does the opinion constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matters relating to the proposed transaction. Holders of BioMarin common stock are encouraged to read this opinion carefully and in its entirety. The summary of UBS Warburg's opinion described below is qualified in its entirety by reference to the full text of its opinion.

   In arriving at its opinion, UBS Warburg, among other things:

  . reviewed current and historical market prices and trading volumes of BioMarin common stock and Glyko common shares;

  . reviewed publicly available business and historical financial information relating to BioMarin and Glyko;

  . reviewed internal financial information and data relating to BioMarin and its business and financial prospects, including estimates and financial forecasts prepared by the management of BioMarin, that were provided to or discussed with UBS Warburg by BioMarin and not publicly available;

  .   conducted discussions with members of the senior management of BioMarin;

  . considered the pro forma capitalization of BioMarin and pro forma effects of the transaction on the financial statements of BioMarin;

  .   reviewed the Acquisition Agreement and related documents; and

  . conducted other financial studies, analyses and investigations, and considered other information, as UBS Warburg deemed necessary or appropriate.

   In connection with its review, with BioMarin's consent, UBS Warburg did not assume any responsibility for independent verification of any of the information that UBS Warburg was provided or reviewed for the purpose of its opinion and, with BioMarin's consent, UBS Warburg relied on that information being complete and

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accurate in all material respects. In addition, at BioMarin's direction, UBS
Warburg did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of BioMarin or Glyko, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates relating to BioMarin that it reviewed, UBS Warburg assumed, at BioMarin's direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of BioMarin as to the future financial performance of BioMarin. UBS Warburg's opinion was necessarily based on economic, monetary, market and other conditions existing, and information available to UBS Warburg, on the date of its opinion. Although subsequent developments may affect its opinion, UBS Warburg does not have any obligation to update, revise or reaffirm its opinion.

   UBS Warburg was not asked to, and it did not, offer any opinion as to the terms of the Acquisition Agreement or related documents and the obligations thereunder, or the form of the transaction. UBS Warburg expressed no opinion as to the value of BioMarin common stock when issued in the transaction or the prices at which BioMarin common stock will trade or otherwise be transferable at any time. UBS Warburg also assumed, with BioMarin's consent, that the transaction would constitute a tax-free reorganization for BioMarin and BioMarin Nova Scotia for U.S. federal income tax purposes and that no Canadian income tax would be payable by BioMarin or BioMarin Nova Scotia in connection with the transaction. In rendering its opinion, UBS Warburg assumed, at BioMarin's direction, that each of BioMarin, Glyko and BioMarin Nova Scotia would comply with all material covenants and agreements contained in, and other material terms of, the Acquisition Agreement and related documents and that the transaction would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. Except as described above, BioMarin imposed no other instructions or limitations on UBS Warburg with respect to the investigations made or the procedures followed by UBS Warburg in rendering its opinion.

   In connection with rendering its opinion to BioMarin's board of directors, UBS Warburg performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all of the analyses performed and factors considered by UBS Warburg in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

   UBS Warburg believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying UBS Warburg's analyses and opinion. None of the analyses performed by UBS Warburg was assigned greater significance by UBS Warburg than any other. UBS Warburg arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by UBS Warburg in connection with its opinion operated collectively to support UBS Warburg's determination as to the fairness of the exchange ratio from a financial point of view. UBS Warburg did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

   The estimates of BioMarin's future performance provided by the management of BioMarin in or underlying UBS Warburg's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS Warburg considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of BioMarin. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

   The exchange ratio was determined through negotiation between BioMarin and Glyko and the decision to enter into the transaction was solely that of BioMarin's board of directors. UBS Warburg's opinion and financial analyses were only one of many factors considered by BioMarin's board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of BioMarin's board of directors or management with respect to the transaction or the exchange ratio.

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   The following is a brief summary of the material financial analyses performed by UBS Warburg and reviewed with BioMarin's board of directors in connection with its opinion:

  Pro Forma Equity Impact Analysis

   UBS Warburg analyzed the potential pro forma effect of the transaction on the percentage equity ownership in BioMarin of the holders of BioMarin common stock other than Glyko relative to the holders of Glyko common shares who hold shares of BioMarin common stock indirectly through Glyko. The number of outstanding shares of BioMarin common stock used in this analysis of approximately 53.07 million was adjusted, based on internal estimates of BioMarin's management, for BioMarin's acquisition of Synapse Technologies Inc. The percentage equity ownership in BioMarin of the holders of Glyko common shares before giving effect to the transaction was implied by the total number of shares of BioMarin common stock held by Glyko of approximately 11.37 million. This analysis indicated that, based on the exchange ratio, the equity ownership percentages in BioMarin of the holders of BioMarin common stock other than Glyko and the holders of Glyko common shares of approximately 78.6% and 21.4%, respectively, would remain the same both before and immediately upon completion of the transaction except that, after giving effect to the transaction, the holders of Glyko common shares will hold shares of BioMarin common stock directly rather than indirectly through Glyko.

   UBS Warburg also evaluated the potential pro forma effect of the transaction on the implied value of Glyko common shares by comparing the market value of Glyko common shares of approximately $118.8 million in the aggregate relative to the market value of BioMarin common stock held by Glyko of approximately $137.7 million in the aggregate based on the closing prices of Glyko common shares and BioMarin common stock of Cdn$5.50 and $12.11, respectively, per share as reported through FactSet, a major online source for financial and economic information, on February 1, 2002. This comparison indicated an aggregate market discount of approximately $18.9 million for Glyko common shares as of that date which, based on the exchange ratio, would be eliminated upon completion of the transaction. Actual values of Glyko common shares may vary and such variations may be material.

  Pro Forma Financial Statement Impact Analysis

   UBS Warburg analyzed the potential pro forma effect of the transaction on BioMarin's estimated earnings (loss) per share, commonly referred to as EPS, for fiscal year 2002, based on internal estimates of the management of BioMarin, excluding extraordinary and transaction related costs. The number of outstanding shares of BioMarin common stock used in this analysis was adjusted, based on internal estimates of BioMarin's management, for BioMarin's acquisition of Synapse Technologies Inc. Based on the exchange ratio, this analysis indicated that the transaction would be neutral to BioMarin's estimated EPS for fiscal year 2002. UBS Warburg also noted that, based on the exchange ratio, the total number of outstanding shares of BioMarin common stock would remain the same before and immediately upon completion of the transaction. The actual results achieved by BioMarin post-transaction may vary from projected results and the variations may be material.

  Other Factors

   In rendering its opinion, UBS Warburg also reviewed and considered other factors, including:

  . historical trading volumes and market prices for BioMarin common stock and Glyko common shares for the period January 1, 2001 to February 1, 2002, which trading volumes ranged from approximately 4,600 to 4,740,500 shares per trading day for BioMarin common stock and from none to 1,255,678 shares per trading day for Glyko common shares and which market prices ranged from approximately U.S.$7.31 to U.S.$14.16 per share for BioMarin common stock and approximately U.S.$2.38 to U.S.$4.56 per share for Glyko common shares, and the relationship between movements in BioMarin common stock and Glyko common shares for the same period, including the discounts (premia) over that period implied for Glyko common shares based on the market prices of Glyko common shares relative to the implied per share value of Glyko common shares based on the market value of the total number of shares of BioMarin held by Glyko and the book value of Glyko's other net assets; and

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  .   the public float, defined as total outstanding shares of common stock excluding shares owned by directors, officers and 5% holders, as a percentage of the total outstanding shares of BioMarin common stock, both before and after giving effect to the transaction of approximately 66.4% and 85.6%, respectively, and as compared to the public float as a percentage of the total outstanding shares of the common stock of selected publicly traded companies in the bio-technology industry.

  Miscellaneous

   BioMarin has agreed to pay UBS Warburg for its financial advisory services in connection with the transaction an aggregate fee of approximately $1.0 million, of which approximately $450,000 is contingent upon completion of the transaction. In addition, BioMarin has agreed to reimburse UBS Warburg for its reasonable expenses, including reasonable fees and disbursements of its counsel, and to indemnify UBS Warburg and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

   BioMarin selected UBS Warburg as its exclusive financial advisor in connection with the transaction because UBS Warburg is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS Warburg is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

   UBS Warburg and its affiliates in the past have provided, and currently are providing, services to BioMarin unrelated to the proposed transaction, for which services UBS Warburg and its affiliates have received and will receive customary compensation. In the ordinary course of business, UBS Warburg, its successors and affiliates may actively trade the securities of BioMarin and Glyko for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

Recommendation of Glyko's Board of Directors

   The Glyko board of directors believes that the terms of the arrangement are fair to Glyko shareholders and in the best interests of Glyko. Accordingly, the Glyko board of directors unanimously approved the Acquisition Agreement and resolved to recommend that Glyko's shareholders vote FOR the Glyko arrangement resolution and FOR the Glyko continuance resolution.

   Each of the directors of Glyko has advised Glyko that he will vote the Glyko common shares held by him, directly or indirectly, in favor of the Glyko arrangement resolution approving the arrangement and the Glyko continuance resolution approving the continuance.

   In approving the Acquisition Agreement, the Glyko board of directors considered a number of factors, including:

  . The reasons for the transaction described in the section entitled "Joint Reasons for the Transaction" of this Joint Proxy Circular.

  . The structure of the transaction. The Glyko board of directors was satisfied that, under the plan of arrangement, Glyko would incur no liability for Canadian federal income tax as a result of the completion of the transaction and Glyko shareholders who are not residents of Canada and whose shares do not constitute taxable Canadian property would not be subject to Canadian federal income tax as a result of the disposition of Glyko common shares pursuant to the arrangement.

  . Historical information concerning Glyko's and BioMarin's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year for each company filed with the U.S. Securities and Exchange Commission.

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  .   Management's view of the financial condition, results of operations and businesses of Glyko and BioMarin before and after giving effect to the transaction.

  . The lack of viable alternatives available to Glyko given Glyko's limited resources and lack of operational assets. Following a review of market opportunities, the Glyko board of directors concluded that Glyko's principal current alternative to proceeding with the plan of arrangement transaction was to become an operating company by acquiring operating assets, which the board did not believe was feasible at this time given Glyko's resources, nor would there be any guarantee of success if such alternative was chosen.

  . Current financial market conditions and historical market prices, volatility and trading information with respect to Glyko common shares and BioMarin common stock.

  . The amount of tax that would be payable by Glyko in the event it were to dispose of its holding of BioMarin common stock. The Glyko board of directors understands that, if Glyko disposed of its common stock of BioMarin, any gain realized by Glyko on such disposition for Canadian federal and provincial income tax purposes would be subject to Canadian federal and provincial income tax.

  . The potentially adverse tax implications for Glyko and its shareholders in the event Glyko were to distribute its holding of BioMarin common stock directly to its shareholders. The Glyko board of directors was advised that a distribution of BioMarin common stock by Glyko to its shareholders would result in a disposition of such common stock by Glyko (and the imposition of Canadian federal and provincial income tax on Glyko on any gain considered to be realized on the disposition), as well as shareholder level taxes on a distribution of BioMarin common stock to Glyko shareholders.

  . The costs inherent in maintaining Glyko's status as a reporting issuer in Canada and as a registrant under the United States Securities Exchange Act of 1934. Glyko incurred general and administrative expenses of approximately $460,000 in 2001. As Glyko has no operations, a significant portion of these expenses were associated with maintaining its status as a reporting issuer in Canada and a registrant under the United States Securities Exchange of 1934.

  . The discount to the underlying value of Glyko's assets, including its shares of BioMarin common stock, at which the Glyko common shares have historically traded on the Toronto Stock Exchange. TD Securities reported to the Glyko board of directors that during 2001 the Glyko common shares traded at an implied discount of up to 20% of the value of the BioMarin common stock owned by Glyko.

  . The fact that Glyko shareholders will receive shares of BioMarin common stock under the transaction that are more liquid than their Glyko common shares. The Glyko board of directors noted that an average of approximately 495,000 shares of BioMarin common stock traded daily on the Nasdaq during the fourth quarter of 2001, compared to an average of approximately 67,000 Glyko shares trading daily on the Toronto Stock Exchange during the same period.

  . The belief that the terms of the Acquisition Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable.

  . Certain terms and conditions of the Acquisition Agreement, including the fact that a termination fee is payable to Glyko by BioMarin under certain circumstances, and that, subject to certain conditions, the Acquisition Agreement does not prevent Glyko from accepting a Superior Offer.

  .   The fairness opinion of Glyko's financial advisor, TD Securities.

  . The fact that Glyko shareholders will have the opportunity to vote upon and approve the transaction.

  . The fact that the approval of the Superior Court of Justice (Ontario) to the arrangement is a condition to the closing of the transaction. The Glyko board of directors noted that the Superior Court of Justice will satisfy itself as to the fairness of the transaction prior to approving the transaction.

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  .   Reports from management and financial advisors as to the results of the due diligence investigation of BioMarin.

  . Other factors that the Glyko board of directors deemed relevant in order to make its decision.

   In considering the transaction, the Glyko board of directors recognized that there were certain risks associated with the transaction, including the risks that the potential benefits set forth above may not be realized and that there may be higher than anticipated costs associated with realizing such benefits. The Glyko board of directors also considered the factors set forth in this Joint Proxy Circular under the heading "Risk Factors."

   In addition, the Glyko board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the transaction, including, but not limited to:

  . The possibility that the transaction might not be completed, or that completion might be unduly delayed, and the effect of public announcement of the transaction on Glyko's and BioMarin's stock price.

  . If the transaction is not completed, Glyko will have incurred substantial expenses and utilized significant management resources. Similarly, undue delays in the transaction could significantly increase Glyko's transaction costs. As Glyko has no operating business, the potential to recoup these costs is limited. A decision to terminate the transaction following its public announcement might have an adverse impact on the trading price of Glyko's common shares.

  . The provisions of the Acquisition Agreement regarding payment of termination fees.

  . Various other risks associated with the transaction described in the section entitled "Risk Factors" of this Joint Proxy Circular.

   The Glyko board of directors concluded, however, that these negative factors could be managed or mitigated by Glyko or were unlikely to have a material impact on the transaction on Glyko, and that, overall, the potentially negative factors associated with the transaction were outweighed by the potential benefits of the transaction. For example, the Glyko board of directors believes that:

  .   the transaction could be completed on the proposed terms; and

  . costs relating to the transaction would not exceed the proposed benefits of the transaction.

   The foregoing discussion of the information and factors considered by Glyko's board of directors, while not exhaustive, includes the material factors considered by the Glyko board of directors. In view of the variety of factors considered in connection with its evaluation of the transaction, Glyko's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, although individual directors may have given different weights to different factors.

Opinion of Glyko's Financial Advisor

   Glyko retained TD Securities to act as its financial advisor in connection with a proposed transaction whereby all of the outstanding common shares of Glyko would be acquired by BioMarin. TD Securities is a nationally recognized investment banking firm in Canada with operations in a broad range of activities including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing fairness opinions. Glyko selected TD Securities to act as its financial advisor on the basis of TD Securities' experience and expertise in transactions similar to the arrangement and its reputation in the community.

   At the Glyko board of directors meeting held on February 5, 2001, TD Securities delivered its oral opinion to the board of directors. On February 6, 2002, TD Securities confirmed its opinion in writing by delivery of its

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written opinion to Glyko's board of directors, based upon and subject to the various assumptions and limitations set forth therein, that the consideration offered to Glyko shareholders under the arrangement was fair, from a financial point of view, as of that date. The exchange ratio was determined by negotiations between Glyko and BioMarin and was not based on recommendations from TD Securities.

   The full text of TD Securities' written opinion to Glyko's board of directors is attached to this Joint Proxy Circular as Annex G which is incorporated into this Joint Proxy Circular in its entirety. You should read this opinion carefully and in its entirety in connection with this Joint Proxy Circular. However, the following summary of TD Securities' opinion has also been included, which is qualified in its entirety by reference to the full text of the opinion.

   TD Securities' opinion does not constitute a recommendation to shareholders of Glyko on how to vote with respect to the Glyko arrangement resolution or the Glyko continuance resolution. The opinion addresses only the fairness of the consideration offered to Glyko shareholders pursuant to the transaction, from a financial point of view, as of the date of the opinion. The opinion does not address the relative merits of the arrangement or the continuance or any alternatives to the arrangement or the continuance, the underlying decision of Glyko's board of directors to proceed with or effect the arrangement or any other aspect of the arrangement.

   For the purposes of its opinion, TD Securities reviewed and relied upon, or carried out, among other things, the following:

  .   the Acquisition Agreement;

  .   the form of shareholder support agreement;

  . audited financial statements of Glyko and BioMarin for each of the years ended and as at December 31, 1999 and 2000;

  . unaudited interim financial statements of Glyko and BioMarin for the three-month periods ended and as at March 31, 2001, June 30, 2001 and September 30, 2001;

  . annual reports and Forms 10-K of Glyko for each of the years ended December 31, 1999 and 2000;

  . annual reports and Forms 10-K of BioMarin for each of the years ended December 31, 1999 and 2000;

  . notices of annual meetings of shareholders and management proxy circulars of Glyko for each of the years ended December 31, 1999 and 2000;

  . press releases and other regulatory filings of Glyko and BioMarin during the two year period ending February 5, 2002;

  . corporate documents of Glyko, including material contracts and licenses, minutes of the board and other corporate documents;

  . discussions with senior management of Glyko with respect to the information referred to above and other issues deemed relevant;

  . discussions with Blake, Cassels & Graydon LLP, Canadian legal advisors to Glyko;

  .   discussions with Arthur Andersen LLP, auditors of Glyko;

  . a due diligence session and other discussions with senior management of BioMarin;

  . relevant public information, relating to the business, operations, financial performance and share trading history of Glyko, BioMarin and other selected public information considered to be relevant;

  . various research publications prepared by equity research analysts regarding BioMarin;

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  .   representations contained on the certificate dated as of February 6, 2002 from senior officers of Glyko; and

  . such other corporate, industry and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.

   With Glyko's acknowledgement, TD Securities assumed and relied upon, without independent verification, the accuracy, completeness and fair representation of the financial and other information reviewed by TD Securities for the purposes of its opinion. The fairness opinion is conditional upon such accuracy, completeness and fair representation.

   Senior officers of Glyko represented to TD Securities in a certificate delivered as of February 6, 2002, among other things, that (i) Glyko has no information or knowledge of any facts public or otherwise not specifically provided to TD Securities relating to Glyko or BioMarin and its subsidiaries, which would reasonably be expected to affect materially the fairness opinion or the decision of Glyko to proceed with the arrangement; (ii) the information and data provided to TD Securities by or on behalf of Glyko in respect of Glyko in connection with the fairness opinion is or, in the case of historical information and data, was, at the date of preparation, true and complete in all material respects and no additional material, data or information would be required to make the information and data provided to TD Securities not misleading in the light of circumstances in which it was provided; (iii) to the extent that any of the information and data identified in subparagraph
(ii) above is historical and Glyko has been requested by TD Securities to update such information, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to TD Securities or updated by more current information and data not provided to TD Securities by Glyko; (iv) there have been no valuations or appraisals of Glyko or any material property of Glyko made in the preceding 12 months and in the possession or control of Glyko other than those which have been provided to TD Securities or, in the case of valuations known to Glyko which it does not have within its possession or control, notice of which has not been given to TD Securities; (v) there have been no offers for or transactions involving any material property of Glyko during the preceding 12 months which have not been disclosed to TD Securities; and (vi) other than in connection with the arrangement, Glyko has no information or knowledge of any material non-public information concerning the securities, assets, liabilities, operations, affairs, prospects or condition (financial or otherwise) of Glyko or BioMarin and its subsidiaries that has not been generally disclosed.

   In preparing its opinion, TD Securities made general assumptions including:

  . all conditions precedent to the completion of the arrangement could be satisfied in due course;

  . all consents, permissions, exemptions or orders of relevant regulatory authorities would be obtained, without adverse condition or qualification;

  . the procedures being followed to implement the arrangement are valid and effective;

  . the Joint Proxy Circular will be distributed to the shareholders of Glyko in accordance with applicable laws;

  . the disclosure in the Joint Proxy Circular will be accurate in all material respects and will comply in all material respects with the requirements of all applicable laws.

   For purposes of its opinion, TD Securities was not engaged to provide (and has not provided) a formal valuation or appraisal of any of the assets or liabilities of Glyko or BioMarin. In addition, TD Securities was not requested to and did not review any legal, accounting or tax aspects of the arrangement. Except as described herein, Glyko imposed no other instructions or limitations on TD Securities with respect to the investigations made or the procedures followed by TD Securities in rendering its opinion.

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   The following is a summary of the material financial analyses performed by
TD Securities and reviewed with Glyko's board of directors in connection with TD Securities' fairness opinion:

   In determining the value of the Glyko common shares in the context of the transaction, TD Securities applied a net asset value ("NAV") approach that aggregates the value of Glyko's assets net of all liabilities. Since Glyko's primary asset is the BioMarin common stock held by Glyko, the value of the Glyko common shares in the context of the transaction required an analysis of the value of the BioMarin common stock.

   TD Securities believes that the market trading value approach is an appropriate indication of the value of the BioMarin common stock in the context of the transaction primarily because shares of BioMarin common stock are widely held and relatively liquid, and TD Securities was not aware, after due inquiry, of any non-public information that, if disclosed, would be expected to have a material affect on the market trading price of the BioMarin common stock.

   TD Securities reviewed various alternatives for distributing the value of the BioMarin common stock held by Glyko to Glyko shareholders. Based on discussions with Glyko's Canadian tax advisors and other considerations, TD Securities concluded that if Glyko were to distribute the value of the underlying BioMarin common stock to Glyko shareholders, this would result in significant tax liability for both Glyko and its shareholders.

   Under the market trading value approach, the value of the BioMarin common stock held by Glyko was the value that could be realized in the context of the current market. The value range of the BioMarin common stock was $12.00 to $12.74 per share based on the volume weighted average trading prices of BioMarin common stock on Nasdaq for the 10 day and 20 day periods ended February 1, 2002. This represents a value of $3.97 to $4.22 per Glyko common share. On an after-tax basis, assuming Glyko would incur corporate capital gains tax on any disposition of its BioMarin common stock, the value range was $3.34 to $3.54 per Glyko common share.

   The other assets (net of liabilities) of Glyko, primarily consisting of cash, were valued at $0.06 to $0.07 per Glyko common share. Combined with the above value of the BioMarin common stock held by Glyko, the pre-tax value of Glyko common shares was $4.03 to $4.28 or Cdn.$6.32 to Cdn.$6.72 per Glyko common share (after-tax $3.40 to $3.60 or Cdn.$5.33 to Cdn.$5.65).

   The value of the consideration to be received by Glyko shareholders was derived using the value range for the BioMarin common stock of $12.00 to $12.74 determined through the market trading value approach and applying the exchange ratio pursuant to the arrangement. This results in a value of the consideration to be received by Glyko shareholders of $3.97 to $4.22 or Cdn.$6.23 to Cdn.$6.61 per Glyko common share, as compared to the pre-tax value of Glyko common shares of $4.03 to $4.28 or Cdn.$6.32 to Cdn.$6.72 per share (after-tax $3.40 to $3.60 or Cdn.$5.33 to Cdn.$5.65) indicated above.

   TD Securities' opinion was based on economic, market and other conditions as they existed on the date of its opinion and on information made available to it as of the date of its opinion. According to the terms of its engagement by Glyko, although TD Securities reserves the right to change or withdraw its opinion in the event of a change in circumstances, TD Securities has no obligation to update, revise or re-affirm its opinion to take into account events occurring after the date that its opinion was delivered to Glyko's board of directors. As a result, circumstances could develop after the date of its opinion and prior to consummation of the arrangement and the continuance that, if known at the time TD Securities rendered its opinion, may have altered such opinion.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. TD Securities believes that its analyses and the summary above must be considered as a whole. TD Securities further believes that selecting portions of its analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the process underlying the analyses set forth in its opinion. TD Securities is not opining as to the market value or the prices at which any of the securities of Glyko or BioMarin may trade at any time.

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   Based upon and subject to the foregoing, TD Securities is of the opinion that, as of February 6, 2002, the consideration offered to Glyko shareholders under the arrangement is fair, from a financial point of view.

   As described above, TD Securities' opinion and presentation to Glyko's board of directors were among the many factors taken into consideration by Glyko's board of directors in making its determination to approve the Acquisition Agreement, and to recommend that Glyko's shareholders approve the arrangement and the continuance.

   Glyko agreed to pay TD Securities as compensation for its services under this engagement a fee of Cdn. $425,000 upon completion of the arrangement. Glyko also agreed to pay TD Securities a work fee of Cdn. $40,000 per month, which fees will be credited against the arrangement completion fee of Cdn. $425,000. Glyko's board of directors was aware of this fee and took it into account in considering TD Securities' fairness opinion and in approving the arrangement. The engagement letter calls for Glyko to reimburse TD Securities for its reasonable out-of-pocket expenses, and Glyko has agreed to indemnify TD Securities from and against certain costs and liabilities arising directly or indirectly out of the performance of professional services rendered to Glyko by TD Securities and its personnel under its engagement.

   Neither TD Securities, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of Glyko, BioMarin or any of their respective associates or affiliates. In the ordinary course of their businesses, TD Securities and its affiliates may actively trade the securities of Glyko and BioMarin for their own account or for the accounts of customers.

Interests of Certain Persons in the Transaction

   In considering how to vote your securities with respect to the transaction, you should be aware that certain members of the BioMarin board of directors and certain members of management and the board of directors of Glyko have certain interests in the transaction that may present them with actual or potential conflicts of interest in connection with the transaction. The BioMarin board of directors and the Glyko board of directors were aware of these interests and considered them along with the other matters summarized above. Those interests include:

  . the receipt by Messrs. Glaus and Specker, directors of Glyko, Mr. Williams, a director of BioMarin and a significant shareholder of Glyko, Mr. Sager, a director of BioMarin and an executive officer and shareholder of Glyko, and Messrs. Starr and Kakkis, executive officers of BioMarin, of approximately 988,000 shares, in the aggregate, of BioMarin common stock in exchange for Glyko common shares held by such persons in the transaction. These directors and officers will receive the same per share consideration as other Glyko shareholders in the transaction;

  . the receipt by Messrs. Allan, Glaus, Gruber, Kolada, Specker and Trossman, who are each a director of Glyko, and Mr. Sager, who is an officer of Glyko and a director of BioMarin (collectively being the only holders of options for Glyko common shares), of options to purchase up to approximately 26,934 shares, in the aggregate, of BioMarin common stock in exchange for options to purchase Glyko common shares held by such persons; and

  . the Acquisition Agreement provides that all rights to indemnification for officers and directors of Glyko as provided in the articles of incorporation of Glyko, the bylaws of Glyko or the articles and bylaws of any successor of Glyko, in effect on the effective date of the arrangement, will survive the arrangement for a period not less than six years from the effective date of the arrangement, and BioMarin will assume, effective upon consummation of the arrangement, all such liability in respect of these matters arising prior to the effective date of the arrangement. The Acquisition Agreement also provides that, for not less than six years from the effective date of the arrangement, BioMarin will maintain in effect coverage equivalent to that in effect under current policies of the directors' and officers' liability insurance maintained by Glyko on terms comparable to those applicable to the current directors and officers of Glyko, provided that in no event will BioMarin or a successor of Glyko be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Glyko for such insurance.

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   In addition, Mr. Erich Sager, the President and Chief Executive Officer of
Glyko, and Mr. Gwynn R. Williams, who exercises control over approximately 8.3% of the Glyko common shares, both serve as members of the board of directors of BioMarin. Messrs. Sager and Williams fully disclosed these relationships and interests to the board of directors of BioMarin prior to the BioMarin board's consideration of the transaction. Due to these relationships and interests, Messrs. Sager and Williams abstained from votes taken by BioMarin's board to approve the transaction. The disinterested members of BioMarin's board, which constitute a majority of its members, unanimously approved the transaction, including, without limitation, the issuance of shares of BioMarin common stock in connection therewith.

Share Ownership of Directors and Executive Officers and Certain Related Persons of BioMarin

   As of the close of business on           , 2002, the directors and executive
officers of BioMarin (and their respective affiliates, not including Glyko) collectively beneficially owned approximately [5.4%] of the shares of BioMarin common stock entitled to vote at the BioMarin annual meeting. These directors include Messrs. Erich Sager and Gwynn Williams who own or control approximately 8.3% of the Glyko common shares. Furthermore, Glyko owns approximately [21.3%] of the outstanding shares of BioMarin common stock based on the number of
issued and outstanding shares of BioMarin common stock as of           , 2002.
Accordingly, the directors and executive officers of BioMarin (and their respective affiliates) together with Glyko collectively beneficially own approximately [26.7%] of the shares of BioMarin common stock entitled to vote at the BioMarin annual meeting, which represents a substantial percentage of the vote required to approve the transaction because the affirmative vote by holders of a majority of the outstanding BioMarin common stock, present or represented at the annual meeting of BioMarin's stockholders, is required to approve the transaction including, without limitation, the issuance of shares of BioMarin common stock in connection with the transaction.

Share Ownership of Directors and Executive Officers of Glyko

   As of the close of business on           , 2002, directors and executive
officers of Glyko (and their respective associates) collectively owned or exercised direction or control over approximately 9% of the Glyko common shares entitled to vote at the Glyko special meeting, exclusive of options to purchase Glyko common shares also held by these directors and executive officers. These directors and executive officers includes Erich Sager who owns or controls, in aggregate, approximately [21.6%] of the issued and outstanding shares of
BioMarin common stock as of           , 2002. Other than Messrs. Erich Sager,
Gwynn Williams, Christopher Starr and Emil Kakkis, BioMarin and its affiliates do not currently own any Glyko common shares. The vote required for approval of the Glyko arrangement resolution and the Glyko continuance resolution at the Glyko special meeting is not less than two-thirds of the votes cast at the special meeting by holders of Glyko common shares. Shareholders representing approximately 27.3% of the Glyko common shares (including all of the directors of Glyko who are shareholders) have agreed with BioMarin, subject to certain conditions, to vote their shares in favor of the Glyko arrangement resolution and the Glyko continuance resolution. As a result, depending on the number of shares represented at the meeting, these shareholders of Glyko may be able to influence all matters requiring a shareholder vote in connection with the transaction.

Court Approval of the Arrangement and Completion of the Transaction

   Under the Canada Business Corporations Act, the arrangement requires court approval. Prior to the mailing of this Joint Proxy Circular, Glyko obtained an interim order from the Superior Court of Justice (Ontario) providing for the calling and holding of the Glyko special meeting and other procedural matters. A copy of each of the notice of application for an interim and final order and the interim order is attached hereto as Annex E.

   Subject to the approval of the Glyko arrangement resolution and the Glyko continuance resolution by the Glyko shareholders at the Glyko special meeting and the approval of the arrangement, including the issuance of shares of BioMarin common stock, by the BioMarin stockholders at the BioMarin annual meeting, the hearing in

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respect of a final order is expected to take place on or about   .  , 2002 at
10:00 a.m. (Toronto time) at the Toronto courthouse at 393 University Avenue, Toronto, Ontario.

   Any Glyko securityholder who wishes to appear or be represented and to present evidence or arguments must serve and file a notice of appearance as set out in the notice of application for the final order and satisfy any other requirements of the court. The court will consider, among other things, the fairness and reasonableness of the arrangement. The court may approve the arrangement in any manner the court may direct, subject to compliance with such terms and conditions, if any, as the court deems fit.

   Assuming the final order is granted and the other conditions to closing contained in the Acquisition Agreement are satisfied or waived, it is anticipated that the following will occur substantially simultaneously:

  . articles of arrangement for Glyko will be filed with the Director under the Canada Business Corporations Act to give effect to the arrangement;

  . articles of continuance of Glyko will be filed with the Registrar under the Company Act (British Columbia) to give effect to the continuance; and

  . the various other documents necessary to consummate the transactions contemplated under the Acquisition Agreement will be executed and delivered.

   Subject to the foregoing, it is expected that the effective time of the arrangement will occur as soon as practicable after the requisite BioMarin stockholder approval, Glyko shareholder approval and the final order have been obtained.

Continuance

   Upon completion of the arrangement, Glyko will become an indirect, wholly-owned subsidiary of BioMarin. After the arrangement, BioMarin intends to exchange the 11,367,617 shares of BioMarin common stock owned by Glyko for Series A Preferred Stock of BioMarin, cancel such 11,367,617 shares of common stock and have Glyko remain as a non-operating, indirect subsidiary of BioMarin. The Series A Preferred Stock to be received by Glyko shall be redeemable, retractable, non-voting, non-convertible, and entitled to receive non-cumulative dividends as and when declared by the BioMarin board of directors at a rate of 5% per annum. The purpose for issuing shares of Series A Preferred Stock of BioMarin to Glyko is to "freeze" the value of the shares of BioMarin common stock held by Glyko, which would freeze the amount of the contingent tax liability arising from the difference between the value of the shares of BioMarin common stock owned by Glyko immediately before the exchange and the adjusted cost base of the shares of BioMarin common stock held by Glyko immediately before the exchange. Accordingly, future appreciation in the market value of BioMarin common stock would have no impact on the amount of the contingent tax liability. Although this contingent tax liability remains with Glyko after its acquisition by BioMarin, the realization of the liability should be able to be deferred indefinitely, and would only arise as a result of a deliberate action being taken by Glyko or indirectly BioMarin that constituted an actual or deemed disposition of the shares of Series A Preferred Stock of BioMarin to be issued to Glyko. See "Contingent Capital Gains Tax Liability to BioMarin."

   The Canada Business Corporations Act, which governs Glyko, provides that, subject to certain exceptions, a corporation governed by the Canada Business Corporations Act shall not hold shares in its parent. Upon completion of the acquisition, Glyko will become an indirect wholly-owned subsidiary of BioMarin and, therefore, BioMarin will become Glyko's parent. As described under "--Contingent Capital Gains Tax Liability to BioMarin," Glyko would suffer adverse tax consequences if it was compelled to dispose of its holding of BioMarin stock. The Company Act (British Columbia) does not contain a prohibition similar to that contained in the Canada Business Corporations Act. As a result, at the Glyko special meeting the shareholders of Glyko will be asked to pass the continuance resolution authorizing the continuance of Glyko under the Company Act (British Columbia) to ensure that Glyko may continue to hold securities in BioMarin.

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Accounting Treatment

   BioMarin will record the transaction based upon the fair value of the common stock issued by BioMarin as of the date of closing. Following the transaction, BioMarin expects to exchange its shares of common stock currently owned by Glyko for shares of BioMarin preferred stock and to cancel such shares of common stock. Glyko's only significant asset is its investment in BioMarin. Because Glyko's investment in BioMarin will be held within a consolidated group and will not appear in the consolidated financial statements, no incremental consolidated assets or stockholders' equity will arise as a result of the transaction. The costs incurred by BioMarin and Glyko in effecting the transaction will be expensed as incurred.

Contingent Capital Gains Tax Liability to BioMarin

  Canada

   Without giving effect to the transactions described herein, upon a taxable disposition by Glyko of the shares of BioMarin held by it, Glyko would realize a capital gain which would be subject to tax under Canadian federal and provincial income tax laws. Glyko's gain for Canadian federal and provincial income tax purposes would be equal to the difference between the fair market value of the BioMarin shares held by Glyko as of the date of disposition and the aggregate of Glyko's adjusted cost base of such shares and any reasonable
costs of disposition. If Glyko disposed of these shares as of May   , 2002,
based upon the per share closing price of BioMarin's common stock as of such
date (as reported on the Nasdaq), the gain would be approximately $   million,
as calculated by BioMarin. Under current Canadian federal and provincial income tax laws, Glyko would be obligated to pay Canadian federal and provincial income tax at a combined rate of approximately 19% of the capital gain (subject to the deduction of any available losses in accordance with Canadian income tax laws).

   Upon completion of the transactions described herein, BioMarin will hold indirectly all of the shares of BioMarin held by Glyko. Upon a taxable disposition of such shares as described below, Glyko would realize a gain which would be subject to capital gains tax under Canadian federal and provincial income tax laws. Glyko's gain for Canadian tax purposes would be equal to the difference between the fair market value of the BioMarin shares held by Glyko as of the date of disposition and the aggregate of Glyko's adjusted cost base of such shares and any reasonable costs of disposition.

   In the future, if BioMarin remains a "foreign affiliate" of Glyko, and BioMarin generates sufficient after-tax net earnings, the contingent capital gains tax liability under Canadian federal and provincial income tax laws may be limited or eliminated in certain circumstances based on an election provided in the Income Tax Act (Canada). Under this election, a gain realized by Glyko from the disposition of BioMarin shares may be recharacterized as a dividend out of "exempt surplus" which would generally be tax free to Glyko, subject to the detailed rules in the Income Tax Act (Canada) in this regard. In addition, the events which would trigger the recognition of gain by Glyko are completely within the discretion and control of Glyko and indirectly BioMarin, and neither BioMarin nor Glyko has any intention of implementing or effecting any of these events.

  United States

   BioMarin may be subject to United States federal income tax upon the liquidation or deemed liquidation of the shares of BioMarin held by Glyko. However the timing and amount of the gain subject to tax would vary based on the specific facts surrounding the liquidation or deemed liquidation event.

   The events which would trigger the recognition of gain by BioMarin are completely within the discretion and control of BioMarin, and BioMarin has no intention of implementing or effecting any of these events. The events which would trigger recognition of the United States tax include: (i) Glyko disposes or is deemed to dispose of the shares of BioMarin held by it; (ii) BioMarin Nova Scotia (if BioMarin Nova Scotia owns the shares of BioMarin common stock directly at the time it emigrates) or Glyko emigrates from Canada to another jurisdiction; (iii) BioMarin Nova Scotia pays a dividend in kind of the shares to BioMarin or its subsidiaries (if

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BioMarin Nova Scotia owns the shares of BioMarin common stock directly at the time of the distribution); or (iv) Glyko is merged or consolidated with BioMarin Nova Scotia and/or BioMarin. The events which may trigger recognition of a United States tax include the circumstances in which Glyko disposes or is deemed to dispose of the shares of BioMarin held by it (including upon a dissolution of Glyko).

Stock Exchange Listings

   A condition to the closing of the arrangement is the filing of an application for the listing of additional shares with Nasdaq regarding the shares of BioMarin common stock to be issued pursuant to the transaction to Glyko shareholders. The shares of BioMarin common stock to be issued under the transaction will also be listed on the Swiss SWX New Market as promptly as possible following completion of the transaction.

   The BioMarin common stock is quoted on Nasdaq and listed on the Swiss SWX New Market under the symbol "BMRN."

Regulatory Matters

   Except as described in this Joint Proxy Circular, neither BioMarin nor Glyko is aware of any material approval or other action by any federal, provincial, state or foreign government or any administrative or regulatory agency that would be required to be obtained prior to completion of the transaction.

  Ontario Securities Commission Rule 61-501

   The indirect acquisition by BioMarin of all of the issued shares of Glyko may be a "related party transaction" within the meaning of Ontario Securities Commission Rule 61-501--Insider Bids, Issuer Bids, Going Private Transactions and Related Party Transactions. Rule 61-501 provides that, unless not applicable or exempted, a corporation proposing to carry out a related party transaction is required to prepare a valuation of the affected securities and provide to the holders of such securities a summary of such valuation. Rule 61-501 also requires that, in addition to any other required securityholder approval, the approval of a simple majority of the votes cast by "minority" (or disinterested) shareholders of the affected securities must be obtained. Glyko believes that in the circumstances of this transaction, there are no Glyko shareholders who have interests in the transaction which are different from other Glyko shareholders. In addition, these requirements do not apply to a related party transaction if persons or companies who are resident in Ontario and who beneficially own affected securities do not beneficially own more than two percent of such securities. Glyko believes that these valuation and approval requirements do not apply to this transaction.

  United States Antitrust Laws

   It is possible that a person, including any state or private person, could take action under applicable U.S. antitrust laws, including seeking to enjoin the transaction or seeking divestiture by BioMarin or Glyko. There can be no assurance that a challenge to the transaction will not be made or that, if a challenge is made, BioMarin and Glyko will prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the transaction.

Exemption from Registration Requirements of Securities Laws and Limitations on Resale of BioMarin Common Stock

  Canada

   The shares of BioMarin common stock to be distributed to the Glyko shareholders pursuant to the arrangement will be distributed in reliance on exemptions from registration and prospectus requirements of applicable Canadian securities laws. To the extent determined necessary by Canadian counsel to Glyko and

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BioMarin, discretionary exemptions will also be sought in certain provinces to permit the resale of the shares of BioMarin common stock to be issued in connection with the arrangement without restriction by persons other than a "control person," provided that no unusual effort is made to prepare the market for any such resale or to create a demand for the securities which are the subject of any such resale and no extraordinary commission or consideration is paid in respect of the resale. A condition of completing the arrangement is that all necessary discretionary exemptions will have been obtained with conditions that are satisfactory to Glyko and BioMarin.

  United States

   The issuance of the shares of BioMarin common stock to holders of Glyko common shares and replacement options to holders of Glyko options will not be registered under the United States Securities Act of 1933 or the securities laws of any state of the United States and will be issued in reliance upon the exemption available pursuant to Section 3(a)(10) of the United States Securities Act of 1933 and the exemptions provided under the securities laws of each state of the United States. Section 3(a)(10) exempts securities issued in exchange for one or more outstanding securities from the general requirement of registration where the terms and conditions of the issuance and exchange of such securities have been approved by any governmental authority having appropriate authority, including a court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have the right to appear. The Court is authorized to conduct a hearing to determine the fairness of the terms and conditions of the arrangement, including the proposed issuance of BioMarin securities in exchange for outstanding Glyko securities.
The Court entered the interim order on           , 2002 and subject to the
approval of the arrangement by the Glyko shareholders and the BioMarin stockholders, a hearing on the fairness of the arrangement is expected to be
held on or about           , 2002 by the Court. See "--Court Approval of the
Arrangement and Completion of the Transaction."

   The shares of BioMarin common stock received by any Glyko shareholder who is an "affiliate" of either Glyko or BioMarin prior to the arrangement or will be an "affiliate" of BioMarin after the arrangement will be subject to certain restrictions on resale imposed by the United States Securities Act of 1933. As defined in Rule 144 under the United States Securities Act of 1933, an "affiliate" of an issuer for the purposes of the United States Securities Act of 1933 is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

   The shares of BioMarin common stock issued to Glyko shareholders may be resold by affiliates and non-affiliates as follows:

  . Persons who are not affiliates of Glyko or BioMarin prior to the arrangement and who will not be affiliates of BioMarin after the arrangement may resell their shares of BioMarin common stock in the United States without restriction under the United States Securities Act of 1933.

  . Persons who are affiliates of either Glyko or BioMarin prior to the arrangement and who will be affiliates of BioMarin after the arrangement may not resell their shares of BioMarin common stock in the absence of registration under the United States Securities Act of 1933, unless an exemption from registration is available, such as the exemption contained in Rule 145(d) under the United States Securities Act of 1933, or unless registration is not required pursuant to the exclusion from registration provided by Regulation S under the United States Securities Act of 1933. In general, under Rule 145(d) as currently in effect, persons who are affiliates of either Glyko or BioMarin prior to the arrangement and persons who will be an affiliate of BioMarin after the arrangement will be entitled to resell in the United States during any three-month period that number of shares of BioMarin common stock that does not exceed the greater of 1% of the then outstanding securities of such class and the average weekly trading volume of such securities on Nasdaq during the four-week period preceding the date of sale, subject to certain restrictions on manner of sale, notice requirements, aggregation rules and the availability of public information about BioMarin.

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  .   Persons who are affiliates of Glyko or BioMarin prior to the arrangement but who will not be affiliates of BioMarin after the arrangement, and who hold their shares of BioMarin common stock for a period of one year after the arrangement, may resell their shares of BioMarin common stock without regard to the volume and manner of sale limitations set forth in the preceding paragraph, subject to the availability of certain public information about BioMarin. Persons who are affiliates of Glyko or BioMarin prior to the arrangement who hold their shares of BioMarin common stock for a period of two years after the arrangement may freely resell shares of BioMarin common stock provided that such persons have not been an affiliate of BioMarin during the three-month period preceding the resale.

   As a condition to closing the transaction, Glyko and BioMarin will enter into agreements with certain affiliates of Glyko, pursuant to which such affiliates agree not to sell, pledge or otherwise dispose of any shares of BioMarin common stock unless: (i) such transaction is permitted under Rule 145 under the United States Securities Act of 1933; (ii) such transaction is made pursuant to an effective registration statement under the United States Securities Act of 1933, or (iii) such transaction is made pursuant to an exemption from registration under the United States Securities Act of 1933.

   Shares of BioMarin common stock issuable upon exercise of replacement options issued by BioMarin in connection with the transaction will be issued pursuant to BioMarin's 1997 Stock Plan, as amended. The shares of BioMarin common stock issuable upon the exercise of such replacement options will be registered pursuant to an effective registration statement on Form S-8. Persons who acquire such shares upon the exercise of such replacement options, who are not otherwise affiliates of BioMarin, may resell their shares without restriction under the United States Securities Act of 1933.

   The foregoing discussion is only a general overview of certain requirements of United States securities laws applicable to the securities received upon completion of the transaction. All holders of securities received in connection with the transaction are urged to consult with counsel to ensure that the resale of their securities complies with applicable securities regulation.

Delisting and Deregistration of Glyko Common Shares After the Transaction

   When the transaction is completed such that all holders of Glyko shares (other than those that have exercised dissent rights) have exchanged their shares for shares of BioMarin common stock, Glyko common shares will be delisted from the Toronto Stock Exchange and will be deregistered under the United States Securities Exchange Act of 1934.

Termination of Ongoing Reporting Obligations

   Upon completion of the arrangement, Glyko will be an indirect wholly-owned subsidiary of BioMarin. Accordingly, after the implementation date of the arrangement, Glyko will apply to the appropriate securities regulatory authorities in Canada and in the United States to cease to be a reporting issuer, so as to no longer be subject to statutory financial and reporting requirements under applicable securities laws in Canada and the United States.

   Upon completion of the arrangement, it is not expected that BioMarin will become a reporting issuer in any of the Canadian provinces.

Other Agreements

   BioMarin has entered into agreements with certain shareholders of Glyko (including all directors who are shareholders), representing in the aggregate approximately 27.3% of the outstanding Glyko common shares, pursuant to which each such shareholder has agreed: (i) to vote the Glyko common shares held by such shareholder in favor of the arrangement and the transactions contemplated thereby; and (ii) to vote the Glyko common shares held by such shareholder against (1) any Acquisition Proposal (other than a Superior Offer), (2) any reorganization, recapitalization, dissolution, liquidation or winding up of Glyko, and (3) any amendment to the articles of incorporation or bylaws of Glyko which would prevent, impede, interfere with or delay the arrangement; (iii) to waive any rights of appraisal or rights to dissent from the arrangement that such shareholder may have; (iv) to not deposit or tender or agree to deposit or tender any of the Glyko common shares held by such shareholder to any take-over bid, stock exchange take-over bid or other purchase or acquisition of equity securities which is or is part of an Acquisition Proposal (other than a Superior Offer); (v) to not make, aid or abet, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the Canada Business Corporations Act) in respect of any Acquisition Proposal; (vi) to not initiate, propose or otherwise solicit shareholders of Glyko for the approval of one or more shareholder proposals with respect to Glyko as described in Section 99 of the Canada Business Corporations Act, or induce or attempt to induce any other person or entity to initiate any shareholder proposal with respect to Glyko, which in either case is contrary to or inconsistent with the terms of the arrangement; (vii) to not call or seek to have called any meeting of the shareholders of Glyko for any purpose which is contrary to or inconsistent with the terms of the arrangement; and (viii) to immediately notify BioMarin, at first orally and then in writing, of any agreement that such shareholder has entered into to sell, transfer, pledge, create an encumbrance on, or otherwise convey any of the Glyko common shares held by such shareholder or any interest therein to any person or entity.

   Under the terms of the Acquisition Agreement, a Superior Offer is an unsolicited, bona fide written offer made by a third party (other than BioMarin or its affiliates) which, if consummated, would result in such third party acquiring, directly or indirectly, securities representing more than 50% of the voting power of the shares of Glyko or the resulting entity of such transaction or all or substantially all of the assets of Glyko, in each case on terms which the board of directors of Glyko reasonably determines (following receipt of advice from its financial advisors of nationally recognized reputation and outside counsel) to be more favorable to Glyko's shareholders than the terms of the arrangement.

Expenses

   The combined estimated fees, costs and expenses of BioMarin and Glyko in connection with the transaction of approximately $3.7 million include, without limitation, financial advisors' fees of approximately $1.3 million, legal and accounting fees of approximately $2.0 million, and soliciting fees, printing, mailing and other costs related to the stockholders' meetings of approximately $300,000 and filing fees of approximately $19,000.

                REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

   Except as otherwise expressly noted, the financial information regarding Glyko and the summaries thereof contained in this Joint Proxy Circular are reported in U.S. dollars and have been prepared in accordance with Canadian generally accepted accounting principles, or Canadian GAAP. Glyko audited financial statements on Annex J have been prepared in accordance with Canadian GAAP. Glyko audited financial statements on Annex K have been prepared in accordance with United States GAAP.

   The consolidated financial statements, the pro forma consolidated financial statements, and the summaries of historical consolidated financial information of BioMarin in this Joint Proxy Circular are reported in U.S. dollars and have been prepared in accordance with United States GAAP.

   UNLESS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS ARE EXPRESSED IN U.S. DOLLARS.

                     SELECTED CONSOLIDATED FINANCIAL DATA

BioMarin Selected Consolidated Financial Data

   This section presents BioMarin's selected consolidated financial data. You should carefully read the financial statements included in the reports incorporated by reference in this Joint Proxy Circular, including the notes to the financial statements included in those reports. The selected data in this section is not intended to replace the financial statements.

   The consolidated statement of operations data for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and for the period from March 21, 1997
(inception) to December 31, 1997, and the consolidated balance sheet data at December 31, 1997, 1998, 1999, 2000 and 2001, are derived from BioMarin's audited consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America (which differ in certain respects from accounting principles generally accepted in Canada). The consolidated statement of operations data for the three month periods ended March 31, 2001 and 2002 and the consolidated balance sheet data at March 31, 2002, are derived from BioMarin's unaudited consolidated financial statements. The unaudited consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair statement of the results for those periods. Historical results are not indicative of results that BioMarin may expect in the future. The following data should be read in conjunction with BioMarin's consolidated financial statements and notes thereto and BioMarin's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Joint Proxy Circular.

                                                 Period from
                                                March 21, 1997                                         Three Month Period
                                                (inception) to         Year ended December 31,          ended March 31,
                                                 December 31,  --------------------------------------  --------------------
                                                     1997        1998      1999      2000      2001      2001       2002
                                                -------------- --------  --------  --------  --------   -------   --------
                                                      (in thousands, except for per share data)        (in thousands, except
                                                                                                       for per share data,
                                                                                                           unaudited)
Consolidated statement of operations
  data(1):
Revenues.......................................    $    --     $    854  $  5,300  $  9,714  $ 11,699  $ 2,690    $  3,792
Operating costs and expenses:
    Research and development...................      1,914       10,288    26,341    34,459    45,283    9,657      13,218
    General and administrative.................        914        3,146     4,757     6,507     6,718    1,474       3,926
    In-process research and development........         --           --        --        --    11,647       --      11,223
    Facility closure...........................         --           --        --     4,423        --       --          --
                                                   -------     --------  --------  --------  --------   -------   --------
       Total operating costs and expenses......      2,828       13,434    31,098    45,389    63,648   11,131      28,367
                                                   -------     --------  --------  --------  --------   -------   --------
Loss from operations...........................     (2,828)     (12,580)  (25,798)  (35,675)  (51,949)  (8,441)    (24,575)
Interest income................................         65          685     1,832     2,979     1,871      468         380
Interest expense...............................         --           --      (732)       (7)      (17)      (2)        (91)
Equity in loss of joint venture................         --          (47)   (1,673)   (2,912)   (7,333)  (1,108)     (2,298)
                                                   -------     --------  --------  --------  --------   -------   --------
Net loss from continuing operations............     (2,763)     (11,942)  (26,371)  (35,615)  (57,428)  (9,083)    (26,584)
Income (loss) from discontinued operations.....         --         (372)   (1,701)   (1,749)   (2,266)    (617)        122
Loss from disposal of discontinued operations..         --           --        --        --    (7,912)      --        (141)
                                                   -------     --------  --------  --------  --------   -------   --------
Net loss.......................................    $(2,763)    $(12,314) $(28,072) $(37,364) $(67,606) $(9,700)   $(26,603)
                                                   =======     ========  ========  ========  ========   =======   ========
Net loss per share, basic and diluted:
Loss from continuing operations................    $ (0.34)    $  (0.53) $  (0.88) $  (0.99) $  (1.40) $ (0.24)   $  (0.51)
                                                   =======     ========  ========  ========  ========   =======   ========
Income (loss) from discontinued operations.....    $    --     $  (0.02) $  (0.06) $  (0.05) $  (0.06) $ (0.02)   $     --
                                                   =======     ========  ========  ========  ========   =======   ========
Loss from disposal of discontinued operations..    $    --     $     --  $     --  $     --  $  (0.19) $    --    $     --
                                                   =======     ========  ========  ========  ========   =======   ========
Net loss.......................................    $ (0.34)    $  (0.55) $  (0.94) $  (1.04) $  (1.65) $ (0.26)   $  (0.51)
                                                   =======     ========  ========  ========  ========   =======   ========
Weighted average common shares outstanding.....      8,136       22,488    29,944    35,859    41,083   37,052      52,535
                                                   =======     ========  ========  ========  ========   =======   ========

                                                    December 31,
                                      ----------------------------------------   March 31,
                                       1997   1998     1999    2000     2001        2002
                                      ------ ------- -------- ------- -------- --------------
                                                                               (in thousands,
                                                   (in thousands)                unaudited)
Consolidated balance sheet data:
Cash, cash equivalents and short-term
  investments........................ $6,888 $11,389 $ 62,986 $40,201 $131,097    $114,798
Total current assets.................  7,507  12,819   66,422  44,541  136,783     123,426
Total assets.........................  7,653  31,510  103,549  76,933  171,811     157,306
Long-term liabilities................     --     110       85      56    3,961       3,503
Total stockholders' equity...........  7,380  29,394   98,377  69,994  159,548     144,368

--------
(1) See notes to BioMarin's consolidated financial statements for a description of the number of shares used in the computation of the net loss per common share.

BioMarin Supplemental Financial Data

   This section presents BioMarin's unaudited supplemental financial data for each of the nine quarterly periods ended March 31, 2002. You should carefully read the financial statements included in this Joint Proxy Circular, including the notes to the financial statements included in those reports. The supplemental financial data in this section is not intended to replace the financial statements.

                                                      Three Month Period Ended
                                               -------------------------------------
                                               Mar. 31,  June 30, Sept. 30, Dec. 31,
                                                 2000      2000     2000      2000
                                               --------  -------- --------- --------
                                                     (unaudited, in thousands,
                                                     except for per share data)
Consolidated statements of operations data:
Revenues...................................... $  2,791  $ 2,258   $ 1,950  $  2,715
Operating costs and expenses:
   Research and development...................    8,178    7,417     8,253    10,611
   General and administrative.................    1,621    1,797     1,527     1,562
   Facility closure...........................    4,423       --        --        --
                                               --------  -------   -------  --------
       Total operating costs and expenses.....   14,222    9,214     9,780    12,173
                                               --------  -------   -------  --------
Loss from operations..........................  (11,431)  (6,956)   (7,830)   (9,458)
Interest income...............................      788      802       691       698
Interest expense..............................       (2)      (2)       (2)       (1)
Equity in loss of joint venture...............     (557)    (698)     (590)   (1,067)
                                               --------  -------   -------  --------
Loss from continuing operations...............  (11,202)  (6,854)   (7,731)   (9,828)
Loss from discontinued operations.............     (534)    (232)     (417)     (566)
                                               --------  -------   -------  --------
Net loss...................................... $(11,736) $(7,086)  $(8,148) $(10,394)
                                               ========  =======   =======  ========
Net loss per common share, basic and diluted:
   Loss from continuing operations............ $  (0.32) $ (0.19)  $ (0.22) $  (0.26)
                                               ========  =======   =======  ========
   Loss from discontinued operations.......... $  (0.02) $ (0.01)  $ (0.01) $  (0.02)
                                               ========  =======   =======  ========
   Net loss................................... $  (0.34) $ (0.20)  $ (0.23) $  (0.28)
                                               ========  =======   =======  ========
Weighted average common shares outstanding....   35,015   35,397    36,064    36,888
                                               ========  =======   =======  ========

                                                                 As at
                                                  ------------------------------------
                                                  Mar. 31, June 30, Sept. 30, Dec. 31,
                                                    2000     2000     2000      2000
                                                  -------- -------- --------- --------
                                                       (unaudited, in thousands)
Consolidated balance sheet data:
Cash, cash equivalents and short-term investments $55,674  $49,412   $47,505  $40,201
Total current assets.............................  61,552   53,532    51,414   44,541
Total assets.....................................  94,490   86,090    83,324   76,933
Long-term liabilities............................      77       68        63       56
Total stockholders' equity.......................  89,731   83,196    79,652   69,994

                                                                         Three Month Period Ended
                                                             -----------------------------------------------
                                                             Mar. 31,     June 30,  Sept. 30, Dec. 31,   Mar 31,
                                                               2001         2001      2001      2001      2002
                                                             --------     --------  --------- --------  --------
                                                             (unaudited, in thousands, except for per share data)
Consolidated statements of operations data:
Revenues.................................................... $ 2,690      $  3,012  $  3,101  $  2,896  $  3,792
Operating costs and expenses:
   Research and development.................................   9,657        11,506    10,061    14,059    13,218
   General and administrative...............................   1,474         1,536     2,340     1,368     3,926
   In-process research and development......................      --            --        --    11,647    11,223
                                                             -------      --------  --------  --------  --------
       Total operating costs and expenses...................  11,131        13,042    12,401    27,074    28,367
                                                             -------      --------  --------  --------  --------
Loss from operations........................................  (8,441)      (10,030)   (9,300)  (24,178)  (24,575)
Interest income.............................................     468           436       530       437       380
Interest expense............................................      (2)           (1)       (8)       (6)      (91)
Equity in loss of joint venture.............................  (1,108)       (1,736)   (1,864)   (2,625)   (2,298)
                                                             -------      --------  --------  --------  --------
Loss from continuing operations.............................  (9,083)      (11,331)  (10,642)  (26,372)  (26,584)
Income (loss) from discontinued operations..................    (617)         (638)     (373)     (638)      122
Loss from disposal of discontinued operations...............      --            --        --    (7,912)     (141)
                                                             -------      --------  --------  --------  --------
Net loss.................................................... $(9,700)     $(11,969) $(11,015) $(34,922) $(26,603)
                                                             =======      ========  ========  ========  ========
Net loss per common share, basic and diluted:
   Loss from continuing operations.......................... $ (0.25)     $  (0.29) $  (0.25) $  (0.58) $  (0.51)
                                                             =======      ========  ========  ========  ========
   Income (loss) from discontinued operations............... $ (0.01)     $  (0.01) $  (0.01) $  (0.01) $     --
                                                             =======      ========  ========  ========  ========
   Loss from disposal of discontinued operations............ $    --      $     --  $     --  $  (0.18) $     --
                                                             =======      ========  ========  ========  ========
   Net loss................................................. $ (0.26)     $  (0.30) $  (0.26) $  (0.77) $  (0.51)
                                                             =======      ========  ========  ========  ========
Weighted average common shares outstanding..................  37,052        39,587    42,136    45,515    52,535
                                                             =======      ========  ========  ========  ========

                                                                                 As at
                                                             ---------------------------------------------
                                                             Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31,
                                                               2001     2001     2001      2001     2002
                                                             -------- -------- --------- -------- --------
                                                                       (unaudited, in thousands)
Consolidated balance sheet data:
Cash, cash equivalents and short-term investments........... $29,766  $59,885   $43,905  $131,097 $114,798
Total current assets........................................  35,861   63,586    50,642   136,783  123,426
Total assets................................................  65,443   98,321    90,402   171,811  157,306
Long-term liabilities.......................................      47      198       146     3,961    3,503
Total stockholders' equity..................................  61,759   93,000    84,166   159,548  144,368

Glyko Selected Financial Data

   The following table presents historical financial data for the periods indicated in U.S. dollars. The statement of operations data for the years ended December 31, 1999, 2000, 2001 and 2002 and the balance sheet data at December 31, 2000 and 2001, are derived from Glyko's audited financial statements that have been prepared in accordance with accounting principles generally accepted in Canada. The statement of operations data for the three month periods ended March 31, 2001 and 2002 and the balance sheet data at March 31, 2002, are derived from Glyko's unaudited consolidated financial statements. The unaudited financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair statement of the results for those periods. Historical results are not indicative of results that Glyko may expect in the future. The following data should be read in conjunction with Glyko's financial statements and notes thereto and Glyko's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Joint Proxy Circular.

   In order to comply with Canadian securities regulatory requirements, Glyko's financial information has been prepared using Canadian GAAP, which differs in certain respects from United States GAAP.

                                                                                           Three Month Period
                                                    Year Ended December 31,                  Ended March 31,
                                                 ----------------------------------------  --------------------
                                                   1999          2000          2001          2001       2002
                                                 --------      --------      --------      --------   --------
                                                 (in thousands, except for per share data) (in thousands, except for per share data,
                                                                                               unaudited)
Statements of operations data(1):
Expenses:
   General and administrative................... $    199      $    388      $    462      $     70   $    295
                                                 --------      --------      --------      --------   --------
       Total expenses...........................      199           388           462            70        295
                                                 --------      --------      --------      --------   --------
Loss from operations............................     (199)         (388)         (462)          (70)      (295)
Equity in loss of BioMarinPharmaceutical Inc....  (10,173)      (11,934)      (18,904)       (3,092)    (3,268)
Gain on reduction of share ownership of BioMarin
  Pharmaceutical Inc............................   26,814         1,424        30,515           377      2,472
Interest income.................................      187           121           123            36          1
                                                 --------      --------      --------      --------   --------
Net income (loss)............................... $ 16,629      $(10,777)     $ 11,272      $ (2,749)  $ (1,090)
                                                 ========      ========      ========      ========   ========
Earnings (loss) per share--basic................ $   0.54      $  (0.32)     $   0.33      $  (0.08)  $  (0.03)
                                                 ========      ========      ========      ========   ========
Earnings (loss) per share--diluted.............. $   0.50      $  (0.32)     $   0.33      $  (0.08)  $  (0.03)
                                                 ========      ========      ========      ========   ========
Weighted average number of shares--basic........   31,066        33,915        34,353        34,353     34,353
                                                 ========      ========      ========      ========   ========
Weighted average number of shares--diluted......   33,568        33,915        34,372        34,353     34,353
                                                 ========      ========      ========      ========   ========

--------
(1) See notes to Glyko's financial statements for a description of the number of shares used in the computation of earnings per share.

   Reconciliation of financial information prepared using Canadian GAAP to United States GAAP:

                                                                                       Three Month Period
                                                            Year Ended December 31,     Ended March 31,
                                                         ----------------------------  ----------------
                                                           1999      2000      2001      2001      2002
                                                         --------  --------  --------  -------   -------
                                                                (in thousands)          (in thousands,
                                                                                          unaudited)
Net income (loss) as shown above in Canadian GAAP....... $ 16,629  $(10,777) $ 11,272  $(2,749)  $(1,090)

Items having a positive effect on net income (loss):
   Amortization or write-off of BioMarin's goodwill not
     recognized under United States GAAP(1).............      674     1,065     7,005      349        --

Items having a negative effect on net income (loss):
   In-process research and development not recognized
     under Canadian GAAP(1).............................       --        --    (2,528)      --    (2,435)
   Deferred compensation amortization not recognized
     under Canadian GAAP(1).............................     (500)     (442)     (250)     (71)      (53)
   Interest income not recognized under United States
     GAAP...............................................      (29)      (57)      (79)     (17)       --
   Gain on reduction of share ownership of BioMarin
     included in additional paid in capital under
     United States GAAP.................................  (26,814)   (1,424)  (30,515)    (377)   (2,472)
                                                         --------  --------  --------  -------   -------
Net loss according to United States GAAP................ $(10,040) $(11,635) $(15,095) $(2,865)  $(6,050)
                                                         ========  ========  ========  =======   =======

--------
(1) These amounts are recorded as Glyko's Equity in Loss of BioMarin.

                                                  As at December 31,     As at
                                                  ------------------   March 31,
                                                   2000      2001         2002
                                                   -------  -------  --------------
                                                  (in thousands)     (in thousands,
                                                                       unaudited)
Balance sheet data:
Cash, cash equivalents and short-term investments $ 1,805   $ 2,444     $ 2,419
Investment in BioMarin...........................  25,129    36,741      35,945
Total assets.....................................  26,964    39,185      38,364
Total shareholders' equity.......................  26,649    38,724      37,633

   Reconciliation of financial information prepared using Canadian GAAP to United States GAAP:

                                                                          As at December 31,     As at
                                                                          ----------------     March 31,
                                                                            2000      2001        2002
                                                                          -------   -------  --------------
                                                                           (in thousands)    (in thousands,
                                                                                               unaudited)
Investment in BioMarin as shown above in Canadian GAAP................... $25,129   $36,741     $35,945

   Impact of write-off of in-process research and development for
     United States GAAP..................................................      --    (2,528)     (4,963)
   Impact of Glyko Biomedical's disposal of Glyko, Inc. not included for
     United States GAAP..................................................  (6,823)   (6,823)     (6,823)
   Impact of amortization of deferred compensation for United States
     GAAP................................................................  (1,024)   (1,274)     (1,326)
   Impact of goodwill amortization and write-off not included for
     United States GAAP..................................................   1,739     8,742       8,742
                                                                          -------   -------     -------
       Investment in BioMarin in United States GAAP...................... $19,021   $34,858     $31,575
                                                                          =======   =======     =======

Total assets as shown above in Canadian GAAP............................. $26,964   $39,185     $38,364
   Impact of write-off of in-process research and development for
     United States GAAP..................................................      --    (2,528)     (4,963)
   Impact of Glyko Biomedical's disposal of Glyko, Inc. not included for
     United States GAAP..................................................  (6,823)   (6,823)     (6,823)
   Impact of amortization of deferred compensation for United States
     GAAP................................................................  (1,024)   (1,274)     (1,326)
   Impact of goodwill amortization and write-off not included for
     United States GAAP..................................................   1,739     8,742       8,742
                                                                          -------   -------     -------
       Total assets in United States GAAP................................ $20,856   $37,302     $33,994
                                                                          =======   =======     =======

Total shareholders' equity as shown above in Canadian GAAP............... $26,649   $38,724     $37,633
   Impact of write-off of in-process research and development for
     United States GAAP..................................................      --    (2,528)     (4,963)
   Impact of Glyko Biomedical's disposal of Glyko, Inc. not included for
     United States GAAP..................................................  (6,823)   (6,823)     (6,823)
   Impact of amortization of deferred compensation for United States
     GAAP................................................................  (1,024)   (1,274)     (1,326)
   Impact of goodwill amortization and write-off not included for
     United States GAAP..................................................   1,739     8,742       8,742
   Other.................................................................      (1)       --          --
                                                                          -------   -------     -------
       Total shareholders' equity in United States GAAP.................. $20,540   $36,841     $33,263
                                                                          =======   =======     =======

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined results of operations of the consolidated company. The unaudited pro forma consolidated financial statements have been prepared from the historical financial statements of Glyko and BioMarin as at March 31, 2002, for the year ended December 31, 2001 and for the three month period ended March 31, 2002. The unaudited pro forma consolidated balance sheet assumes the transaction had been consummated on March 31, 2002. The unaudited pro forma consolidated statements of operations for the three month period ended March 31, 2002 and for the year ended December 31, 2001 assume that the transaction had been consummated on January 1, 2001. These unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements of BioMarin and Glyko, including the notes thereto, included in Annexes I and J, respectively. The unaudited pro forma consolidated financial statements are presented in accordance with United States GAAP, which differs in certain respects from Canadian GAAP. All figures are in U.S. dollars.

                         BioMarin Pharmaceutical Inc.

      Unaudited Pro Forma Consolidated Balance Sheet (United States GAAP)

                               at March 31, 2002
                     (in thousands, except per share data)

                                                               Pro Forma  Adjustments
                                                             ----------------------
                                                                                                         BioMarin
                                                                                        Intercompany    Pro Forma
                                         BioMarin    Glyko    Additions  Subtractions   Eliminations   Consolidated
                                        ---------  --------  ---------   ------------   ------------   ------------
Assets:
    Current assets..................... $ 123,426  $  2,419  $     --      $ (3,700)(a)   $     --      $ 122,145
    Investment in BioMarin.............        --    31,575                                (31,575)(d)         --
    Investment in Glyko................        --        --   61,558 (b)                   (61,558)(d)         --
    Other long-term assets.............    33,880        --                                                33,880
                                        ---------  --------  --------      --------       --------      ---------
       Total assets.................... $ 157,306  $ 33,994  $ 61,558      $ (3,700)      $(93,133)     $ 156,025
                                        =========  ========  ========      ========       ========      =========
       Total liabilities............... $  12,938  $    731  $     --      $ (1,000)(a)   $     --      $  12,669
                                        ---------  --------  --------      --------       --------      ---------
Stockholders' equity:
    Common stock.......................        53    22,535       11 (b)        (11)(c)    (22,535)(d)         53
    Preferred stock....................        --        --   61,558 (c)                   (61,558)(d)         --
    Additional paid in capital.........   316,469    72,627   61,547 (b)    (61,547)(c)    (72,627)(d)    316,469
    Warrants...........................     5,219        --                                                 5,219
    Deferred compensation..............      (490)       --                                                  (490)
    Stockholder notes..................    (2,087)       --                                                (2,087)
    Foreign currency translation.......       (74)       --                                                   (74)
    Retained deficit...................  (174,722)  (61,899)                 (2,700)(a)     63,587 (d)   (175,734)
                                        ---------  --------  --------      --------       --------      ---------
       Total stockholders' equity......   144,368    33,263   123,116       (64,258)       (93,133)       143,356
                                        ---------  --------  --------      --------       --------      ---------
       Total liabilities and
        stockholders' equity........... $ 157,306  $ 33,994  $123,116      $(65,258)      $(93,133)     $ 156,025
                                        =========  ========  ========      ========       ========      =========

                         BioMarin Pharmaceutical Inc.

 Unaudited Pro Forma Consolidated Statement of Operations (United States GAAP)

                     For The Year Ended December 31, 2001
                     (in thousands, except per share data)

                                               Historical
                                                  IBEX
                               Historical     (1/1/01-date    Historical                     Pro Forma
                                BioMarin           of           Synapse       Pro Forma      Subtotal    Historical Glyko
                            (1/1/01-12/31/01) acquisition) (1/1/01-12/31/01) Adjustments   Without Glyko (1/1/01-12/31/01)
                            ----------------- ------------ ----------------- -----------   ------------- -----------------
Revenues...................     $ 11,699                                                     $ 11,699        $     --
                                --------                                                     --------        --------
Operating cost and
 expenses:
   Research and
    development............       45,283          656(f)         3,366(j)                      49,305              --
   General and
    administrative.........        6,718          667(f)                                        7,385             462
   In-process research
    and development........       11,647                                       (11,647)(g)         --              --
                                --------                                                     --------        --------
     Total costs and
       expenses............       63,648                                                       56,690             462
                                --------                                                     --------        --------
Loss from operations.......      (51,949)                                                     (44,991)           (462)
Interest income............        1,871                                                        1,871              45
Interest expense...........          (17)                                                         (17)             --
Equity in loss of
 BioMarin..................           --                                                           --         (14,678)
Equity in loss of joint
 venture...................       (7,333)                                                      (7,333)             --
                                --------                                                     --------        --------
Loss from continuing
 operations................     $(57,428)                                                    $(50,470)       $(15,095)
                                ========                                                     ========        ========
Net loss from continuing
 operations per common
 share, basic and diluted..     $  (1.40)                                                    $  (1.18)       $  (0.44)
                                ========                                                     ========        ========
Weighted average shares
 outstanding...............       41,083          679(k)           885(l)                      42,647          34,353
                                ========                                                     ========        ========



                             Pro Forma  Pro Forma
                            Adjustments   Total
                            ----------- ---------
Revenues...................             $ 11,699
                                        --------
Operating cost and
 expenses:
   Research and
    development............               49,305
   General and
    administrative.........                7,847
   In-process research
    and development........                   --
                                        --------
     Total costs and
       expenses............               57,152
                                        --------
Loss from operations.......              (45,453)
Interest income............                1,916
Interest expense...........                  (17)
Equity in loss of
 BioMarin..................   14,678(e)       --
Equity in loss of joint
 venture...................               (7,333)
                                        --------
Loss from continuing
 operations................             $(50,887)
                                        ========
Net loss from continuing
 operations per common
 share, basic and diluted..             $  (1.19)
                                        ========
Weighted average shares
 outstanding...............               42,647
                                        ========

                         BioMarin Pharmaceutical Inc.

 Unaudited Pro Forma Consolidated Statement of Operations (United States GAAP)

                For The Three Month Period Ended March 31, 2002
                     (in thousands, except per share data)

                                                      Historical
                                                       Synapse
                                       Historical      (1/1/02-                   Pro Forma      Historical
                                        BioMarin       date of     Pro Forma      Subtotal         Glyko        Pro Forma
                                    (1/1/02-3/31/02) acquisition) Adjustments   Without Glyko (1/1/02-3/31/02) Adjustments
                                    ---------------- ------------ -----------   ------------- ---------------- -----------
Revenues...........................     $  3,792                                  $  3,792        $    --
                                        --------                                  --------        -------
Operating cost and expenses:
   Research and development........       13,218         488(j)                     13,706             --
   General and administrative......        3,926                     (1,000)(i)      2,926            295
   In-process research and
    development....................       11,223                    (11,223)(h)         --             --
                                        --------                                  --------        -------
      Total costs and
       expenses....................       28,367                                    16,632            295
                                        --------                                  --------        -------
Loss from operations...............      (24,575)                                  (12,840)          (295)
Interest income....................          380                                       380              1
Interest expense...................          (91)                                      (91)            --
Equity in loss of BioMarin.........           --                                        --         (5,755)        5,755(e)
Equity in loss of joint venture....       (2,298)                                   (2,298)            --
                                        --------                                  --------        -------
Loss from continuing operations....     $(26,584)                                 $(14,849)       $(6,049)
                                        ========                                  ========        =======
Net loss from continuing operations
 per common share, basic and
 diluted...........................     $  (0.51)                                 $  (0.28)       $ (0.18)
                                        ========                                  ========        =======
Weighted average shares
 outstanding.......................       52,535         787(l)                     53,322         34,353
                                        ========                                  ========        =======



                                    Pro Forma
                                      Total
                                    ---------
Revenues........................... $  3,792
                                    --------
Operating cost and expenses:
   Research and development........   13,706
   General and administrative......    3,221
   In-process research and
    development....................       --
                                    --------
      Total costs and
       expenses....................   16,927
                                    --------
Loss from operations...............  (13,135)
Interest income....................      381
Interest expense...................      (91)
Equity in loss of BioMarin.........       --
Equity in loss of joint venture....   (2,298)
                                    --------
Loss from continuing operations.... $(15,143)
                                    ========
Net loss from continuing operations
 per common share, basic and
 diluted........................... $  (0.28)
                                    ========
Weighted average shares
 outstanding.......................   53,322
                                    ========

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation

   The unaudited pro forma consolidated financial statements are presented to give effect to:

  .   the acquisition of Glyko by BioMarin;
  .   the acquisition by BioMarin of certain assets of IBEX Therapeutics
      (IBEX), and
  .   the acquisition by BioMarin of Synapse Technologies Inc.

   The unaudited pro forma consolidated financial statements have been prepared from the historical financial statements of Glyko (see Note 2 below) and BioMarin as at March 31, 2002, for the three months in the period then ended and for the year ended December 31, 2001. The unaudited pro forma balance sheet assumes the transactions had been consummated on March 31, 2002. The pro forma statement of operations for each of the periods presented assumes that all transactions had been consummated on January 1, 2001.

   The unaudited pro forma consolidated financial statements do not reflect any cost savings or other synergies which may result from the transaction and are not necessarily indicative of future results of operations or financial position.

   These unaudited pro forma consolidated financial statements are presented in accordance with U.S. GAAP. Accounting policies used in the preparation of the unaudited pro forma consolidated financial statements are in accordance with those used in the preparation of the historical consolidated financial statements of BioMarin as at December 31, 2001 and for the year then ended. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements of BioMarin and Glyko, including the notes thereto, included in Annexes I and J, respectively.

2.  Conversion of Glyko to U. S. GAAP

   The historical consolidated financial statements of BioMarin (included in Annex I) have been prepared using U.S. GAAP and the historical financial statements of Glyko have been prepared using Canadian GAAP (included in Annex
J) and U.S. GAAP (included in Annex K). The primary differences between U.S. GAAP and Canadian GAAP are: (i) the way in which Glyko's equity in loss of BioMarin is calculated and presented in the income statement; and (ii) that Glyko reflects its gain on reduction of share ownership of BioMarin as an income statement item under Canadian GAAP, and as a paid-in capital under U.S. GAAP.

3.  Pro Forma Adjustments and Certain Non-Recurring Charges not Included

   (a) Reflects the estimated costs associated with the transaction of $3.7 million. At March 31, 2002, $1.0 million of these costs had been incurred but not paid. Such costs will be charged to operations as incurred. These costs have been excluded from loss from continuing operations for all periods presented as they are non-recurring in nature.

   (b) Records BioMarin's investment in Glyko at the fair value of the common stock to be issued by BioMarin. The fair value will ultimately be determined based on the fair value of BioMarin's stock as of the transaction date. For purposes of this presentation, the amount is based on the per share price of BioMarin common stock at May 10, 2002 multiplied by the 11,367,617 shares to be issued by BioMarin.

       The effect of the stock options that BioMarin will issue in the transaction is not expected to be material and is not reflected in these pro forma statements.

   (c) Reflects BioMarin's issuance of preferred stock to Glyko in exchange for the BioMarin common stock owned by Glyko (11,367,617 shares at March 31, 2002). Also reflects the cancellation of the BioMarin common stock received by BioMarin from Glyko.

   (d) Eliminates intercompany holdings in consolidation.

   (e) Reverses Glyko's equity in loss of BioMarin that would eliminate in consolidation.

   (f) Reflects research and development and general and administrative expenses of IBEX therapeutics business incurred during 2001.

   (g) BioMarin incurred an in process research and development charge of approximately $11.6 million in connection with the acquisition of IBEX therapeutic assets. This amount has been excluded from the pro-forma presentation as it is non-recurring.

   (h) BioMarin incurred an in-process research and development charge of approximately $11.2 million in connection with the acquisition of Synapse. This amount has been excluded from the pro forma presentation as it is non-recurring.

   (i) Reflects the portion of the $3.7 million in estimated transaction costs incurred for the three months ended March 31, 2002. These costs have been excluded as they are non-recurring in nature.

   (j) Reflects research and development expenses of Synapse incurred during 2001 and the first quarter of 2002.

   (k) Reflects the number of shares issued in connection with the IBEX transaction as if the transaction had been consummated on January 1, 2001.

   (l) Reflects the number of shares issued in connection with the Synapse transaction as if the transaction had been consummated on January 1, 2001.

4.  Reconciliation of BioMarin Stockholders' Equity

   The following table reconciles stockholders' equity of BioMarin:

                                                                      (in thousands)
Balance at March 31, 2002 (unaudited)................................    $144,368
   Net assets of Glyko acquired......................................       1,688
   Transaction costs.................................................      (2,700)
   Issuance of BioMarin common stock to Glyko shareholders...........      61,558
   Cancellation of shares of BioMarin owned by Glyko.................     (61,558)
   Issuance of shares of BioMarin Series A Preferred Stock to Glyko..      61,558
   Elimination of Series A Preferred Stock upon consolidation........     (61,558)
                                                                         --------
Pro Forma Consolidated Balance at March 31, 2002 (unaudited).........    $143,356
                                                                         ========

                     PRO FORMA CAPITALIZATION OF BIOMARIN

   The following table sets forth: (i) the actual capitalization of BioMarin as at March 31, 2002; and (ii) the capitalization of BioMarin as at March 31, 2002, on an unaudited, as adjusted basis assuming the completion of this transaction.

                                                                                          March 31, 2002
                                                                                      ------------------------
                                                                                        Actual     As adjusted
                                                                                       ---------   -----------
                                                                                      (unaudited, in thousands)
Cash, cash equivalents and short term investments.................................... $ 114,798     $ 113,517
                                                                                       =========    =========
Long-term liabilities................................................................ $   3,503     $   3,503
                                                                                       =========    =========
Stockholders' equity:
   Common stock, $.001 par value, 75,000,000 shares authorized; 53,357,642 shares issued and outstanding, actual and 53,357,642 shares issued and outstanding, as
     adjusted........................................................................        53            53
   Additional paid-in capital........................................................   316,469       316,469
   Common stock warrants.............................................................     5,219         5,219
   Deferred compensation.............................................................      (490)         (490)
   Notes from stockholders...........................................................    (2,087)       (2,087)
   Foreign currency translation adjustment...........................................       (74)          (74)
   Deficit accumulated during development stage......................................  (174,722)     (175,734)
                                                                                       ---------    ---------
       Total stockholders' equity....................................................   144,368       143,356
                                                                                       ---------    ---------
       Total liabilities and stockholders' equity.................................... $ 157,306     $ 156,025
                                                                                       =========    =========

   The number of shares of BioMarin common stock in the actual and as adjusted columns in the table above excludes:

  . 7,820,195 shares of BioMarin common stock issuable upon exercise of outstanding options issued under BioMarin's stock option plans at a weighted average exercise price of $11.31 per share at March 31, 2002;

  . an additional 2,784,110 shares of common stock available for future issuance under BioMarin's stock option plans and employee stock purchase plan at March 31, 2002; and

  . 779,846 shares of BioMarin common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $13.35 per share as of March 31, 2002.

                           THE ACQUISITION AGREEMENT

   The following summary of the Acquisition Agreement for a Plan of Arrangement by and among BioMarin, BioMarin Nova Scotia and Glyko, dated as of February 6, 2002, as amended by the Amending Agreement dated as of May 16, 2002 and attached as Annex A and Annex A-1, respectively to this Joint Proxy Circular (collectively, the "Acquisition Agreement"), is qualified in its entirety by reference to the complete text of the Acquisition Agreement which is incorporated by reference into this Joint Proxy Circular.

Structure of the Arrangement

   Under the terms of the Acquisition Agreement, Glyko will enter into a Plan of Arrangement under the Canada Business Corporations Act, as a result of which BioMarin shall acquire each outstanding Glyko common share that is not held by a holder who has exercised its dissenters' rights in exchange for 0.3309 of a share of common stock of BioMarin. The terms of the Acquisition Agreement contemplate the continuance of Glyko under the laws of British Columbia following the effectiveness but prior to the actual implementation of the arrangement.

Completion and Effectiveness of the Arrangement

   BioMarin and Glyko will complete the transaction after all of the conditions to completion of the arrangement contained in the Acquisition Agreement, including the continuance of Glyko under the laws of British Columbia, have been satisfied or waived. The arrangement will become effective upon the issuance of a certificate of arrangement, issued pursuant to subsection 192(7) of the Canada Business Corporations Act after the articles of arrangement have been filed.

   BioMarin and Glyko are working toward satisfying the conditions and completing the arrangement as quickly as possible. BioMarin and Glyko currently plan to complete the arrangement by the end of the second calendar quarter of 2002. Because the acquisition is subject to court approval and other conditions, some of which are beyond BioMarin and Glyko's control, the exact timing of completing the transaction cannot be predicted with certainty. However, if the transaction has not been completed by August 30, 2002, either party may terminate the Acquisition Agreement, provided that the terminating party's own action or failure to act was not the principal cause of the failure to complete the transaction by such date.

Exchange of Shares under the Arrangement

   At the implementation time of the arrangement, BioMarin Nova Scotia (a wholly owned subsidiary of BioMarin) will acquire all of the outstanding common shares of Glyko (other than those of dissenting Glyko shareholders who ultimately receive from Glyko the fair value of their Glyko common shares), in exchange for that portion of a share of BioMarin common stock equal to the exchange ratio of 0.3309, subject to anti-dilution adjustment. In no event will BioMarin Nova Scotia be required to transfer to the holders of Glyko common shares more than 11,367,617 shares of BioMarin common stock in connection with the rights of exchange provided for under the Acquisition Agreement. The Acquisition Agreement provides that the exchange ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to BioMarin common stock.

   Each option to purchase Glyko common shares under the Glyko stock option plan which remains outstanding at the implementation time of the arrangement shall be exchanged for an option to purchase such number of shares of BioMarin common stock as are determined in accordance with the Acquisition Agreement and the Plan of Arrangement.

Fractional Shares

   No certificates representing fractional shares of BioMarin common stock shall be issued upon the surrender for exchange of certificates representing Glyko common shares. In lieu of any such fractional securities, each person otherwise entitled to a fractional interest (after aggregating all fractional shares of BioMarin common stock that otherwise would be received by such holder) in a share of BioMarin common stock will be entitled to receive from BioMarin Nova Scotia a cash payment (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, and (ii) the average closing price of the shares of BioMarin common stock for the 20 most recent days that BioMarin common stock has traded ending on the second trading day immediately prior to the effective date of the arrangement, as reported on Nasdaq.

Representations and Warranties of Glyko

   Glyko made a number of customary representations and warranties to BioMarin in the Acquisition Agreement regarding aspects of its business, financial condition, structure and other facts pertinent to the transaction. These representations and warranties include representations and warranties, as of February 6, 2002, on:

  .   the corporate organization and qualification to do business of Glyko;

  .   the articles of incorporation and bylaws of Glyko;

  .   Glyko's capitalization;

  .   authorization of the Acquisition Agreement by Glyko;

  . the absence of conflicts in connection with Glyko's performance under the Acquisition Agreement;

  . regulatory and third party approvals required by Glyko to complete the arrangement;

  . the filing and consent obligations of Glyko under applicable laws in connection with the arrangement;

  .   compliance with applicable laws and certain contracts by Glyko;

  .   the absence of government investigation or review of Glyko;

  . Glyko's filings and reports with Canadian securities regulatory authorities and the Toronto Stock Exchange;

  .   Glyko's financial statements;

  .   Glyko's books and records;

  .   Glyko's liabilities;

  . changes in Glyko's business since December 31, 2000 and actions taken by Glyko since December 31, 2000;

  .   litigation involving Glyko;

  .   Glyko's employee benefit plans;

  .   Glyko's labor relations;

  .   the absence of restrictions on the conduct of Glyko's business;

  .   title to the properties Glyko owns and validity of Glyko's leases;

  .   tax matters pertaining to Glyko;

  .   environmental matters pertaining to Glyko;

  . payments required to be made by Glyko to brokers and agents in connection with the arrangement;

  .   intellectual property matters pertaining to Glyko;

  .   Glyko's material contracts and commitments;

  .   Glyko's insurance coverage;

  .   the fairness opinion received by Glyko from TD Securities;

  . approvals and recommendations by the Glyko board of directors in connection with the arrangement;

  . the vote of Glyko shareholders required to adopt and approve the Acquisition Agreement and approve the arrangement and related transactions;

  .   the minute books of Glyko;

  . the indemnification obligations of Glyko's directors, officers, agents or employees;

  . the absence of any change of control payments becoming payable due to the arrangement; and

  .   interested party transactions of Glyko's directors and officers.

   Many of the representations and warranties are qualified by thresholds of materiality or to a level of a material adverse effect, and all such representations and warranties expire upon completion of the arrangement.

   The representations and warranties contained in the Acquisition Agreement are complicated and not easily summarized. You are urged to carefully read
Article 2 of the Acquisition Agreement entitled "Representations and Warranties of Glyko."

Representations and Warranties of BioMarin and BioMarin Nova Scotia

   BioMarin and BioMarin Nova Scotia have made a number of customary representations and warranties to Glyko in the Acquisition Agreement regarding aspects of BioMarin's business, financial condition, structure and other facts pertinent to the transaction. These representations and warranties include representations and warranties, as of February 6, 2002, on:

  . the corporate organization and qualification to do business of BioMarin and its subsidiaries;

  .   the articles of incorporation and bylaws of BioMarin and its subsidiaries;

  .   BioMarin's capitalization;

  .   BioMarin's subsidiaries;

  . the absence of conflicts in connection with BioMarin's and BioMarin Nova Scotia's obligations under the Acquisition Agreement;

  . authorization of the Acquisition Agreement by BioMarin and BioMarin Nova Scotia;

  . BioMarin's filings and reports with the U.S. Securities and Exchange Commission;

  .   BioMarin's financial statements;

  .   BioMarin's liabilities;

  .   the validity of BioMarin's issuance of common stock;

  .   listing of BioMarin's common stock on Nasdaq and on the SWX Swiss
      Exchange;

  .   litigation involving BioMarin and its subsidiaries;

  . changes in BioMarin's business since December 31, 2000 and actions taken by BioMarin since December 31, 2000;

  .   environmental matters and compliance of BioMarin;

  . regulatory and third party approvals required by BioMarin and BioMarin Nova Scotia to complete the acquisition;

  . the filing and consent obligations of BioMarin under applicable laws and certain contracts in connection with the acquisition;

  . compliance with applicable laws and certain contracts by BioMarin and its subsidiaries;

  .   tax matters pertaining to BioMarin and its subsidiaries;

  . the vote of BioMarin stockholders required to approve the transaction, including the issuance of BioMarin common stock in connection with the arrangement;

  . payments required to be made by BioMarin to brokers and agents in connection with the arrangement;

  .   intellectual property matters pertaining to BioMarin and its subsidiaries;

  .   the opinion received by BioMarin from UBS Warburg; and

  . approvals and recommendations by BioMarin's board of directors in connection with the arrangement.

   Many of the representations and warranties are qualified by thresholds of materiality or to a level of a material adverse effect, and all such representations and warranties expire upon completion of the arrangement.

   The representations and warranties contained in the Acquisition Agreement are complicated and not easily summarized. You are urged to carefully read
Article 3 of the Acquisition Agreement entitled "Representations and Warranties of BioMarin and BioMarin Nova Scotia."

Glyko's Conduct of Business Before Completion of the Arrangement

   Under the terms of the Acquisition Agreement Glyko agreed that, until the earlier of the completion of the arrangement or termination of the Acquisition Agreement, Glyko, except to the extent BioMarin consents in writing, will:

  . carry on its business in the ordinary course, consistent with past practice and in compliance with applicable laws in all material respects;

  .   pay or perform its material obligations when due;

  .   preserve intact its present business organization;

  .   keep available the services of its present officers and employees;

  . preserve its relationships and goodwill with all persons with whom it has business relationships;

  . cause its officers to report regularly to BioMarin concerning the status of Glyko's business;

  . maintain its books of account in the usual manner in accordance with Canadian generally accepted accounting principles; and

  . provide BioMarin and its representatives access during normal business hours to Glyko's representatives, personnel, books and records.

   Under the terms of the Acquisition Agreement, Glyko also agreed that, subject to certain exceptions, until the earlier of the completion of the arrangement or termination of the Acquisition Agreement, or unless BioMarin consents in writing, Glyko will comply with certain specific restrictions relating to the operation of its business, including restrictions relating to the following:

  .   declaring or paying dividends or other distributions on shares of Glyko;

  .   purchasing, redeeming or otherwise acquiring shares of Glyko;

  .   issuing shares of Glyko or securities convertible into shares of Glyko;

  . changes with respect to Glyko's stock option plan or any options thereunder;

  .   granting or amending severance and termination payments;

  .   modifying the articles of incorporation or bylaws of Glyko;

  . reorganizing or merging Glyko, other than in connection with the Acquisition Agreement;

  .   acquiring any interest in any entity;

  .   selling, leasing, licensing or disposing of assets;

  .   making capital expenditures above $25,000 in the aggregate;

  .   granting loans or purchasing equity interests in other persons;

  .   incurring indebtedness;

  .   adopting or amending employee benefit plans or bonus plans;

  . increasing the amount of remuneration payable to directors, officers or employees;

  .   commencing or settling litigation or liabilities;

  . modifying material contracts or waiving material rights under material contracts other than in the ordinary course of business;

  .   changing accounting policies and procedures;

  .   making certain tax elections; and

  . entering into any material transaction or taking any other material action outside the ordinary course of business or inconsistent with past practices based on Glyko's operating history since June 30, 2000.

   The agreements related to the conduct of Glyko's business (prior to the effective time of the arrangement) in the Acquisition Agreement are complicated and not easily summarized. You are urged to carefully read Article 4 of the Acquisition Agreement entitled "Conduct Prior to the Effective Time."

Glyko Shareholder Approval and BioMarin Stockholder Approval

   In connection with obtaining Glyko shareholder approval and BioMarin stockholder approval, each of BioMarin and Glyko agreed to provide to the other such information concerning its business, financial and other affairs as was required for inclusion in this Joint Proxy Circular. BioMarin and Glyko agreed to cooperate in all respects to ensure that all information provided for inclusion in this Joint Proxy Circular is true, and that all filings required to be made pursuant to the requirements of the Canada Business Corporations Act, the interim order of the Superior Court of Justice (Ontario), applicable Canadian securities legislation, the Toronto Stock Exchange and any other Canadian, U.S. or other laws are filed in accordance with such laws.

   You are urged to read carefully Article 5 of the Acquisition Agreement entitled "Glyko Shareholder Approval and BioMarin Stockholder Approval" to understand more fully the provisions contained therein.

Material Covenants

  Confidentiality and Access to Information

   The terms of the Acquisition Agreement incorporate by reference a previously executed mutual confidentiality agreement, dated as of January 10, 2002. In the event of an inconsistency in the terms and conditions of the Acquisition Agreement and the terms and conditions of the confidentiality agreement, the Acquisition Agreement prevails.

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  Solicitations by Glyko

   Under the terms of the Acquisition Agreement, Glyko agreed to cease and terminate, as of the date of the Acquisition Agreement, any and all existing discussions with any parties other than BioMarin with respect to any Acquisition Proposal.

   Under the terms of the Acquisition Agreement, an Acquisition Proposal is any offer or proposal relating to any Acquisition Transaction. An Acquisition Transaction is any transaction or series of related transactions involving any of the following:

  . any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Glyko or the acquisition or purchase from Glyko by any person or group of more than 20% of any class of voting securities of Glyko;

  . any sale, lease, exchange, transfer, license, acquisition or other disposition of more than 20% of the assets of Glyko; or

  .   any liquidation or dissolution of Glyko.

   Until the acquisition is completed or the Acquisition Agreement is terminated, under the terms of the Acquisition Agreement, Glyko further agreed that it will not (nor will it authorize or permit any of its officers, directors or employees, or any of its investment bankers, attorneys or other advisors or representatives to):

  . solicit, initiate, knowingly encourage, induce or otherwise knowingly facilitate any Acquisition Proposal or any inquiries or proposals relating to an Acquisition Proposal;

  . furnish any confidential information regarding Glyko to any person in connection with or in response to an Acquisition Proposal;

  . engage in discussions or negotiations with any person with respect to any Acquisition Proposal;

  .   approve, endorse or recommend any Acquisition Proposal; or

  . enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction.

   Prior to the adoption and approval of the arrangement by the Glyko shareholders, Glyko and its representatives are not prohibited by (and shall not be considered to have violated) the above-mentioned provisions from (i) furnishing nonpublic information regarding Glyko to any person in response to an Acquisition Proposal that is submitted by such person (and not withdrawn), or (ii) entering into discussions with any person in response to an Acquisition Proposal that is submitted by such person (and not withdrawn), if (1) in the case of (i), the board of directors of Glyko has first made a good faith determination that the furnishing of such nonpublic information to such person is reasonably likely to lead to the submission of a Superior Offer from such person, (2) neither Glyko nor any representative of Glyko shall have violated any of the restrictions set forth above, (3) the board of directors of Glyko concludes in good faith, based upon the advice of its outside legal counsel, that the failure to take such action is inconsistent with its fiduciary obligations under applicable law, (4) prior to furnishing any such nonpublic information to, or entering into discussions with, such person, Glyko gives BioMarin written notice of the identity of such person and of Glyko's intention to furnish nonpublic information to, or enter into discussions with, such person, and Glyko receives from such person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person by or on behalf of Glyko and following which, Glyko keeps BioMarin fully informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto, and (5) prior to furnishing any such nonpublic information to such person, Glyko furnishes such nonpublic information to BioMarin (to the extent such nonpublic information has not been previously furnished by Glyko to BioMarin).

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   Under the terms of the Acquisition Agreement, a Superior Offer is an unsolicited, bona fide written offer made by a third party (other than BioMarin or its affiliates) which, if consummated, would result in such third party acquiring, directly or indirectly, securities representing more than 50% of the voting power of the shares of Glyko or the resulting entity of such transaction or all or substantially all of the assets of Glyko, in each case on terms which the board of directors of Glyko reasonably determines (following receipt of advice from its financial advisors of nationally recognized reputation and outside counsel) to be more favorable to Glyko's shareholders than the terms of the arrangement.

Conditions to Completion of the Arrangement

   The obligations of BioMarin and Glyko to complete the arrangement and the other transactions contemplated by the Acquisition Agreement are subject to the satisfaction at or prior to the closing date of the arrangement of each of the following conditions:

  . the arrangement and the continuance under the laws of British Columbia must have been approved by the requisite vote of holders of Glyko common shares and in accordance with any additional conditions which may be imposed by the interim order of the Superior Court of Justice (Ontario);

  . the arrangement including, without limitation, the issuance of shares of BioMarin common stock in connection with the arrangement must have been approved by the requisite vote of stockholders of BioMarin;

  . the interim order and the final order of the Superior Court of Justice (Ontario) with respect to the arrangement shall each have been obtained in form and on terms satisfactory to Glyko and BioMarin;

  . upon receipt of the interim order and the final order of the Superior Court of Justice (Ontario), no shares of BioMarin common stock to be issued at the effective time of the arrangement will require registration pursuant to the United States Securities Act of 1933;

  . the requisite discretionary orders of the securities regulatory authorities exempting certain trades contemplated by the Plan of Arrangement from the registration and prospectus requirements of applicable Canadian securities legislation shall have been obtained;

  . the shares of BioMarin common stock to be issued under the arrangement shall have been authorized for listing on Nasdaq;

  . BioMarin, its subsidiaries and Glyko shall have obtained all approvals, waivers and consents from each governmental entity, the failure of which would cause consummation of the arrangement to be prohibited;

  . no governmental body shall have enacted, issued, enforced or entered any statute, rule, regulation, executive order, decree, judgment or other order which has the effect of restraining or prohibiting consummation of the transactions contemplated by the Acquisition Agreement or of making the arrangement illegal; and

  . no legal proceeding shall be pending or threatened in which a governmental body is or is threatened to become a party or is otherwise involved, and neither BioMarin nor Glyko shall have received any communication from any governmental body in which the governmental body indicated the possibility of commencing a legal proceeding or taking any other action (i) challenging or seeking to restrain or prohibit the consummation of the arrangement or any of the other transactions contemplated by the Acquisition Agreement; (ii) relating to the arrangement and seeking to obtain from BioMarin or any of its subsidiaries, or Glyko, any damages or other relief that may be material to BioMarin; (iii) seeking to prohibit or limit in any material respect BioMarin's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Glyko; or (iv) which would materially and adversely affect the right of BioMarin or of Glyko to own the assets or operate the business of Glyko.

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   Glyko's obligations to complete the arrangement and the other transactions contemplated by the Acquisition Agreement are subject to the satisfaction or waiver, in writing, of each of the following additional conditions:

  . each of BioMarin's and BioMarin Nova Scotia's representations and warranties shall have been true and correct in all material respects as of the date of the Acquisition Agreement, and shall be true and correct in all material respects on and as of the date the arrangement is to be completed as if made on such date (except to the extent made only as of a particular date, in which case they must be true and correct only as of that date);

  . BioMarin and BioMarin Nova Scotia shall have performed or complied in all material respects with all of their agreements and covenants required by the Acquisition Agreement to be performed or complied with by BioMarin and BioMarin Nova Scotia;

  . there shall have occurred no material adverse change with respect to BioMarin since the date of the Acquisition Agreement;

  . Glyko shall have received a certificate executed on behalf of BioMarin by its Chief Executive Officer confirming satisfaction of these above listed conditions; and

  . Glyko shall have received an opinion of U.S. counsel and Canadian counsel to BioMarin satisfactory to Glyko.

   BioMarin's obligations to complete the arrangement and the other transactions contemplated by the Acquisition Agreement are subject to the satisfaction or waiver, in writing, of each of the following additional conditions:

  . each of Glyko's representations and warranties shall have been true and correct in all material respects as of the date of the Acquisition Agreement, and shall continue to be true and correct in all material respects on and as of the date the arrangement is to be completed as if made on such date (except to the extent made only as of a particular date, in which case they must be true and correct only as of that date);

  . Glyko shall have performed or complied in all material respects with all of its agreements and covenants required by the Acquisition Agreement to be performed or complied with by Glyko;

  . the holders of no more than one percent in the aggregate of the issued and outstanding Glyko common shares shall have exercised and not withdrawn their dissent rights with respect to the arrangement or the continuance;

  . there shall have occurred no material adverse change with respect to Glyko since the date of the Acquisition Agreement;

  . BioMarin shall have received a certificate executed on behalf of Glyko by its Chairman confirming satisfaction of these above listed conditions;

  . BioMarin shall have received the written resignations of all directors and officers of Glyko, effective as of the effective time of the arrangement; and

  . BioMarin shall have received an opinion of U.S. counsel and Canadian counsel to Glyko reasonably satisfactory to BioMarin.

   Some of the conditions to completion of the arrangement may be waived by the party entitled to assert the benefit of the condition. Neither BioMarin nor Glyko intends to solicit shareholder approval of the transaction based on a waived condition, unless its board of directors determines in good faith that the waiver of such condition is sufficiently material as to warrant seeking further shareholder approval.

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Termination of the Acquisition Agreement

   The Acquisition Agreement may be terminated at any time prior to completion of the arrangement, whether before or after the requisite approval of the shareholders of Glyko or stockholders of BioMarin:

  . by mutual written consent duly authorized by the boards of directors of BioMarin and Glyko;

  . by either BioMarin or Glyko, if the arrangement is not completed by August 30, 2002 for any reason, provided that either party's right to terminate the Acquisition Agreement under this provision will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the arrangement to occur on or before that date, and such action or failure to act constitutes a breach of the Acquisition Agreement;

  . by either BioMarin or Glyko, if a governmental body has issued an order, decree or ruling or taken any other action, which permanently restrains, enjoins or otherwise prohibits the arrangement and which is final and non-appealable;

  . by either BioMarin or Glyko, if Glyko's shareholders fail to approve the Glyko arrangement resolution or the Glyko continuance resolution at the Glyko shareholders meeting or at any adjournment or postponement of that meeting;

  . by either BioMarin or Glyko, if BioMarin's stockholders fail to approve the arrangement, including the issuance of BioMarin common stock, at the BioMarin stockholders meeting or at any adjournment or postponement of that meeting;

  . by Glyko, upon a material breach of any representation, warranty, covenant or agreement on the part of BioMarin or BioMarin Nova Scotia in the Acquisition Agreement, or if any of BioMarin's or BioMarin Nova Scotia's representations or warranties become untrue such that the condition to Glyko's obligation to complete the arrangement relating to the continued accuracy of BioMarin's or BioMarin Nova Scotia's representations and warranties would not be satisfied. However, if the breach or inaccuracy is curable by BioMarin or BioMarin Nova Scotia through the exercise of its commercially reasonable efforts, and BioMarin continues to exercise such commercially reasonable efforts to cure the breach, Glyko may not terminate the Acquisition Agreement for 30 days after delivery of written notice to BioMarin of the breach. If the breach or inaccuracy is cured during those 30 days, Glyko may not terminate the Acquisition Agreement under this provision;

  . by BioMarin, upon a material breach of any representation, warranty, covenant or agreement on the part of Glyko set forth in the Acquisition Agreement, or if any of Glyko's representations or warranties become untrue such that the condition to BioMarin's obligation to complete the arrangement relating to the continued accuracy of Glyko's representations and warranties would not be satisfied. However, if the breach or inaccuracy is curable by Glyko through the exercise of its commercially reasonable efforts, and Glyko continues to exercise such commercially reasonable efforts to cure the breach, BioMarin may not terminate the Acquisition Agreement for 30 days after delivery of written notice to Glyko of the breach. If the breach or inaccuracy is cured during those 30 days, BioMarin may not terminate the Acquisition Agreement under this provision; and

  . by BioMarin, if Glyko has breached the provisions of Section 6.2 of the Acquisition Agreement that prohibit the solicitation of, and restrict (subject to certain exceptions) discussions and negotiations with respect to, Acquisition Proposals.

Payment of Termination Fee

   Under the terms of the Acquisition Agreement, Glyko must pay BioMarin a termination fee of $1.0 million within two business days after written demand by BioMarin, if the Acquisition Agreement is terminated by BioMarin because of a material breach of any representation, warranty, covenant or agreement of Glyko as described in Section 8.1(g) of the Acquisition Agreement. Glyko must also pay BioMarin the termination fee of

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$1.0 million upon termination of the Acquisition Agreement by BioMarin or Glyko
if the Glyko shareholders do not approve either the arrangement or the continuance and (i) an Acquisition Proposal has been publicly announced or otherwise communicated to the Glyko board of directors or the Glyko shareholders prior to the date of the special meeting of the Glyko shareholders, and (ii) Glyko enters into a definitive agreement with respect to an Acquisition Transaction prior to the expiration of six months after termination of the Acquisition Agreement, and, in the case of an Acquisition Transaction relating to, among other things, any merger, consolidation, amalgamation, business combination or sale of the assets or outstanding securities of any class of voting securities of Glyko, such transaction results in person(s) directly or indirectly acquiring more than 50% of the assets or outstanding securities of Glyko.

   In addition, BioMarin must pay Glyko a termination fee of $1.0 million within two business days after a written demand by Glyko, if the Acquisition Agreement is terminated by Glyko because of a material breach of any representation, warranty, covenant or agreement of BioMarin as described in
Section 8.1(f) of the Acquisition Agreement.

Extension, Waiver and Amendment of the Acquisition Agreement

   BioMarin and Glyko, with the approval of their respective boards of directors, may amend the Acquisition Agreement at any time whether before or after the approval of the arrangement by the shareholders of Glyko or stockholders of BioMarin. However, after any such approval of the arrangement by the stockholders of BioMarin or shareholders of Glyko, no amendment shall be made which by law requires further approval of the stockholders of BioMarin or shareholders of Glyko, as the case may be, without such approval.

   Prior to completion of the arrangement, either BioMarin or Glyko may, to the extent legally permitted, extend the other party's time for the performance of any of the obligations or other acts under the Acquisition Agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other party with any of the agreements or conditions for the benefit of such party contained in the Acquisition Agreement. Such extensions and waivers must be set forth in a written instrument signed by the party granting such extension or waiver.

Expenses

   Except with respect to the termination fee described above, all fees and expenses incurred in connection with the Acquisition Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the arrangement is consummated.

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                             TRANSACTION MECHANICS

   The following is a summary of the Plan of Arrangement. Glyko shareholders and BioMarin stockholders are urged to read the Plan of Arrangement in its entirety. The Plan of Arrangement is attached to this Joint Proxy Circular as Annex B.

The Arrangement

   Pursuant to the terms of the Plan of Arrangement, at the implementation time of the arrangement, the following events will occur:

    1. Each outstanding Glyko common share held by a Glyko shareholder, other than Glyko common shares in respect of which the holder has exercised dissent rights and is ultimately entitled to be paid the fair value, shall be transferred to BioMarin Nova Scotia in exchange for 0.3309 of a share of BioMarin common stock.

    2. Each Glyko option will be exchanged for an option to purchase that number of shares of BioMarin common stock equal to the product of 0.3309 and the number of Glyko common shares subject to such Glyko option, whether exercisable or unexercisable, immediately prior to the implementation time of the arrangement, rounded down to the nearest whole number of shares. The replacement option will provide for an exercise price per share of BioMarin common stock equal to the U.S. dollar equivalent of the per share exercise price of each Glyko option divided by 0.3309, rounded down to the nearest whole cent. The term and vesting schedule of such replacement option shall be equivalent to those of the Glyko option it replaces.

   Subject to the provisions of the Plan of Arrangement allowing for adjustment of the exchange ratio for anti-dilution purposes upon the occurrence of certain events, the maximum number of shares of BioMarin common stock issuable in connection with the exchange of Glyko common shares for BioMarin common stock shall be 11,367,617.

The Continuance

   Immediately following the effectiveness of the arrangement but prior to the implementation of its terms, Glyko will be continued under the laws of British Columbia. The continuance will not proceed unless both the arrangement resolution and the continuance resolution are passed by the requisite majority of Glyko shareholders.

Share Certificates

   Promptly after the implementation time of the arrangement, BioMarin shall cause BioMarin Nova Scotia to deposit with Computershare Trust Company of Canada certificates representing the BioMarin common stock issued pursuant to the Plan of Arrangement in exchange for the Glyko common shares together with cash in an amount sufficient for payment in lieu of fractional shares. Upon surrender to Computershare Trust Company of Canada for cancellation of a certificate which, immediately prior to the implementation time of the arrangement, represented one or more Glyko common shares that were exchanged for BioMarin common stock under the arrangement, together with other required documents, a Glyko shareholder will be entitled to receive a certificate representing that number of shares of BioMarin common stock which such Glyko shareholder has the right to receive.

   In the event of a transfer of ownership of Glyko common shares prior to the implementation time of the arrangement that is not registered in the transfer records of Glyko, a certificate representing the proper number of shares of BioMarin common stock may be issued to the transferee if the certificate representing such Glyko common shares is presented to Computershare Trust Company of Canada, accompanied by all documents required to evidence such transfer.

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   Until Glyko common share certificates are surrendered as contemplated in the
Plan of Arrangement, each Glyko common share held after the implementation time shall represent only the right to receive, upon such surrender, the certificates representing shares of BioMarin common stock, the cash payments in lieu of any fractional shares and any dividends or distributions payable on the shares of BioMarin common stock. No dividends or distributions declared or made after the implementation time of the arrangement shall be paid to the holder of Glyko common shares until the holder of such certificates surrenders the certificates to Computershare Trust Company of Canada.

   Any certificates formerly representing Glyko common shares that, following the effective date of the arrangement, are not deposited with Computershare Trust Company of Canada, together with a duly executed letter of transmittal, within six years after the effective date of the arrangement, shall cease to represent a right or claim of any kind.

   In addition, as soon as practicable after the effective date of the arrangement, the holders of outstanding Glyko options shall be provided with documentation evidencing replacement options to acquire common stock of BioMarin.

   Glyko shareholders are advised to review carefully the information contained in the letter of transmittal accompanying this Joint Policy Circular and the instructions included therein for a more detailed description of the procedures to be followed by Glyko shareholders in order to obtain certificates representing the shares of BioMarin common stock issuable under the arrangement.

Fractional Shares

   No fractional shares of BioMarin common stock will be issued pursuant to the arrangement. Furthermore, no dividend, stock split or other change in the capital structure of BioMarin shall relate to any such fraction and any fractional interests shall not entitle the owner to vote or to exercise any rights as a shareholder of BioMarin. In lieu of any such fractional shares, each Glyko shareholder otherwise entitled to a fractional interest in a share of BioMarin common stock shall, upon surrender of such holder's certificates representing Glyko common shares, receive from BioMarin Nova Scotia a cash payment (rounded to the nearest whole cent), without interest, equal to the product of such fraction (or, at the option of BioMarin Nova Scotia, the Canadian dollar equivalent of such product) and the average closing price of shares of BioMarin common stock as quoted on Nasdaq during the period of 20 consecutive trading days ending on the second trading day immediately preceding the effective date of the arrangement.

Rights of Dissent

   Glyko common shareholders may, in connection with the arrangement, exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in Section 190 of the Canada Business Corporations Act. Those Glyko common shareholders who exercise their dissent rights and are determined to be entitled to be paid the fair value of their Glyko common shares, shall be deemed to have transferred such Glyko common shares to Glyko without further act or formality and free of all liens and encumbrances and such shares shall be cancelled at the implementation time of the arrangement. Any Glyko common shareholders who exercise dissent rights and are determined to be entitled to be paid fair value for their Glyko common shares shall be paid solely from the assets of Glyko.

Withholding Rights

   Each of Glyko, BioMarin Nova Scotia and Computershare Trust Company of Canada shall be entitled to deduct and withhold from the consideration payable such amount as may be required by law under the Income Tax Act (Canada), the United States Code or under any other provision of United States or Canadian federal, state, provincial, regional, local or foreign tax law. Where such amounts are deducted or withheld, such amounts

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shall be treated for all purposes under the arrangement as having been paid to the holder of the shares, provided that such amounts are actually remitted to the appropriate taxing authority and the holder is provided with a receipt evidencing such remittance.

   The terms and conditions contained in the Plan of Arrangement are complicated and not easily summarized. You are urged to carefully read the Plan of Arrangement attached as Annex B in its entirety to gain a more complete understanding of its terms.

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                            BIOMARIN CAPITAL STOCK

   BioMarin's certificate of incorporation authorizes 1,000,000 shares of preferred stock, and 75,000,000 shares of common stock. The only equity
securities currently outstanding are shares of common stock. As of           ,
2002, there were approximately [53,357,644] shares of BioMarin common stock issued and outstanding. The following description is only a summary and is qualified by reference to the complete text set forth in BioMarin's certificate of incorporation.

BioMarin Preferred Stock

   Shares of BioMarin preferred stock have a par value of $0.001 per share. The BioMarin board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. BioMarin currently intends that the shares of Series A Preferred Stock of BioMarin to be transferred to Glyko following the completion of the transaction in exchange for the 11,367,617 shares of BioMarin common stock owned by Glyko shall be redeemable, retractable, non-voting, non-convertible, and entitled to receive non-cumulative dividends as and when declared by the BioMarin board of directors at a rate of 5% per annum.

BioMarin Common Stock

   Shares of BioMarin common stock have a par value of $0.001 per share. The holders of BioMarin common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of BioMarin common stock are entitled to receive such dividends as may be declared by the BioMarin board of directors out of funds legally available therefor and are entitled upon any liquidation, dissolution or winding-up of BioMarin to receive ratably the net assets of BioMarin available for distribution. No pre-emptive rights, conversion rights, redemption rights or sinking fund provisions are applicable to the BioMarin common stock.

                              GLYKO SHARE CAPITAL

   Glyko's authorized capital is comprised of an unlimited number of common shares and an unlimited number of preference shares, issuable in series. As of
          , 2002, [34,352,823] Glyko common shares, options to acquire an additional 81,397 Glyko common shares and no preference shares were issued and outstanding. The following description is only a summary and is qualified by reference to the complete text set forth in Glyko's articles of incorporation.

Common Shares

   Each Glyko common share entitles the holder thereof to receive notice of and to attend meetings of Glyko's shareholders, and to one vote with the exception of meetings where only the holders of another class or series of shares are entitled to vote. Holders of Glyko common shares are entitled to receive any dividends declared on such shares by Glyko's board of directors and to participate in the distribution of Glyko's residual assets in the event of liquidation or dissolution of Glyko or other distribution of Glyko's assets.

Preference Shares

   Glyko preference shares may be issued from time to time in one or more series, each series comprising the number of shares, designation, rights, privileges, restrictions and conditions which the board of directors of Glyko determines by resolution. Any Glyko preference shares would rank prior to the Glyko common shares with respect to payment of dividends and distributions in the event of the liquidation, dissolution or winding-up of Glyko, whether voluntary or involuntary. The holders of Glyko preference shares as a class would not be entitled to receive notice of, to attend, or to vote at any meetings of the shareholders of Glyko except upon a

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proposal to: (i) increase or decrease any maximum number of authorized preference shares or increase any maximum number of authorized shares of any class of shares having rights or privileges equal or superior to the preference shares; (ii) effect an exchange, reclassification or cancellation of all or part of the preference shares equal to or superior to the preference shares; or
(iii) create a new class of shares equal to or superior to the preference shares.

                      THE COMPANIES AFTER THE TRANSACTION

General

   Upon completion of the transaction, Glyko will become a wholly-owned subsidiary of BioMarin Nova Scotia. BioMarin Nova Scotia will continue to exist as a wholly-owned subsidiary of BioMarin Acquisition (Del.) Inc., a Delaware corporation and a wholly-owned subsidiary of BioMarin. BioMarin's principal executive office will continue to be located at 371 Bel Marin Keys Boulevard, Suite 210, Novato, California 94949 (telephone number (415) 884-6700). After the consummation of the arrangement, BioMarin will indirectly own all of the securities of Glyko, which will become a corporation governed by the Company Act (British Columbia).

Directors and Officers

   The directors and officers of BioMarin and BioMarin Nova Scotia, respectively, will not change as a result of the transaction.

Pro Forma Security Ownership of Certain Beneficial Owners

   The following table sets forth certain information on a pro forma basis with respect to the beneficial ownership of BioMarin's common stock immediately following the completion of the transaction as to (i) each person, or group of affiliated persons, who is known by BioMarin to own beneficially more than 5% of BioMarin's common stock; (ii) each of BioMarin's directors; and (iii) all of BioMarin's directors and current executive officers as a group.

   Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of BioMarin's common stock beneficially owned by them subject to community property laws, where applicable. The information with respect to each person specified is as supplied or confirmed by such person, based upon statements filed with the U.S. Securities and Exchange Commission or based upon the actual knowledge of BioMarin.

                                                    Number of Shares      Number of Shares     Percentage of
            Name of Beneficial Owner              Beneficially Owned(1) Subject To Options(2) Common Stock(3)
            ------------------------              --------------------- --------------------- ---------------
Franklin Resources Inc...........................       3,246,245                     0             6.0%
Fredric D. Price.................................         326,066               309,399               *
Franz L. Cristiani...............................               0                     0              --
Phyllis I. Gardner, M.D..........................          10,000                10,000               *
Erich Sager......................................       1,149,153               122,886             2.1%
Vijay B. Samant..................................               0                     0              --
Gwynn R. Williams................................       1,011,315                68,750               *
All current executive officers and directors as a
  group (8 persons)..............................       3,438,464             1,069,950            [6.0%]

--------
 *  Represents less than 1% of BioMarin's outstanding common stock.

(1) The "Number of Shares Beneficially Owned" column is based on shares of
    common stock outstanding at           , 2002. Shares of common stock
    subject to options or warrants that are exercisable within 60 days of
              , 2002 (the "Number of Shares Beneficially Owned") are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) The "Number of Shares Subject to Options" enumerates for each 5% stockholder, director and current executive officer and for all officers and directors in the aggregate, the shares of common stock subject to
    options exercisable within 60 days of           , 2002. These shares are in
    the calculation of the "Number of Shares Beneficially Owned."

(3) Based on the projected number of shares of BioMarin's common stock that would be outstanding after taking into account: (i) the number of shares of BioMarin common stock to be issued pursuant to the transaction; and (ii) the cancellation of shares of BioMarin common stock currently held by Glyko in exchange for shares of BioMarin preferred stock to be issued to Glyko in exchange therefor.

Dividend Policy

   BioMarin has not paid or declared dividends on its shares and does not anticipate paying dividends in the foreseeable future.

Independent Auditors

   Effective on June 11, 2002, KPMG LLP, was appointed to serve as independent auditors of BioMarin and its subsidiaries.

Transfer Agent and Registrar

   It is anticipated that Mellon Investor Services LLC will continue as BioMarin's transfer agent and registrar for the BioMarin common stock in the United States after the completion of the arrangement.

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

                             BUSINESS OF BIOMARIN

Overview

   BioMarin develops enzyme therapies to treat serious, life-threatening diseases and conditions. BioMarin leverages its expertise in enzyme biology to develop product candidates for the treatment of genetic diseases, including MPS I, MPS VI and PKU, as well as other critical care situations such as cardiovascular surgery and serious burns. BioMarin's product candidates address markets for which no products are currently available or where current products have been associated with major deficiencies. BioMarin focuses on conditions with well-defined patient populations, including genetic diseases, which require chronic therapy.

   BioMarin's lead product candidate, Aldurazyme(TM), which recently completed a Phase 3 trial, is being developed for the treatment of Mucopolysaccharidosis I (MPS I) disease. MPS I is a debilitating and life-threatening genetic disease caused by the deficiency of (alpha)-L-iduronidase, an enzyme responsible for breaking down certain carbohydrates. MPS I is a progressive disease that afflicts patients from birth and frequently leads to severe disability and early death. There are currently no drugs on the market for the treatment of MPS I. Aldurazyme has received both fast track designation from the FDA and orphan drug designation for the treatment of MPS I in the United States and in the European Union. The impact of these designations is discussed under "--Government Regulation." BioMarin is developing Aldurazyme through a joint venture with Genzyme Corporation. In collaboration with Genzyme, BioMarin completed a double-blinded, placebo-controlled Phase 3 clinical trial of Aldurazyme in August 2001. On November 2, 2001, BioMarin announced positive results from this trial. On April 1, 2002, BioMarin announced that together with its joint venture partner, Genzyme, BioMarin has filed with European regulatory authorities for approval to market Aldurazyme. The joint venture submitted a Marketing Authorization Application (MAA) to the European Medicines Evaluation Agency (European Union) (or EMEA) on March 1, 2002. The EMEA has accepted BioMarin's MAA and validated that it is complete and ready for scientific review. Accordingly, the EMEA's Committee for Proprietary Medicinal Products (CPMP) will now evaluate the application to determine whether to approve Aldurazyme for the treatment of MPS I in all 15 member states of the European Union. Norway and Iceland also participate in the CPMP but have a separate approval process. On April 15, 2002, Genzyme and BioMarin announced that the joint venture filed the first portion of a "rolling" Biologics License Application (BLA) with the FDA for approval to market Aldurazyme in the United States. BioMarin anticipates a response from the FDA regarding the application to market Aldurazyme in the United States during the first half of 2003.

   BioMarin is developing its second product candidate, Neutralase(TM), for reversal of anticoagulation by heparin in patients undergoing Coronary Artery Bypass Graft, or CABG, surgery and angioplasty. BioMarin acquired rights to Neutralase through its recent acquisition of the pharmaceutical assets of IBEX Technologies Inc. in the fourth quarter of 2001. Heparin is a carbohydrate drug commonly used to prevent coagulation, or blood clotting, during certain types of major surgery. Neutralase is a carbohydrate-modifying enzyme that cleaves heparin, allowing coagulation of blood and aiding patient recovery following CABG surgery and angioplasty. Based on data from previous trials, BioMarin plans to initiate a Phase 3 trial in CABG surgery in the third quarter of 2002.

   In addition to Aldurazyme and Neutralase, BioMarin is developing other enzyme-based therapeutics for the treatment of a variety of diseases and conditions. In 2001, BioMarin announced a Phase 1 trial of Aryplase(TM) (formerly referred to as rhASB) for the treatment of MPS VI, another seriously debilitating genetic disease. Based on data from this previous trial, BioMarin initiated a Phase 2 trial of Aryplase in March 2002. BioMarin is also developing Vibrilase(TM) (formerly referred to as Vibriolysin Topical), a topical enzyme product for use in removing burned skin tissue in preparation for skin grafting or other therapy. BioMarin initiated a Phase 1 clinical trial of Vibrilase in the United Kingdom in the fourth quarter of 2001, and expects to begin a Phase 2 clinical trial in either the United States or the United Kingdom following the completion of this Phase 1 trial. In addition, BioMarin is pursuing preclinical development of other enzyme product candidates for genetic and other diseases.

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Recent Developments

   On April 22, 2002, BioMarin announced that it had begun dosing patients in a Phase 2 clinical trial of Aryplase for the treatment of MPS VI. The primary objective of this open-label, multi-national Phase 2 clinical trial will be to evaluate the efficacy, safety and pharmacokinetics of weekly intravenous infusions of 1.0 mg/kg of Aryplase in 10 MPS VI patients. This dose represents the higher level of two doses administered in the six-patient Phase 1 trial.

   On April 15, 2002, Genzyme and BioMarin announced that the joint venture filed the first portion of a "rolling" Biologics License Application (BLA) with the FDA for approval to market Aldurazyme in the United States. BioMarin plans to complete the BLA filing in the third quarter of this year. The BLA will include six months of data from the ongoing open-label Phase 3 extension study in addition to the six-month data from the placebo-controlled portion of the Phase 3 trial. Patients from both the treatment and placebo arms of the Phase 3 trial had received at least six months of weekly Aldurazyme infusions in the open-label extension study as of February 8, 2002. Genzyme and BioMarin anticipate a response from the FDA regarding the application to market Aldurazyme in the United States during the first half of 2003.

   On April 1, 2002, BioMarin announced that together with its joint venture partner, Genzyme, BioMarin has filed with European regulatory agencies for approval to market Aldurazyme. BioMarin's joint venture submitted an MAA to the EMEA on March 1, 2002. The EMEA has accepted BioMarin's MAA and validated that it is complete and ready for scientific review. Accordingly, the EMEA's Committee for Proprietary Medicinal Products (CPMP) will now evaluate the application to determine whether to approve Aldurazyme for the treatment of MPS I in all 15 member states of the European Union. Norway and Iceland also participate in the CPMP but have a separate approval process.

   On March 21, 2002, BioMarin acquired Synapse Technologies Inc. Synapse owns the rights to certain proprietary technology which, based on the results of preclinical trials, has the potential to deliver therapeutic enzymes and other drugs across the blood-brain barrier by means of traditional intravenous injections. Under the terms of the agreement, BioMarin purchased 100% of the outstanding shares of Synapse for approximately $10.2 million payable in 885,242 shares of its common stock. BioMarin also may make future contingent payments of up to approximately $6 million. These payments are payable in cash or stock, at BioMarin's option.

   On February 7, 2002, BioMarin announced that it had reached a definitive agreement to acquire all of the outstanding capital stock of Glyko pursuant to the Acquisition Agreement as described in this Joint Proxy Circular.

   In December 2001, BioMarin decided to close the analytics product catalog business of its wholly-owned subsidiary, Glyko, Inc. The majority of the Glyko, Inc. employees will be incorporated into BioMarin's pharmaceutical business and such employees will continue to provide necessary analytic and diagnostic support to BioMarin's therapeutic products. Certain operating assets of Glyko, Inc. may be offered for sale.

   On December 12, 2001, BioMarin completed a public offering of its common stock. In the offering, BioMarin sold 8,050,000 shares, including 1,050,000 shares to cover underwriters' over-allotments, at a price to the public of $12.00 per share, or a total offering price of $96.6 million. The net proceeds, after expenses and underwriting discounts, were approximately $90.4 million. BioMarin intends to use the net proceeds from this sale of shares for:

  . the development and commercialization of its lead product candidate, Aldurazyme;

  .   additional clinical trials and manufacturing of Neutralase;

  .   preclinical studies and clinical trials for its other product candidates;

  . potential licenses and other acquisitions of complementary technologies and products;


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

  .   general corporate purposes; and

  .   working capital.

   On November 2, 2001, BioMarin and Genzyme announced positive results from a preliminary analysis of data from the Phase 3 clinical trial of Aldurazyme for the treatment of MPS I. Patients were evaluated at defined intervals to assess progress in meeting two primary endpoints. The preliminary data analysis showed a statistically significant increase in pulmonary capacity (p=0.028) and demonstrated a positive trend in endurance as measured by a six-minute walk test (p=0.066). Among other endpoints measured in the trial, the main findings of an earlier open-label study of Aldurazyme were confirmed: a reduction in liver size and a reduction in excretion of urinary glycosaminoglycans, or GAGs, the carbohydrate substances that accumulate in patients with MPS I. Based on the strength of the trial's results, BioMarin, along with Genzyme, has met with U.S. and European regulatory authorities to discuss applications to market Aldurazyme. Based on these discussions, the MAA has been submitted to the EMEA. BioMarin plans to file the BLA with the FDA as soon as possible.

   On October 31, 2001, BioMarin acquired the pharmaceutical assets of IBEX Technologies Inc. and its subsidiaries. The product candidates and technologies that BioMarin gained in this transaction, primarily the Neutralase and Phenylase programs, are complementary to BioMarin's existing product portfolio and core competencies. Under the terms of the agreements, BioMarin acquired these assets in exchange for consideration of $10.4 million, with $8.4 million payable in shares of its common stock and $2.0 million payable in cash. In addition, BioMarin agreed to make contingent cash payments of up to approximately $9.5 million to IBEX upon FDA approval of products acquired from IBEX.

  Lead Product Development Programs

    Aldurazyme

   BioMarin's lead product candidate, Aldurazyme, is being developed for the treatment of MPS I. MPS I is a genetic disease caused by the deficiency of (alpha)-L-iduronidase. Patients with MPS I have multiple debilitating symptoms resulting from the buildup of carbohydrate residues in all tissues in the body. These symptoms include delayed physical growth, enlarged livers and spleens, skeletal and joint deformities, airway obstruction, heart disease, reduced endurance and pulmonary function, impaired hearing and vision, and in some cases, delayed mental development. Most patients with MPS I will die from complications associated with the disease as children or teenagers. About 3,400 individuals in developed countries have MPS I, including about 1,000 in the United States and Canada.

   There are currently no approved drugs for the treatment of MPS I. Bone marrow transplantation has been used to treat severely affected patients, generally under the age of two, with limited success. Bone marrow transplantation is associated with high morbidity and mortality rates as well as with problems inherent in the procedure itself, including graft vs. host disease, graft rejection, and donor availability, which severely limit its utility and application.

   Aldurazyme is a specific form of recombinant human (alpha)-L-iduronidase that replaces a genetic deficiency of (alpha)-L-iduronidase in MPS I patients, thus reducing or eliminating the build-up of certain carbohydrates in the lysosomes of cells. By eliminating this carbohydrate build-up, Aldurazyme is able to significantly reduce physical symptoms experienced by these patients. The Phase 1 trial results of this product candidate reported no neutralizing antibodies, indicating its applicability for chronic administration. In collaboration with Genzyme, BioMarin completed a 45-patient, double-blinded, placebo-controlled Phase 3 clinical trial of Aldurazyme in August 2001, which was conducted at five sites in the U.S., Europe and Canada. All patients completed the trial and elected to receive Aldurazyme in an open label extension study. On November 2, 2001, BioMarin announced positive results from this trial. BioMarin intends to continue the development of this drug and recently filed an MAA with the EMEA and a "rolling" BLA with the FDA.

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

   Aldurazyme has received fast track designation from the FDA for the treatment of MPS I. The FDA has granted Aldurazyme orphan drug designation, which will result in exclusive rights to market Aldurazyme to treat MPS I for seven years from the date of FDA approval if Aldurazyme is the first product to be approved by the FDA for the treatment of MPS I. In addition, the European Commission has designated Aldurazyme for the treatment of MPS I as an orphan medicinal product, giving the potential for market exclusivity in Europe for 10 years. In September 1998, BioMarin formed a 50/50 joint venture with Genzyme for the worldwide development and commercialization of Aldurazyme. Genzyme is responsible for regulatory submissions in international markets and marketing, distribution, sales and obtaining reimbursement for Aldurazyme worldwide. BioMarin is responsible for U.S. regulatory submissions and the development and manufacturing of (alpha)-L-iduronidase.

    Neutralase

   BioMarin is developing Neutralase for the reversal of anticoagulation by heparin in patients undergoing Coronary Artery Bypass Graft, or CABG, surgery and angioplasty. Patients undergoing CABG surgery and angioplasty are treated with heparin to prevent coagulation during surgery. Once the procedure is completed, anticoagulant reversal agents are administered to prevent excessive bleeding. Currently, protamine is the only product commercially available for the reversal of heparin anticoagulation. In medical studies, protamine has been associated with adverse side effects, such as abnormal changes in blood pressure, depression of heart function and acute allergic reactions. There were approximately 571,000 CABG procedures and 1,069,000 angioplasties in the United States in 1999 (as published by the American Heart Association in their 2002 Heart and Stroke Statistical Update) that could have potentially benefited from heparin reversal. BioMarin believes that an additional substantial market opportunity exists in Europe and the rest of the world.

   BioMarin believes Neutralase has the potential to reverse heparin anticoagulation without many of the serious side-effects associated with protamine. Neutralase is a carbohydrate-modifying enzyme that breaks down heparin in a manner that inactivates heparin's anticoagulation effect and restores the normal coagulation of blood. Neutralase has the potential for use as a reversal agent for heparin anticoagulation in open-heart surgery such as CABG procedures, interventional cardiology procedures such as angioplasty, and in other procedures where heparin or heparin-like anticoagulants are used, such as in hip and knee surgeries.

   Data from Phase 1 and Phase 2 clinical trials suggest that Neutralase can reverse heparin anticoagulation without the adverse changes in blood pressure associated with protamine usage. Building on the work undertaken so far, BioMarin intends to initiate a Phase 3 trial for CABG in the third quarter of 2002, followed by a Phase 2B trial for angioplasty.

  Other Product Development Programs

    Aryplase

   BioMarin is developing recombinant, human N-acetylgalactosamine 4-sulfatase (Aryplase) for the treatment of MPS VI, a debilitating genetic disease similar to MPS I. Aryplase has received fast track designation from the FDA as well as orphan drug designation for the treatment of MPS VI in the United States and in the European Union. Based on clinical data to date, BioMarin initiated a Phase 2 trial of Aryplase in March 2002.

    Vibrilase

   BioMarin is developing Vibrilase for use in removing burned skin in preparation for skin grafting or other therapy. In the fourth quarter of 2001, BioMarin initiated a Phase 1 clinical trial of this product candidate in the United Kingdom, and expects to begin a Phase 2 clinical trial in either the United States or the United Kingdom following the completion of this Phase 1 trial.

    Phenylase

   BioMarin is developing Phenylase as an oral enzyme therapy for patients with phenylketonuria (PKU) a genetic disease in which the body cannot properly metabolize the amino acid phenylalanine. If left untreated, elevated levels of phenylalanine lead to brain damage and severe mental retardation. Phenylase is currently in preclinical development.

BioMarin's Strategy

   BioMarin's strategy is to develop therapeutic enzyme products to treat a variety of diseases and conditions. The principal elements of this strategy are to:

  Develop and successfully commercialize its lead product candidates

   BioMarin is seeking to develop and globally commercialize Aldurazyme for the treatment of MPS I, Neutralase for the reversal of anticoagulation agents, Aryplase for MPS VI, and Vibrilase for serious burns, each of which is in human clinical testing. With regard to Aldurazyme, in concert with its joint venture partner, Genzyme, BioMarin is developing strategies for the effective launch of this product. BioMarin believes it will benefit from Genzyme's marketing organization, which has extensive world-wide experience marketing drugs to well-defined patient populations with chronic genetic diseases.

  Continue to build a diversified portfolio of product candidates

   In addition to the products in human clinical testing noted above, BioMarin is conducting research on other enzyme products, including those intended to treat PKU (Phenylase), ischemia (Extravase), and diseases in which it is necessary to treat the brain (NeuroTrans).

  Target underserved markets

   BioMarin intends to continue to target market opportunities where there is little or no competition, such as the markets for MPS I and MPS VI. BioMarin also targets markets where it believes that its technology will enable it to become a market leader in a relatively short time period, such as the market for Neutralase. BioMarin's strategy is to avoid situations where market differentiation is a function of marketing strength and not technical expertise.

  Seek to license or acquire complementary products and technologies

   BioMarin intends to supplement its internal drug discovery efforts through the acquisition of products and technologies that complement its general product development strategy. Two examples of this are BioMarin's recent acquisition of the pharmaceutical assets of IBEX Technologies, which added three complementary product candidates to BioMarin's portfolio and its acquisition of Synapse Technologies Inc., which added technology intended to enable certain drug products to cross the blood-brain-barrier by means of traditional intravenous injection. BioMarin intends to continue to identify, evaluate and pursue the licensing or acquisition of other strategically valuable products and organizations.

  Leverage BioMarin's core competencies

   BioMarin believes that it has significant expertise in enzyme biology and manipulation, which it has used to establish a strong platform for the development of enzyme-related pharmaceutical products. BioMarin intends to leverage these competencies to develop high-value products for markets with unmet medical needs. When strategically advantageous, BioMarin may seek partnerships with industry leaders for the further advancement of its product candidates.


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

Manufacturing

   The drug candidates BioMarin is currently developing require the manufacture of recombinant enzymes. For BioMarin's genetic disease programs, BioMarin expects to manufacture the bulk enzymes. BioMarin believes that it will be able to manufacture sufficient quantities of its genetic disease drug products for clinical trials and commercial sales in part because relatively low doses are required for treatment and because the targeted patient populations are small. In general, BioMarin expects to contract with outside service providers for certain manufacturing services, including final product fill and finish operations and bulk enzyme production for clinical and early commercial production where the production requirements exceed its manufacturing capacity.

   In the first quarter of 2000, BioMarin began production of Aldurazyme for clinical requirements including the Phase 3 clinical trial and other clinical studies. The bulk production is being done in BioMarin's Galli Drive (Novato, California) manufacturing facility. Following the recently completed expansion, Galli is a 51,800 square foot cGMP production facility including support areas, housing utilities, laboratories and administrative functions. BioMarin expects to support the commercial launch of Aldurazyme from this facility. Vialing and packaging will be performed using either BioMarin's joint venture partner or contract manufacturers.

   In 2000, the manufacturing facilities in Novato were inspected and subsequently licensed by the State of California Food and Drug Branch for the production of clinical trial material. These facilities will be inspected by the FDA and other regulatory agencies in connection with the BLA and other marketing application. These facilities, and those of any third-party manufacturers, will be subject to periodic inspections confirming compliance with applicable law. BioMarin's facilities must be cGMP certified before it can manufacture its drugs for commercial sales. Failure to comply with these requirements could result in the shutdown of BioMarin's facilities, fines or other penalties.

Sales and Marketing

   BioMarin has no experience marketing or selling pharmaceutical products. To commercially market its products once the necessary regulatory approvals are obtained, BioMarin must either develop its own sales and marketing force or enter into arrangements with third parties.

   BioMarin established a joint venture with Genzyme for the worldwide development and commercialization of Aldurazyme for the treatment of MPS I. Under the joint venture, Genzyme will be responsible for marketing, distribution, sales and obtaining reimbursement of Aldurazyme worldwide.

   In the future, BioMarin may develop the capability to market and sell its drug products that are targeted at small or concentrated patient populations. In many cases, BioMarin believes that these patient populations are typically well-informed and well-connected to the medical community. Often family/patient groups suffering from niche diseases are capable users of the Internet to share experiences and gather information. BioMarin believes that direct marketing to these families or patients would be effective. BioMarin may also market its products through distributors or other collaborators, particularly for those products targeted at larger patient populations or for countries where the development of an infrastructure is not economically attractive.

Patents and Proprietary Rights

   BioMarin's success depends in part on its ability to:

  .   Obtain patents

  .   Protect trade secrets

  .   Operate without infringing the proprietary rights of others

  .   Prevent others from infringing on BioMarin's proprietary rights

   BioMarin may obtain licenses to patents and patent applications from others.

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

   BioMarin has thirteen patent applications presently pending in the United States Patent and Trademark Office. BioMarin has filed six foreign counterpart applications and expects to file a foreign counterpart to one of the other pending U.S. patent applications at the proper time.

   Glyko, Inc. owns twelve issued U.S. patents. In addition, Glyko, Inc. has licensed four U.S. patents and their foreign counterparts from AstroMed Ltd. and its successor Astroscan Ltd. on an exclusive, worldwide, perpetual and royalty-free basis. Glyko, Inc. has also licensed six U.S. patents from Glycomed Incorporated on an exclusive, worldwide, perpetual and royalty-free basis. These patents are all related to Glyko, Inc.'s products and services.

Government Regulation

  Food and Drug Administration Modernization Act of 1997

   The Food and Drug Administration Modernization Act of 1997 was enacted, in part, to ensure the availability of safe and effective drugs, biologics and medical devices by expediting the FDA review process for new products. The Modernization Act establishes a statutory program for the approval of fast track products, including biologics. The fast track provisions essentially codify the FDA's accelerated approval regulations for drugs and biologics. A fast track product is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for this condition. Under the fast track program, the sponsor of a new drug or biologic may request the FDA designate the drug or biologic as a fast track product at any time during the clinical development of the product. The Modernization Act specifies that the FDA must determine if the product qualifies for fast track designation within 60 days of receipt of the sponsor's request.

   Approval of a license application for a fast track product can be based on an effect on a clinical endpoint or on a surrogate endpoint that is reasonably likely to predict clinical benefit. Approval of a license application for a fast track product based on a surrogate endpoint may be subject to:

  . Post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint

  .   Prior review of all promotional materials

   If a preliminary review of the clinical data suggests that the product is effective, the FDA may initiate review of sections of a license application for a fast track product before the application is complete. This rolling review is available if the applicant provides a schedule for submission of remaining information and pays applicable user fees. However, the time period specified in the Prescription Drug User Fees Act, which governs the time period goals the FDA has committed to reviewing a license application, does not begin until the complete application is submitted.

   In September 1998, the FDA designated Aldurazyme a fast track product for the more severe forms of MPS I. In June 2000, the FDA designated Aryplase a fast track product for the treatment of MPS VI. BioMarin cannot predict the ultimate impact, if any, of the fast track process on the timing or likelihood of FDA approval of Aldurazyme, Aryplase or any of BioMarin's other potential products.

  Orphan Drug Designation

   In September 1997, Aldurazyme received orphan drug designation from the FDA. In February 1999, Aryplase received orphan drug designation from the FDA. Orphan drug designation is granted by the FDA to drugs intended to treat a rare disease or condition, which for this program is defined as having a prevalence less than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a biologics license application. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. A similar system for orphan drug designation exists in the European Community. Both Aldurazyme and Aryplase received designation as orphan medicinal products by the European Commission in February 2001.


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

   Orphan drug designation does not shorten the regulatory review and approval process for an orphan drug, nor does it give that drug any advantage in the regulatory review and approval process. If an orphan drug later receives approval for the indication for which it has designation, the relevant regulatory authority may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years in the U.S. and ten years in Europe. Although obtaining approval to market a product with orphan drug exclusivity may be advantageous, BioMarin cannot be certain:

  . that BioMarin will be the first to obtain approval for any drug for which it obtains orphan drug designation,

  . that orphan drug designation will result in any commercial advantage or reduce competition, nor

  . that the limited exceptions to this exclusivity will not be invoked by the relevant regulatory authority.

Competition

   The biopharmaceutical industry is rapidly evolving and highly competitive. BioMarin has not yet received governmental approval to commercially market any of its pharmaceutical products. Accordingly, it has no share of markets for any of its product programs. For each of BioMarin's major biopharmaceutical product programs, the following is an analysis of the known competitive threats BioMarin expects to possibly face when, and if, those products are approved for commercial sale.

  Aldurazyme for MPS I

   On November 21, 2000 and May 29, 2001, respectively, Transkaryotic Therapies, Inc. (TKTX) announced that two U.S. patents on (alpha)-L-iduronidase had been issued and that these patents had been exclusively licensed to TKTX. BioMarin has examined the patents, the patent files, the prior art and other information. BioMarin believes that the patents may not survive a challenge. However, the processes of patent law are uncertain and any patent proceeding is subject to multiple unanticipated outcomes. BioMarin believes that it is in the best interests of its joint venture with Genzyme to pursue the development of Aldurazyme with commercial diligence, concurrent with BioMarin's challenge of the patents, in order to gain marketing approvals as rapidly as possible and to provide MPS I patients with the benefits of Aldurazyme. If either or both of the patents are deemed (or ruled) to be valid, the joint venture will need to reach an accommodation with the holder of the license to the patent.

   These patents do not affect BioMarin's ability to market Aldurazyme in Europe or Japan, both major pharmaceutical markets. A patent making the same claims was rejected by the European Community and cannot be refiled.

   A small private company announced that it has novel enzymatic technology to make enzymes with proper glycosylation and phosphorylation. Since that announcement, that company has been acquired by BioMarin's joint venture partner, Genzyme. Pursuant to BioMarin's joint venture agreement with Genzyme, both Genzyme and BioMarin must mutually agree on any technological developments relating to Aldurazyme. The proper carbohydrate and phosphate structural elements of the enzyme are essential to facilitate uptake of the enzyme by the patient's cells to have efficient enzyme replacement therapy. BioMarin's preclinical analysis indicates that Aldurazyme is highly efficient in being taken up by cells during enzyme replacement therapy as a result of the proper mannose-6-phosphate ligands (glycosylation and phosphorylation) on the enzyme. BioMarin does not have any comparative data to assess directly the relative potential therapeutic qualities of Aldurazyme and the other enzyme.

  Neutralase for Anticoagulation Reversal

   Currently protamine sulfate, in the U.S., and protamine chloride, in the European Union, are the only products used to reverse heparin. Neutralase, if approved, would have to compete with protamine in the market place.

Protamine is relatively inexpensive; and so for Neutralase to achieve significant market share, clinical data will be needed to demonstrate advantages in safety or efficacy or both for the reversal of heparin. BioMarin believes that Neutralase has superior characteristics but cannot predict that clinical studies will demonstrate this superiority. Other than protamine, there are no significant competitive drugs in clinical trials for the reversal of heparin.

   An alternative source of competition comes from substitutes for heparin, and hence reducing the need for Neutralase. The Medicines Company has an approved drug Angiomax(TM) (hirudin) that is a substitute for heparin in angioplasty and potentially other indications. BioMarin cannot predict how much this competitor will reduce the potential market size of Neutralase for angioplasty or other indications. One additional source of competition comes from changes in medical practice that may decrease the use of procedures that require heparin and so Neutralase. Off-pump coronary artery bypass surgery has increased in frequency and the amount of heparin used is less, though heparin is still used. Increased off-pump CABG could reduce the use of heparin to some degree and therefore decrease the market for Neutralase. Other unpredictable changes in medical practice or other non-heparin-like anticoagulants could occur or be approved and potentially reduce the market for Neutralase. At this time, BioMarin does not foresee a large competitive challenge to heparin or the need for heparin reversal.

  Aryplase for MPS VI

   BioMarin knows of no active competitive program for enzyme replacement therapy for MPS VI that has entered clinical trials.

   Gene therapy is a potential competitive threat to enzyme replacement therapies for both MPS I and MPS VI. BioMarin knows of no competitive program using gene therapy for the treatment of either MPS I or MPS VI that has entered clinical trials.

  Vibrilase for debridement of serious burns

   Other enzymatic products exist which might be possibly used for the debridement of serious second or third degree burns. Those products in their current form have not captured any meaningful share of the debridement function in the treatment of burn patients. BioMarin knows of no clinical program of a new enzymatic product for the debridement of serious burns. The primary competition for Vibrilase continues to be surgical debridement.

   See "Factors that May Affect Future Results--If BioMarin fails to compete successfully, its revenues and operating results will be adversely affected."

Employees

   As of [March 31, 2002], BioMarin had 216 full-time employees, 111 of whom are in operations, 80 of whom are in research and development and 25 of whom are in administration.

   BioMarin considers its employee relations to be good. BioMarin's employees are not covered by a collective bargaining agreement. BioMarin has not experienced employment related work stoppages. BioMarin cannot provide any assurance that it will be able to continue attracting qualified personnel in sufficient numbers to meet its needs.

Directors of BioMarin

   The current directors of BioMarin are Fredric D. Price, Franz L. Cristiani, Phyllis I. Gardner, M.D., Erich Sager, Vijay B. Samant and Gwynn R. Williams. For certain information regarding these persons, see the section entitled "The Annual Meeting of BioMarin Stockholders--Proposal One: Election of Directors."

Executive Officers and Other Significant Employees of BioMarin

   The following table sets forth certain information concerning BioMarin's executive officers (other than Fredric D. Price) and other significant employees as of [March 31, 2002].

             Name               Age              Position with BioMarin
             ----               ---              ----------------------
Christopher M. Starr, Ph.D..... 49  Senior Vice President, Research and Development
Emil D. Kakkis, M.D., Ph.D..... 42  Senior Vice President, Scientific Affairs
Robert A. Baffi, Ph.D.......... 46  Vice President, Quality Assurance/Quality Control
Brian K. Brandley, Ph.D........ 45  Vice President, Pharmacology and Toxicology
Reinhard Gabathuler, Ph.D...... 48  Vice President, Brain Research
Robert A. Heft, Ph.D........... 47  Vice President, Product Development
John L. Jost, Ph.D............. 57  Vice President, Manufacturing
Jeffrey I. Landau.............. 59  Vice President, Administration
Matthew R. Patterson........... 30  Vice President, Regulatory and Government
                                      Affairs
Stuart J. Swiedler, M.D., Ph.D. 46  Vice President, Clinical Affairs
Kim R. Tsuchimoto, C.P.A....... 39  Vice President, Controller

  Christopher M. Starr, Ph.D., Co-Founder and Senior Vice President, Research And Development

   Dr. Starr co-founded BioMarin and currently serves as Senior Vice President, Research and Development since January 2002. He served as a Vice President, Research and Development from April 1998 to January 2002. From July 1991 to April 1998, Dr. Starr served as Vice President, Research and Development for Glyko, Inc. Prior to that, Dr. Starr was a National Research Council Associate at the National Institutes of Health (NIH). He has published numerous peer-reviewed articles, including research papers on Fluorophore-Assisted Carbohydrate Electrophoresis (FACE) in the diagnosis of lysosomal storage diseases and in the identification of patients with MPS I. His work in the development of diagnostic tests for lysosomal storage diseases has been funded by several grants from the NIH and other institutions. Dr. Starr holds a Ph.D. in biochemistry and molecular biology from the State University of New York Health Science Center and a B.S. from Syracuse University.

  Emil D. Kakkis, M.D., Ph.D., Senior Vice President, Scientific Affairs

   Dr. Kakkis serves as BioMarin's Senior Vice President, Scientific Affairs since January 2002. He served as a Vice President of BioMarin from September 1998 to January 2002. In 1996, together with his colleague, Elizabeth F. Neufeld, Ph.D., of the University of California at Los Angeles (UCLA), Dr. Kakkis developed Aldurazyme, a recombinant form of (alpha)-L-iduronidase, the enzyme deficient in MPS I patients. From July 1994 to August 1998, Dr. Kakkis held the position of Assistant Professor at the Harbor-UCLA Medical Center, Division of Genetics, Department of Pediatrics. From June 1991 to July 1994, Dr. Kakkis completed a fellowship in genetics at the UCLA Intercampus Medical Genetics training program and, prior to that, conducted his pediatric residency at the Harbor-UCLA Medical Center. Dr. Kakkis is the author of numerous published articles and abstracts on MPS I and (alpha)-L-iduronidase. He holds an M.D. and a Ph.D. in biological chemistry from the Medical Scientist training program at the UCLA School of Medicine. Dr. Kakkis is board-certified in pediatrics and medical genetics.

  Robert A. Baffi, Ph.D., Vice President, Quality Assurance and Quality Control

   Dr. Baffi joined BioMarin as Vice President of Quality Assurance and Quality Control in May 2000. From February 1986 to May 2000, Dr. Baffi served in a number of progressively more responsible positions at Genentech, Inc., a biotechnology company, primarily in the functional area of quality control. Prior to Genentech, Dr. Baffi worked for Cooper BioMedical as a research scientist and at Becton Dickinson Research Center as a post-doctoral fellow. Dr. Baffi has contributed to more than 20 major regulatory submissions for product approval in the United States and Europe and to more than 50 regulatory submissions for investigational new drug testing. Dr. Baffi received a Ph.D. in biochemistry, as well as an M.Phil. and a B.S. in biochemistry from the City University of New York.

  Brian K. Brandley, Ph.D, Vice President, Pharmacology and Toxicology

   Dr. Brandley has served as a Vice President of BioMarin since October 1998. Dr. Brandley served as the Managing Director of Glyko Inc. since April 1998. From July 1995 to April 1998, Dr. Brandley served as Assistant Professor in the Department of Pharmacology at Rush University. Dr. Brandley served as Senior Scientist and Head of the Cell Biology Laboratory at Glycomed, Incorporated, a biotechnology company, from July 1988 to July 1995. He also has five years of post-doctoral research experience at the Medical University of South Carolina and the Johns Hopkins University School of Medicine. Dr. Brandley is the author of 27 publications in peer-reviewed journals and holds 14 patents. He earned a Ph.D. in biology from the University of Sydney, an M.S. in biology from the University of Miami, and a B.S. with honors from the University of Miami.

  Reinhard Gabathuler, Ph.D., Vice President, Brain Research

   Dr. Gabathuler has served as Vice President, Brain Research since March 2002 when BioMarin acquired Synapse Technologies Inc. Prior to joining BioMarin, Dr. Gabathuler served as Vice President, Research at Synapse Technologies Inc. since May 2001 and Director of Blood-Brain Barrier Research at Synapse Technologies Inc. from June 1998 to May 2001. From September 1993 to June 1998, Dr. Gabathuler served as a consultant for Synapse Technologies Inc. From June 1991 to June 1998, Dr. Gabathuler served as Senior Research Associate at Biotechnology Laboratory at the University of British Columbia. Dr. Gabathuler holds a Ph.D. in biochemistry from the University of Lausanne, Switzerland. Dr. Gabathuler completed Post-Doctoral research at the University of Washington, the Swiss Institute for Experimental Cancer Research in Lausanne and the Ludwig Institute for Cancer Research in Stockholm, Sweden.

  Robert A. Heft, Ph.D., Vice President, Product Development

   Dr. Heft has served as Vice President, Product Development since October 2001 when BioMarin acquired the pharmaceutical assets of IBEX Technologies Inc. In January 1986, Dr. Heft founded IBEX and was its President and Chief Scientist until joining BioMarin. While at IBEX, Dr. Heft directed the preclinical and clinical development of several enzymes for cardiovascular disease and metabolic disorders, was awarded several patents for work related to these enzymes, and authored related papers. Dr. Heft is a member of the Board of Directors of the Canadian Genetic Diseases Network. Dr. Heft received a Bachelor of Mechanical Engineering from McGill University and a Masters degree in nuclear engineering from Cornell University before obtaining his Ph.D. from the Massachusetts Institute of Technology in genetic engineering/radiological sciences.

  John L. Jost, Ph.D., Vice President, Manufacturing

Dr. Jost joined BioMarin as Vice President, Manufacturing in June 1999. Dr. Jost devoted his time from November 1997 to June 1999 to personal affairs. From February 1983 to November 1997, Dr. Jost held a variety of management and scientific positions at Genentech, Inc., a biotechnology company. During his tenure at Genentech, Dr. Jost also led a variety of development projects focusing on products such as Tumor Necrosis Factor (TNF), Gamma Interferon, Human Growth Hormone (hGH), animal interferons, and human serum albumin. These programs contributed to numerous investigational new drug applications (IND), new drug applications (NDA), BLA, and BLA supplement submissions. From 1971 to 1983, Dr. Jost served in various scientific positions in process development at The Upjohn Company, culminating in his role as a senior research scientist. Dr. Jost received a Ph.D. and B.S. in chemical engineering from the University of Minnesota.

  Jeffrey I. Landau, Vice President, Administration

   Mr. Landau joined BioMarin as a consultant in October 2001 and has served as Vice President, Administration since April 2002. From March 2000 to October 2001, Mr. Landau served as Chief Operating Officer for Transition/1 Management Accounting Systems, Inc., a computer software company. From December 1999 to March 2000, Mr. Landau acted as an independent consultant. From June 1998 to December 1999, Mr. Landau served as Chief Operating Officer for GlobeNet Technologies, Inc., a computer software company. From March 1996 to June 1998, Mr. Landau served as Chief Information Officer for Walt Disney Consumer Products. Mr. Landau received an M.S. in computer science and operations research, and a B.S. in mathematics from New York University.

  Matthew R. Patterson, Vice President, Regulatory and Government Affairs

   Mr. Patterson was promoted to Vice President, Regulatory and Government Affairs from Director, Regulatory Affairs in January 2002, having joined BioMarin in August 1998. He served as Regulatory Affairs Manager from August 1998 to July 1999, and as Director of Regulatory Affairs from July 1999 to January 2002. Prior to joining BioMarin, Mr. Patterson worked for Genzyme Corporation, a biotechnology company, first in Manufacturing (from December 1993 to May 1995) and then Regulatory Affairs (from May 1995 to July 1998), where he contributed to the development and global licensing of multiple biotechnology products. Mr. Patterson received a B.A. in biochemistry from Bowdoin College.

  Stuart J. Swiedler, M.D., Ph.D., Vice President, Scientific and Clinical
  Affairs

   Dr. Swiedler has served as Vice President, Clinical Affairs of BioMarin since June 1998. From November 1997 to June 1998, Dr. Swiedler was an independent technology consultant. From May 1995 to November 1997, Dr. Swiedler served as Vice President, Research Programs at Glycomed, Incorporated, a biotechnology company. Dr. Swiedler's biotechnology experience includes six years of post-doctoral work at the Yale University and Duke University schools of medicine. He is board-certified in anatomic pathology and has conducted extensive research in the molecular biology of carbohydrate enzymes. Dr. Swiedler holds five patents and is the author of 20 peer-reviewed journal articles. Dr. Swiedler holds a Ph.D. from the Johns Hopkins University School of Medicine, Biochemistry, Cellular, and Molecular Biology training program, an M.D. from the Johns Hopkins School of Medicine, and a B.S. from the State University of New York at Albany.

  Kim R. Tsuchimoto, C.P.A., Vice President, Controller

   Ms. Tsuchimoto was promoted to Vice President, Controller in January 2002, having joined BioMarin in February 1997 as BioMarin's Controller. From November 1993 to November 1996, Ms. Tsuchimoto served as Controller for Dodd Smith Dann Inc., a fundraising and marketing consultant for non-profit organizations. Prior to that, Ms. Tsuchimoto served as Controller from January 1990 to October 1993 and Assistant Controller from January 1988 to January 1990 for Partech International (formerly Paribas Technology), a venture capital firm affiliated with Banque Paribas. Ms. Tsuchimoto is a licensed California certified public accountant and received a B.S. in business administration from San Francisco State University.

Security Ownership Of Certain Beneficial Owners

   The following table sets forth certain information with respect to the beneficial ownership of BioMarin's common stock as of March 31, 2002 as to (i) each person, or group of affiliated persons, who is known by BioMarin to own beneficially more than 5% of BioMarin's common stock; (ii) each of BioMarin's directors; (iii) each of BioMarin's executive officers named in the Summary Compensation Table set forth herein under the caption "Executive and Director Compensation"; and (iv) all of BioMarin's directors and current executive officers as a group.

   Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of BioMarin's common stock beneficially owned by them subject to community property laws, where applicable. The information with respect to each person specified is as supplied or confirmed by such person, based upon statements filed with the U.S. Securities and Exchange Commission, or based upon the actual knowledge of BioMarin.

                                                          Number of Shares      Number of Shares    Percentage of
               Name of Beneficial Owner                 Beneficially Owned(1) Subject To Options(2) Common Stock
               ------------------------                 --------------------- --------------------- -------------
Glyko Biomedical Ltd...................................      11,367,617                     0            21.3%
 Box 25, Commerce Court West
 199 Bay Street
 Toronto, Ontario
 Canada M5L 1A9

Franklin Resources Inc.................................       3,246,245                     0             6.0%
 One Franklin Parkway
 San Mateo, CA 94403

Fredric D. Price(3)....................................         326,066               309,399               *

Brian K. Brandley, Ph.D.(3)............................          88,076                87,447               *

Robert A. Baffi, Ph.D.(3)..............................         128,537               127,271               *

Franz L. Cristiani(3)..................................               0                     0              --

Phyllis L. Gardner, M.D.(3)............................          10,000                10,000               *

John L. Jost, Ph.D.(3).................................         174,915               170,414               *

Emil D. Kakkis, M.D., Ph.D.(3).........................         261,399               258,598               *

Erich Sager(3)(4)......................................      11,565,267               118,750            21.6%

Vijay B. Samant(3).....................................               0                     0              --

Christopher M. Starr, Ph.D.(3).........................         680,531               300,317             1.3%

Stuart J. Swiedler, M.D., Ph.D.(3).....................         172,215               162,215               *

Gwynn R. Williams(3)...................................          68,750                68,750               *

All current executive officers and directors as a group
  (8 persons)(4).......................................      12,912,013             1,065,814           [26.7%]

--------
 * Represents less than 1% of BioMarin's outstanding common stock.

(1) The "Number of Shares Beneficially Owned" column is based on shares of
    common stock outstanding at         , 2002. Shares of common stock subject
    to options or warrants that are exercisable within 60 days of         ,
    2002 (the "Number of Shares Beneficially Owned") are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) The "Number of Shares Subject to Options" enumerates for each 5% stockholder, director and Named Executive Officer and for all officers and directors in the aggregate, the shares of common stock subject to options
    exercisable within 60 days of         , 2002. These shares are in the
    calculation of the "Number of Shares Beneficially Owned." This table does not include the beneficial ownership of shares held by Raymond W. Anderson, BioMarin's former Chief Operating Officer, Chief Financial Officer, Secretary and Vice President, Finance and Administration who has not been employed by BioMarin since January 2002.

(3) The mailing address for such stockholder is c/o BioMarin Pharmaceutical Inc., 371 Bel Marin Keys Blvd., Suite 210, Novato, California 94949.

(4) Includes 11,367,617 shares held by Glyko of which Mr. Sager is an officer. Mr. Sager disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

   For pro forma ownership of BioMarin's common stock following the completion of the transaction, see table under "The Companies After The Transaction--Pro Forma Security Ownership of Certain Beneficial Owners."

Executive and Director Compensation

  Summary Compensation Table

   BioMarin is required by the U.S. Securities and Exchange Commission to disclose compensation awarded to, earned by, or paid for services rendered to it in all capacities during the last three fiscal years to (i) its Chief Executive Officer; (ii) its four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of fiscal year 2001; and (iii) up to two additional individuals for whom such disclosure would have been provided under clause (i) and (ii) above but for the fact that the individual was not serving as an executive officer of BioMarin at the end of fiscal year 2001; provided, however, that no disclosure need be provided for any executive officer, other than the CEO, whose total annual salary and bonus does not exceed $100,000.

   Accordingly, the following table discloses compensation paid by BioMarin during the last three fiscal years to (i) Fredric D. Price, its Chief Executive Officer; and (ii) Raymond W. Anderson, Christopher M. Starr, Ph.D., Emil D. Kakkis, M.D., Ph.D. and John L. Jost, Ph.D., the four most highly-compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of fiscal year 2001 and whose salary and bonus exceeded $100,000. BioMarin refers to all of these officers as the "Named Executive Officers."

   The entries under the column "Other Annual Compensation" for Mr. Price, include the value of his restricted stock grant issued upon his employment commencement, a tax gross-up benefit relating to the compensation earned from the restricted stock grant and payments for temporary housing. Each of these amounts paid to Mr. Price is described in more detail in the section captioned "Employment Agreements." The entries under the column "All Other Compensation" in the table represent the premiums paid for life insurance benefits and vested 401(k) matching for each Named Executive Officer.

                          Summary Compensation Table

                                                                                    Long-Term
                                                                                   Compensation
                                                    Annual Compensation               Awards
                                           ------------------------------------- ----------------
                                                                                    Securities
                                                                  Other annual      Underlying       All Other
    Name and Principal Position       Year Salary ($) Bonus ($) compensation ($) Options/SARs (#) Compensation ($)
    ---------------------------       ---- ---------- --------- ---------------- ---------------- ----------------
Fredric D. Price(1).................. 2001  408,269    278,500           --          175,000              989
  Chairman and Chief Executive        2000   99,487    100,000      578,424          523,288               --
  Officer                             1999       --         --           --               --               --
Christopher M. Starr, Ph.D(2)........ 2001  250,000         --           --           25,000            2,294
  Senior Vice President, Research     2000  190,000     75,000           --           75,194            1,614
  and Development                     1999  150,000    150,000           --           94,189              876
Emil D. Kakkis, M.D., Ph.D.(2)....... 2001  245,000         --           --           25,000            1,869
  Senior Vice President, Scientific   2000  229,327     50,000           --           50,000            1,009
  Affairs                             1999  225,000         --           --           64,502              336
Stuart J. Swiedler, M.D., Ph.D. (2).. 2001  230,000         --           --           20,000            1,869
  Vice President, Scientific and      2000  192,769         --           --           45,233            1,317
  Clinical Affairs                    1999  154,000         --           --           32,661              624
Raymond W. Anderson(2)(3)............ 2001  250,000         --           --            5,000           15,908
  Former Chief Operating Officer,     2000  222,466     25,000           --           58,469            1,893
  Chief Financial Officer,            1999  189,625    100,000           --           72,658            2,352
  Secretary and Vice President,
  Finance and Administration

--------
(1) Mr. Price was appointed as the Chief Executive Officer effective October 31, 2000.

(2) Options were earned for the fiscal year 2001 and granted on December 14, 2001. Long-term options vest 6/48ths at June 30, 2002 and 1/48ths per month thereafter. No short-term options were granted during the fiscal year 2001.

(3) As of January 2002, Mr. Anderson is no longer employed by BioMarin in any capacity. A portion of "All Other Compensation" was paid to Mr. Anderson in January 2002, relating to his accrued vacation at the time of termination of his employment.

  Stock Option Grants Table

   The following table sets forth certain information for each grant of options to purchase BioMarin's common stock during fiscal 2001 to each of the Named Executive Officers. Except as otherwise noted, all these options were granted under the 1997 Stock Plan and have a term of 10 years subject to early termination in the event the officer's services to the Company cease.

                        Fiscal 2001 Stock Option Grants

                                                                                  Potential Realizable
                                                                                  Value at Assumed Annual
                                Number of   Percent of   Exercise                 Rates of Stock Price
                                Securities Total Options  Price                   Appreciation for Option
                                Underlying  Granted to     Per                        Term ($)(3)
                                 Options   Employees in   Share     Option Term   -----------------------
             Name                Granted      2001(1)     ($)(2)  Expiration Date    5%          10%
             ----               ---------- ------------- -------- ---------------  ---------   ---------

Fredric D. Price...............  175,000        10%       13.24      12/14/11     1,457,149   3,692,701

Christopher M. Starr, Ph.D.....   25,000         1%       13.24      12/14/11       208,164     527,529

Emil D. Kakkis, M.D., Ph.D.....   25,000         1%       13.24      12/14/11       208,164     527,529

Stuart J. Swiedler, M.D., Ph.D.   20,000         1%       13.24      12/14/11       166,531     422,023

Raymond W. Anderson(4).........    5,000         *        13.24      12/14/11        41,633     105,506

--------
 * Represents less than 1% of the total options granted to BioMarin employees in 2001.

(1) Based on an aggregate of 1,801,681 shares subject to options granted by BioMarin during fiscal year 2001 to employees, consultants and the Named Executive Officers.

(2) Options were granted at an exercise price equal to the greater of the closing price of the BioMarin common stock on Nasdaq on the date of the grant or January 2, 2002.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. BioMarin cannot assure any Named Executive Officer or any other holder of its securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of its common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers. The potential realizable value is calculated by assuming that the closing price per share on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The potential realizable value computation is net of the applicable exercise price, but does not take into account applicable federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. The values shown do not consider non-transferability or termination of the options upon termination of such employee's employment with BioMarin.

(4) Pursuant to the terms of Mr. Anderson's separation agreement, these options will expire on December 31, 2002 unless sooner exercised.

  Fiscal Year Option Exercises and Option Value Table

   The following table sets forth the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers at December 31, 2001.

   Options Exercised During Year 2001 and Fiscal Year-End Option Value Table

                                                       Number of Securities      Value of Unexercised
                                                      Underlying Unexercised     In-the-Money Options
                                  Shares     Value      Options at Year-End         at Year-End(2)
                                 Acquired   Realized ------------------------- -------------------------
   Name of Executive Officer    on Exercise  ($)(1)  Exercisable Unexercisable Exercisable Unexercisable
   -------------------------    ----------- -------- ----------- ------------- ----------- -------------
Fredric D. Price...............       --         --    252,107      321,181    $  269,970    $348,785
Christopher M. Starr, Ph.D.....   17,597    184,945    281,567       70,834    $2,003,818    $315,545
Emil D. Kakkis, M.D., Ph.D.....       --         --    229,084       85,418    $1,823,133    $423,529
Stuart J. Swiedler, M.D., Ph.D.       --         --    139,169       66,797    $1,005,284    $335,254
Raymond W. Anderson(3).........       --         --    244,959       79,168    $1,914,186    $358,280

--------
(1) Based on closing price on December 3, 2001, the date of exercise of $11.50 per share less exercise price per share.
(2) Based on closing price on December 31, 2001 of $13.44 per share less exercise price per share.
(3) As of January 2002, Mr. Anderson is no longer employed by BioMarin in any capacity.

  Employment Agreements

   BioMarin is party to employment agreements with each current executive officer on the terms enumerated on the chart below. Each of these employment agreements is terminable without cause by BioMarin upon six months prior written notice to the officer, or by the officer upon three months prior written notice to BioMarin. BioMarin is obligated to pay the officer's salary and benefits until this termination. Except in the case of Mr. Price, in the event that the officer is involuntarily terminated within one year of a change of control of BioMarin, he will receive (i) a severance payment equal to six months of his annual salary; (ii) a bonus equal to 50% of the annual bonus that he would otherwise be entitled to, and (iii) immediate vesting of 50% of the unvested portion of his outstanding options to purchase BioMarin common stock.

                             2001 Annual                         Initial Grant of Right to     Agreement
 Name of Executive Officer  Salary Rate(1)     Annual Bonus      Purchase Equity Securities Termination Date
 -------------------------  -------------- --------------------- -------------------------- ----------------
Fredric D. Price...........    $450,000    Annual bonus,         Option to purchase up to   October 30, 2003
                                            payable in cash       500,000 shares of
                                            based on              BioMarin's common
                                            performance.          stock at a purchase price
                                                                  of $12.50 per share.

Christopher M. Starr, Ph.D.    $250,000    Annual bonus,         400,000 shares of          June 26, 2003
                                            payable in cash       BioMarin's common
                                            or stock.             stock at a purchase price
                                                                  of $1.00 per share.

Emil D. Kakkis, M.D., Ph.D.    $245,000    Eligible to receive a Option to purchase up to   None
                                            cash bonus based      200,000 shares of
                                            on achievement        BioMarin's common
                                            of milestones and     stock at a purchase price
                                            an annual bonus,      of $4.00 per share.
                                            payable in cash
                                            or stock.

                              2001 Annual                    Initial Grant of Right to     Agreement
 Name of Executive Officer   Salary Rate(1)   Annual Bonus   Purchase Equity Securities Termination Date
 -------------------------   -------------- ---------------- -------------------------- ----------------

Stuart Swiedler, M.D., Ph.D.    $230,000    Annual bonus,    Option to purchase up to         None
                                             payable in cash  150,000 shares of
                                             or stock.        BioMarin's common
                                                              stock at a purchase price
                                                              of $4.00 per share.

Robert A. Baffi, Ph.D.......    $220,000    Annual bonus,    Option to purchase up to         None
                                             payable in cash  210,000 shares of
                                             or stock.        BioMarin's common
                                                              stock at a purchase price
                                                              of $22.00 per share.

John L. Jost, Ph.D..........    $220,000    Annual bonus,    Option to purchase up to         None
                                             payable in cash  200,000 shares of
                                             or stock.        BioMarin's common
                                                              stock at a purchase price
                                                              of $13.00 per share.

Brian K. Brandley, Ph.D.....    $155,000    Annual bonus,    Option to purchase up to         None
                                             payable in cash  150,000 shares of
                                             or stock.        Glyko's common stock.
                                                              Now exercisable for
                                                              65,415 shares of
                                                              BioMarin's common
                                                              stock at a purchase price
                                                              of $5.27 per share.

--------
(1) 2001 Annual Salary Rate reflected in the above table reflects 2001 annual salary rate as of December 31, 2001. The table entitled "Summary Compensation Table" reflects actual salaries paid in 2001 and includes mid-year salary adjustments.

   Effective October 31, 2000, in connection with Mr. Price's employment, BioMarin entered into an employment agreement with him which provides for an initial payment to Mr. Price of $357,624, an annual base salary of $400,000 in the first year, $450,000 in the second year, and $500,000 in the third year, and a bonus of $200,000 in the first year and a performance bonus of between 25% and 100% of his respective annual base salary for each of the second and third years. In addition, BioMarin granted Mr. Price 25,000 restricted shares of BioMarin's common stock (which vest in three equal annual installments commencing on January 1, 2001), BioMarin granted Mr. Price an option to purchase 500,000 shares of its stock, at a purchase price of $12.50 per share (which vests monthly over 36 months, commencing October 30, 2000) and BioMarin further agreed to grant Mr. Price additional options on each anniversary of the agreement, in an amount to be determined by the Board. BioMarin also agreed to reimburse Mr. Price for all expenses incurred in relocating to the area with a tax gross-up adjustment and to extend him a $1,500,000 interest-deferred loan for the purchase of a house.

   The agreement has a three-year term, which will automatically renew for an additional three-year period unless either Mr. Price or BioMarin give the other notice of its/his intent not to renew the agreement. If BioMarin decides not to renew the agreement, BioMarin must pay Mr. Price an amount such that BioMarin's net payment after deduction of all payroll taxes and all income taxes at the highest marginal rates applicable to Mr. Price will equal the base salary and bonus BioMarin paid him in the third year of the agreement. Additionally, the expiration for any vested options will be one year from the termination of the agreement and all unvested options will remain unvested and unexercisable.

   Either party can terminate the agreement on sixty days' notice. However, in the event there is a change in control which results in Mr. Price's actual or constructive termination, he is entitled to a severance payment equal to twice the aggregate of his annual base salary and bonus payable in the year in which termination occurs, forgiveness of all outstanding principal and interest on the interest-deferred loan, acceleration of the full unvested portion of his 25,000 share restricted stock grant and all stock options and an additional payment equal to Mr. Price's maximum total income tax liability applicable to the total severance package. If Mr. Price is terminated other than for cause, he is entitled to receive a severance payment equal to twice his applicable annual base salary and bonus if he is terminated in the first year of the agreement and equal to his applicable annual base salary and bonus if he is terminated in a subsequent year, forgiveness of all outstanding principal and interest on the interest deferred-loan and acceleration of the full unvested portion of his 25,000 share restricted stock grant and all stock options. Additionally, if he is terminated other than for cause prior to the second anniversary of the agreement, he is entitled to an additional payment equal the maximum income tax liability associated with forgiveness of the loan and such additional payment.

   BioMarin provided a three-year loan to Dr. Starr for the purchase of his shares referenced in column four of the table above and to Mr. Denison for the purchase of 1,300,000 shares of the Company's common stock all of which were purchased pursuant to the Founders' Stock Purchase Agreement described below. Each loan bears interest at a rate of 6%. For each of them, respectively, if his employment is terminated by BioMarin for any reason, he has the right to sell any or all of these shares of common stock to BioMarin at a price per share equal to the lesser of the then-current per share market price of the shares or the original per share purchase price of $1.00.

   Dr. Brandley's employment agreement was originally with Glyko, Inc. but was assigned to BioMarin in connection with BioMarin's acquisition of Glyko, Inc.

   Through June 30, 2000, Dr. Starr's cash bonus was based on the difference between a minimum market capitalization and BioMarin's quarterly market capitalization. The cash bonus is calculated as follows:

   The Board of Directors established a minimum market capitalization of $20.0 million for the first quarter of 1998. The minimum market capitalization increases by $1.0 million per quarter until the end of the agreement in the second quarter of 2000. BioMarin's quarterly market capitalization is calculated at the end of each calendar quarter by multiplying the number of BioMarin's common shares outstanding times the average closing price of BioMarin's common stock for the last 10 trading days of the quarter. If BioMarin's common stock is not publicly traded the quarterly market capitalization is determined by multiplying the shares of BioMarin's common stock outstanding by the price at which BioMarin's common stock was sold in the latest significant investment by an independent third-party investor. For each full $5.0 million that the quarterly market capitalization exceeds the minimum market capitalization, Dr. Starr received a cash bonus of $1,200 in the first calendar quarter and $1,250 in the second quarter. Dr. Starr's cash bonus is the sum of the two quarterly bonuses for 2000.

   Dr. Starr's total cash bonus was limited to 100% of his base salary in any year. Additional amounts beyond the cash limit that may be earned in a year were paid in stock options using the Black-Scholes option pricing model to calculate the value of the stock option based on period-end parameters.

   In December 1998, the Board approved a form of indemnification agreement to be entered into between BioMarin and each of its officers and directors. This indemnification agreement requires BioMarin, among other things, to indemnify officers and directors against liabilities that may arise by reason of their status or performance of their duties as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

   For a description of other transactions between BioMarin and its affiliates of the Company, see "Certain Relationships and Related Transactions."

  Section 162(m)

   BioMarin has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to its executive officers.
Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Named Executive Officers, unless compensation is performance-based. BioMarin has adopted a policy that, where reasonably practicable, it will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).

  Director Compensation

   Directors do not receive cash compensation for their services as directors of BioMarin but are reimbursed for their reasonable expenses in attending meetings of the Board and while performing services for BioMarin. In October 2001, under the 1998 Director Option Plan, BioMarin issued to Mr. Denison options to purchase 15,000 shares of common stock with an exercise price set at the fair market value (closing price of common stock on Nasdaq) on the date of grant, which was $11.40. In November 2001, under the 1998 Director Option Plan, BioMarin issued to Messrs. Sager and Williams options to purchase 15,000 shares of common stock with an exercise price set at the fair market value (closing price of common stock on Nasdaq) on the date of grant, which was $12.00 as consideration for their ongoing services to BioMarin as directors. In September 2001, under the 1998 Director Option Plan, BioMarin issued to Dr. Gardner option to purchase 20,000 shares of common stock with an exercise price set at the fair market value (closing price of common stock on Nasdaq) on the date of grant, which was $12.34, as consideration for her initial year of services to BioMarin as a director.

  1998 Director Option Plan

   The 1998 Director Option Plan was adopted by the Board in December 1998. It was approved by BioMarin's stockholders as of January 15, 1999. The plan provides for the grant of nonstatutory stock options to non-employee directors. A total of 500,000 shares of BioMarin common stock have been reserved for issuance under the plan. The plan also provides for an annual increase in this number of shares equal to the lesser of: (1) 0.5% of the BioMarin's outstanding capital stock, (2) 200,000 shares, or (3) a lesser amount determined by the Board.

   In fiscal year 2001, options to purchase, in the aggregate, 65,000 shares were issued to directors.

   The 1998 Director Option Plan provides that each non-employee director shall automatically be granted an option to purchase 20,000 shares of BioMarin common stock on the date which that person first becomes a non-employee director. This option shall have a term of 10 years. The shares subject to this initial option shall vest quarterly over one year. Each non-employee director shall thereafter also be automatically granted an option to purchase 15,000 shares of BioMarin common stock on the first anniversary of the date of their respective initial appointments to the Board and each anniversary thereafter, provided that he or she retains the Board seat on his or her anniversary date. The shares subject to this annual option shall vest in full one year from the date of grant and shall have a term of 10 years. These options shall continue to vest quarterly only while the director serves. The exercise price per share of each of these options shall be 100% of the fair market value of a share of BioMarin common stock at the date of the grant of the option.

   In the event of a merger or the sale of substantially all of the assets of BioMarin, each option may be assumed or substituted by the successor corporation. If an option is assumed or substituted, it shall continue to vest as provided in the plan. However, if a non-employee director's status as a director of BioMarin or the successor corporation, as applicable, is terminated, other than upon a voluntary resignation by the non-employee director, the option shall immediately become fully vested and exercisable. If the successor corporation does not agree to assume or substitute the option, each option shall become fully vested and exercisable for a period of 30 days from the date the Board notifies the optionee of the option's full exercisability, after which period the option shall terminate.

   Options granted under the plan must be exercised within three months of the end of the optionee's tenure as a director, or within 12 months after termination by death or disability, but in no event later than the expiration of the option's ten-year term. No option granted under the plan is transferable by the optionee other than by will or the laws of descent or distribution. Each option is exercisable, during the lifetime of the optionee, only by the optionee. Unless sooner terminated by the Board, the plan will terminate automatically 10 years from the effective date of the plan.

  Equity Compensation Plans

   The following table provides certain information with respect to all of BioMarin's equity compensation plans in effect as of December 31, 2001.

                     Equity Compensation Plan Information

                                                        Number of securities  Weighted average  Number of securities
                                                         to be issued upon    exercise price of  remaining available
                                                            exercise of          outstanding     for future issuance
                                                        outstanding options,  options, warrants     under equity
Plan Category                                          warrants and rights(1)    and rights     compensation plans(2)
-------------                                          ---------------------- ----------------- ---------------------
Equity compensation plans approved by stockholders....       7,766,678             $11.18             1,755,138
Equity compensation plans not approved by stockholders              --                 --                    --
       Total..........................................       7,766,678             $11.18             1,755,138

--------
(1) Does not include any shares of BioMarin common stock issuable under its 1998 Employee Stock Purchase Plan. BioMarin issues shares under this plan once every six months based on employee elections in the preceding six months. Pursuant to the terms of this plan, the number of shares to be issued and the price per share is not determined until immediately before the date of issuance.

(2) Includes options and shares of common stock issuable pursuant to BioMarin's 1997 Stock Plan, as amended, 1998 Director Option Plan and 1998 Employee Stock Purchase Plan. Pursuant to the terms of these plans, the number of shares of common stock available for future issuance under these plans increases on the first day of each fiscal year of BioMarin or, January 1 of each year. On the first day of each fiscal year of BioMarin, the common stock available for future issuance under the 1997 Stock Plan increases by the lesser of (i) 4% of the then outstanding capital stock of BioMarin,
    (ii) 2,000,000 shares, or (iii) a lower amount set by the BioMarin board of directors. On the first day of each fiscal year of BioMarin, the common stock available for future issuance under each of the 1998 Director Option Plan and the 1998 Employee Stock Purchase Plan increases by the lesser of
    (i) 200,000 shares, (ii) 0.5% of the then outstanding capital stock of BioMarin, or (iii) a lower amount set by the BioMarin board of directors.

Report of Audit Committee

   The Audit Committee reviews BioMarin's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

   In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that BioMarin's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financials statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

   In addition, the Committee has discussed with the independent auditors, the auditor's independence from BioMarin and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independent Discussions With Audit Committees).

   The Committee discussed with management and the independent auditors the overall scope and plans for the 2001 annual audit. The Committee meets with management and the independent auditors, with and without management present, to discuss the results of their examination, the evaluations of BioMarin's internal controls, and the overall quality of BioMarin's financial reporting.

   In reliance on the reviews and discussions referred to above, the Committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in BioMarin's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the U.S. Securities and Exchange Commission and the Swiss SWX New Market. The Committee recommended to the board of directors and the board has approved the selection of BioMarin's independent auditors for the year ending December 31, 2002. However, the Committee recommended that the Committee and the board of directors continue to monitor developments affecting Arthur Andersen LLP.

   Respectfully submitted on March 25, 2002 by the members of the Audit Committee of the Board of Directors:

Gwynn R. Williams
Erich Sager
Phyllis I. Gardner, M.D.

Report of Compensation Committee

   The Compensation Committee is responsible for setting general compensation goals and operational guidelines for BioMarin personnel, for setting all elements of the compensation of the executive officers of BioMarin, and for approving grants of stock options for BioMarin. At all meetings of the Compensation Committee in 2001, the Compensation Committee was composed of the three outside, non-management members of the board of directors.

  Compensation Goals and Policies

   The goal of BioMarin's compensation policies is to provide compensation sufficient to attract, motivate and retain executives and staff of outstanding ability and potential. Compensation policies are intended to establish an appropriate relationship between executive compensation and the creation of stockholder value as measured by the equity markets. BioMarin uses the following principles to help achieve that goal:

   (1) BioMarin provides competitive compensation packages incorporating all compensation elements for executives and staff based upon BioMarin's internal policies and compensation packages at similarly situated pharmaceutical and biotechnology companies in the San Francisco Bay Area.

   (2) BioMarin rewards executives and senior staff for outstanding performance by the individual and by BioMarin.

   (3) BioMarin seeks to align the long-term interests of the stockholder and the executives and the senior staff through the use of employee stock options and other stock priced related compensation, such as its Employee Stock Purchase Program.

  Considerations for 2001 Compensation

   Increases in base salary for 2001 were made effective January 2001 primarily based on the progress and achievements of BioMarin during 2000 and competitive conditions in the job marketplace for biotechnology expertise in the San Francisco Bay Area marketplace.

   The Compensation Committee took particular note of 2000 achievements including the initiation of a Phase 3 trial of Aldurazyme and a Phase 1 trial of Aryplase (formerly rhASB). However, the Compensation Committee also noted the lack of corporate activity during the first half of 2000.

   Based on the Compensation Committee's judgment as to the value of these events and other less visible internal developments, the Compensation Committee awarded long-term compensation stock option grants to the executives and staff of BioMarin. Except for Mr. Price, who is covered under a separate employment agreement, the Compensation Committee also granted short-term incentive stock options as a reward for BioMarin's program in comparison to plan in 2000. Grants under both programs were pro-rated for the portion of the year that the employee was in the service of BioMarin.

   Salary compensation for the staff below the rank of officer was generally increased by an average of 5%, which approximated the reported average salary increase in the biotechnology industry in the San Francisco Bay Area and which was also pro-rated for time in service during the year. The Compensation Committee deemed that these compensation actions were appropriate for the progress made by BioMarin in 2000 and maintained a competitive balance with biotechnology companies of similar size and state of development in the region.

   With respect to officer salary, the Compensation Committee determined that, based on the factors described above, it was appropriate and elected to increase salaries by an average of 15%. Additionally, due to the size of prior grants of stock options to officers, the Compensation Committee determined that the prior option grants provided the current officers with significant motivation and sufficiently linked their compensation to the performance of BioMarin. The Compensation Committee expressed concerns about limiting the availability of options for non-officer employees and possible dilution of current stockholders. Accordingly, the Compensation Committee reduced new option grants to current officers by an average of one-half.

  Chief Executive Officer Compensation

   Effective October 31, 2000, Mr. Fredric D. Price was elected by the Board of Directors to the position of Chief Executive Officer and Chairman of the Board. At that time, the Compensation Committee negotiated a three year employment agreement, which included a competitive compensation package appropriate to Mr. Price's demonstrated leadership capabilities and achievements. Mr. Price's base salary for 2001 was set by this employment agreement. Pursuant to the terms of his employment contract, Mr. Price was also entitled to a bonus of $200,000 and an additional stock option grant to purchase 100,000 shares for his first year of service.

   The terms of Mr. Price's compensation for 2001 were primarily determined prior to his service with BioMarin. However, the Compensation Committee believes that, during 2001, Mr. Price has amply demonstrated that his skills merit his remuneration. In particular, the Compensation Committee notes the consummation of three financing facilities, which raised more than $156 million in gross proceeds for BioMarin, the acquisition by BioMarin of the IBEX pharmaceutical product programs and the advancement of two additional internal product programs from the lab to clinical trials. In light of these accomplishments, and in particular the follow on public offering of BioMarin's common stock the Compensation Committee awarded Mr. Price an additional bonus of $78,500.

   The Compensation Committee believes that the above authorized compensation actions based upon BioMarin achievements and competitive compensation levels will serve to help retain a highly qualified and motivated staff led by excellent senior management that is a requirement for the prosperity of BioMarin and the creation of stockholder value.

   Respectfully submitted on March 25, 2002 by the members of the Compensation Committee of the board of directors:

Erich Sager
Phyllis I. Gardner, M.D.
Gwynn R. Williams

Performance Graph

   The following graph compares the cumulative total stockholder return with the cumulative total return of the Nasdaq Stock Market (U.S.) and the Nasdaq Pharmaceutical Index of stocks in Standard Industry Code (SIC) 283, encompassing primarily biotechnology, pharmaceutical and medical specialty companies, assuming a $100 investment in common stock on July 31, 1999 and reinvestment of dividends during the period. The period covered by the graph includes that portion of the fiscal year ended December 31, 1999 during which BioMarin was publicly traded.

                                    [CHART]

                                    Nasdaq                      Nasdaq
              BioMarin        Stock Market (U.S.)       Pharmaceutical Index
7/31/1999       100                  100                         100
                119                  104                         108
                134                  104                         103
                118                  113                         104
                103                  126                         117
                 90                  154                         150
1/31/2000       112                  149                         172
                240                  177                         242
                273                  173                         184
                137                  146                         162
                129                  128                         159
                131                  151                         205
                144                  142                         190
                130                  159                         228
                141                  139                         225
                100                  127                         203
                 75                   98                         180
                 75                   93                         187
1/31/2001        92                  104                         179
                 65                   81                         170
                 57                   69                         139
                 83                   80                         156
                 89                   80                         169
                102                   82                         172
                 91                   76                         159
                 94                   68                         159
                 75                   57                         139
                 88                   64                         153
                 92                   73                         167
                103                   74                         160
1/31/2002


Certain Relationships and Related Transactions

   Since January 1, 2001, there has not been nor is there currently proposed any transaction or series of similar transactions to which BioMarin was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of BioMarin common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (i) compensation agreements and other arrangements, which are described elsewhere in this Joint Proxy Circular and (ii) the transaction described below.

  Transactions with Directors, Executive Officers and 5% Stockholders

   During 2001, Glyko paid BioMarin $7,700 per month in management fees for accounting and related regulatory reporting services.

  Indebtedness Of Directors And Executive Officers

   Other than as described below, no director or executive officer of BioMarin or associate of any director or executive officer is, or at any time since the beginning of the most recently completed fiscal year has been, indebted to BioMarin.

   In April 2001, pursuant to the terms of the employment agreement between BioMarin and Fredric D. Price, its Chairman and Chief Executive Officer, BioMarin loaned Mr. Price $860,000 to purchase a local residential property evidenced by a promissory note secured by the property. The note matures on October 31, 2004 (subject to various conditions in the employment agreement) and bears interest at the Federal mid-term rate, adjusted on December 31 of each year. As of December 31, 2001, this equaled 3.97% per annum, compounded annually.

   In February 2002, BioMarin loaned $300,000 to Christopher M. Starr, Ph.D. This loan is evidenced by a promissory note secured by 30,000 otherwise unencumbered shares of BioMarin common stock held by

Dr. Starr. The note matures on October 31, 2002 and bears interest at the rate of 2.74% per annum, the relevant Applicable Federal Rate as of February 2002.

   Pursuant to the Stock Purchase Agreements under which BioMarin sold stock ("Founders' Shares") to two founding officers of BioMarin, BioMarin has loaned $1,300,000 and $400,000 to Mr. Denison and Dr. Starr, respectively, to purchase common stock of BioMarin. The loans are evidenced by interest bearing promissory notes due on demand and are fully recourse.

   The following table sets forth any indebtedness of directors or executive officers of BioMarin entered into in connection with the purchase of the Founders' shares.

                                                                  Outstanding            Security for
                                                      Largest     Indebtedness Number of Indebtedness
                                                     Amount of       as of      Common    Number of
                                                    Outstanding   December 31,  Shares    Shares of
           Name of Borrower               Lender  Indebtedness(1)   2001(1)    Purchased Common Stock
           ----------------              -------- --------------- ------------ --------- ------------
Grant W. Denison, Jr.(2)................ BioMarin   $1,631,660     $1,631,660  1,300,000  1,300,000
Christopher M. Starr, Ph.D.............. BioMarin   $  430,452     $  430,452    400,000    342,956

--------
(1) Includes accrued interest at 6% per annum.
(2) Mr. Denison resigned from the BioMarin board of directors as of May 29, 2002.

Legal Proceedings

   BioMarin has no material legal proceedings pending.

Auditors, Registrar and Transfer Agent

   The auditors of BioMarin are KPMG LLP, independent certified public accountants. The transfer agent and registrar for BioMarin's common stock is Mellon Investor Services LLC, 95 Challenger Road, Ridgefield Park, New Jersey 07660.

                 BIOMARIN MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   BioMarin develops enzyme therapies to treat serious, life-threatening diseases and conditions. BioMarin leverages its expertise in enzyme biology to develop product candidates for the treatment of genetic diseases, including MPS I, MPS VI and PKU, as well as other critical care situations such as cardiovascular surgery and serious burns. BioMarin's product candidates address markets for which no products are currently available or where current products have been associated with major deficiencies. BioMarin focuses on conditions with well-defined patient populations, including genetic diseases, which require chronic therapy.

   BioMarin's lead product candidate, Aldurazyme,(TM) which recently completed a Phase 3 trial, is being developed for the treatment of Mucopolysaccharidosis I (MPS I) disease.

   BioMarin is developing its second product candidate, Neutralase(TM), for reversal of anticoagulation by heparin in patients undergoing Coronary Artery Bypass Graft, or CABG, surgery and angioplasty. BioMarin acquired rights to Neutralase through its acquisition of the pharmaceutical assets of IBEX Technologies Inc. in the fourth quarter of 2001. Heparin is a carbohydrate drug commonly used to prevent coagulation, or blood clotting, during certain types of major surgery. Neutralase is a carbohydrate-modifying enzyme that cleaves heparin, allowing coagulation of blood and aiding patient recovery following CABG surgery and angioplasty. Based on data from previous trials, BioMarin plans to initiate a Phase 3 trial in CABG surgery in the third quarter of 2002.

   In addition to Aldurazyme and Neutralase, BioMarin is developing other enzyme-based therapeutics for the treatment of a variety of diseases and conditions. In 2001, BioMarin announced the results of a Phase 1 trial of Aryplase(TM) for the treatment of MPS VI, another seriously debilitating genetic disease. Based on data from the Phase 1 trial, BioMarin initiated a Phase 2 trial of Aryplase in the first quarter of 2002. BioMarin is also developing Vibrilase/TM/, a topical enzyme product for use in removing burned skin tissue in preparation for skin grafting or other therapy. BioMarin initiated a Phase 1 clinical trial of Vibrilase in the United Kingdom in the fourth quarter of 2001, and expects to analyze the results from this trial in the fourth quarter of 2002. In addition, BioMarin is pursuing preclinical development of other enzyme product candidates for genetic and other diseases.

Results of Operations

   In December 2001, BioMarin decided to close the carbohydrate analytical business portion of its wholly-owned subsidiary, Glyko, Inc., which provided all of Glyko, Inc.'s revenues. The decision to close Glyko, Inc. has resulted in the operations of Glyko Inc. being classified as discontinued operations in BioMarin's consolidated financial statements and, accordingly, BioMarin has segregated the assets and liabilities of the discontinued operations in its consolidated balance sheets. In addition, BioMarin has segregated the operating results in its consolidated statements of operations and has segregated cash flows from discontinued operations in its consolidated statements of cash flows.

  The Quarters Ended March 31, 2002 and 2001

   For the quarters ended March 31, 2002 and 2001, BioMarin's revenues were $3.8 million and $2.7 million, respectively, which came exclusively from its joint venture with Genzyme. The increase in joint venture revenues in the first quarter of 2002 compared to the same period in 2001 was caused by increased manufacturing activities in support of BioMarin's Phase 1 and Phase 3 extension studies of $1.1 million, increased regulatory, clinical and plant and process validation efforts in preparation for the rolling BLA submission that commenced in April 2002 of $0.1 million offset by a reduction in process development activities of $0.1 million.

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   Research and development expenses increased to $13.2 million in the first quarter of 2002 from $9.7 million in the comparable period of 2001. The major factors in the growth of research and development expenses include $2.2 million of increased expenses for the Aldurazyme joint venture with Genzyme, especially manufacturing, regulatory and clinical requirements, $0.9 million for manufacturing and clinical requirements to support BioMarin's Phase 2 clinical trial and Phase 1 extension study of Aryplase and $0.4 million for the increased manufacturing and research staff to support its product programs, including the addition of scientific staff in Montreal, Canada in October 2001 supporting Neutralase and Phenylase and in Vancouver, Canada in March 2002 supporting the technology purchased from Synapse. BioMarin anticipates research and development expenditures to continue to increase in the future in order to further develop its drug product candidates.

   General and administrative expenses increased to $3.9 million in the first quarter of 2002 from $1.5 million in the comparable period of 2001. This increase was primarily due to costs incurred in the first quarter of 2002 for legal and other fees associated with the Synapse acquisition of $1.0 million and the potential acquisition of all of the outstanding capital stock of Glyko by BioMarin of $0.8 million (in exchange for BioMarin's common stock), increased staffing in finance, business development, information systems and purchasing of $0.2 million and expenses related to the implementation of an improved financial reporting and budgeting software system of $0.2 million. Over the next year, BioMarin anticipates that general and administrative expenditures will increase approximately 30%, exclusive of the extraordinary costs associated with the acquisitions and the implementation of the financial reporting system. This increase will primarily be due to increased headcount and facilities to support the growth of BioMarin.

   In-process research and development totaling $11.2 million represents the majority of the purchase price of BioMarin's acquisition of all of the outstanding stock of Synapse Technologies Inc. in March 2002 plus related expenses. On March 21, 2002, BioMarin purchased Synapse including its development activities and preclinical data on NeuroTrans, a technology that may allow drugs to cross the blood brain barrier, for $10.2 million in BioMarin common stock at a deemed price of $11.50 per share (885,240 shares). In connection with the Synapse purchase, BioMarin issued options and warrants to purchase 80,221 and 27,419 shares of its common stock, respectively. These options and warrants were valued using the Black-Scholes option pricing model and the resulting valuations of $561,000 and $85,000, respectively, were included as additional purchase price. The purchase agreement includes up to Cdn. $8 million (which equaled approximately U.S. $5 million as of May 1, 2002) in contingency payments upon certain regulatory and licensing milestones if they occur before March 21, 2012.

   Interest income decreased by $88,000 to $380,000 in the first quarter of 2002 from $468,000 in the first quarter of 2001 primarily due to the decrease in interest rates available on short-term investments, offset in part by higher cash balances resulting from BioMarin's recent financing activities.

   Interest expense for the first quarter of 2002 was $91,000 and $2,000 in the comparable period of 2001. The increase was due to equipment loans executed for $5.5 million in December 2001.

   BioMarin's equity in the loss of its joint venture with Genzyme was $2.3 million for the first quarter of 2002 compared to $1.1 million for the first quarter of 2001, as the joint venture continued extension studies of the original Phase 1 clinical trial and the Phase 3 clinical trial of Aldurazyme and filed an MAA in Europe.

   Net loss from continuing operations was $26.6 million ($0.51 per share, basic and diluted) and $9.1 million ($0.24 per share, basic and diluted) for the first quarter of 2002 and 2001, respectively.

   Income (loss) from discontinued operations relating to the Glyko, Inc. analytics business was $122,000 in the first quarter of 2002 and $(617,000) in the comparable period of 2001. The increase to income in 2002 was due to an increase in sales to customers in anticipation of a possible sale or discontinuance of the analytics business of Glyko, Inc.

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   Loss from disposal of discontinued operations represents the Glyko, Inc.
closure expense of $141,000 in the first quarter of 2002 consisting primarily of accrued severance to personnel who did not become BioMarin's employees and marketing and investment banking fees incurred in connection with the potential sale of the analytics business of Glyko, Inc.

   Net loss was $26.6 million ($0.51 per share, basic and diluted) and $9.7 million ($0.26 per share, basic and diluted) for the first quarters of 2002 and 2001, respectively.

  Years Ended December 31, 2001 and 2000

   For the years ended December 31, 2001 and 2000, revenues were $11.7 million and $9.7 million, respectively. Revenues from BioMarin's joint venture with Genzyme were $11.3 million and $9.7 million, and other revenues were $0.4 million and zero representing grant revenues for the years ended December 31, 2001 and 2000, respectively. The increase in joint venture revenues in 2001 was primarily the result of increased manufacturing activities in support of BioMarin's Phase 3 clinical trial and its Phase 1 and Phase 3 extension studies, increased regulatory, clinical and plant and process validation efforts in preparation for a BLA that will be filed as soon as possible.

   Research and development expenses increased to $45.3 million in 2001 from $34.5 million in 2000. The major factors in the growth of research and development expenses include increased expenses in support of the Aldurazyme joint venture with Genzyme, especially manufacturing, regulatory and clinical requirements, manufacturing and clinical requirements to support BioMarin's Phase 1 clinical trial of Aryplase, of the contract manufacturing requirements to support BioMarin's Phase 1 clinical trial of Vibrilase and the increased manufacturing and research staff, including the scientific staff BioMarin assumed in Montreal, Canada in its purchase of the therapeutic assets of IBEX Technologies, Inc. and its subsidiaries in October 2001, to support BioMarin's product programs. BioMarin anticipates research and development expenditures to increase in the future relating to the increased headcount and facilities to support its growth.

   General and administrative expenses increased to $6.7 million in 2001 from $6.5 million in 2000. This increase was primarily due to the costs incurred in 2001 in legal and other fees associated with the potential purchase of all of the outstanding capital stock of Glyko Biomedical Ltd. by BioMarin (in exchange for BioMarin common stock) anticipated to close in the second quarter of 2002, increased staffing in finance, business development, information systems and purchasing, partially offset savings due to the elimination of the President position from BioMarin's executive team. BioMarin anticipates general and administrative expenditures to increase in the future relating to the increased headcount and facilities to support its growth.

   In-process research and development represents all of the purchase price of BioMarin's acquisition of the IBEX therapeutic assets in October 2001 plus related expenses totaling $11.7 million. On October 31, 2001, BioMarin purchased from IBEX Technologies Inc. and its subsidiaries the development activities associated with the IBEX therapeutic enzyme drug products (including Neutralase and Phenylase). The purchase agreement called for a total purchase price of $10.4 million, consisting of $2 million in cash and $8.4 million of common stock. In accordance with the purchase agreement, the number of common shares was based on the average share price from September 5, 2001 to October 8, 2001, which resulted in the issuance of 814,467 shares. In connection with the transaction, BioMarin issued options to purchase 43,861 shares of its common stock. These options were valued using the Black-Scholes option pricing model and the resulting valuation of $291,000 was included as additional purchase price. The purchase agreement includes up to approximately $9.5 million in contingency payments upon regulatory approval of Neutralase and Phenylase, provided that approval occurs prior to October 31, 2006.

   Facility closure in 2000, represents a charge of $4.4 million for the closure of its Carson Street clinical manufacturing facility. The charge primarily consisted of impairment reserves for leasehold improvements and equipment located in the Carson Street facility.

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   Interest income decreased by $1.1 million to $1.9 million in 2001 from $3.0 million in 2000 primarily due to the decrease in cash available for investment through most of the 2001 (as BioMarin's significant follow-on offering occurred in December 2001) and the decrease in interest rates available on short-term investments.

   Interest expense for 2001 and 2000 were immaterial. BioMarin expects interest expense to increase in future years due to equipment loans, executed for a total of $5.5 million in December 2001.

   BioMarin's equity in the loss of its joint venture with Genzyme was $7.3 million for 2001 compared to $2.9 million for 2000, as the joint venture conducted a multi-site, placebo-controlled Phase 3 clinical trial of 45 patients which commenced in December 2000 and continued extension studies of the original Phase 1 clinical trial and the Phase 3 clinical trial of Aldurazyme.

   Net loss from continuing operations was $57.4 million ($1.40 per share, basic and diluted) and $35.6 million ($0.99 per share, basic and diluted) for 2001 and 2000, respectively.

   Loss from discontinued operations relating to the Glyko, Inc. analytics business increased by $0.6 million to $2.3 million in 2001 compared to $1.7 million in 2000 due to the increased sales and production staff in 2001 in an attempt to grow the core analytics business.

   Loss from disposal of discontinued operations represents the Glyko, Inc. closure expense of $7.9 million in 2001 consisting primarily of an impairment reserve against the unamortized balance of goodwill and other intangible assets related to the initial acquisition of Glyko, Inc. The majority of the Glyko, Inc. employees will be incorporated into the BioMarin business and such employees will continue to provide necessary analytic and diagnostic support to BioMarin's therapeutic products.

   Net loss was $67.6 million ($1.65 per share, basic and diluted) and $37.4 million ($1.04 per share, basic and diluted) for 2001 and 2000, respectively.

  Years Ended December 31, 2000 and 1999

   For the years ended December 31, 2000 and 1999, revenues were $9.7 million and $5.3 million, respectively representing revenues from BioMarin's joint venture with Genzyme. The increase in joint venture revenues in 2000 was primarily the result of increased manufacturing activities as BioMarin began enzyme production in its new Galli Drive manufacturing facility in Novato, California.

   Research and development expenses increased to $34.5 million in 2000 from $26.3 million in 1999. Increased expenses in support of the Aldurazyme joint venture with Genzyme, especially manufacturing requirements, and of the Aryplase program were the major factors in the growth of research and development expenses.

   General and administrative expenses increased to $6.5 million in 2000 from $4.8 million in 1999. This increase was partially due to the increase in staffing and facilities in 2000.

   In the first quarter of 2000, BioMarin recorded a charge of $4.4 million for the closure of its Carson Street clinical manufacturing facility. The facility was no longer required for the production of Aldurazyme, the initial purpose of the plant, after a decision by the BioMarin/Genzyme LLC joint venture to use BioMarin's Galli Drive facility for the manufacture of bulk Aldurazyme both for the Phase 3 trial and for the commercial launch of Aldurazyme. This decision was based in part on FDA guidance to use an improved production process, which was installed in the Galli facility, for the clinical trial, for the BLA submission and for the commercial production. The majority of BioMarin's technical staff at the Carson Street facility transferred to the Galli Drive facility in Novato, California in May 2000. The charge primarily consisted of impairment reserves for leasehold improvements and equipment located in the Carson Street facility.

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   Interest income increased to $3.0 million in 2000 from $1.8 million in 1999 primarily due to increased cash reserves resulting from BioMarin's initial public offering (concurrent with an investment by Genzyme) in July 1999 and funds received from exercise of stock options and warrants.

   Interest expense decreased by $0.7 million in 2000 compared to 1999 due to the interest accrued in 1999 from April through July on BioMarin convertible notes payable which, along with the accrued interest converted into BioMarin common stock issued to note holders concurrent with BioMarin's initial public offering.

   BioMarin's equity in the loss of its joint venture with Genzyme was $2.9 million for 2000 compared to $1.7 million for 1999, as the joint venture continued the original clinical trial of Aldurazyme and began a Phase 3 clinical trial.

   Net loss from continuing operations was $35.6 million ($0.99 per share, basic and diluted) and $26.4 million ($0.88 per share, basic and diluted) for 2000 and 1999, respectively.

   Loss from discontinued operations was $1.7 million for 2000 and 1999 representing the Glyko, Inc. analytics business.

   The net loss was $37.4 million ($1.04 per share, basic and diluted) and $28.1 million ($.94 per share, basic and diluted) for 2000 and 1999, respectively.

Liquidity and Capital Resources

   BioMarin has financed its operations since its inception by the issuance of common stock and convertible notes, equipment financing and the related interest income earned on cash balances available for short-term investment. Since inception, BioMarin has raised aggregate net proceeds of approximately $286 million. BioMarin was initially funded by and investment from Glyko. BioMarin has since raised additional capital from the sale of its common stock in both public and private offerings and the sale of its other securities, all of which have since converted into common stock.

   As of March 31, 2002, BioMarin's combined cash, cash equivalents and short-term investments totaled $114.8 million, a decrease of $16.3 million from $131.1 million at December 31, 2001. The primary uses of cash during the quarter ended March 31, 2002 were to finance operations, fund the joint venture with Genzyme, purchase leasehold improvements and equipment and expenses associated with the purchase of Synapse (primarily legal fees). The primary sources of cash during the quarter were the issuance of common stock pursuant to the exercise of stock options under the 1997 Stock Plan, the aggregate exercise price of which totaled approximately $0.4 million.

   BioMarin's combined cash, cash equivalents and short-term investments totaled $114.8 million at March 31, 2002 a decrease of $16.3 million from $131.1 million at December 31, 2001. The primary use of cash during the quarter ended March 31, 2002 was to finance operations, fund the joint venture, purchase leasehold improvements and equipment and expenses associated with the purchase of Synapse (primarily legal fees). The primary sources of cash during the quarter were:

  .   equipment financing of $5.5 million; and

  . the issuance of common stock pursuant to the exercise of stock options under the 1997 Stock Plan, the aggregate exercise price of which totaled approximately $0.4 million.

   From its inception through March 31, 2002, BioMarin has purchased approximately $53.3 million of leasehold improvements and equipment. BioMarin expects that its investment in leasehold improvements and equipment will increase significantly during the next two years because it will provide facilities and equipment for a larger staff and increase manufacturing capacity.

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   BioMarin plans to make substantial commitments to capital projects, including developing new research and development facilities and expanding its administrative and support offices.

   For the years ended December 31, 1999, 2000 and 2001, BioMarin's total research and development expenses were $26.3 million, $34.5 million and $45.3 million, respectively. BioMarin anticipates that research and development expenditures will continue to increase in the future due to increased head count and expansion of its facilities to support growth and development of our drug product candidates.

   As of March 31, 2002, BioMarin's total research and development expense to date was $131.5 million which was allocated $65.0 million to Aldurazyme, $0.6 million to Neutralase, $14.9 million to Aryplase, $6.6 million to Vibrilase and $44.4 million to research and development costs not allocated to specific projects or related to projects that have been abandoned.

   In the first quarter of 2002, BioMarin's research and development expense of $13.2 million was allocated $7.7 million to Aldurazyme, $0.4 million to Neutralase, $2.1 million to Aryplase, $0.4 million to Vibrilase and $2.6 million to research and development costs not allocated to specific projects.

   In the year ended December 31, 2001, BioMarin's research and development expense of $45.3 million was allocated $22.5 million to Aldurazyme, $0.2 million to Neutralase, $8.0 million to Aryplase, $2.8 million to Vibrilase and $11.8 million to research and development costs not allocated to specific projects.

   In the year ended December 31, 2000, BioMarin's research and development expense of $34.5 million was allocated $19.5 million to Aldurazyme, $3.9 million to Aryplase, $0.8 million to Vibrilase and $10.3 million to research and development costs not allocated to specific projects.

   In the year ended December 31, 1999, BioMarin's research and development expense of $26.3 million was allocated $10.6 million to Aldurazyme, $0.9 million to Aryplase, $2.6 million to Vibrilase and $12.2 million to research and development costs not allocated to specific projects or related to projects that have been abandoned.

   Due to the uncertainty of the development of, and the complications of obtaining regulatory approval for the commercialization of, pharmaceutical products, it is impossible to estimate the future costs associated with the completion of any of BioMarin's product programs, the anticipated completion date, or the date by which the project will generate significant revenue from sales, if at all. See "Risk Factors--Risks Relating to BioMarin" and, in particular, the discussions captioned "If BioMarin fails to obtain regulatory approval to commercially manufacture or sell any of its future drug products, or if approval is delayed..."; "To obtain regulatory approval to market BioMarin's products, preclinical studies and costly and lengthy clinical trials will be required..."; and "If BioMarin is unable to manufacture its drug products in sufficient quantities and at acceptable cost..." in that section.

   In September 1998, BioMarin established a joint venture with Genzyme for the worldwide development and commercialization of Aldurazyme for the treatment of MPS I. BioMarin shares expenses and profits from the joint venture equally with Genzyme. Genzyme has committed to pay BioMarin an additional $12.1 million upon approval of the BLA for Aldurazyme.

   On May 16, 2001, BioMarin sold 4,763,712 shares of BioMarin common stock at $9.45 per share and, for no additional consideration, issued three-year warrants to purchase 714,554 shares of common stock at an exercise price of $13.10 per share and received net proceeds of approximately $41.6 million. Also, on May 17, 2001, a fund managed by Acqua Wellington purchased 105,821 shares of common stock and received warrants to purchase 15,873 shares of common stock on the same price and terms as the May 16, 2001 transaction; BioMarin received net proceeds of approximately $1 million.

   In August 2001, BioMarin signed an amended agreement with Acqua Wellington North American Equities Fund Ltd. (Acqua Wellington) for an equity investment in BioMarin. The agreement allows for the purchase of

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up to $27.7 million. Under the terms of the agreement, BioMarin will have the option to request that Acqua Wellington invest in BioMarin through sales of registered common stock at a small discount to market price. The maximum amount that BioMarin may request to be bought in any one month is dependent upon the market price of the stock (or an amount that can be mutually agreed-upon by both parties) and is referred to as the "Draw Down Amount." Subject to certain conditions, Acqua Wellington is obligated to purchase this amount if requested to do so by BioMarin. In addition, BioMarin may, at its discretion, grant a "Call Option" to Acqua Wellington for an additional investment in an amount up to the "Draw Down Amount" which Acqua Wellington may or may not choose to exercise. During 2001, Acqua Wellington purchased 1,344,194 shares for $13.5 million ($13.2 million net of issuance costs). Under this agreement, Acqua Wellington may also purchase stock and receive similar terms of any other equity financing by BioMarin.

   On December 13, 2001, BioMarin completed a follow-on public offering of BioMarin common stock. In the offering, BioMarin sold 8,050,000 shares, including 1,050,000 shares to cover over-allotments, at a price to the public of $12.00 per share. The net proceeds to BioMarin were approximately $90.4 million.

   During December 2001, BioMarin entered into three separate agreements with General Electric Capital Corporation for secured loans totaling $5.5 million. The notes bear interest (ranging from 9.1% to 9.31%) and are secured by certain manufacturing and laboratory equipment. Additionally, one of the agreements is subject to a covenant that requires BioMarin to maintain a minimum unrestricted cash balance of $25 million. Should the unrestricted cash balance fall below $25 million, the note is subject to prepayment, including prepayment penalties ranging from 1% to 4%.

   The net proceeds from any sales of BioMarin common stock or equipment financing will be used to fund operating costs, capital expenditures and working capital requirements, which may include costs associated with BioMarin's lead clinical programs including Aldurazyme for MPS I, Neutralase for heparin reversal, Aryplase for MPS VI and Vibrilase for burn wounds. In addition, net proceeds may also be used for research and development of other pipeline products, building of BioMarin's supporting infrastructure, and other general corporate purposes.

   BioMarin expects its current funds to last through 2003. BioMarin does not expect to generate positive cash flow from operations at least through 2004 because BioMarin expects to increase operational expenses and manufacturing investment for the joint venture and to increase research and development activities, including:

  .   preclinical studies and clinical trials;

  .   process development, including quality systems for product manufacture;

  .   regulatory processes in the United States and international jurisdictions;

  .   clinical and commercial scale manufacturing capabilities; and

  .   expansion of sales and marketing activities.

   Until BioMarin can generate sufficient levels of cash from its operations, it expects to continue its operations through the expenditure of its current cash, cash equivalents and short-term investments and possibly supplement its cash, cash equivalents and short-term investments through:

  .   the sale of equity securities;

  .   equipment-based financing; and

  .   collaborative agreements with corporate partners.

   BioMarin anticipates a need for additional financing to fund the future operations of its business, including the commercialization of BioMarin's drug products currently under development. BioMarin cannot assure you that additional financing will be obtained or, if obtained, will be available on reasonable terms or in a timely manner.

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   BioMarin's future capital requirements will depend on many factors, including, but not limited to:

  . The progress, timing and scope of BioMarin's preclinical studies and clinical trials

  .   The time and cost necessary to obtain regulatory approvals

  . The time and cost necessary to develop commercial manufacturing processes, including quality systems and to build or acquire manufacturing capabilities

  . The time and cost necessary to respond to technological and market developments

  . Any changes made or new developments in BioMarin's existing collaborative, licensing and other commercial relationships or any new collaborative, licensing and other commercial relationships that BioMarin may establish

   BioMarin plans to continue its policy of investing available funds in government securities and investment grade, interest-bearing securities. BioMarin does not invest in derivative financial instruments, as defined by Statement of Financial Accounting Standards No. 119.

New Accounting Pronouncements

  SFAS No. 141

   On June 29, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Intangible Assets. Major provisions of these Statements are as follows: all business combinations initiated after June 30, 2001 must use the purchase method of accounting; intangible assets acquired in a business combination must be recorded separately; all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting; effective January 1, 2002, goodwill and intangible assets with indefinite lives will not be amortized but will be tested for impairment annually using a fair value approach; other intangible assets will continue to be valued and amortized over their estimated lives; in-process research and development acquired in business combinations will continue to be written off immediately. BioMarin does not expect this standard to have a material impact on its consolidated financial position or results of operations.

  SFAS No. 143

   In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." BioMarin does not expect this standard to have a material impact on its consolidated financial position or results of operations.

  SFAS No. 144

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 broadens the presentation of discontinued operations to include more transactions and eliminates the need to accrue for future operating losses. Additionally, SFAS No. 144 prohibits the retroactive classification of assets as held for sale and requires revisions to the depreciable lives of long-lived assets to be abandoned. SFAS No. 144 will be effective January 1, 2002 for BioMarin. BioMarin does not expect this standard to have a material impact on its consolidated financial position or results of operations.

Critical Accounting Policies

  Investment in BioMarin/Genzyme LLC and Related Revenue

   Under the terms of BioMarin's joint venture agreement with Genzyme, BioMarin and Genzyme have each agreed to provide 50 percent of the funding for the joint venture. All research and development, sales and

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marketing, and other activities performed by Genzyme and BioMarin on behalf of the joint venture are billed to the joint venture at cost. Any profits or losses of the joint venture are shared equally by the two parties. BioMarin provided $43.9 million in funding to the joint venture from inception through March 31, 2002.

   During the years ended December 31, 1999, 2000, 2001 and for the period from March 21, 1997 (inception) through December 31, 2001, BioMarin incurred expenses and billed $10.6 million, $19.4 million, $22.6 million and $54.4 million, respectively, for services provided to the joint venture under BioMarin's Agreement. Of these amounts, $5.3 million, $9.7 million, $11.3 million and $27.2 million, respectively, or 50 percent, was recognized as revenue in accordance with BioMarin's policy of recognizing revenue to the extent that research and development costs billed to the joint venture have been funded by Genzyme. At December 31, 2000, and 2001, BioMarin had receivables of $1.8 million and $3.1 million, respectively, related to these billings.

   BioMarin accounts for its investment in the joint venture using the equity method. Accordingly, BioMarin records a reduction in its investment in the joint venture for its 50 percent share of the loss of the joint venture. The percentage of the costs incurred by BioMarin and billed to the joint venture that are funded by BioMarin (50 percent), is recorded as a credit to BioMarin's equity in the loss of the joint venture.

  Discontinued Operations

   The decision to close Glyko, Inc. has resulted in the operations of Glyko Inc. being classified as discontinued operations in BioMarin's consolidated financial statements and, accordingly, BioMarin has segregated the assets and liabilities of the discontinued operations in its consolidated balance sheets as of December 31, 2000 and 2001. In addition, BioMarin has segregated the operating results in its consolidated statements of operations and has segregated cash flows from discontinued operations in its consolidated statements of cash flows for all periods presented. The notes to BioMarin's consolidated financial statements reflect the classification of Glyko Inc. operations as discontinued operations.

   The loss on disposal of discontinued operations included in BioMarin's consolidated statement of operations reflects certain adjustments required at December 31, 2001 primarily to record an impairment reserve against the unamortized goodwill related to Glyko, Inc. of approximately $7.8 million.

  Goodwill and Other Intangible Assets

   In connection with the acquisition of Glyko, Inc. in 1998, BioMarin recorded intangible assets of $11.7 million. Additional intangible assets of $891,000 were recorded in connection with the acquisition by Glyko, Inc. of the key assets of the bio-chemical research reagent division of Oxford GlycoSciences Plc. (OGS), a company not related to Glyko, Inc. During 2000, BioMarin revised its estimate of the useful life of these intangible assets downward to 7 years; the effect of this change increased amortization expense in 2000. BioMarin recorded an impairment reserve against the unamortized balance of $7.8 million at December 31, 2001 as a result of its decision to close the business.

  Impairment of Long-Lived Assets

   BioMarin regularly reviews long-lived assets and identifiable intangibles whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable. BioMarin evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

  Income Taxes

   BioMarin records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. For all periods presented, BioMarin has recorded a full valuation allowance against its net deferred tax asset. While BioMarin has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event it were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made.

Quantitative and Qualitative Disclosure about Market Risk

   BioMarin's exposure to market risk for changes in interest rates relates primarily to its investment portfolio. By policy, BioMarin places its investments with highly rated credit issuers and limits the amount of credit exposure to any one issuer. As stated in BioMarin's policy, BioMarin seeks to improve the safety and likelihood of preservation of its invested funds by limiting default risk and market risk. BioMarin has no investments denominated in foreign country currencies and therefore is not subject to foreign exchange risk.

   BioMarin mitigates default risk by investing in high credit quality securities and by positioning its portfolio to respond appropriately to a significant reduction in a credit rating of any investment issuer or guarantor. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity.

   Based on BioMarin's investment portfolio and interest rates at March 31, 2002, BioMarin believes that a 100 basis point change in interest rates would result in a decrease or increase of approximately $1.1 million, respectively, in the fair value of the investment portfolio. Changes in interest rates may affect the fair value of the investment portfolio; however, BioMarin will not recognize such gains or losses unless the investments are sold. Moreover, such gains or losses in income have historically been immaterial, because BioMarin has generally held the majority of such investments to maturity, a practice BioMarin currently intends to continue.

   The table below presents the carrying value for BioMarin's investment portfolio. The carrying value approximates fair value at December 31, 2001 and March 31, 2002 (unaudited).

   Investment portfolio:

                                              Dec. 31, 2001 March 31, 2002
                                              ------------- --------------
                                                     Carrying value
                                              --------------------------
                                                     (in thousands)
     Cash and cash equivalents...............   $ 12,528       $ 18,202
     Short-term investments..................    118,569*        96,596**
                                                --------       --------
        Total................................   $131,097       $114,798
                                                ========       ========

--------
* 19% invested in A1/P1 rated commercial paper and 81% in United States agency securities.
** 33% invested in a bond mutual fund, 4% in corporate bonds, 47% in callable and non-callable Federal agencies and 16% in money market funds.

                               BUSINESS OF GLYKO

Overview

   Glyko filed its certificate and articles of incorporation under the laws of Canada on June 26, 1992. Glyko's registered office is Box 25, Commerce Court West, 199 Bay Street, Toronto, Ontario, Canada M5L 1A9. Glyko's principal executive office is 371 Bel Marin Keys Blvd., Suite 210, Novato, CA 94949. On December 21, 1992, simultaneously with the initial public offering of its common shares and listing on the Toronto Stock Exchange, Glyko acquired 100% of the outstanding shares of Glyko, Inc., a company incorporated under the laws of Delaware. At the time of acquisition, Glyko, Inc. was involved with original scientific research aimed at developing novel analytic research instrumentation for carbohydrate research and for human medical diagnosis. Glyko was incorporated for the sole purpose of acquiring Glyko, Inc.

   On October 25, 1996, Glyko formed BioMarin to develop its pharmaceutical products. On October 7, 1998, Glyko sold Glyko, Inc. to BioMarin. Glyko, Inc. continues to be a wholly-owned subsidiary of BioMarin producing certain carbohydrate analytical products. As a result of its sale of Glyko, Inc., Glyko has no operating activities or operational employees. Glyko's only significant asset, other than cash, and cash equivalents, is its investment in BioMarin. As of March 31, 2002, Glyko's ownership percentage of BioMarin is approximately 21.3% based on the number of issued and outstanding shares of BioMarin common stock as of such date.

   Since its inception, Glyko has recorded retained earnings of approximately $16.2 million and, in the event the arrangement does not proceed, expects to incur losses due to its share of BioMarin's net loss resulting from the ongoing research and development of BioMarin's pharmaceutical product candidates.

   Since October 8, 1998, Glyko has agreed to pay BioMarin a monthly management fee of $7,700 for its services to Glyko primarily relating to management, accounting, finance and government reporting.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth, to Glyko's knowledge, information regarding
holdings of Glyko's common shares as of         , 2002, by:

  . persons beneficially owning, directly or indirectly, or exercising control or direction over, more than 5% of Glyko's common shares;

  .   directors and officers individually; and

  .   directors and officers as a group.

                                      Number of Glyko Percentage of Glyko
      Name & Address of Shareholder    Common Shares     Common Shares
      -----------------------------   --------------- -------------------
      EquityfourLife (Bahamas) Ltd...    3,000,000            8.7%
       P.O. Box N-7168
       Ambassador House, Bank Lane
       Nassau, Bahamas

      A&A Actienbank.................    2,863,000(1)         8.3%
       Baarerstrasse 57
       P.O. Box 4639
       6304 Zug, Switzerland

      Gwynn R. Williams..............    2,848,488            8.3%
       c/o Life Science Research Ltd.
       3rd Floor Salisbury House
       15 Victoria Street
       Douglas, Isle of Man
       British Isles, UK

                                         Number of Glyko Percentage of Glyko
   Name & Address of Shareholder          Common Shares     Common Shares
   -----------------------------         --------------- -------------------

   Joerg Gruber.........................     148,441(2)           *
    c/o Clubb Capital Ltd.
    112/113 The Chambers
    Chelsea Harbour
    London, SW10 0XF
    England

   Johannes M. Glaus....................     102,451(3)           *
    c/o Wyler Lustenberger Glaus
    Sempacherstrasse 15
    CH-8032
    Zurich, Switzerland

   Erich Sager..........................      20,000(4)           *
    c/o A&A Actienbank
    Baarerstrasse 57
    P.O. Box 4639
    6304 Zug, Switzerland

   Urs Specker..........................      20,000(4)           *
    c/o Ansbacher (Switzerland), Limited
    PO Box 2071, Muhlebachstasse 54
    CH-8032
    Zurich, Switzerland

   John A. Kolada.......................      10,000(4)           *
    c/o Blake, Cassels & Graydon LLP
    Box 25, Commerce Court West
    199 Bay Street
    Toronto, Ontario
    Canada M5L 1A9

   Jeffrey C. Trossman..................      10,000(4)           *
    c/o Blake, Cassels & Graydon LLP
    Box 25, Commerce Court West
    199 Bay Street
    Toronto, Ontario
    Canada M5L 1A9

   David G.P. Allan.....................       3,897(5)           *
    c/o YM BioSciences Inc.
    5045 Orbitor Drive
    Building 11, Suite 400
    Mississauga, Ontario
    Canada L4W 4Y4

   All Officers and Directors...........     314,789(6)           *

--------
 *  Less than 1%.

(1) Includes 300,500 common shares held beneficially by A&A Actienbank. The remainder of common shares are held in discretionary accounts for the benefit of clients of A&A Actienbank.


(2) Includes 100,441 common shares held by Clubb Capital Ltd., and 38,000 common shares held by Clubb BioCapital Ltd., both of which Mr. Gruber is an affiliate. Mr. Gruber disclaims beneficial ownership of the shares held by the companies except to the extent of his pecuniary interest. Includes 10,000 common shares issuable upon exercise of options within 60
   days of [       2002]. In the event that the transaction with BioMarin is
   completed, an additional 2,500 common shares will be issuable upon exercise of options that will immediately become exercisable.

(3) Includes 10,000 common shares issuable upon exercise of options within 60
    days of [      , 2002]. In the event that the transaction with BioMarin is completed, an additional 2,500 common shares will be issuable upon exercise of options that will immediately become exercisable.

(4) Includes 10,000 common shares issuable upon exercise of options within 60
    days of [      , 2002]. In the event that the transaction with BioMarin is completed, an additional 2,500 common shares will be issuable upon exercise of options that will immediately become exercisable.

(5) Includes 3,897 common shares issuable upon exercise of options within 60
    days of [      , 2002]. In the event that the transaction with BioMarin is completed, an additional 2,500 common shares will be issuable upon exercise of options that will immediately become exercisable.

(6) Includes 63,897 common shares issuable upon exercise of options within 60
    days of [      , 2002]. In the event that the transaction with BioMarin is completed, an additional 17,500 common shares will be issuable upon exercise of options that will immediately become exercisable.

Management of Glyko

   The following table sets forth information with respect to the directors and executive officers of Glyko.

                                                                     Year Joined
     Name                  Age               Position                  Company
     ----                  ---               --------                -----------
Joerg Gruber.............. 41  Chairman and Director                    2000
John A. Kolada(1)......... 37  Secretary and Director                   2000
Jeffrey C. Trossman(1).... 41  Director                                 2000
Johannes M. Glaus(1)...... 48  Director                                 2000
Urs Specker............... 48  Director                                 2000
David G. P. Allan......... 60  Director                                 2001
Erich Sager............... 43  President and Chief Executive Officer    2000

--------
(1) Member of the Audit Committee.

   All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Officers are appointed by the board of directors and serve at the discretion of the board. There are no family relationships among Glyko's officers and directors.

   Joerg Gruber has served as Glyko's Chairman and one of Glyko's directors since June 2000 and is Chairman of Clubb Capital Limited and Clubb BioCapital Limited, London, England. He was co-founder of Clubb Capital in 1995 and founded Clubb BioCapital in 1999 which specializes in financing biotechnology and pharmaceutical companies. Clubb Capital has acted as agent to Glyko and to BioMarin in raising substantial amounts of equity capital on a private placement basis. Before joining Clubb Capital, Mr. Gruber was an independent venture consultant for five years. Prior to that, he had responsibility for fixed income sales, first with Goldman Sachs and later with Shearson Lehman. Mr. Gruber started his career with Union Bank of Switzerland where, over a nine-year period, he moved from its management-training program to responsibility for Swiss equity sales to a number of European countries.

   John A. Kolada has served as Glyko's Secretary and one of Glyko's directors since June 2000. Mr. Kolada has been a partner in Blake, Cassels & Graydon LLP since 1996 and a solicitor with that firm since 1992, specializing in corporate finance, mergers and acquisitions and other corporate and commercial matters with extensive experience in advising biotechnology and pharmaceutical industry participants. He was based in the U.K. office of Blake, Cassels & Graydon LLP in London from 1996 to July 2000, at which time he returned to the firm's Toronto office.

   Jeffrey C. Trossman has served as one of Glyko's directors since June 2000. Mr. Trossman has been a partner in Blake, Cassels & Graydon LLP since 1997 and a solicitor with that firm since 1991. Mr. Trossman's practice focuses on all aspects of income tax planning, including corporate re-organizations, corporate financing transactions, international taxation and the taxation of mutual funds and other investment vehicles. He has acted as counsel for a wide variety of public and private companies and is based in the firm's head office in Toronto.

   Johannes M. Glaus has served as one of Glyko's directors since June 2000 and has been a partner in the Zurich law firm Wyler Lustenberger Glaus since 1999. Mr. Glaus was a partner in the Zurich law firm Rinderknecht Glaus & Stadelhofer from 1988 to 1998 and prior to that time he was a solicitor with the Zurich law firm Pestalozzi Gmuer & Patry and the U.S. law firm O'Melveny & Myers, based in New York. Mr. Glaus has been admitted to the Bars of Zurich and New York. He also serves on the boards of a number of companies based in Switzerland and elsewhere including SMS Securities, a licensed Swiss securities dealer.

   David G.P. Allan has been Chief Executive Officer of YM BioSciences Inc. since April, 1998. Prior to April, 1998, Mr. Allan was Executive Director, Yorkton Securities Inc. In 1992 he founded the Knowledge-Based Industries Group of a Canadian investment banking firm, organized as the first entity in Canada involved in financing, analyzing and creating strategic alliances for life sciences and information technology companies. He has been in the investment banking industry in Canada since 1961. He has been a governor of The Toronto Stock Exchange, a member of the Toronto Society of Financial Analysts and the Canadian Healthcare Licensing Association.

   Urs Specker has served as one of Glyko's directors since June 2000 and has served as Chief Executive Officer of Ansbacher (Switzerland) Limited since 1991. Ansbacher (Switzerland) Limited is a member of the Henry Ansbacher Group, a well-established private specialist banking organization. Prior to that he worked with a Paribas Group Company where he became Managing Director in 1989. From October 1982 to December 1986, Mr. Specker was with BBC AG Brow, Boveri & Cie (now ABB), undertaking assignments both in sales of large turnkey projects and as a management consultant. Prior to that he worked with another Swiss industrial group with assignments in Geneva and Birmingham, England. Mr. Specker serves on the boards of several other companies.

   Erich Sager has served as Glyko's President and Chief Executive Officer since June 2000. Since September 1996, Mr. Sager has served as the Chairman of LaMont Asset Management SA, a private investment management firm. From April 1994 to August 1996, Mr. Sager served as Senior Vice President, Head of Private Banking for Dresdner Bank (Switzerland) Ltd. From September 1991 to March 1994, Mr. Sager served as Vice President, Private Banking-Head German Desk for Deutsche Bank (Switzerland) Ltd. From 1981 to 1989, Mr. Sager held various positions at a number of banks in Switzerland. Mr. Sager serves as a director of BioMarin, Restoragen, Inc., Dentalview, Inc., Kimsa Holding, LaMont Asset Management, SA and Sermont Asset Management, SA. Mr. Sager received a Business Degree from the School of Economics and Business Administration in Zurich, Switzerland.

Meetings of the Board and its Committees

   The board of directors manages the business of Glyko. It establishes overall policies and standards for Glyko and reviews the performance of management. In addition, the board has established an audit committee whose functions are briefly described below. The board has not established a nominating committee. In June 2000, the board decided to assume the responsibilities of the compensation committee for making determinations regarding salaries, bonuses and other compensation and making decisions with respect to awards, including but not limited to stock option grants to Glyko's directors and officers. The directors are kept informed of Glyko's operations at meetings of the board and its committees through reports and analyses from, and discussions with, management.

   During the fiscal year ended December 31, 2001, the board of directors met on 13 occasions and took action by unanimous written consent on one occasion.

Audit Committee

   The audit committee provides oversight of (i) Glyko's financial reporting processes, system of internal controls and audit process and (ii) Glyko's independent auditors. The audit committee also recommends to the board of directors the appointment of the independent certified public accountants. As of December 31, 2001, the members of the audit committee were Mr. Kolada, Mr. Trossman and Mr. Glaus. During the fiscal year ended December 31, 2001, the audit committee met once.

Compensation of Directors

   On January 29, 2001, each of the then directors and officers of Glyko was granted an option to purchase 5,000 common shares at an exercise price of Cdn.$4.50 per share, in lieu of monetary compensation, for services rendered and to be rendered in their capacity as directors and officers for 2001. David Allan, who was elected as a director of Glyko on September 20, 2001, was granted an option on January 15, 2002 to purchase 1,397 common shares at an exercise price of Cdn.$6.75 per share for services rendered in his capacity as a director of Glyko for the portion of 2001 that he served as such.

   On January 15, 2002, each director and officer of Glyko as of December 31, 2001, was granted an option to purchase 5,000 common shares at an exercise price of Cdn.$6.75, in lieu of monetary compensation, for services to be rendered in their capacity as directors and officers for 2002.

Directors' and Officers' Insurance

   Glyko has purchased a Cdn.$5,000,000 policy to insure against liabilities incurred by its directors and officers in connection with the performance of their duties. Glyko currently pays a premium of Cdn.$22,680 per year in respect of directors' and officers' insurance, which is subject to adjustment on the yearly renewal date. The policy carries a Cdn.$50,000 deductible with respect to all claims other than securities claims, which carry a Cdn.$75,000 deductible.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the United States Securities Exchange Act of 1934 requires Glyko officers and directors, as well as persons who own 10 percent or more of a registered class of Glyko's equity securities, to file with the U.S. Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Glyko's common shares. Officers, directors and 10% or more shareholders are required by U.S. Securities and Exchange Commission regulations to furnish Glyko with copies of all Section 16(a) forms they file.

   To Glyko's knowledge, based solely on review of the copies of such reports furnished to Glyko or written representations that no other reports were required, during the fiscal year ended December 31, 2001, all officers, directors, and 10% shareholders complied with all Section 16(a) filing requirements.

Executive Compensation

   Glyko is required to disclose compensation paid by it during the last three fiscal years to (i) its Chief Executive Officer; (ii) its four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of fiscal 2001; and (iii) any additional individual for whom such disclosure would have been provided under
(ii) above but for the fact that the individual was not serving as an executive officer at the end of fiscal 2001; provided, however, that no disclosure need be provided for any executive officer, other than the CEO, whose total annual salary and bonus does not exceed Cdn.$100,000.

   Glyko's officers receive no cash compensation. No executive officer received total compensation, including salary, bonus, or other compensation, in excess of Cdn.$100,000 during the year ended December 31, 2001. Accordingly, the following table discloses compensation paid by Glyko during the last three fiscal years to (i) Mr. Erich Sager, Glyko's Chief Executive Officer beginning in June 2000; and (ii) Dr. John C. Klock, Glyko's Chief Executive Officer until June 2000. These officers are the "Named Executive Officers."

                          Summary Compensation Table

                                                                             Long-Term
                                                                            Compensation
                                            Annual Compensation               (Cdn.$)
                                   ------------------------------------- ------------------
                                                                          Number of Shares   All Other
                                                          Other Annual   Underlying Options Compensation
 Name and Principal Position  Year Salary ($) Bonus ($) Compensation ($)    Granted (#)       (Cdn.$)
 ---------------------------  ---- ---------- --------- ---------------- ------------------ ------------
 Erich Sager(1).............. 2001     --        --            --              5,000           18,000(3)
   President and              2000     --        --            --              2,500           10,500(3)
  Chief Executive Officer     1999     --        --            --                 --               --
 John C. Klock, M.D.(2)...... 2001     --        --            --                 --               --
   Former President and       2000     --        --            --              5,000               --
  Chief Executive Officer     1999     --        --            --              4,000               --

--------
(1) Mr. Sager was appointed President and Chief Executive Officer in June 2000 following the election of directors at the annual meeting of shareholders.

(2) Dr. Klock served as Glyko's President and Chief Executive Officer from December 1992 until June 2000.

(3) Mr. Sager is entitled to receive Cdn.$1,500 per month in connection with fees and expenses incurred as President and Chief Executive Officer of Glyko, which entitlement commenced in June 2000. Mr. Sager received a lump sum pre-payment of approximately Cdn.$42,300 in late 2000 for these fees and expenses. As a result, as of May 2002, Mr. Sager has an outstanding prepaid balance of Cdn.$6,300.

Stock Option Plan

   Glyko has a stock option plan under which Glyko's board of directors may grant options to purchase shares of Glyko common shares to its directors, officers, consultants and key employees. The plan is administered by the board of directors. Options granted under the plan have an exercise price not less than the closing price of Glyko common shares on the Toronto Stock Exchange on the trading day immediately prior to the date of grant or the average of the bid and ask prices if no sales are reported on the Toronto Stock Exchange on such trading day. Options are exercisable over a number of years specified at the time of the grant which cannot exceed 10 years. The aggregate number of common shares subject to options granted under the plan cannot exceed 3,000,000 common shares without shareholder approval and no one optionee is entitled to hold options exceeding 5% of the common shares outstanding. Also, the maximum number of shares which may be reserved for issuance under the plan may not exceed 10% of the Glyko common shares outstanding without shareholder approval.

   In general, stock options granted under the plan terminate within 90 days of the termination of an optionee's employment. Options also terminate within 6 months of the death of the optionee. Options granted under the plan are not transferable. As of the date hereof, 81,397 options (net of exercised and cancelled options) have been approved by the board of directors.

   Options are only granted in compliance with applicable securities legislation, and the plan is operated in conformity with the requirements of the Toronto Stock Exchange.

Fiscal 2001 Option Grants

   The following table shows stock option grants to the Named Executive Officers during fiscal 2001.

              Stock Option Grants in the Most Recently Completed Financial Year
---------------------------------------------------------------------------------------------
              Number of
              Securities                  Exercise
              Underlying Percent of Total   Price                    Market Value of Securities
               Options   Options Granted  Per Share   Option Term    Underlying Options on the
  Name         Granted       in 2001       ($) (1)  Expiration Date  Date of Grant ($/Share)(1)
  ----        ---------- ---------------- --------- ---------------- --------------------------
Erich Sager..   5,000           17%         4.50    January 28, 2005            5.00

--------
(1) All dollar values are stated in Canadian dollars. As of December 31, 2001, the U.S. dollar to Canadian dollar exchange rate was $1.00 = Cdn. $0.6279.

Options Exercises/Fiscal Year Ended Value

   The following table shows stock option exercises and the value of unexercised stock options held by the Named Executive Officers during fiscal 2001.

                AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL
                       YEAR AND FY-END OPTION/SAR VALUES

                                       Number of Securities Underlying       Value of Unexercised
                                        Unexercised Options at              in-the-money Options at
                Shares                     December 31, 2001               December 31, 2001 (1)(2)
              Acquired on    Value     ------------------------------- ---------------------------------
  Name         Exercise   Realized ($) Exercisable    Unexercisable    Exercisable ($) Unexercisable ($)
  ----        ----------- ------------ -----------    -------------    --------------- -----------------
Erich Sager..     --           --         7,500            --              18,750             --

--------
(1) Represents the positive difference between the closing price of Glyko's common shares on December 31, 2001 of Cdn.$7.00 per share and the exercise price of the options.

(2) All dollar values are stated in Canadian dollars. As of December 31, 2001, the U.S. dollar to Canadian dollar exchange rate was $1.00 = Cdn.$0.6279.

Employment Contracts and Termination of Employment and Change of Control Arrangements

   None of the Named Executive Officers is a party to an employment agreement with Glyko.

Performance Graph

   The following graph compares the cumulative total shareholder return on Glyko common shares for the last five fiscal years with the cumulative total return on (i) the Toronto Stock Exchange 300 Composite Index and (ii) the Nasdaq Pharmaceutical Index.

                   COMPARISON OF CUMULATIVE TOTAL RETURN(1)

                                    [CHART]

                 The Company          TSE         Nasdaq Pharmaceutical Index

1996                100               100                     100
1997                313               113                     151
1998               1688               109                     223
1999               1500               142                     200
2000               1013               151                     275
2001               1750               130                     227




--------
(1) The graph assumes that the value of the investment in the common shares and in each index was $100 at December 31, 1996. Does not give effect to fluctuations in the currency exchange rate between the U.S. and Canadian dollar.

   The comparisons in this table are required by the securities regulatory authorities and, therefore, are not intended to forecast or be indicative of possible future performance of Glyko common shares.

Certain Relationships and Related Transactions

   Since October 8, 1998, Glyko has agreed to pay BioMarin a monthly management and reporting fee for its services to Glyko primarily relating to management, accounting, finance and government reporting.

   During 2001, Glyko paid BioMarin $7,700 per month with respect to this management fee.

   Glyko pays legal fees to Blake, Cassels and Graydon LLP in which two of its directors, Mr. Kolada and Mr. Trossman, are partners. These legal fees include fees for general corporate services and expenses incurred with respect to the transaction described herein.

                 GLYKO MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following in conjunction with Glyko's financial statements and the notes thereto appearing elsewhere in this Joint Proxy Circular. The forward-looking statements in this Joint Proxy Circular, Glyko's expectations regarding its future performance, liquidity and capital resources and other non-historical statements in this discussion include numerous risks and uncertainties, as described in the "Risk Factors" section of this Joint Proxy Circular. Glyko's actual results may differ materially from those contained in any forward-looking statements. You should read this discussion completely and with the understanding that Glyko's actual future results may be materially different from what it expects. Glyko may not update these forward-looking statements after the date of this Joint Proxy Circular, even though its situation will change in the future. All forward-looking statements attributable to Glyko are expressly qualified by these cautionary statements.

   Glyko's management discussion and analysis of operations is based on Glyko's financial statements which, in order to comply with Canadian securities regulatory requirements, are prepared in accordance with Canadian GAAP and are attached hereto as Annex J.

Overview

   As a result of Glyko's sale of Glyko, Inc. to BioMarin as of October 7, 1998, Glyko has no operating activities and its principal asset is its investment in BioMarin. At this time, Glyko has no plans to commence any operating activities or to diversify its assets. Glyko is a Canadian holding company that at March 31, 2002 owned approximately 21.3% of the capital stock of BioMarin. Glyko records BioMarin's results of operations using the equity method of accounting.

   On February 7, 2002, Glyko announced that it had reached a definitive agreement with BioMarin under which all of Glyko's outstanding shares will be acquired by BioMarin in exchange for up to 11,367,617 shares of BioMarin common stock. If the proposed purchase by BioMarin is approved by stockholders of BioMarin, Glyko shareholders, relevant regulatory authorities and the Superior Court of Justice (Ontario), Glyko will become a wholly-owned indirect subsidiary of BioMarin and will concurrently continue into British Columbia as a company with no operations.

   In 1999, 2000 and 2001, Glyko recognized equity in losses of BioMarin of $10.2 million, $11.9 million and $18.9 million, respectively. These losses were offset by gains on reduction of share ownership of BioMarin of $26.8 million, $1.4 million and $30.5 million, respectively, generated by BioMarin stock sales to third parties. Glyko expects to continue to incur losses due to its share of BioMarin's net loss from the ongoing research and development of BioMarin's pharmaceutical product candidates through the second quarter of 2002 (until the proposed purchase of Glyko by BioMarin discussed above). The BioMarin losses do not have an impact on Glyko's cash position. BioMarin has an accumulated deficit of $174.7 million at March 31, 2002 and is expected to incur significant losses through 2004. However, based on the financings that BioMarin completed and its market capitalization, Glyko does not believe that there has been any impairment of its investment in BioMarin.

Results of Operations

  Quarters Ended March 31, 2002 and 2001

   Glyko does not engage in any operating activities, there were no revenues or cost of revenues for the quarters ended March 31, 2002 and 2001 and there were no research and development expenses for the quarters ended March 31, 2002 and 2001.

   Glyko's general and administrative expenses were $295,114 for the quarter ended March 31, 2002, an increase of $224,779 from general and administrative expenses of $70,335 incurred for the quarter ended

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March 31, 2001. This increase was primarily due to additional legal and other expenses associated with the proposed acquisition of Glyko by BioMarin. Glyko's general and administrative expenses for the quarters ended March 31, 2002 and 2001 primarily represented legal fees, fees billed by BioMarin for management, accounting, finance and government reporting, and other expenses including press releases, transfer agent and audit and tax fees.

   Glyko's equity in loss of BioMarin for the quarter ended March 31, 2002 was $3.3 million compared to $3.1 million for the quarter ended March 31, 2001, an increase of $0.2 million. This increase is due primarily to Glyko's percentage of the research and development expenses incurred by BioMarin in the first quarter of 2002, in support of BioMarin's Aldurazyme, Aryplase, Neutralase and Vibrilase product development programs.

   Glyko recorded a gain on reduction of share ownership in BioMarin of $2.5 million for the quarter ended March 31, 2002 compared to a gain of $0.4 million for the same period of 2001. The increase was due to BioMarin's issuance of shares to Synapse shareholders relating to BioMarin's purchase of 100% of the outstanding stock of Synapse Technologies Inc.

   Glyko's interest income earned for the quarters ended March 31, 2002 and 2001 of $686 and $36,407, respectively, resulted from earnings on cash invested in short-term interest bearing accounts. The decrease in interest income in the first quarter of 2002 as compared to the same period in 2001 resulted from a decrease in interest rates.

  Years Ended December 31, 2001 and 2000

   Glyko's general and administrative expenses were $462,018 for 2001, an increase of $73,645 from the general and administrative expenses of $388,373 incurred in 2000. The increase was primarily due to the additional legal expenses associated with the proposed acquisition of Glyko by BioMarin, Canadian taxes on interest due on the note receivable from shareholder, a new directors' and officers' liability insurance policy, and web site development and implementation expenses incurred in 2001, offset somewhat by reduced board of directors travel expenses in 2001. General and administrative expenses for the years ended December 31, 2001 and 2000 represented legal fees, fees billed by BioMarin for management, accounting, finance and government reporting, board of directors travel, Canadian tax on note receivable interest and other expenses including press releases, website expenses, insurance, transfer agent, printing, audit and tax, and postage.

   Glyko's equity in loss of BioMarin for 2001 was $18.9 million compared to $11.9 million for 2000, an increase of $7 million. The increase is due primarily to Glyko's percentage of the research and development expenses incurred by BioMarin in 2001, in support of BioMarin's Aldurazyme, Aryplase, Vibrilase and Neutralase product development programs, offset by a portion of the $4.4 million charge in the first quarter of 2000 associated with the closure of one of BioMarin's facilities.

   Glyko recorded a gain on reduction of share ownership in BioMarin of $30.5 million in 2001 compared to a gain of $1.4 million in 2000 generated by BioMarin stock sales to third parties. The increase was due to BioMarin's $96.6 million follow-on offering in December 2001.

   Glyko's interest income earned in 2001 and 2000 of $123,491 and $120,518, respectively, resulted from earnings on cash invested in short-term interest bearing accounts and interest on a shareholder note receivable.

  Years Ended December 31, 2000 and 1999

   Glyko's general and administrative expenses were $388,373 for 2000, an increase of $189,071 from the general and administrative expenses of $199,302 incurred in 1999. The increase was primarily due to the additional legal expenses associated with the annual shareholder meeting and additional board travel expenses in connection with the election of a new slate of board members in June 2000. General and administrative expense

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includes legal fees, board expenses, fees billed by BioMarin for management, accounting, finance and government reporting, and other outside administrative support expenses.

   Glyko's equity in loss of BioMarin for 2000 was $11.9 million compared to $10.2 million for 1999, an increase of $1.8 million. The increase was due to the increased net loss of BioMarin resulting from BioMarin's increased spending on its product candidates including Aldurazyme, Aryplase and Vibrilase.

   Glyko's gain on reduction of share ownership of BioMarin for 2000 was $1.4 million compared to $26.8 million for 1999. These amounts result from issuance of common stock by BioMarin to third parties. The amount reflected in 1999 resulted from BioMarin's initial public offering and other private placements concurrent with its initial public offering in July 1999.

   Glyko's interest income earned in 2000 and 1999 of $120,518 and $186,953, respectively, resulted from earnings on cash invested in short-term interest bearing accounts and, in 1999, includes interest earned on Glyko's convertible note from BioMarin until its conversion on July 23, 1999, and a note from a shareholder. The decrease in interest income in 2000 resulted from lower cash balances available for investment due to an additional investment in BioMarin of $4.4 million in April 1999.

Liquidity and Capital Resources

   As compared to December 31, 2001, Glyko's combined cash and short-term investments position decreased by $25,427 in the first quarter of 2002 to $2.4 million as of March 31, 2002 due to the use of cash for ordinary expenses.

   Glyko's combined cash and short-term investments position increased by $639,074 in 2001 to $2.4 million due to the repayment of a note receivable and accrued interest from a former officer of $880,000, offset by the use of cash for operating activities during the year ended December 31, 2001 of $241,000.

   From Glyko's inception to March 31, 2002, it has recorded retained earnings of approximately $15.1 million and it expects to incur losses due to its share of BioMarin's net loss resulting from the ongoing research and development of BioMarin's pharmaceutical product candidates until the proposed purchase of Glyko by BioMarin discussed above.

   Glyko has no operating activities or operational employees. Since October 8, 1998, Glyko has agreed to pay BioMarin a monthly fee for its services to Glyko primarily relating to management, accounting, finance and government reporting. BioMarin had accrued receivables relating to these services of $23,000 and zero at March 31, 2002 and December 31, 2001, respectively. Accordingly, without further investment in other companies or technologies, Glyko believes that it has sufficient cash to sustain planned operations for the foreseeable future.

Summary of Significant Accounting Policies

  Income Taxes

   Because Glyko recognizes gains on the reduction of its share ownership of BioMarin when BioMarin sells stock to third parties, Glyko has reported significant cumulative net income. However, because BioMarin is expected to consume the majority of its stock sales proceeds in its research and development activities in coming years, Glyko does not expect that tax liabilities will ever crystallize related to these gains. Accordingly, no deferred taxes have been provided.

   At December 31, 2001, Glyko had net operating loss carryforwards for Canadian income tax purposes of approximately $1.7 million, which began to expire in 2000. A valuation allowance is placed on the net deferred tax assets to reduce them to an assumed net realizable value of zero.

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Quantitative and Qualitative Disclosure about Market Risk

   As of March 31, 2002 and December 31, 2001, Glyko held 11,367,617 shares of BioMarin's common stock representing 21.3% and 21.7%, respectively, of BioMarin's outstanding common stock. These securities represent substantially Glyko's only asset. These securities have been acquired for investment purposes rather than for trading purposes. The value of Glyko's common stock may be substantially influenced by the value of BioMarin's common stock. Following BioMarin's initial public offering in July 1999, BioMarin's common stock is traded on Nasdaq and the Swiss SWX New Market. There are many risks associated with the listing of these securities on two markets and with BioMarin's business itself. If the proposed acquisition of Glyko by BioMarin closes, Glyko's current shareholders will become direct stockholders of BioMarin.

   Also as of March 31, 2002 and December 31, 2001, Glyko held $2.4 million and $2.4 million in cash, respectively. Glyko believes there is no market exposure risk to the cash as it is currently in a liquid operating account.

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                 TAX CONSIDERATIONS FOR GLYKO SECURITYHOLDERS

Canadian Tax Considerations for Glyko Shareholders

   In the opinion of Blake, Cassels & Graydon LLP, Canadian counsel to Glyko, the following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) generally applicable to a Glyko shareholder who participates in the arrangement and who, for purposes of such Act and at all relevant times, holds Glyko common shares and shares of BioMarin common stock as capital property, and who deals at arm's length with, and is not and will not be affiliated with, any of Glyko, BioMarin or BioMarin Nova Scotia. Glyko common shares and shares of BioMarin common stock will generally constitute capital property to a holder thereof unless the holder holds such securities in the course of carrying on a business or has acquired such securities in a transaction or transactions considered to be an adventure or concern in the nature of trade.

   This summary does not apply to a Glyko shareholder in respect of whom BioMarin is or will be a foreign affiliate within the meaning of the Income Tax Act (Canada), nor does it apply to holders of Glyko common shares who acquired such shares on the exercise of options to acquire Glyko common shares.

   The Income Tax Act (Canada) contains "mark-to-market" provisions relating to securities held by certain financial institutions. This summary does not take into account such mark-to-market rules and does not apply to any holders subject to such rules. Glyko shareholders that are "financial institutions" for purposes of such rules should consult their own tax advisors.

   This summary is based upon the current provisions of the Income Tax Act (Canada), the regulations adopted thereunder and counsel's understanding of the current published administrative policies and assessing practices of the Canada Customs and Revenue Agency, all in effect as of the date hereof and a certificate of an officer of BioMarin with respect to certain factual matters. This summary also takes into account any proposed changes to the Income Tax Act (Canada) and regulations thereunder that have been publicly announced by the Canadian Minister of Finance prior to the date hereof and assumes that all such changes will be enacted as proposed. However, no assurances can be given that any such proposed changes to the Income Tax Act (Canada) and regulations will be enacted as proposed, or at all.

   This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for any proposed changes to the Income Tax Act (Canada) and regulations thereunder that are publicly announced by the Canadian Minister of Finance prior to the date hereof, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, or any changes in the administrative policies and assessing practices of the Canada Customs and Revenue Agency. This summary does not take into account tax legislation or considerations of any province, territory or foreign jurisdiction. Provisions of provincial income tax legislation vary from province to province in Canada and may differ from federal income tax legislation. No advance income tax ruling has been sought or obtained from the Canada Customs and Revenue Agency to confirm the tax consequences of any of the transactions herein described.

   This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal, business or tax advice to any particular Glyko shareholder or BioMarin stockholder. Accordingly, Glyko shareholders and BioMarin stockholders should consult their own tax advisors for advice with respect to the income tax consequences to them of the transactions described herein having regard to their own particular circumstances.

   For purposes of the Income Tax Act (Canada), all amounts relating to the acquisition, holding or disposition of Glyko common shares and shares of BioMarin common stock must be expressed in Canadian dollars, including dividends, adjusted cost base and proceeds of disposition. Amounts denominated in United States dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise.

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Glyko Shareholders Resident in Canada

   The following portion of this summary is applicable to a Glyko shareholder who, for the purposes of the Income Tax Act (Canada) and any applicable income tax treaty or convention, at all relevant times, is or is deemed to be a resident of Canada while holding Glyko common shares or shares of BioMarin common stock.

   Certain Glyko shareholders whose Glyko common shares might not otherwise qualify as capital property may be able to make an irrevocable election in accordance with subsection 39(4) of the Income Tax Act (Canada) to have every "Canadian security" (as defined in the Income Tax Act (Canada) and regulations thereunder) owned by such Glyko shareholder (which may include the Glyko common shares) in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Glyko shareholders who do not hold their Glyko common shares as capital property should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) is available and/or advisable in their particular circumstances.

  Exchange of Glyko common shares for Shares of BioMarin common stock

   A Glyko shareholder who exchanges Glyko common shares for shares of BioMarin common stock will be considered to have disposed of such Glyko common shares for proceeds of disposition equal to the aggregate of (i) the fair market value of the shares of BioMarin common stock acquired by such Glyko shareholder on the exchange determined at the implementation time, and (ii) the amount of any cash receivable by such holder in respect of a fractional share of BioMarin common stock. Such Glyko shareholder will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of such Glyko common shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Glyko shareholder of such Glyko common shares immediately before the exchange (see "Taxation of Capital Gain or Capital Loss" below). The cost to a Glyko shareholder of shares of BioMarin common stock acquired on the exchange will be equal to the fair market value of such shares of BioMarin common stock at the time of the acquisition, to be averaged at any given time with the adjusted cost base of any other shares of BioMarin common stock held by the Glyko shareholder as capital property for the purposes of determining the holder's adjusted cost base of such shares of BioMarin common stock.

   In an Economic Statement released on October 18, 2000, the Canadian Minister of Finance announced a proposal to formulate and introduce a rule to permit shares of a Canadian corporation held by a Canadian resident to be exchanged for shares of a foreign corporation on a tax-deferred basis. This statement included no details of the circumstances in which such tax-deferred share-for-share exchanges could occur but rather indicated that these rules would be developed in consultation with the private sector. The Minister's statement indicated that any such rule would not be effective before the public release of draft legislation including such rule.

   It is not possible to accurately predict whether or not draft legislation containing the proposed rule described above will be released in time to affect the exchange by holders of their Glyko common shares for shares of BioMarin common stock, and it is unclear whether such rule (if developed and released in time) would apply to a holder on the exchange. However, holders of Glyko common shares should consult their own tax advisors if the draft legislation is released to determine how it might apply to their particular circumstances.

  Shares of BioMarin common stock

   (a) Dividends on Shares of BioMarin common stock

   Dividends on shares of BioMarin common stock will be required to be included in the recipient's income for Canadian income tax purposes. Such dividends received by a Glyko shareholder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Income Tax Act (Canada). A Glyko shareholder that is a corporation will include such dividends in computing its income and will not be entitled to deduct the amount of such dividends in computing its taxable income. A Glyko shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. United States

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non-resident withholding tax on dividends may be eligible for foreign tax credit or deduction treatment where applicable under the Income Tax Act (Canada). See the commentary below under the heading "United States Federal Income Tax Considerations for Glyko Shareholders."

   (b) Acquisition and Disposition of Shares of BioMarin common stock

   A disposition or deemed disposition of shares of BioMarin common stock by a holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of those shares of BioMarin common stock immediately before the disposition. See "Taxation of Capital Gain or Capital Loss."

  Taxation of Capital Gain or Capital Loss

   Pursuant to the Income Tax Act (Canada), a Glyko shareholder will be required to include in income for the year of disposition one-half of any capital gain (a "taxable capital gain") and will generally be entitled to deduct one-half of any capital loss (an "allowable capital loss") from taxable capital gains realized in the year by the Glyko shareholder to the extent and in the circumstances described in the Income Tax Act (Canada). In addition, the portion of any such allowable capital loss, computed in accordance with the rules provided for in the Income Tax Act (Canada), which exceeds and is not otherwise deducted from taxable capital gains realized in the year, may generally be deducted from taxable capital gains realized in any of the three preceding taxation years or in any subsequent taxation year to the extent and in the circumstances described in the Income Tax Act (Canada). Any such capital loss may, in certain circumstances, be reduced by the amount of any dividends, including deemed dividends, which have been received by a Glyko shareholder that is a corporation on such shares (or shares substituted for such shares) to the extent and in the manner provided for in the Income Tax Act (Canada). Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares, or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns such shares.

   Capital gains realized by an individual including a trust, other than certain trusts, may give rise to alternative minimum tax under the Income Tax Act (Canada). A Glyko shareholder that is a "Canadian-controlled private corporation" (as defined in the Income Tax Act (Canada)) may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

  Foreign Property Information Reporting

   In general, a "specified Canadian entity," as defined in the Income Tax Act (Canada), for a taxation year or fiscal period whose total cost amount of "specified foreign property," as defined in the Income Tax Act (Canada), at any time in the year or fiscal period exceeds $100,000, is required to file an information return for the year or period disclosing prescribed information, including the cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity. Shares of BioMarin common stock will constitute specified foreign property to a holder. Accordingly, holders of shares of BioMarin common stock should consult their own tax advisors regarding compliance with these rules.

  Dissenting Glyko Shareholders

   A Glyko shareholder who dissents from the arrangement or the continuance (in accordance with the interim order or the Canada Business Corporations Act, as applicable) is entitled, if the arrangement and continuance become effective, to receive from Glyko the fair value of the Glyko common shares held by such dissenting Glyko shareholder. The dissenting shareholder will be considered to have disposed of the Glyko common shares for proceeds of disposition equal to the amount received by such shareholder less the aggregate of the amount of any deemed dividend referred to below and the amount of any interest awarded by a Court (see "Taxation of

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Capital Gain or Capital Loss" above). The dissenting shareholder will also be deemed to receive a taxable dividend equal to the amount by which the amount received (other than in respect of interest awarded by a Court) exceeds the paid-up capital (for purposes of the Income Tax Act (Canada)) of such shareholder's Glyko common shares. In the case of a Glyko shareholder that is a corporation, in some circumstances, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. Any interest awarded to a dissenting shareholder by a Court will be included in such shareholder's income for Canadian income tax purposes.

  Proposed Amendments Relating to Foreign Investment Entities

   On August 2, 2001, the Minister of Finance of Canada released revised draft legislation addressing the taxation of investments in certain non-resident entities which constitute "foreign investment entities." In general, the proposed rules apply to persons owning a "participating interest" (including shares, or rights to acquire shares) of a foreign investment entity that is not an "exempt interest" as defined. If BioMarin is a foreign investment entity, the shares of BioMarin common stock owned by a holder would potentially be subject to the proposed rules unless they constitute exempt interests. The proposed rules require an annual determination of whether BioMarin is a foreign investment entity and, if it is such an entity, whether the BioMarin common stock satisfies the exempt interest exemption referred to above.

   If the proposed rules apply, a holder of BioMarin common stock would generally be required to take into account in computing income, on an annual basis, any increase or decrease in the fair market value of BioMarin common stock owned by such holder under a new "mark-to-market" rule, and the holder would be required to recognize as ordinary income or loss, rather than as a capital gain or loss, any gain or loss realized on the disposition of such BioMarin common stock. In certain circumstances, alternative treatment would be available on an elective basis.

   BioMarin would not constitute a foreign investment entity at a particular time, and accordingly these proposed rules would not apply to holders of BioMarin common stock, if, at the end of BioMarin's taxation year that includes the particular time, the "carrying value" of BioMarin's "investment property" is not greater than one-half of the "carrying value" of all of its property, or BioMarin's principal business is not an "investment business," as contemplated by these new rules. BioMarin has advised counsel that if the arrangement were completed today, it believes it would not, following the completion thereof, be a "foreign investment entity."

   In any event, these rules will not apply to a holder if the holder's BioMarin common stock constitutes an "exempt interest." A holder's BioMarin common stock will constitute an exempt interest provided BioMarin is a resident of the United States and the shares of BioMarin common stock are widely held (within the meaning of the draft legislation) and actively traded (within the meaning of the draft legislation) and listed on a prescribed stock exchange (which currently includes Nasdaq) throughout the period during which the holder holds the BioMarin common stock, unless it is reasonable to conclude that the holder had a tax avoidance motive in acquiring the BioMarin common stock. BioMarin has advised counsel that it is of the view that, as of the date hereof, BioMarin is a resident of the United States and the shares of BioMarin common stock are widely held and actively traded. For these purposes, a holder will generally be considered to have a tax avoidance motive in acquiring the BioMarin common stock if it is reasonable to conclude that the main reasons for acquiring the shares of BioMarin common stock include deriving a benefit attributable to income derived from investment property, to profits or gains from the disposition of investment property or to an increase in value of investment property and the deferral or reduction of Canadian income tax that would have been payable by the holder had such holder realized such income, profits or gains at the time such income, profit or gains were realized by the owner of the investment property.

   The determination of whether BioMarin is a foreign investment entity and whether the BioMarin common stock constitutes an exempt interest must be made on an annual basis at the end of BioMarin's taxation year. Although no assurances can be given in this regard, BioMarin has advised counsel that it is not aware of any

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circumstances that would cause it to become a "foreign investment entity" or that would cause the relevant factors used in determining the status of BioMarin common stock as "exempt interests" (which are based on BioMarin's residence and the listing, holding and trading of shares of BioMarin common stock) to change.

   On December 17, 2001, the Canadian Minister of Finance announced a one-year delay of the effective date of the proposed rules such that the rules are now proposed to apply to taxation years beginning after 2002. The Minister indicated that this delay will allow for full consideration of submissions that have been received concerning the proposed rules. It is impossible to accurately predict what changes, if any, may be made in the draft legislation, or indeed whether the draft legislation will be enacted in its current form or at all. Holders of BioMarin common stock are advised to consult their own tax advisors with respect to the potential effects, if any, to them of the proposed rules in their own circumstances.

  Eligibility for Investment in Canada

   Provided that the shares of BioMarin common stock are on a particular date listed on a prescribed stock exchange for purposes of the Income Tax Act (Canada) (which currently includes Nasdaq), the shares will, on such date, be qualified investments under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans.

   Shares of BioMarin common stock will be foreign property for purposes of
Part XI of the Income Tax Act (Canada). Registered investments and trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered pension plans and certain other persons described in Part XI of the Income Tax Act (Canada) are generally subject to a penalty tax on the cost amount of foreign property that they own in excess of certain limits. Under the current provisions of the Income Tax Act (Canada), the general limit is 30% of the cost amount of all property owned.

Glyko Shareholders Not Resident in Canada

   The following portion of the summary is applicable to holders of Glyko common shares who, for purposes of the Income Tax Act (Canada) and any applicable income tax treaty or convention, are not, have not been and will not be resident or deemed to be resident in Canada at any time while holding Glyko common shares or shares of BioMarin common stock, who do not use or hold and are not deemed to use or hold at any time their Glyko common shares or shares of BioMarin common stock in carrying on a business in Canada, do not (and will not) hold Glyko common shares or shares of BioMarin common stock at any time as part of the business property of a permanent establishment in Canada or in connection with a fixed base in Canada, hold Glyko shares and shares of BioMarin capital stock at all times as capital property, and deal at arm's length with Glyko, BioMarin and BioMarin Nova Scotia and are not affiliated with any of these entities. Special rules, which are not discussed in this summary, may apply to a non-resident Glyko shareholder that is an insurer carrying on business in Canada and elsewhere.

  Disposition or Exchange of Glyko Common Shares or BioMarin Common Stock

   A non-resident Glyko shareholder will not be subject to tax under the Income Tax Act (Canada) on the exchange of Glyko common shares for shares of BioMarin common stock provided that the Glyko common shares either do not constitute "taxable Canadian property" or constitute taxable Canadian property that is "treaty-protected property" of the holder for purposes of the Income Tax Act (Canada). Such holder will not be subject to tax under the Income Tax Act (Canada) on a sale or other disposition of shares of BioMarin common stock provided such shares do not constitute "taxable Canadian property," or constitute taxable Canadian property that is "treaty-protected property."

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   Generally, Glyko common shares will not be taxable Canadian property to a non-resident holder at a particular time provided that the Glyko common shares are not deemed to be taxable Canadian property to the holder pursuant to the provisions of the Income Tax Act (Canada) and the Glyko common shares are listed on a prescribed stock exchange (which currently includes The Toronto Stock Exchange and Nasdaq), and the holder, persons with whom the holder does not deal at arm's length, or the holder together with such persons, does not own and has not owned (or had under option or an interest in) 25% or more of the issued shares of any class or series of the capital stock of Glyko at any time during the 60-month period immediately preceding the particular time. Provided BioMarin remains a non-resident corporation, shares of BioMarin common stock will not be taxable Canadian property unless more than 50% of the fair market value of such shares is derived from real property situated in Canada, Canadian resource properties or timber resource properties, or any combination thereof. Even if the Glyko common shares or shares of BioMarin common stock are considered to be taxable Canadian property, such shares will be considered treaty-protected property of a holder at any time for purposes of the Income Tax Act (Canada) if any income or gain from the disposition of such shares by the holder at that time would be exempt from tax under Part I of the Income Tax Act (Canada) under the terms of an applicable income tax treaty or convention. Shareholders whose shares constitute taxable Canadian property should consult their own tax advisors with respect to the availability of any relief under the terms of any applicable income tax treaty or convention in their particular circumstances. If the Glyko common shares or shares of BioMarin common stock, as applicable, do not constitute taxable Canadian property or are listed on a prescribed stock exchange for purposes of the Income Tax Act (Canada) at the time that they are disposed of by a non-resident holder, the non-resident holder will not be required to comply with the provisions of section 116 of the Income Tax Act (Canada), which requires notification to be given to the Canada Customs and Revenue Agency when certain property is disposed of.

  Dissenting Shareholders

   Where a non-resident Glyko shareholder receives an amount of interest or a taxable dividend upon the exercise of a right to dissent to the implementation of the arrangement or the continuance (see "Glyko Shareholders Resident in Canada--Dissenting Glyko Shareholders") such amount will be subject to Canadian withholding tax at a rate of 25% unless the rate is reduced under the provisions of an applicable income tax treaty or convention.

United States Federal Income Tax Considerations for Glyko Shareholders

   The following describes the material United States federal income tax consequences to U.S. Holders (as defined below) who receive BioMarin common stock and to Non-U.S. Holders (as defined below, and together with U.S. Holders, "Holders") who receive BioMarin common stock, all pursuant to the arrangement.

   This discussion is limited to Holders who hold their Glyko common shares as capital assets. It does not describe all of the tax consequences that may be relevant to a Holder in light of the Holder's particular circumstances or to Holders subject to special rules, such as:

  .   certain financial institutions;

  .   insurance companies;

  .   tax-exempt entities;

  . partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

  . Holders who acquire Glyko common shares through the exercise of employee stock options or otherwise in connection with the performance of services;

  .   dealers in securities or foreign currencies;

  . persons holding Glyko common shares as part of a hedge or as a position in a straddle;

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  .   persons who own (directly, indirectly or through attribution) 10% or more of Glyko common shares;

  .   U.S. Holders whose functional currency is not the U.S. dollar; or

  .   persons subject to the alternative minimum tax.

   This discussion is based on current law including the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as in effect on the date of this Joint Proxy Circular, and all of which are subject to change, retroactively or prospectively. Furthermore, no opinion of counsel has been obtained and no advance income tax ruling has been obtained from the U.S. Internal Revenue Service (the "IRS") regarding the tax consequences of any of the transactions described herein, and we cannot assure you that the IRS will take the same view of the tax consequences of the arrangement as the view expressed herein. The discussion set forth below is for general information only. The discussion does not address aspects of U.S. taxation other than U.S. federal income taxation, nor does it address other federal, state, local or non-U.S. tax consequences of the arrangement.

   Accordingly, Holders are urged to consult their tax advisors with regard both to the application of the U.S. federal income tax laws to their particular situations and to any tax consequences arising under the laws of any U.S. federal, state, local or foreign taxing jurisdiction.

U.S. Federal Income Tax Consequences to U.S. Holders

   As used herein, the term "U.S. Holder" means a beneficial owner of Glyko common shares that is, for U.S. federal income tax purposes:

  .   an individual citizen or resident of the U.S.;

  . a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or of any political subdivision thereof;

  . an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  . a trust, in general, if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust.

   The term "U.S. Holder" also includes certain former citizens and residents of the U.S. If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

  Exchange of Glyko common shares for BioMarin Common Stock

   The arrangement is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Subject to the "passive foreign investment company" ("PFIC") rules (discussed below), which may materially change the tax consequences of the arrangement to most U.S. Holders, and the other qualifications discussed herein, if the arrangement qualifies as a "reorganization," a U.S. Holder who exchanges its Glyko common shares in the arrangement: (i) will not recognize gain or loss upon such exchange; (ii) the aggregate tax basis of the BioMarin common stock received by a U.S. Holder will be the same as the U.S. Holder's aggregate adjusted tax basis in the Glyko common shares surrendered in exchange therefor; and (iii) the holding period of the BioMarin common stock received by a U.S. Holder will include the period during which the Glyko common shares surrendered in exchange were held.

   A successful IRS challenge to the "reorganization" status of the arrangement would result in a U.S. Holder recognizing gain or loss with respect to the Glyko common shares surrendered in the arrangement, equal to the difference between the U.S. Holder's adjusted tax basis in such Glyko common shares and the fair market value, as of the effective date of the arrangement, of the BioMarin common stock received in exchange. Any such gain

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would be subject to tax in accordance with the PFIC rules discussed below. A
U.S. Holder's aggregate adjusted tax basis in the BioMarin common stock received would equal the fair market value of such BioMarin common stock as of the effective date of the arrangement, and the U.S. Holder's holding period for such BioMarin common stock would begin the day after the effective date of the arrangement.

  Passive Foreign Investment Company

   In general, a non-U.S. corporation such as Glyko will be a PFIC if (i) 75% or more of its gross income in a taxable year falls within specific categories of passive income, including interest, dividends or rents, or (ii) 50% or more of the assets of the corporation in a taxable year consists of assets that either produce, or are held for the production of, passive income. Generally, capital stock held by a non-U.S. corporation is treated as an asset held for the production of passive income; however, if a non-U.S. corporation holds (directly or indirectly) at least 25% of the capital stock (by value) of another corporation, the value of the subsidiary's stock generally is ignored and the non-U.S. corporation's proportionate share of the subsidiary's assets and income are treated as its own for the purpose of determining whether or not such non-U.S. corporation is a PFIC.

   As of October 7, 1998, Glyko's principal asset has been (and continues to be) BioMarin capital stock. From October 7, 1998 until approximately December 13, 2001, Glyko owned at least 25% of the capital stock (by value) of BioMarin. As of approximately December 13, 2001 through the present, Glyko has owned (and continues to own) less than 25% (by value) of the capital stock of BioMarin. As a result, for its financial year beginning January 1, 2002, Glyko likely will be a PFIC. In addition, although the matter is not free from doubt, for its fiscal year ended December 31, 2001, Glyko may have been a PFIC. Glyko makes no representations whether it was or was not a PFIC for any other fiscal year. Glyko common shares will be treated as stock in a PFIC held by a U.S. Holder if, at any time during the holding period of such stock, Glyko is a PFIC.

   In general, Glyko's status as a PFIC should not change the consequences discussed above provided, among other things, the arrangement qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. Assuming the arrangement qualifies as a "reorganization" and Glyko is a PFIC in 2002, under proposed U.S. Treasury Regulations, a U.S. Holder will not recognize gain on the exchange of Glyko common shares for BioMarin common stock if (i) the adjusted tax basis of the exchanged Glyko common shares in the hands of the actual owner for tax purposes, BioMarin Acquisition (Del.) Inc. in this case, is no greater than the adjusted tax basis of the stock in the hands of the U.S. Holder immediately prior to the exchange; (ii) BioMarin Acquisition (Del.) Inc.'s holding period in the Glyko common shares will be at least as long as the U.S. Holder's holding period immediately before the exchange; and (iii) the aggregate ownership of the U.S. Holder and BioMarin Acquisition (Del.) Inc. after the exchange is the same or greater than the U.S. Holder's proportionate ownership immediately before the exchange. If any of these requirements is not met, or if the arrangement fails to qualify as a "reorganization," U.S. Holders will be treated as if they had disposed of their Glyko common shares in a taxable transaction and will be required to recognize gain, if any, on the receipt of the BioMarin common stock. U.S. Holders would be able to recognize a loss only to the extent that a loss would be recognized under another provision of the Code.

   Any gain recognized would generally be equal to the difference between (i) the fair market value as of the effective date of the arrangement of the BioMarin common stock received pursuant to the arrangement, and (ii) such U.S. Holder's adjusted tax basis in its Glyko common shares surrendered pursuant to the arrangement. Such gain will be calculated as if the gain were realized ratably over the holding period during which such U.S. Holder held such Glyko common shares. Gain treated as realized in the year of the disposition and each year prior to the year during which Glyko first became a PFIC generally will be taxable as ordinary income in the year of the disposition. Gain treated as realized in each of the other years during which the U.S. Holder held such Glyko common shares generally will be subject to U.S. federal income tax at the maximum ordinary income tax rates applicable in the year to which the gain was treated as realized, plus an interest-like charge. Such interest like charge will apply to the tax amount for the period from the year to which the gain is treated as realized through the due date of the U.S. Holder's federal income tax return for the year that includes the date of the

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disposition. A U.S. Holder's resulting adjusted tax basis in the BioMarin common stock received as a result of the arrangement will be equal to the fair market value of such stock received as of the effective date of the arrangement and its holding period would begin the day after the effective date of the arrangement. Under proposed U.S. Treasury Regulations, this result would not apply to a U.S. Holder who had made a timely election to treat Glyko as a "qualified electing fund" ("QEF") that has been in effect for all of the taxable years during such U.S. Holder's holding period that Glyko was a PFIC. U.S. Holders of Glyko common shares that have not made such an election should consult their tax advisors about making such an election. Special rules apply if a U.S. Holder made a QEF election that was not effective as of the first year during which such U.S. Holder's ownership of Glyko common shares constituted stock in a PFIC.

   THE APPLICATION OF THE PFIC RULES IS COMPLEX AND OFTEN DISADVANTAGEOUS. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES OF HOLDING AND DISPOSING OF STOCK OF A PFIC AND MAKING QEF ELECTIONS.

  Requirement of Notice Filings

   Any U.S. Holder who receives BioMarin common stock pursuant to the arrangement may be required to file notices with the IRS providing certain information relating to the arrangement, including the notices required under Sections 1.367(b)-1 and 1.368-3 of the U.S. Treasury Regulations and Section 1.1291-6(g) of the proposed U.S. Treasury Regulations. In addition, U.S. Holders may be required to file an IRS Form 8621. Pursuant to the terms of the arrangement agreement, upon request of any former Holder of Glyko common shares, BioMarin shall provide (or cause Glyko to provide) such Holder with any information necessary for such Holder to comply with any U.S. tax filings related to such Holder's ownership or disposition of Glyko common shares. Each U.S. Holder is advised to consult its tax advisor with respect to the requirements of such filings and any tax reporting requirements.

  Dissenting U.S. Holders

   Holders of Glyko common share are permitted to dissent from the arrangement in the manner set out in Section 190 of the Canada Business Corporations Act. A dissenting U.S. Holder will be entitled, in the event the arrangement becomes effective, to receive from Glyko the fair value of the shares held by such U.S. Holder. Subject to the PFIC rules described above, a U.S. Holder who exercises rights of dissent in connection with the arrangement will generally recognize gain or loss equal to the difference between the U.S. dollar value of any payment other than interest received from Glyko (according to the dissenting shareholder's method of accounting) and such dissenting U.S. Holder's aggregate adjusted tax basis in the Glyko common shares in respect of which such dissenting U.S. Holder dissented. Any interest will be taxed as ordinary income.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

   As used herein, the term "Non-U.S. Holder" means any person who holds Glyko common shares other than a person who is a U.S. Holder.

  Sale or Exchange of Glyko Common Shares or BioMarin Common Stock

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized as a result of an exchange of Glyko common shares for BioMarin common stock, cash or any combination thereof pursuant to the arrangement, or on any gain realized as a result of a subsequent sale of BioMarin common stock, unless (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. or, if a tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the U.S.; or (ii) in the case of gain recognized by an individual Non-U.S. Holder, such individual is present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met. Non-U.S. Holders

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meeting either (i) or (ii) above will generally be taxed in the same manner as
U.S. Holders (see "Tax Consequences to U.S. Holders" above).

  Dividends Paid on BioMarin Common Stock

   Dividends, if any, paid to a Non-U.S. Holder of BioMarin common stock will generally be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as provided by an applicable treaty between the U.S. and the country of residence of the Non-U.S. Holder. If the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the U.S. or, if a tax treaty applies, are attributable to a permanent establishment of the Non-U.S. Holder in the U.S., Non-U.S. Holders generally will be taxed in the same manner as are U.S. Holders, at ordinary U.S. federal income tax rates. A Non-U.S. Holder may be required to satisfy certain certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the U.S. federal withholding tax described above. Any effectively connected income of a corporate Non-U.S. Holder may be subject to an additional "branch profits tax."

Backup Withholding and Information Reporting

   Generally, BioMarin or any other appropriate person must report annually to the IRS the amount of dividends paid to or proceeds received by the recipient from the sale of BioMarin's stock, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the Holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

   U.S. federal backup withholding tax is imposed on applicable payments to persons that fail to establish that they are entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. This backup withholding tax is imposed at a rate of 30% during 2002 and 2003, with reductions thereafter.

   Under current U.S. Treasury Regulations, the payment of the proceeds of the disposition of common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the Holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a Non-U.S. Holder of common stock outside the U.S. to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is:

  .   a U.S. person;

  .   a "controlled foreign corporation" for U.S. federal income tax purposes;

  . a foreign person 50% or more of whose gross income for certain periods is from the conduct of a U.S. trade or business; or

  . a foreign partnership if at any time during its tax year, (a) one or more of its partners are U.S. persons, as defined for U.S. federal income tax purposes, who in the aggregate hold more than 50% of the income or capital interests in the partnership, or (b) the foreign partnership is engaged in a U.S. trade or business;

unless the broker has documentary evidence in its files of the Holder's non-U.S. status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of the proceeds of a disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

   Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.


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   TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE ARRANGEMENT TO
THE GLYKO SHAREHOLDERS WILL DEPEND ON THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE PFIC STATUS OF GLYKO. THIS DISCUSSION SHOULD NOT BE CONSIDERED TAX ADVICE, AND HOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE ARRANGEMENT.

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                       COMPARISON OF SHAREHOLDER RIGHTS

   In the event that the transaction is consummated, holders of Glyko common shares will have their Glyko common shares exchanged for shares of BioMarin common stock.

   BioMarin is incorporated under the Delaware General Corporation Law and, accordingly, is governed by Delaware law and the BioMarin certificate of incorporation and bylaws. Glyko is incorporated under the Canada Business Corporations Act and, accordingly, is governed by the laws of Canada and the Glyko articles and bylaws.

   While the rights and privileges of stockholders of a Delaware corporation are, in many instances, comparable to those of shareholders of a Canada Business Corporations Act corporation, there are certain differences. The following is a summary discussion of the most significant differences in shareholder rights. These differences arise from differences between the Delaware General Corporation Law and the Canada Business Corporations Act and between the BioMarin certificate of incorporation and bylaws and the Glyko articles and bylaws. This summary is not intended to be complete and is qualified in its entirety by reference to Delaware law, Canadian law and the governing corporate instruments of BioMarin and Glyko. For a description of the respective rights of the holders of shares of BioMarin common stock and Glyko common shares see, respectively, "BioMarin Capital Stock" and "Glyko Share Capital."

Voting Rights

   Under the Delaware General Corporation Law, unless otherwise provided in the bylaws or certificate of incorporation, each stockholder is entitled to one vote per share held by such holder. The certificate of incorporation of BioMarin does entitle each holder of BioMarin common stock to one vote per share.

   Under the Canada Business Corporations Act, unless the articles provide otherwise, each share of a corporation entitles the holder thereof to one vote at a meeting of shareholders. With the exception of the election of directors in which case cumulative voting rights apply as more fully described below, the articles of incorporation of Glyko do not provide otherwise.

Required Vote for Extraordinary Transactions

   Under the Delaware General Corporation Law, a merger or consolidation of a corporation such as BioMarin generally requires, in addition to the adoption of a plan of merger by the board of directors, the adoption of the agreement by the affirmative vote of a majority of the outstanding stock of such corporation entitled to vote on the transaction, and, in certain situations, the affirmative vote by the holders of a majority of all outstanding shares of certain classes or series of stock. Where the corporation owns at least 90% of the outstanding stock of each class of stock of another corporation, stockholder approval is not required under the Delaware General Corporation Law from either corporation to merge the subsidiary corporation into the parent provided that such merger is permitted by the jurisdiction of incorporation of each constituent corporation.

   Under the Canada Business Corporations Act, certain extraordinary corporate actions, such as certain amalgamations (other than with a direct or indirect wholly-owned subsidiary), continuances, and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed at a meeting by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

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Vote Required for Ordinary Transactions; Quorum

   Under the Delaware General Corporation Law, a corporation's certificate of incorporation and bylaws may specify the number of shares necessary to constitute a quorum at any meeting of shareholders; provided, however, that a quorum may not consist of less than one-third of the shares entitled to vote at the meeting. The BioMarin bylaws provide that the presence in person or by proxy of the holders of a majority of the total voting power of BioMarin then outstanding and entitled to vote at any meeting will constitute a quorum for the transaction of business at that meeting.

   Under the Delaware General Corporation Law, matters requiring stockholder approval generally must be approved by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

   The Canada Business Corporations Act provides that, unless the bylaws of a corporation otherwise provide, a quorum of shareholders is present at a meeting of shareholders, irrespective of the number of persons actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by a proxy at such meeting. The bylaws of Glyko provide that a quorum for the transaction of business at any meeting of shareholders shall be two persons present in person, each being a shareholder entitled to vote or a duly appointed proxyholder, and together holding or representing at least 33% of the outstanding shares of Glyko entitled to vote at the meeting.

Cumulative Voting

   Under the Delaware General Corporation Law, cumulative voting in the election of directors is not mandatory, and for cumulative voting to be effective it must be expressly provided for in the certificate of incorporation. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares. BioMarin's certificate of incorporation and bylaws do not provide for cumulative voting in the election of its directors.

   Under the Canada Business Corporations Act, unless a corporation's articles provide otherwise, there is no cumulative voting for the election of directors. Glyko's articles indicate that every shareholder entitled to vote at an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by him or her multiplied by the number of directors to be elected, and he or she may cast all such votes in favour of one candidate or distribute them among the candidates in such manner as he or she sees fit.

Calling a Stockholders' Meeting

   Under the Delaware General Corporation Law, a stockholders' meetings may be called by the directors or any other person authorized to do so in the certificate of incorporation or the bylaws of the corporation. The certificate of incorporation and bylaws of BioMarin state that a stockholders' meetings may be called by the Chairman of BioMarin's board of directors or by a majority of the then current members of the board of directors. Under the Delaware General Corporation Law an annual meeting of stockholders may be mandated by the Delaware Court of Chancery upon application by a stockholder or a director if there is a failure to hold the annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting or, if no date has been designated, for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting.

   Under the Canada Business Corporations Act, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at the meeting sought to be held may requisition the directors to call a

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meeting of shareholders. Upon meeting the technical requirements set out in the
Canada Business Corporations Act for making such a requisition, the directors of the corporation must call a meeting of shareholders within 21 days from receipt of the requisition. If they do not, the shareholders who made the requisition may call the meeting.

Amendment of Certificate of Incorporation or Articles of Incorporation

   The Delaware General Corporation Law provides that in addition to approval of a proposed amendment by a corporation's board of directors, the vote of holders of a majority in voting power of the outstanding shares entitled to vote is generally required to amend a corporation's certificate of incorporation, unless a greater proportion is otherwise specified in the corporation's certificate of incorporation. The Delaware General Corporation Law further provides that the holders of shares of a class shall be entitled to vote and to vote as a class on a proposed amendment to the certificate of incorporation if the amendment would exclude or limit their right to vote in any matter, subordinate their right by authorizing shares that have superior rights, increase or decrease the number of authorized shares of such class, change the par value of the shares of such class, or alter or change the relative rights, preferences or limitations of the shares of such class so as to affect them adversely.

   Under the Canada Business Corporations Act, any amendment to the articles generally requires approval by special resolution.

Amendment of Bylaws

   Under the Delaware General Corporation Law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors.

   The BioMarin bylaws provide that the provisions of BioMarin's bylaws may be amended or repealed or new bylaws may be adopted by the BioMarin stockholders entitled to vote; provided, however, BioMarin may, in its certificate of incorporation, confer the power to adopt, amend or repeal the bylaws upon its directors. BioMarin's certificate of incorporation authorizes its board of directors to make, alter, amend or repeal the bylaws of BioMarin. The fact that such power is conferred upon the directors does not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

   The Canada Business Corporations Act provides that unless the articles, bylaws or a unanimous shareholder agreement otherwise provide, the directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a bylaw, they are required under the Canada Business Corporations Act to submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the bylaw, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders who voted in respect of the resolution. If the directors of a corporation do not submit a bylaw, an amendment or a repeal to the shareholders at the next meeting of shareholders, the bylaw, amendment or repeal will cease to be effective, and no subsequent resolution of the directors to adopt, amend or repeal a bylaw having substantially the same purpose and effect is effective until it is confirmed or confirmed as amended by the shareholders.

Dissenters' Appraisal Rights

   The Delaware General Corporation Law provides that a stockholder of a corporation who has not voted for, or consented in writing to, a merger or consolidation of, sale of all or substantially all the assets of, or share exchange involving that corporation has the right to receive payment of the fair value of his shares, except that the right to receive payment of the fair value of his shares shall not be available:

  . to a stockholder of the parent corporation in a merger of the parent and its 90 percent owned subsidiary,


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  .   to a stockholder of the surviving corporation in a merger except when such merger effects changes in the preferential, preemptive or voting rights of the shares held by such stockholder; or

  . to a stockholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders.

   The Canada Business Corporations Act provides that shareholders of a corporation governed thereunder who are entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The Canada Business Corporations Act does not distinguish for this purpose between listed and unlisted shares. Such matters include:

  . any amalgamation with another corporation (other than with certain affiliated corporations);

  . an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

  . an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

  .   a continuance under the laws of another jurisdiction;

  . a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business;

  . a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation;

  . certain amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy; or

  .   carrying out a going-private transaction or a squeeze-out transaction.

Oppression Remedy

   The Delaware General Corporation Law does not provide for an oppression remedy.

   The Canada Business Corporations Act provides an oppression remedy that enables a court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined below) that:

  .   any act or omission of the corporation or an affiliate effects a result;

  . the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner; or

  . the powers of the directors of the corporation or an affiliate are or have been exercised in a manner,

that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, creditor, director or officer.

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   A complainant includes:

  . a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates;

  . a present or former officer or director of the corporation or any of its affiliates;

  .   the director under the Canada Business Corporations Act; and

  . any other person who in the discretion of the court is a proper person to make such application.

   The oppression remedy provides the court with an extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders and other complainants. While conduct which is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court's jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights. Furthermore, the court may order a corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action). The complainant is not required to give security for costs in an oppression action.

Shareholder Derivative Actions

   Under the Delaware General Corporation Law, stockholders may bring an action in the right of a corporation, so long as the stockholder was a stockholder of the corporation at the time of the conduct in question or he or she obtained the stock thereafter by operation of law.

   Under the Canada Business Corporations Act, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which any such corporation or subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation or subsidiary. Under the Canada Business Corporations Act, no action may be brought and no intervention in an action may be made unless the court is satisfied that the complainant has given not less than 14 days notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and (i) the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. Under Canadian law, the court in a derivative action may make any order it thinks fit. In addition, under Canadian law, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

Director Qualifications

   The Delaware General Corporation Law does not have any residency requirements.

   Twenty-five percent of the directors of most corporations governed by the Canada Business Corporations Act generally must be resident Canadians. If a corporation has less than 4 directors, at least one has to be a resident Canadian. The Canada Business Corporations Act also requires that a corporation whose securities are publicly traded shall have not fewer than three directors, at least two of whom are not officers or employees of the company or any of its affiliates.

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Election of Directors

   Under the Delaware General Corporation Law directors are elected at each annual stockholders meeting unless their terms are staggered. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial bylaw or a bylaw adopted by the required vote of stockholders may provide for staggered terms for the directors. The certificate of incorporation of BioMarin provides that the election of directors need not be by written ballot unless the bylaws of BioMarin shall at the time of any such election so provide. The bylaws of BioMarin provide that directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.

   Under the Canada Business Corporations Act, a director may be elected for up to a three-year term or until the director's successor is elected. A director not elected for an expressly stated term holds office until the close of the first annual meeting of shareholders following his election or until his successor is elected.

Fiduciary Duties of Directors

   Directors of corporations organized under the Delaware General Corporation Law have fiduciary obligations to the corporation and to its stockholders. Pursuant to these fiduciary obligations, the directors must act in good faith and with the degree of care which an ordinarily prudent person in a like position would use under similar circumstances.

   Directors of corporations governed by the Canada Business Corporations Act have fiduciary obligations to the corporation. Under the Canada Business Corporations Act, directors must act honestly and in good faith with a view to the best interests of the corporation, and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Removal of Directors

   Under the Delaware General Corporation Law, directors generally may be removed, with or without cause, by a vote of the holders of the majority of the shares being voted. The bylaws of BioMarin provide that unless otherwise restricted by statute, by the certificate of incorporation or by the bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

   Under the Canada Business Corporations Act, provided that articles of the corporation do not provide for cumulative voting, shareholders of a corporation may by ordinary resolution passed at a special meeting remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Filling Vacancies on the Board of Directors

   As permitted by the Delaware General Corporation Law, the BioMarin bylaws provide that any vacancy on the BioMarin board may be filled by the BioMarin board.

   Under the Canada Business Corporations Act, subject to the articles of the corporation, a vacancy among the directors may be filled at a meeting of shareholders or by a quorum of directors except when the vacancy results from an increase in the number or minimum or maximum number of directors or from a failure to elect the appropriate number of directors required by the articles. Each director appointed holds office for the unexpired term of his or her predecessor unless his or her office is vacated earlier.

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Stockholder Action by Written Consent

   Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present. BioMarin's certificate of incorporation provides that no action shall be taken by the stockholders of BioMarin except at an annual or special meeting of the stockholders called in accordance with the bylaws of BioMarin.

   Under the Canada Business Corporations Act, shareholder action without a meeting may be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting.

Indemnification of Officers and Directors

   The Delaware General Corporation Law permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits, or proceedings in which an officer, director, employee or agent is a party by reason of the fact that he is or was such a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity or enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in respect of any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such action has been settled or if such person has been adjudged liable to the corporation, unless the court in which the action or suit was brought determines that, under all of the circumstances such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Under the BioMarin bylaws, BioMarin will indemnify directors and officers to the fullest extent permitted by law.

   The Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as such, whether or not the corporation would have the power to indemnify such persons against such liabilities. BioMarin has purchased such insurance. The Delaware General Corporation Law further provides that the statutory provisions regarding indemnification are not exclusive of any right which may exist under any by-law, agreement vote of stockholders or independent directors, or otherwise.

   The Canada Business Corporations Act provides that a corporation may advance monies to a director, or officer or other individual for the costs, charges and expenses of a proceeding for which the corporation is permitted to indemnify such a person. The individual shall repay such monies if he or she does not fulfill the conditions for indemnification.

   Under the Canada Business Corporations Act, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of another body corporate (an "indemnifiable person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, investigative or administrative action or proceeding in which the indemnifiable person is involved because of their association with the corporation or such body corporate, if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and: (i) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An indemnifiable person is entitled under the Canada Business Corporations Act to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an indemnifiable person in

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respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set forth in (i) and (ii), above.

Director Liability

   The Delaware General Corporation Law provides that the charter of a corporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain prescribed conduct, including acts or omissions not in good faith or which involve intentional conduct, breach of the duty of loyalty, a knowing violation of law or gain of a financial profit or other advantage to which such director was not legally entitled. The BioMarin certificate of incorporation contains a provision, as permitted by the Delaware General Corporation Law, eliminating the personal monetary liability of directors for breach of duties as a director to the fullest extent permitted under the Delaware General Corporation Law.

   The Canada Business Corporations Act does not permit any such limitation of a director's liability.

Anti-Takeover Provisions and Interested Stockholders

   Certain anti-takeover provisions of the Delaware General Corporation Law and BioMarin's charter documents as currently in effect may make a change in control of the company more difficult, even if a change in control would be beneficial to the stockholders. BioMarin's anti-takeover provisions include provisions in the certificate of incorporation providing that stockholders' meetings may only be called by the Chairman of BioMarin's board of directors or by a majority of the then current members of the board of directors and providing that the stockholders may not take action by written consent. Additionally, its Board of Directors has the authority to issue 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by the stockholders. The rights of holders of its common stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of the company. The Delaware General Corporation Law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, the Board of Directors approves the transaction. The Board of Directors may use these provisions to prevent changes in the management and control of its company. Also, under applicable the Delaware General Corporation Law, its Board of Directors may adopt additional anti-takeover measures in the future.

   The Canada Business Corporations Act does not contain a comparable provision with respect to business combinations. However, policies of certain Canadian securities regulatory authorities, including Rule 61-501 of the Ontario Securities Commission, contain requirements in connection with "related party transactions." A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one or any combination of transactions. "Related party" is defined in OSC Rule 61-501 and includes directors, senior officers and holders of at least 10% of the voting securities or of a sufficient number of any securities of the issuer to materially affect control of the issuer.

   OSC Rule 61-501 requires more detailed disclosure in the proxy material sent to securityholders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. OSC Rule 61-501 also requires that, subject to certain exceptions, an issuer shall not engage in a related party transaction unless minority approval for the related party transaction has been obtained.


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Transactions with Interested Directors or Officers

   The Delaware General Corporation Law provides that a contract or transaction ("transaction") between a Delaware corporation and one or more of its directors or officers (an "interested person"), or an entity in which such person is an officer or director or has a financial interest, is not void or voidable solely because of such interest, or solely because such interested person is present at or participates in a board or committee meeting approving the transaction or solely because such interested person's votes are counted for such purposes if:

   (a) the material facts of the relationship or interest and the transaction are disclosed in good faith or are known to the board or committee and the board or committee authorizes the transaction by a majority of the disinterested directors even though the disinterested directors be less than a quorum;

   (b) the material facts of the relationship or interest and the transaction are disclosed in good faith or are known to, and the transaction is approved by, the stockholders; or

   (c) the transaction is fair as to the corporation at the time it is authorized, approved or ratified.

   Under the Canada Business Corporations Act, a director or officer must disclose any interest he or she has in a material contract or transaction with the corporation if the director or officer (i) is a party to the contract or transaction; (ii) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (iii) has a material interest in a party to the contract or transaction. This disclosure must describe the nature and extent of the interest in writing and must be provided in a timely manner. A director or officer with a material interest as so described may not generally vote on any resolution to approve such a contract, unless the contract or transaction (i) relates primarily to his or her remuneration as a director, officer, employee or agent of the corporation or an affiliate; (ii) is for indemnity or insurance; or (iii) is with an affiliate.

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                         DISSENTING SHAREHOLDER RIGHTS

BioMarin

   Under the Delaware General Corporation Law, stockholders of BioMarin will not have dissenters' appraisal rights in connection with the transaction.

Glyko

   Section 190 of the Canada Business Corporations Act provides shareholders with the right to dissent from certain resolutions of a corporation which effect extraordinary corporate transactions or fundamental corporate changes including resolutions approving a continuance, but does not expressly include resolutions approving an arrangement. However, the interim order expressly provides registered Glyko shareholders with the right to dissent from the Glyko arrangement resolution in accordance with the provisions of Section 190 of the Canada Business Corporations Act and the Plan of Arrangement. Any Glyko shareholder who dissents from the Glyko arrangement resolution in compliance with the interim order and Section 190 of the Canada Business Corporations Act and the Plan of Arrangement will be entitled, in the event the arrangement becomes effective, to be paid by Glyko the fair value of the Glyko common shares held by such dissenting shareholder determined as of the close of business on the day before the Glyko arrangement resolution is adopted.

   Any Glyko shareholder who dissents from the Glyko continuance resolution in compliance with Section 190 of the Canada Business Corporations Act will be entitled, in the event the continuance becomes effective, to be paid by Glyko the fair value of the Glyko common shares held by such dissenting shareholder determined as of the close of business on the day before the Glyko continuance resolution is adopted. Glyko shareholders may dissent from either or both of the arrangement and the continuance resolutions.

   The interim order and Section 190 provides that a shareholder may only make a claim under that section with respect to all the shares of a class held by the shareholder on behalf of any one beneficial owner and registered in the shareholder's name. One consequence of this provision is that a Glyko shareholder may only exercise the right to dissent under Section 190 in respect of Glyko common shares which are registered in that shareholder's name. In many cases, shares beneficially owned by a person (a "non-registered holder") are registered either: (a) in the name of an intermediary that the non-registered holder deals with in respect of the shares (such as banks, trust companies, securities dealers and brokers, trustees or administrators of self-administered registered retirement savings plans (as defined under the Income Tax Act (Canada)), registered retirement income funds (as defined under the Income Tax Act (Canada)), registered education savings plans and similar plans, and their nominees); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited, or CDS) of which the intermediary is a participant. Accordingly, a non-registered holder will not be entitled to exercise the right to dissent under the interim order or Section 190 directly (unless the shares are re-registered in the non-registered holder's name). A non-registered holder who wishes to exercise the right to dissent should immediately contact the intermediary with whom the non-registered holder deals in respect of the shares and either:

  . instruct the intermediary to exercise the right to dissent on the non-registered holder's behalf (which, if the shares are registered in the name of CDS or other clearing agency, would require that the share first be re-registered in the name of the intermediary); or

  . instruct the intermediary to re-register the shares in the name of the non-registered holder, in which case the non-registered holder would have to exercise the right to dissent directly.

   A registered holder of Glyko common shares who wishes to dissent in respect of its Glyko common shares must provide a dissent notice specifying the resolution against which he or she wishes to dissent to Glyko Biomedical Ltd., 199 Bay Street, Box 25, Commerce Court West, Suite 2800, Toronto, Ontario,

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M5L 1A9, attention John A. Kolada, facsimile number (416) 863-2653, at or prior to the Glyko special meeting (or any adjournment thereof).

   Glyko is required, within 10 days after the Glyko shareholders adopt the Glyko arrangement resolution or the Glyko continuance resolution, to notify each dissenting shareholder that the Glyko arrangement resolution or the Glyko continuance resolution, as applicable, has been adopted. Such notice is not required to be sent to any Glyko shareholder who voted for the Glyko arrangement resolution, if such resolution is adopted, or any Glyko shareholder who voted for the Glyko continuance resolution, if such resolution is adopted, or who has withdrawn his or her dissent notice.

   A dissenting shareholder who has not withdrawn his or her dissent notice must then, within 20 days after receipt of notice that the Glyko arrangement resolution and/or the Glyko continuance resolution, as applicable, has been adopted or, if the dissenting shareholder does not receive such notice, within 20 days after he or she learns that the Glyko arrangement resolution and/or the Glyko continuance resolution has been adopted, send to Glyko a written notice containing his or her name and address, the number and class of Glyko common shares in respect of which he or she dissents, and a demand for payment of the fair value of such Glyko common shares. Within 30 days after sending a demand for payment, the dissenting shareholder must send to Glyko the certificates representing the Glyko common shares in respect of which he or she dissents. A dissenting shareholder who fails to send certificates representing the Glyko common shares in respect of which he or she dissents forfeits his or her right to dissent. The Glyko transfer agent will endorse on share certificates received from a dissenting shareholder a notice that the holder is a dissenting shareholder and will forthwith return the share certificates to the dissenting shareholder.

   After sending a demand for payment, a dissenting shareholder ceases to have any rights as a holder of the Glyko common shares in respect of which the shareholder has dissented other than the right to be paid the fair value of such shares as determined under the interim order and Section 190 of the Canada Business Corporations Act, unless:

  . the dissenting shareholder withdraws the demand for payment before Glyko makes a written offer to pay;

  . Glyko fails to make a timely offer to pay to the dissenting shareholder and the dissenting shareholder withdraws his or her demand for payment; or

  . the directors of Glyko revoke the Glyko arrangement resolution and/or the Glyko continuance resolution, as applicable, in all of which cases the dissenting shareholder's rights as a shareholder are reinstated and such shares shall be subject to the arrangement and/or the continuance if either has been completed.

   In addition, pursuant to the Plan of Arrangement, Glyko registered shareholders who duly exercise such right of dissent and who:

  . are ultimately determined to be entitled to be paid fair value for their Glyko common shares shall be deemed to have transferred their Glyko common shares to Glyko immediately prior to the implementation time of the arrangement, to the extent the fair value therefor is paid by Glyko, and such Glyko common shares shall be cancelled as of the implementation time of the arrangement, or

  . are ultimately not entitled, for any reason, to be paid fair value for their Glyko common shares, shall be deemed to have participated in the arrangement on the same basis as any non-dissenting holder of Glyko common shares and shall receive BioMarin common stock in accordance with the Plan of Arrangement.

   Glyko is required, not later than seven days after the later of (i) the earlier of the effective date of the arrangement and the continuance and (ii) the date on which Glyko received the demand for payment of a

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

dissenting shareholder, to send to each dissenting shareholder who has sent a demand for payment, an offer to pay for his or her Glyko common shares in an amount considered by the Glyko board of directors to be the fair value thereof, accompanied by a statement showing the manner in which the fair value was determined. Every offer to pay must be on the same terms. Glyko must pay for the Glyko common shares of a dissenting shareholder within 10 days after an offer to pay has been accepted by a dissenting shareholder, but any such offer lapses if Glyko does not receive an acceptance thereof within 30 days after the offer to pay has been made.

   If Glyko fails to make an offer to pay for a dissenting shareholder's Glyko common shares, or if a dissenting shareholder fails to accept an offer which has been made, Glyko may, within 50 days after the effective date of the earlier of the arrangement and the continuance or within such further period as a court may allow, apply to a court to fix a fair value for the Glyko common shares of dissenting shareholders. If Glyko fails to apply to a court, a dissenting shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A dissenting shareholder is not required to give security for costs in such an application. An application to the court by Glyko must be to the Superior Court of Justice (Ontario) and an application to the court by a dissenting shareholder must also be to the Superior Court of Justice (Ontario).

   Upon an application to a court, all dissenting shareholders whose Glyko common shares have not been purchased by Glyko will be joined as parties and bound by the decision of the court, and Glyko will be required to notify each affected dissenting shareholder of the date, place and consequences of the application and of his or her right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any person is a dissenting shareholder who should be joined as a party, and the court will then fix a fair value for the Glyko common shares of all dissenting shareholders. The final order of a court will be rendered against Glyko in favor of each dissenting shareholder and for the amount of the fair value of his or her Glyko common shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the effective date of the arrangement until the date of payment.

   The foregoing is only a summary of the dissenting shareholder provisions of the interim order, Canada Business Corporations Act and the Plan of Arrangement, which are technical and complex. A complete copy of Section 190 of the Canada Business Corporations Act is attached to this Joint Proxy Circular as Annex H. It is recommended that any Glyko shareholder wishing to avail himself or herself of his or her dissent rights under those provisions seek legal advice as failure to comply strictly with the provisions of the interim order, Canada Business Corporations Act and the Plan of Arrangement may prejudice the right of dissent. For a general summary of certain income tax implications to a dissenting shareholder, see "Tax Considerations for Glyko Securityholders--Glyko Shareholders Resident in Canada--Dissenting Glyko Shareholders" and "Tax Considerations for Glyko Securityholders--Glyko Shareholders Not Resident in Canada--Dissenting Shareholders" and "Tax Considerations for Glyko Securityholders--U.S. Federal Income Tax Considerations for Glyko Shareholders--Dissenting U.S. Holders."

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                                 LEGAL MATTERS

   Certain legal matters in connection with the arrangement will be passed upon by Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California, United States and Cassels Brock & Blackwell LLP, Toronto, Ontario, Canada on behalf of BioMarin and by Blake, Cassels & Graydon LLP, Toronto, Ontario, Canada and Testa, Hurwitz & Thibeault LLP, Boston, Massachusetts, United States on behalf of Glyko. As of the date hereof, none of the partners or associates of the foregoing law firms owned beneficially, directly or indirectly, in excess of one percent of the Glyko common shares or the BioMarin common stock.

                                    EXPERTS

   The BioMarin consolidated financial statements included in Annex I to this Joint Proxy Circular and the IBEX Therapeutic Enzymes Division audited financial statements included in Annex L to this Joint Proxy Circular have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The Glyko financial statements included in Annexes J and K to this Joint Proxy Circular have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   Neither BioMarin nor Glyko has been able to obtain, after reasonable efforts, the reissued reports of Arthur Andersen LLP with respect to the financial statements included in this Joint Proxy Circular as Annexes I, J, K and L because, among other reasons, the partner and the audit manager in charge of auditing BioMarin and Glyko left Arthur Andersen and joined KPMG LLP effective May 9, 2002 and June 11, 2002, respectively. Therefore, in reliance on Rule 437a promulgated under the Securities Act, BioMarin and Glyko have dispensed with the requirement to file with this Joint Proxy Circular, the reissued reports of Arthur Andersen with respect to these financial statements. As a result, the BioMarin stockholders and the Glyko shareholders will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in these financial statements or any omissions to state a material fact required to be stated therein. In addition, the ability of Arthur Andersen to satisfy any claims properly brought against it may be limited as a practical matter due to recent developments involving Arthur Andersen.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   You should rely only on the information contained in this Joint Proxy Circular or to which BioMarin or Glyko has referred you in this Joint Proxy Circular. Neither BioMarin nor Glyko has authorized anyone to provide you with information that is different.

   BioMarin and Glyko are subject to the informational requirements of the United States Securities Exchange Act of 1934. Accordingly, BioMarin files reports, proxy statements and other information with the Securities and Exchange Commission. Glyko files reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of these materials can be obtained from the public reference rooms of the Securities and Exchange Commission at the locations noted below, at prescribed rates. You can call the Securities and Exchange Commission at 1-800-732-0330 for further information about the public reference room. The Securities and Exchange Commission maintains a web site that contains the registration statement, reports, proxy statements and other information regarding BioMarin at http://www.sec.gov. You may obtain further information with respect to BioMarin by reviewing this Joint Proxy Circular and the attached exhibits, which you may read and copy in the public reference room at the following location of the Securities and Exchange Commission:

                             Public Reference Room
                                Judiciary Plaza
                            450 Fifth Street, N.W.
                                   Room 1024
                            Washington, D.C. 20549

   BioMarin stockholders should contact Morrow & Co., Inc., BioMarin's proxy solicitor at the address or telephone number listed below with any questions about the transaction.

                              Morrow & Co., Inc.
                          445 Park Avenue--5th Floor
                              New York, NY 10022
                                1-800-607-0088

   Any BioMarin stockholder who needs additional copies of this Joint Proxy Circular or voting material should contact Morrow & Co., Inc. as described above.

   Glyko also files reports, proxy statements and other information concerning Glyko with securities regulatory authorities in Canada which are available on the System for Electronic Document Analyses and Retrieval of the Canadian Securities Administrators at http://www.sedar.com.

   Glyko shareholders should contact:

   Shareholder Services Call Centre
   Computershare Trust of Canada

   Telephone:      (800) 663-9097 (toll free in Europe, the United States and Canada)
                   (514) 982-7270 (Montreal)

   Email:          caregistryinfo@computershare.com

with any questions related to the transaction or with any request for any documentation referred to herein.

   Reports, proxies and statements and other information concerning BioMarin also can be inspected at the offices of Nasdaq located at:

                                    Nasdaq
                              1735 K Street, N.W.
                            Washington, D.C. 20006

   You should rely only on the information contained in this Joint Proxy Circular to vote your shares at the meetings. The companies have not authorized anyone to provide you with information that is different from what is contained in the Joint Proxy Circular. This Joint Proxy Circular is dated April 24, 2002. You should not assume that the information contained in the Joint Proxy Circular is accurate as of any date other than that date.

   The Joint Proxy Circular and the sending, communication and delivery thereof to the holders of BioMarin common stock has been authorized and approved by the board of directors of BioMarin. The Joint Proxy Circular and the sending, communication and delivery thereof to the holders of Glyko common shares has been authorized and approved by the board of directors of Glyko.

By Order of the Board of Directors of         By Order of the Board of Directors of
  BioMarin Pharmaceutical Inc.                  Glyko Biomedical Ltd.

/s/  CHRISTOPHER M. STARR                     /s/  JOHN A. KOLADA
------------------------------------          ------------------------------------
Christopher M. Starr, Ph.D.                   John A. Kolada
Secretary                                     Secretary

     /S/\\H\\, 2002                                /S/\\H\\, 2002

          NOTICE TO CANADIAN SHAREHOLDERS AND OPTIONHOLDERS OF GLYKO

   BioMarin is organized under the laws of the State of Delaware, United States. All of the directors and executive officers of BioMarin and many of the experts named in the Joint Proxy Circular are not residents of Canada. In addition, substantial portions of the assets of BioMarin and of such individuals and experts are located outside of Canada. As a result, it may be difficult or impossible for persons who become stockholders of BioMarin to effect service of process upon such persons within Canada with respect to matters arising under Canadian securities laws or to enforce against them in Canadian courts judgments predicated upon the civil liability provisions of Canadian securities laws. There is some doubt as to the enforceability in the United States in original actions, or in actions for enforcement of judgments of Canadian courts, of civil liabilities predicated upon Canadian securities laws. In addition, awards of punitive damages in actions brought in Canada or elsewhere may be unenforceable in the United States.

   Disclosure in the Joint Proxy Circular relating to BioMarin has been prepared in accordance with U.S. securities laws. Shareholders should be aware that these requirements may differ from Canadian requirements. The financial statements of BioMarin included in the Joint Proxy Circular have not been prepared in accordance with Canadian generally accepted accounting principles and may not be comparable to financial statements of Canadian companies.

        NOTICE TO UNITED STATES SHAREHOLDERS AND OPTIONHOLDERS OF GLYKO

   This solicitation of proxies by Glyko is not subject to the requirements of
Section 14(a) of the United States Securities Exchange Act of 1934. Accordingly, the solicitation and transactions contemplated in the Joint Proxy Circular are made in the United States for securities of a Canadian foreign private issuer in accordance with Canadian corporate and securities laws, and the Joint Proxy Circular has been prepared in accordance with disclosure requirements applicable in Canada. Glyko shareholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the United States Securities Act of 1933 and proxy statements under the United States Securities Exchange Act of 1934.

   Except as set forth herein, the historical Glyko financial information included in the Joint Proxy Circular is presented in U.S. dollars and has been prepared in accordance with Canadian generally accepted accounting principles, which differ from United States generally accepted accounting principles in certain material respects, and thus may not be comparable to the unaudited pro forma consolidated condensed financial statements and the consolidated financial statements and historical consolidated financial information of BioMarin. Historical Glyko financial information prepared in accordance with United States generally accepted accounting principles is contained in Glyko's annual reports on Form 10-K and quarterly reports on Form 10-Q and may be obtained for review as described under "Where You Can Find Additional Information."

   All of the directors and officers of Glyko, as well as certain experts named herein, are resident outside the United States. As a result, it may be difficult for holders of Glyko common shares to effect service within the United States upon such directors, officers and experts who are not residents of the United States. There is some doubt as to the enforceability in Canada against Glyko or any of its directors, officers or experts who are not residents of the United States in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

                                    ANNEX A


                ACQUISITION AGREEMENT FOR A PLAN OF ARRANGEMENT

                                 BY AND AMONG

                         BIOMARIN PHARMACEUTICAL INC.,

                  BIOMARIN ACQUISITION (NOVA SCOTIA) COMPANY,

                                      AND

                             GLYKO BIOMEDICAL LTD.



                         Dated as of February 6, 2002

                               TABLE OF CONTENTS

    ARTICLE 1  THE PLAN OF ARRANGEMENT................................  A-6
       1.1   Implementation Steps by Glyko............................  A-6
       1.2   Implementation Steps by BioMarin and BioMarin Nova Scotia  A-6
       1.3   Interim Order............................................  A-6
       1.4   Effect of the Arrangement................................  A-6
       1.5   Effect on Capital Stock..................................  A-7
       1.6   Dissenting Shares........................................  A-7
       1.7   Surrender of Certificates................................  A-8
       1.8   No Further Ownership Rights in Glyko Common Shares.......  A-9
       1.9   Lost, Stolen or Destroyed Certificates...................  A-9
       1.10  Tax Consequences.........................................  A-9
       1.11  Closing..................................................  A-9

    ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF GLYKO................ A-10
       2.1   Organization, Standing and Power; Subsidiaries........... A-10
       2.2.  Articles of Incorporation and Bylaws..................... A-10
       2.3   Share Capital............................................ A-10
       2.4   Authority; Binding Nature of Agreement................... A-11
       2.5   No Conflict; Required Filings and Consents............... A-12
       2.6   Compliance; Permits...................................... A-13
       2.7   Canadian Securities Filings; Financial Statements........ A-13
       2.8   No Undisclosed Liabilities............................... A-14
       2.9   Absence of Certain Changes or Events..................... A-14
       2.10  Legal Proceedings; Orders................................ A-14
       2.11  Employee Benefit Plans................................... A-15
       2.12  Labor Matters............................................ A-15
       2.13  Restrictions on Business Activities...................... A-15
       2.14  Title to Property........................................ A-15
       2.15  Taxes.................................................... A-15
       2.16  Environmental Matters.................................... A-16
       2.17  Brokers.................................................. A-16
       2.18  Intellectual Property.................................... A-16
       2.19  Contracts................................................ A-16
       2.20  Insurance................................................ A-17
       2.21  Opinion of Financial Advisor............................. A-17
       2.22  Board Approval........................................... A-17
       2.23  Vote Required............................................ A-17
       2.24  Minute Books............................................. A-17
       2.25  Indemnification Obligations.............................. A-17
       2.26  Change of Control Payments............................... A-17
       2.27  Interested Party Transactions............................ A-17

    ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF BIOMARIN AND BIOMARIN
      NOVA SCOTIA..................................................... A-18
       3.1   Organization, Standing and Power......................... A-18
       3.2   Articles of Incorporation and Bylaws..................... A-18
       3.3   Share Capital............................................ A-18
       3.4   Subsidiaries............................................. A-19
       3.5   Ownership of Securities.................................. A-19
       3.6   No Conflict; Required Filings and Consents............... A-19
       3.7   Authority; Binding Nature of Agreement................... A-20

   3.8   SEC Filings; Financial Statements................................ A-20
   3.9   No Undisclosed Liabilities....................................... A-20
   3.10  Valid Issuance................................................... A-21
   3.11  Listing.......................................................... A-21
   3.12  Legal Proceedings; Orders........................................ A-21
   3.13  Absence of Certain Changes and Events............................ A-21
   3.14  Environmental Matters............................................ A-21
   3.15  Compliance; Permits.............................................. A-21
   3.16  Taxes............................................................ A-22
   3.17  Contracts........................................................ A-23
   3.18  Vote Required.................................................... A-23
   3.19  Brokers.......................................................... A-23
   3.20  Intellectual Property............................................ A-23
   3.21  Opinion of Financial Advisor..................................... A-23
   3.22  Board Approval................................................... A-24

ARTICLE 4  CONDUCT PRIOR TO THE EFFECTIVE TIME............................ A-24
   4.1   Access and Investigation......................................... A-24
   4.2   Operation of Glyko's Business.................................... A-24

ARTICLE 5  GLYKO SHAREHOLDER APPROVAL AND BIOMARIN STOCKHOLDER
  APPROVAL................................................................ A-25
   5.1   Joint Proxy Circular; Board Recommendations; Other Filings....... A-25
   5.2   Meeting of Glyko Shareholders.................................... A-26
   5.3   Meeting of BioMarin Stockholders................................. A-28

ARTICLE 6  ADDITIONAL AGREEMENTS.......................................... A-28
   6.1   Confidentiality; Access to Information........................... A-28
   6.2   No Solicitation.................................................. A-28
   6.3   Public Disclosure................................................ A-29
   6.4   Reasonable Efforts............................................... A-29
   6.5   Notification..................................................... A-29
   6.6   Third Party Consents............................................. A-30
   6.7   Nasdaq and SWX Swiss Exchange Listing............................ A-30
   6.8   Glyko Affiliate Agreement........................................ A-30
   6.9   Listing of Glyko Common Shares................................... A-31
   6.10  Indemnification of Directors and Officers........................ A-31
   6.11  Stock Options.................................................... A-31
   6.12  Treatment as a Reorganization for U.S. Tax Purposes.............. A-32

ARTICLE 7  CONDITIONS TO THE ARRANGEMENT.................................. A-32
   7.1   Conditions to Obligations of Each Party to Effect the Arrangement A-32
   7.2   Additional Conditions to Obligations of Glyko.................... A-33
   7.3   Additional Conditions to the Obligations of BioMarin............. A-34

ARTICLE 8  TERMINATION, AMENDMENT AND WAIVER.............................. A-35
   8.1   Termination...................................................... A-35
   8.2   Notice of Termination; Effect of Termination..................... A-36
   8.3   Fees and Expenses................................................ A-36
   8.4   Amendment........................................................ A-37
   8.5   Extension; Waiver................................................ A-37

ARTICLE 9  GENERAL PROVISIONS............................................. A-37
   9.1   Non-Survival of Representations and Warranties................... A-37
   9.2   Notices.......................................................... A-37
   9.3   Interpretation................................................... A-39

              9.4   Counterparts............................... A-39
              9.5   Entire Agreement; Third Party Beneficiaries A-39
              9.6   Severability............................... A-39
              9.7   Governing Law.............................. A-39
              9.8   Rules of Construction...................... A-39
              9.9   Assignment................................. A-40
              9.10  WAIVER OF JURY TRIAL....................... A-40
              9.11  Currency................................... A-40
              9.12  Glyko Disclosure Letter.................... A-40
              9.13  BioMarin Disclosure Letter................. A-40
              9.14  Attorneys' Fees............................ A-40

           ARTICLE 10  ADDITIONAL DEFINITIONS.................. A-40
              10.1  Additional Definitions..................... A-40

                ACQUISITION AGREEMENT FOR A PLAN OF ARRANGEMENT

   This ACQUISITION AGREEMENT FOR A PLAN OF ARRANGEMENT (this "Agreement") is made and entered into as of February 6, 2002, among BIOMARIN PHARMACEUTICAL INC. ("BioMarin"), a corporation existing under the laws of Delaware, BIOMARIN ACQUISITION (NOVA SCOTIA) COMPANY, an unlimited liability company existing under the Companies Act (Nova Scotia) and a wholly owned Subsidiary of BioMarin ("BioMarin Nova Scotia") and GLYKO BIOMEDICAL LTD., a corporation existing under the laws of Canada ("Glyko").

                                   RECITALS

   A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Canada Business Corporations Act (the "CBCA") and the Company Act (British Columbia) (the "BC Act"), BioMarin, BioMarin Nova Scotia and Glyko intend to enter into a business combination transaction by way of the Arrangement whereby:

   (i) Glyko shall be continued (the "Continuance") under the laws of British Columbia; and

  (ii) each outstanding Glyko Common Share that is not held by a holder who has exercised its Dissenters' Rights and is ultimately entitled to be paid the fair value of its Glyko Common Shares shall be exchanged for 0.3309 shares of BioMarin Common Stock.

   B. The Board of Directors of Glyko has (i) received an opinion from TD Securities Inc. (the "Financial Advisor") dated the date hereof that the consideration to be received by Glyko shareholders under the Arrangement is fair to the shareholders of Glyko from a financial point of view; (ii) determined that the Arrangement is fair to Glyko shareholders and in the best interests of Glyko; (iii) unanimously approved this Agreement, the Arrangement and the other transactions contemplated by this Agreement; and (iv) determined to recommend that the shareholders of Glyko approve the Arrangement.

   C. The Board of Directors of each of BioMarin and BioMarin Nova Scotia have unanimously approved this Agreement, the Arrangement and the other transactions contemplated by this Agreement and the Board of Directors of BioMarin has determined to recommend that holders of BioMarin Common Stock vote in favour of the Arrangement including, without limitation, the issuance of BioMarin Common Stock in connection with the Arrangement.

   D. Concurrently with the execution of this Agreement, and as a condition and inducement to BioMarin's willingness to enter into this Agreement, certain shareholders of Glyko are entering into shareholder support agreements (the "Glyko Shareholder Support Agreements").

   E. As a condition and inducement to BioMarin's willingness to enter into this Agreement, certain affiliates of Glyko will enter into Glyko affiliate agreements (the "Glyko Affiliate Agreements").

   F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended (the "United States Code").

   G. Capitalized terms used herein, if not otherwise defined, shall have the meanings given to them in Article 10 below.

   NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                            THE PLAN OF ARRANGEMENT

   1.1 Implementation Steps by Glyko. Glyko covenants in favor of BioMarin and BioMarin Nova Scotia that Glyko shall:

     (a) as soon as reasonably practicable, apply in a manner acceptable to BioMarin under Section 192 of the CBCA for the Interim Order, and thereafter proceed with and diligently pursue the obtaining of the Interim Order;

     (b) convene and hold the Glyko Shareholders Meeting for the purpose of considering the Continuance Resolution and the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

     (c) subject to obtaining such shareholder approval as is required by the CBCA and the Interim Order, diligently pursue the application to the Court for the Final Order;

     (d) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of Glyko, file with the Director Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement; and

     (e) subject to obtaining such shareholder approval as is required by the CBCA, file with the Registrar Articles of Continuance and such other documents as may be required under the BC Act and the CBCA to give effect to the Continuance.

   1.2 Implementation Steps by BioMarin and BioMarin Nova Scotia. BioMarin and BioMarin Nova Scotia, as appropriate, jointly and severally covenant in favor of Glyko that BioMarin shall convene and hold the BioMarin Stockholders Meeting for the purpose of considering the approval of the Arrangement including, without limitation, the issuance of BioMarin Common Stock in connection with the Arrangement.

   1.3  Interim Order.  The notice of motion for the application referred to in
Section 1.1(a) shall request that the Interim Order provide:

     (a) for the class or classes of Persons to whom notice is to be provided in respect of the Arrangement and the Glyko Shareholders Meeting and for the manner in which such notice is to be provided;

     (b) that the requisite shareholder approval for the Arrangement Resolution shall be 66 2/3 percent of the votes cast on the Arrangement Resolution by holders of Glyko Common Shares present in Person or by proxy at the Glyko Shareholders Meeting;

     (c) that, in all other respects, the terms, restrictions and conditions of the bylaws and articles of Glyko, including quorum requirements and all other matters, shall apply in respect of the Glyko Shareholders Meeting; and

     (d)  for the grant of the Dissenters' Rights.

   1.4 Effect of the Arrangement. At the Effective Time, the effect of the Arrangement shall be as provided in this Agreement and the Plan of Arrangement and the applicable provisions of the CBCA.

   1.5 Effect on Capital Stock. Subject to the terms and conditions of this Agreement and the Plan of Arrangement, by virtue of the Arrangement, the following events or transactions shall occur:

      (a) Exchange of Glyko Common Shares. Each Glyko Common Share issued and outstanding immediately prior to the Implementation Time, other than any Dissenting Shares (as defined in and to the extent provided in Section 1.6(a)), will be automatically exchanged (subject to
          Section 1.5(d)) such that the Glyko Common Shares will be transferred to BioMarin Nova Scotia in exchange for the delivery by BioMarin Nova Scotia of that portion of a share of BioMarin Common Stock equal to the Exchange Ratio. In no event will BioMarin Nova Scotia be required to transfer to holders of Glyko Common Shares more than 11,367,617 shares of BioMarin Common Stock in connection with the rights of exchange provided for pursuant to this Agreement. If any Glyko Common Shares outstanding immediately prior to the Implementation Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted shares purchase agreement or other agreement with Glyko, then the BioMarin Common Stock delivered to holders of Glyko Common Shares in exchange for such Glyko Common Shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such BioMarin Common Stock may accordingly be marked with appropriate legends. Glyko shall take all action that may be necessary to ensure that, from and after the Implementation Time, BioMarin Nova Scotia is entitled to exercise any such repurchase option or other right set forth in any such restricted shares purchase agreement or other agreement.

      (b) Stock Options. Each Option to purchase Glyko Common Shares then outstanding under the Stock Option Plan shall be replaced by an Option to purchase BioMarin Common Stock in accordance with Section
          6.11 hereof.

      (c) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into BioMarin Common Stock or Glyko Common Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to BioMarin Common Stock or Glyko Common Shares occurring on or after the date hereof and prior to the Effective Time.

      (d) Fractional Shares. No fraction of a share of BioMarin Common Stock will be issued by virtue of the Arrangement, but in lieu thereof each holder of Glyko Common Shares who would otherwise be entitled to a fraction of a share of BioMarin Common Stock (after aggregating all fractional shares of BioMarin Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) receive from BioMarin Nova Scotia an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, and (ii) the average closing price of one share of BioMarin Common Stock for the twenty (20) most recent days that BioMarin Common Stock has traded ending on the second trading day immediately prior to the Effective Date, as reported on the Nasdaq National Market ("Nasdaq").

   1.6  Dissenting Shares.

      (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Glyko Common Shares who has demanded and perfected appraisal and dissent rights ("Dissenters' Rights") in respect of such Glyko Common Shares in accordance with the Interim Order and the CBCA and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal and dissent rights ("Dissenting Shares"), shall not be converted into or represent a right to receive BioMarin Common Stock pursuant to Section 1.5, but the holder thereof shall only be entitled to such rights as are granted by the Interim Order or the CBCA, as the case may be.

      (b) Notwithstanding the provisions of subsection (a), if any holder of Glyko Common Shares who demands appraisal of such shares under the CBCA shall effectively withdraw (or otherwise by law not be entitled to) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be exchanged for and represent only the right to receive BioMarin Common Stock, without interest thereon, upon surrender of the certificate representing such shares.

      (c) Glyko shall give BioMarin (i) prompt notice of any written demands for appraisal of any Glyko Common Shares, withdrawals of such demands, and any other instruments served pursuant to the Interim Order and the CBCA and received by Glyko which relate to any such demand for appraisal and (ii) the opportunity to participate in all substantial negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal and dissent under the CBCA. Glyko shall not, except with the prior written consent of BioMarin (not to be unreasonably withheld or delayed), voluntarily make any payment with respect to any demands for appraisal of Glyko Common Shares or offer to settle or settle any such demands.

      (d) Any payments made to holders of Glyko Common Shares pursuant to
          Section 1.6(a) shall be made solely from the assets of Glyko.

   1.7  Surrender of Certificates.

      (a) Depositary. BioMarin shall select a bank or trust company reasonably acceptable to Glyko to act as the depositary (the "Depositary").

      (b) BioMarin to Provide BioMarin Common Stock. Promptly after the Effective Time, BioMarin shall cause BioMarin Nova Scotia to make available to the Depositary, for exchange in accordance with this
          Article I, the BioMarin Common Stock issuable pursuant to Section 1.5 in exchange for outstanding Glyko Common Shares, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.5(d).

      (c) Exchange Procedures. Promptly after the Effective Time, each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding Glyko Common Shares, shall be required to send to the Depositary (i) a duly completed and validly executed letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Depositary and shall contain such other provisions as BioMarin may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing BioMarin Common Stock, and cash in lieu of any fractional shares pursuant to Section 1.5(d). Upon surrender of Certificates for cancellation to the Depositary or to such other agent or agents as may be appointed by BioMarin, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of BioMarin Common Stock into which their Glyko Common Shares were exchanged at the Effective Time, together with payment in lieu of fractional shares which such holders have the right to receive pursuant to
          Section 1.5(d), and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.5(d), to evidence only the right to receive upon such surrender a certificate evidencing the number of whole shares of BioMarin Common Stock into which such Glyko Common Shares are entitled to be exchanged and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
          Section 1.5(d).

      (d) Required Withholding. Each of the Depositary, BioMarin Nova Scotia and Glyko shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Glyko Common Shares such amounts as may be required by law (as advised by outside tax counsel for BioMarin) to be deducted or withheld therefrom under the United States Code, the Income Tax Act (Canada) or under any provision of United States or Canadian federal, state, provincial, regional, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld and remitted to the appropriate taxing authority in accordance with applicable law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, provided that such person shall be provided with a receipt evidencing remittance of such withheld amount to the appropriate taxing authority.

      (e) No Liability.  Notwithstanding anything to the contrary in this
          Section 1.7, none of the Depositary, BioMarin, BioMarin Nova Scotia, Glyko or any party hereto shall be liable to a holder of shares of BioMarin Common Stock or Glyko Common Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   1.8 No Further Ownership Rights in Glyko Common Shares. All shares of BioMarin Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.5(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Glyko Common Shares, and, following the Effective Time, there shall be no further registration of transfers on the records of Glyko of Glyko Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Glyko for any reason, they shall be cancelled and exchanged as provided in this Article 1.

   1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Depositary shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the BioMarin Common Stock into which the Glyko Common Shares represented by such Certificates were exchanged pursuant to Section 1.5, and cash for fractional shares, if any, as may be required pursuant to Section 1.5(d); provided, however, that Glyko and BioMarin may, in their discretion and as a condition precedent to the issuance of such certificates representing BioMarin Common Stock and cash, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as either of them may reasonably direct as indemnity against any claim that may be made against BioMarin or Glyko or the Depositary with respect to the Certificates alleged to have been lost, stolen or destroyed.

   1.10 Tax Consequences. It is intended by the parties hereto that the Arrangement shall constitute a reorganization within the meaning of Section 368 of the United States Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

   1.11 Closing. The closing of the Arrangement (the "Closing") (other than obtaining the Final Order and the filing with the Director of the Articles of Arrangement) shall take place at the offices of Cassels Brock & Blackwell LLP, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 7, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF GLYKO

   As of the date hereof, Glyko represents and warrants to BioMarin and BioMarin Nova Scotia as follows, subject to such exceptions as are specifically disclosed in the disclosure letter prepared by Glyko and delivered to BioMarin, which disclosure letter shall provide an exception to or otherwise qualify the representations or warranties of Glyko specifically referred to in such disclosure letter (the "Glyko Disclosure Letter"), and acknowledges that BioMarin and BioMarin Nova Scotia are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

   2.1  Organization, Standing and Power; Subsidiaries.

      (a) Glyko does not have any Subsidiaries and Glyko does not own capital stock of, or any equity interest of any nature in, any other Entity other than BioMarin. Glyko is a corporation validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted;
          (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

      (b) Glyko has not agreed to, is not obligated to make and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Glyko is not a general partner of, and is not otherwise liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity. Glyko does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Entity.

      (c) Glyko is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Glyko.

      (d) Glyko's sole undertaking is the holding of shares of BioMarin Common Stock. Glyko is qualified to do business as a foreign corporation and is in good standing in the State California.

      (e) Glyko: (i) is not subject to tax or filing requirements under the United States Code or any state tax legislation of the United States of America except in the State of California; (ii) is not required to make any filings under the United States Code or any state tax legislation, except in the State of California; (iii) does not have any employees in the United States of America; and (iv) does not otherwise carry on business in a manner which would make it subject to any requirements of United States laws except in the State of California insofar as any labor matters, ERISA matters or matters relating to the United States Code or state tax legislation are concerned.

   2.2 Articles of Incorporation and Bylaws. Glyko has previously furnished to BioMarin a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date (together, the "Glyko Charter Documents"). Such Glyko Charter Documents are in full force and effect. Glyko is not in violation of any of the provisions of the Glyko Charter Documents.

   2.3  Share Capital.

      (a) The authorized capital of Glyko consists of an unlimited number of Glyko Common Shares. At the close of business on February 5, 2002 (i) 34,352,823 Glyko Common Shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable and (ii) 81,397 Glyko

          Common Shares were reserved for issuance upon the exercise of outstanding options to purchase Glyko Common Shares under the Stock Option Plan. Except as disclosed in the Glyko Disclosure Letter, there is no Glyko Contract relating to any Glyko Stock Option or to the voting of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any Option or similar right with respect to), or granting any Options or other rights to acquire, any Glyko Common Shares. Glyko has made available to BioMarin an accurate and complete copy of the Stock Option Plan. All outstanding Glyko Stock Options have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements.

      (b) Except as disclosed in the Glyko Disclosure Letter or as described in the immediately preceding paragraph, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Glyko to issue or sell Glyko Common Shares or other securities or securities or obligations of any kind convertible into or exchangeable for directly or indirectly any Glyko Common Shares or other securities, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Glyko. There are no outstanding bonds, debentures or other evidences of indebtedness of Glyko having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Glyko Common Shares on any matter. There are no outstanding contractual obligations of Glyko to repurchase, redeem or otherwise acquire any of its outstanding securities. No holder of securities issued by Glyko has any right to compel Glyko to register or otherwise qualify such securities for public sale in Canada or the United States.

      (c) Glyko owns free and clear of all Encumbrances (except for any restrictions on resale under applicable securities laws) 11,367,617 shares of BioMarin Common Stock with good and marketable title thereto. There are no subscriptions, options, calls, warrants, similar ownership interests, rights, commitments or agreements of any character (whether or not currently exercisable) to which Glyko is a party or by which it is bound obligating Glyko to deliver or sell, or cause to be delivered or sold, any shares of BioMarin Common Stock or obligating Glyko to grant, extend, or enter into any such subscription, options, warrant, call, right, commitment or agreement and to Glyko's Knowledge there is no condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of BioMarin Common Stock held by Glyko. There is no voting trust, proxy, or other agreement or understanding to which Glyko is a party or by which it is bound with respect to any share of BioMarin Common Stock.

      (d) Glyko has received a report dated January 21, 2002 from Independent Investor Communications Corporation (a copy of which has been provided to BioMarin ) disclosing that Persons who are resident in the Province of Ontario do not beneficially own more than two (2) percent of the outstanding Glyko Common Shares. To Glyko's Knowledge, there are no Persons who are resident in the Province of Ontario who beneficially own Glyko Common Shares which are held by registered holders or nominees who are not resident in the Province of Ontario.

   2.4 Authority; Binding Nature of Agreement. Glyko has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the Required Glyko Shareholder Vote and the approval of the Court to the Arrangement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Glyko and the consummation by Glyko of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Glyko and no other corporate proceedings on the part of Glyko are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than all proceedings related to the approval and adoption of this Agreement and the Continuance and the Arrangement by the Required Glyko Shareholder Vote and Court approval of the Arrangement). This Agreement has been duly and validly executed and delivered by Glyko and, assuming the due authorization, execution and delivery by BioMarin and BioMarin Nova Scotia, constitutes a legal and binding obligation of Glyko, enforceable against Glyko in accordance with its terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   2.5  No Conflict; Required Filings and Consents.

      (a) Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement to which Glyko will be a party, nor (2) the consummation of the Arrangement or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time):

           (i) contravene, conflict with or result in a violation of (A) any of the provisions of the Glyko Charter Documents, or (B) any resolution adopted by the shareholders, the Board of Directors or any committee of the Board of Directors of Glyko;

           (ii) contravene, conflict with or result in a violation of any applicable Legal Requirement or any order, writ, injunction, judgment or decree to which Glyko, or any of the assets owned or used by Glyko is subject;

          (iii) other than as contemplated under this Agreement or the Arrangement (including, without limitation, the exercise of Dissenters' Rights), contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Glyko Contract, or give any Person the right to (A) declare a default or exercise any remedy under any such Glyko Contract, (B) accelerate the maturity or performance of any such Glyko Contract, or (C) cancel, terminate or modify any term of such Glyko Contract;

           (iv) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Glyko;

           (v) give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to become due before its stated maturity or cause any available credit to cease to be available; or

           (vi) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Glyko other than as a shareholder of Glyko or holder of Glyko Stock Options under the terms of the Arrangement.

      (b) The execution and delivery of this Agreement by Glyko does not, and the performance of this Agreement by Glyko shall not, require any Consent or any filing with or notification to, any court or Governmental Body except: (i) approval by the Court of the Plan of Arrangement; (ii) the Appropriate Regulatory Approvals; and
          (iii) such other filings, registrations, permits, authorizations, consents or approvals that if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Glyko, or prevent consummation of the transactions or otherwise prevent Glyko from performing its obligations under this Agreement.

      (c) Glyko (i) does not hold $15 million or more of assets, excluding the shares of BioMarin Common Stock held by Glyko and other investment assets, located in the United States and (ii) did not make sales in or into the United States of $25 million or more in its last completed fiscal year.

   2.6  Compliance; Permits.

      (a) Except as could not reasonably be expected to have a Material Adverse Effect on Glyko, Glyko is not in conflict with, or in default or violation of, (i) any Legal Requirement or Government or Governmental Authorization applicable to Glyko or by which its properties are bound or affected, or (ii) any Contract, Governmental Authorization or other instrument or obligation to which Glyko is a party or by which Glyko or its properties are bound or affected. To Glyko's Knowledge, no investigation or review by any Governmental Body is pending or, threatened against Glyko, nor has any Governmental Body indicated to Glyko an intention to conduct the same. Since June 30, 2000, Glyko has not received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement except as could not reasonably be expected to have a Material Adverse Effect on Glyko.

      (b) Glyko holds all Governmental Authorizations necessary to enable Glyko to conduct its businesses in the manner in which such business is currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on Glyko. All such Governmental Authorizations are valid and in full force and effect. Glyko is, and since June 30, 2000 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and could not reasonably be expected to have a Material Adverse Effect on Glyko. Since June 30, 2000, Glyko has not received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

   2.7  Canadian Securities Filings; Financial Statements.

      (a) Glyko has made available to BioMarin (including through the SEDAR System of the Canadian securities administrators) an accurate and complete copy of each Glyko Regulatory Report filed by Glyko since December 31, 1998, which include all the Glyko Regulatory Reports required to be filed by Glyko since June 30, 2000 and, prior to the Effective Time, Glyko will have made available to BioMarin (including through the SEDAR System of the Canadian securities administrators) with accurate and complete copies of any additional Glyko Regulatory Reports filed hereafter by Glyko prior to the Effective Time. Since September 30, 2001, Glyko has not filed any confidential material change report under any Canadian Securities Legislation or with any stock exchange or other self-regulatory authority which at the date hereof remains confidential. The Glyko Regulatory Reports filed since June 30, 2000 (including the financial statements contained therein)
          (i) were prepared in accordance with the then existing requirements of Canadian Securities Legislation, the TSE and the CBCA, as the case may be; and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) Each set of financial statements (including, in each case, any related notes thereto) contained in Glyko Regulatory Reports and Glyko's audited financial statements as at and for the year ended December 31, 2000 and Glyko's unaudited financial statements as at and for the period ended September 30, 2001 (the "Glyko Interim Financial Statements") comply as to form in all material respects with the published rules and regulations of the OSC applicable thereto and were prepared in accordance with Canadian GAAP applied on a consistent basis throughout the periods involved (subject, in the case of unaudited interim financial statements, to the absence of note disclosure and year-end adjustments) and each fairly presents the financial position of Glyko at the dates thereof and the results of its operations and cash flows for the periods indicated.

      (c) Glyko is a "reporting issuer" or its equivalent for the purposes of Canadian Securities Legislation in Ontario, British Columbia, Alberta, Manitoba, Saskatchewan, Nova Scotia and New Brunswick and is not in violation of any requirement under Canadian Securities Legislation.

   2.8 No Undisclosed Liabilities. Glyko does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with Canadian GAAP except: (a) liabilities provided for in the Glyko Interim Financial Statements; (b) normal and recurring current liabilities incurred since the date of the Glyko Interim Financial Statements in the ordinary course of business and consistent with past practices; (c) liabilities incurred in connection with the Arrangement; or
(d) as could not reasonably be expected to have a Material Adverse Effect on Glyko.

   2.9  Absence of Certain Changes or Events.  Since December 31, 2000:

      (a) there has not been any Material Adverse Effect relating to Glyko;

      (b) Glyko has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

      (c) Glyko has not sold, issued or granted, or authorized the issuance of:
          (i) any capital stock or other security (except for Glyko Common Shares issued upon the valid exercise of outstanding Glyko Stock Options in accordance with the terms of the Stock Option Plan); (ii) any Option, warrant or right to acquire any capital stock or any other security except for Glyko Stock Options; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

      (d) there has been no amendment to the Glyko Charter Documents, and Glyko has not effected or been a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

      (e) Glyko has not received any Acquisition Proposal other than the Acquisition Proposal set forth herein; and

      (f) Glyko has conducted its business only in the ordinary course of business consistent with past practice (except in connection with the transactions contemplated by this Agreement).

   2.10  Legal Proceedings; Orders.

      (a) There is no pending Legal Proceeding, and to Glyko's Knowledge no Person has threatened to commence any Legal Proceeding (i) that involves Glyko or any of the assets owned or used by Glyko, except as disclosed in the Glyko Disclosure Letter or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Arrangement or any of the other transactions contemplated by this Agreement. To Glyko's Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

      (b) There is no material order, writ, injunction, judgment or decree to which Glyko, or any of the assets owned or used by Glyko, is subject. To Glyko's Knowledge, no officer or director of Glyko is subject to any order, writ, injunction, judgment or decree that prohibits such officer or director from engaging in or continuing any conduct, activity or practice relating to the business of Glyko.

   2.11 Employee Benefit Plans. Other than the Stock Option Plan, Glyko has no employee benefit, health, welfare, supplemental employment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices applicable to any of Glyko's current or former employees, officers, directors or consultants.

   2.12 Labor Matters. There are no material controversies, complaints, claims, labor disputes or grievances pending or, to Glyko's Knowledge, threatened, between Glyko and any of its current or former employees, officers, directors or consultants. Glyko is not a party to any collective bargaining agreement or other labor union contract or employee association applicable to Persons employed by Glyko. Glyko is in material compliance with all applicable Legal Requirements relating to employment, employment practices, terms and conditions of employment and wages.

   2.13 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Glyko or to which Glyko is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Glyko, any acquisition of property by Glyko or the conduct of business by Glyko as currently conducted.

   2.14 Title to Property. Glyko owns, and has good and marketable title to, all assets reflected on the Glyko Interim Financial Statements. All of said assets are owned by Glyko free and clear of any Encumbrances, except for (a) any lien for current taxes not yet due and payable and (b) in respect of assets other than shares of BioMarin Common Stock, minor liens that have arisen in the ordinary course of business. Glyko is not a party to or otherwise bound by any lease pursuant to which Glyko leases from others material real or personal property.

   2.15  Taxes.

      (a) Glyko has timely filed all Returns relating to Taxes required to be filed by Glyko with any Governmental Body, and such Returns have been completed in accordance with Legal Requirements.

      (b) As of the Effective Time, except as disclosed in the Glyko Disclosure Letter, Glyko (i) will have paid within the time required by law, or accrued all Taxes it is required by law to pay or accrue and (ii) will have withheld from each payment made to its past or present employees, officers, directors and independent contractors, creditors, shareholders or other third parties all Taxes and other material deductions required by law to be withheld and have, within the time required by law, paid such withheld amounts to the proper Governmental Bodies.

      (c) Except as disclosed in the Glyko Disclosure Letter, Glyko has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, nor to Glyko's Knowledge, proposed or assessed against Glyko, nor has Glyko executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any Tax. There are no matters relating to Taxes under discussion between any Governmental Body and Glyko.

      (d) To Glyko's Knowledge, no audit or other examination of any Return of Glyko is currently in progress, nor has Glyko been notified of any request for such an audit or other examination, nor is any taxing authority asserting, or threatening to assert against Glyko any claim for Taxes.

      (e) There are no Encumbrances of any sort on the assets of Glyko relating to or attributable to Taxes except for liens for Taxes not yet due and payable.

      (f) Glyko is not a party to a tax sharing or allocation agreement and is not liable for the Taxes of any other Person, whether as a transferee or successor or by contract or otherwise, nor does Glyko owe any amount under any such agreement.

      (g) Except as disclosed in the Glyko Disclosure Letter, to Glyko's Knowledge, no adjustment relating to any Returns filed by Glyko has been proposed in writing, formally or informally, by any Government Body to Glyko or any Representative.

      (h) Glyko does not have any liability for any unpaid Taxes which has not been accrued for or reserved on the Glyko balance sheet dated September 30, 2001 in accordance with Canadian GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since September 30, 2001 and that are not yet payable.

      (i) Since June 30, 2000, to Glyko's Knowledge, Glyko has not deducted any amounts in computing its income in a taxation year which may be included in a subsequent taxation year under Section 78 of the Income Tax Act (Canada).

      (j) Since June 30, 2000, to Glyko's Knowledge, Glyko has not made any material Tax election.

   2.16 Environmental Matters. All operations of Glyko are being conducted and, to Glyko's Knowledge have been conducted, in material compliance with all Environmental Laws. Glyko is not subject to:

      (a) any governmental or regulatory remedial or control action, proceeding, application, order or directive which relates to environmental, health or safety matters or any investigation or evaluation concerning environmental, health or safety matters; or

      (b) (i) any demand or notice with respect to the breach of, or liability under, any Environmental Laws and (ii) to Glyko's Knowledge, there are no facts or circumstances that could reasonably be expected to result in any such action, proceeding, application, order, directive, demand, or notice to which it would be subject which in any case could reasonably be expected to have a Material Adverse Effect on Glyko.

   2.17 Brokers. Except for TD Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Arrangement or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Glyko. Glyko has furnished to BioMarin accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of TD Securities Inc.

   2.18 Intellectual Property. Glyko does not own and is not licensed to use any Intellectual Property. There is no Intellectual Property that is required to be used by Glyko in carrying on its business as presently conducted.

   2.19  Contracts.

      (a) Other than this Agreement, in connection with the Arrangement, or as disclosed in the Glyko Disclosure Letter, there is no Glyko Contract that constitutes a Material Contract.

      (b) (i) Glyko has not violated or breached, or committed any default under, any Glyko Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on Glyko; and, to Glyko's Knowledge, no other Person has violated or breached, or committed any default under, any Glyko Contract, except for violations, breaches or defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on Glyko; and (ii) other than in respect of the exercise of Dissenters'

          Rights, to Glyko's Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Glyko Contract, (B) give any Person the right to declare a default or exercise any remedy under any Glyko Contract, (C) give any Person the right to accelerate the maturity or performance of any Glyko Contract, or (D) give any Person the right to cancel, terminate or modify any Glyko Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Glyko.

   2.20 Insurance. Other than directors' and officers' insurance issued by American Home Assurance Company, Glyko has no material insurance policies or material self insurance programs and arrangements relating to the business, assets and operations of Glyko. Such insurance policy is in full force and effect. Since December 31, 2000, Glyko has not received any written notice regarding any actual: (a) cancellation or invalidation of any insurance policy;
(b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) except as disclosed in the Glyko Disclosure Letter, material adjustment in the amount of the premiums payable with respect to any insurance policy.

   2.21 Opinion of Financial Advisor. The Board of Directors of Glyko has received the opinion of TD Securities Inc., financial advisor to Glyko, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by shareholders of Glyko under the Arrangement is fair to the shareholders of Glyko from a financial point of view (the "Glyko Opinion"). Glyko will furnish an accurate and complete copy of said opinion to BioMarin for informational purposes only after receipt thereof by Glyko.

   2.22 Board Approval. The Board of Directors of Glyko (at a meeting duly called and held) has (a) determined (pursuant to a unanimous vote of all members of the Board of Directors of Glyko entitled to vote thereon) that the Arrangement and the other transactions contemplated by this Agreement are fair to shareholders of Glyko and in the best interests of Glyko and (b) determined as of the date hereof to recommend that the holders of Glyko Common Shares vote in favor of the Arrangement.

   2.23 Vote Required. Subject to the terms of the Interim Order, the Required Glyko Shareholder Vote is the only vote of the holders of any class or series of shares of Glyko necessary to approve the Arrangement and the transactions contemplated thereby.

   2.24 Minute Books. The minute books of Glyko made available to counsel for BioMarin are the complete minute books of Glyko and, to Glyko's Knowledge, contain the accurate text of all resolutions passed by Glyko's Board of Directors (or committees thereof) and shareholders either at meetings or by written consent.

   2.25 Indemnification Obligations. There are no actions, proceedings or other events pending or, to Glyko's Knowledge, threatened against any officer, director or agent or former officer, director, employee or agent of Glyko which would give rise to any indemnification obligation of Glyko to its current or former officers, directors, employees or agents under the Glyko Charter Documents or any agreement between Glyko and any of its current or former officers, directors, employees or agents.

   2.26 Change of Control Payments. Other than as a result of the acceleration of vesting of Glyko Stock Options in accordance with their terms, there are no amounts that may become payable in cash or otherwise (whether currently or in the future) to current or former consultants, officers, directors or employees of Glyko as a result of or in connection with the Arrangement.

   2.27 Interested Party Transactions. Except in connection with the transactions contemplated by this Agreement and the Arrangement, no officer or director of Glyko (nor any ancestor, sibling, descendant or spouse of any of such Person, or any trust, partnership or corporation in which any such Person has an economic interest), has, directly or indirectly, a beneficial interest in any Glyko Contract. Except as disclosed in the Glyko

Disclosure Letter, there are no receivables of Glyko owing by any past or present director, officer, employee of, consultant to Glyko (or any ancestor, sibling, descendant or spouse of any such Persons, or any trust, partnership or corporation in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with Glyko's established employee reimbursement policies and consistent with past practice). None of Glyko's shareholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of Glyko.

                                   ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF BIOMARIN AND
                             BIOMARIN NOVA SCOTIA

   As of the date hereof, BioMarin and BioMarin Nova Scotia jointly and severally represent and warrant to Glyko as follows, subject to such exceptions as are specifically disclosed in the disclosure letter prepared by BioMarin and delivered to Glyko, which disclosure letter shall provide an exception to or otherwise qualify the representations or warranties of BioMarin specifically referred to in such disclosure letter (the "BioMarin Disclosure Letter"), and acknowledges that Glyko is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

   3.1  Organization, Standing and Power.

      (a) Each of BioMarin and BioMarin Nova Scotia is a corporation validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

      (b) Each of BioMarin and BioMarin Nova Scotia is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on either BioMarin or BioMarin Nova Scotia.

      (c) Each of BioMarin and BioMarin Nova Scotia is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on BioMarin.

      (d) BioMarin Nova Scotia was formed on February 6, 2002 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

   3.2 Articles of Incorporation and Bylaws. BioMarin has previously furnished to Glyko a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date (together, the "BioMarin Charter Documents"). Such BioMarin Charter Documents are in full force and effect. BioMarin is not in violation of any of the provisions of the BioMarin Charter Documents.

   3.3 Share Capital. The authorized capital of BioMarin consists of (i) 1,000,000 shares of preferred stock, par value $0.001 per share; and (ii) 75,000,000 shares of BioMarin Common Stock. At the close of business on February 5, 2002 (i) 7,765,076 shares of BioMarin Common Stock were reserved for issuance upon the exercise of outstanding options to purchase BioMarin Common Stock under all stock option or other incentive plans; and

(ii) 52,432,167 shares of BioMarin Common Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable and no shares of preferred stock were issued and outstanding. As of the date of this Agreement, the number of shares of BioMarin Common Stock which have been reserved for issuance in connection with options, warrants, conversion privileges or other rights, agreements, arrangements or other commitments obligating BioMarin to issue or sell any shares of BioMarin Common Stock or securities or obligations convertible into or exchangeable for any shares of BioMarin Common Stock is as set forth in the BioMarin Disclosure Letter.

   3.4 Subsidiaries. Each Subsidiary of BioMarin is a corporation, limited liability company or unlimited liability company duly incorporated or organized, and validly existing under the laws of its jurisdiction of incorporation or organization and has all necessary corporate, limited liability company or unlimited liability company, as the case may be, power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Each Subsidiary of BioMarin is duly qualified to do business as a foreign corporation, unlimited liability company or limited liability company under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on BioMarin.

   3.5 Ownership of Securities. Other than as disclosed in the BioMarin Disclosure Letter, BioMarin is the beneficial owner of all of the issued and outstanding shares or other interests of each of its Subsidiaries with good and marketable title thereto, free and clear of all Encumbrances (except for any restrictions on resale under applicable securities laws).

   3.6  No Conflict; Required Filings and Consents.

      (a) Neither (1) the execution and delivery of this Agreement or any of the other agreements referred to in this Agreement by BioMarin and BioMarin Nova Scotia nor (2) the consummation by BioMarin and BioMarin Nova Scotia of the Arrangement or any of the transactions contemplated hereby or thereby will (with or without notice or lapse of time):

           (i) contravene, conflict with or result in any breach or violation of (A) any provision of the BioMarin Charter Documents or the certificate of incorporation or bylaws of BioMarin Nova Scotia or (B) any resolution adopted by the shareholders, the Board of Directors or any committee of the Board of Directors of BioMarin or BioMarin Nova Scotia;

           (ii) contravene, conflict with or result in a violation of any applicable Legal Requirement or any order, writ, injunction, judgment or decree to which BioMarin or BioMarin Nova Scotia, or any of the assets owned or used by BioMarin, is subject, except in each case as would not have a Material Adverse Effect on BioMarin;

          (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which BioMarin or any of its Subsidiaries is a party or by which BioMarin or any of its Subsidiaries is otherwise bound, or give any Person the right to (A) declare a default or exercise any remedy under any such BioMarin Contract,
                (B) accelerate the maturity or performance of any such BioMarin Contract, or (C) cancel, terminate or modify any term of such BioMarin Contract, in each case which could reasonably be expected to have a Material Adverse Effect on BioMarin;

           (iv) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by BioMarin; or

           (v) give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to become due before its stated maturity or cause any available credit to cease to be available;

      (b) The execution and delivery of this Agreement by BioMarin and BioMarin Nova Scotia does not, and the performance of this Agreement by BioMarin and BioMarin Nova Scotia shall not, require any Consent or any filing with or notification to, any Governmental Body except: (i) applicable filings with Nasdaq; (ii) the Appropriate Regulatory Approvals; and (iii) such other filings, negotiations, permits, authorizations, consents or approvals that if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BioMarin, or prevent consummation of the transactions or otherwise prevent BioMarin from performing its obligations under this Agreement.

   3.7 Authority; Binding Nature of Agreement. BioMarin and BioMarin Nova Scotia have the requisite corporate power and authority to perform their obligations hereunder and, subject to obtaining the Required BioMarin Stockholder Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of BioMarin and BioMarin Nova Scotia and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of BioMarin and BioMarin Nova Scotia and their respective Boards of Directors and no further corporate proceedings on the part of either of these companies is required to authorize this Agreement or the transactions contemplated hereby other than the Required BioMarin Stockholder Vote. This Agreement has been duly and validly executed and delivered by BioMarin and BioMarin Nova Scotia, and, assuming the due authorization, execution and delivery by Glyko, constitutes a legal and binding obligation of BioMarin and BioMarin Nova Scotia, enforceable against each of them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   3.8  SEC Filings; Financial Statements.

      (a) BioMarin has filed with the SEC and has delivered or made available to Glyko (including through the SEC EDGAR system) accurate and complete copies (excluding copies of exhibits not available through the SEC EDGAR System) of all documents, including each report, registration statement and definitive proxy statement required to be filed by BioMarin with the SEC since January 1, 2000 (the "BioMarin SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the BioMarin SEC Documents complied in all material respects with the applicable requirements of the United States 1933 Act or the United States 1934 Act (as the case may be); and (ii) none of the BioMarin SEC Documents (including the financial statements contained therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) Each set of financial statements (including, in each case, any related notes thereto) contained in BioMarin SEC Documents and BioMarin's audited financial statements as at and for the periods ended through December 31, 2000 and BioMarin's unaudited financial statements as at and for the period ended through September 30, 2001 (the "BioMarin Interim Financial Statements") comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto and were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (subject, in the case of unaudited interim financial statements, to the absence of note disclosure and year end adjustments) and each fairly presents the financial position of BioMarin at the dates thereof and the results of its operations and cash flows for the periods indicated.

   3.9 No Undisclosed Liabilities. Except as disclosed in the BioMarin Disclosure Letter, BioMarin does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with U.S. GAAP except: (a) liabilities provided for in the BioMarin Interim Financial Statements; (b) normal and recurring current liabilities incurred since September 30, 2001 in the ordinary course of business and consistent with past practices; (c) liabilities incurred in connection with the Arrangement; or (d) as could not reasonably be expected to have a Material Adverse Effect on BioMarin.

   3.10 Valid Issuance. The BioMarin Common Stock to be issued under the Arrangement will, when issued in accordance with the provisions of this Agreement in all cases, be validly issued, fully paid and non-assessable and not subject to any preemptive rights or similar contractual rights granted by BioMarin.

   3.11 Listing. The BioMarin Common Stock is listed on Nasdaq and the SWX Swiss Exchange.

   3.12  Legal Proceedings; Orders.

      (a) There is no pending Legal Proceeding, and to BioMarin's Knowledge no Person has threatened to commence any Legal Proceeding (i) that involves BioMarin or any of the assets owned or used by BioMarin, except as disclosed in the BioMarin Disclosure Letter or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Arrangement or any of the other transactions contemplated by this Agreement. To BioMarin's Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

      (b) There is no material order, writ, injunction, judgment or decree to which BioMarin, or any of the assets owned or used by BioMarin, is subject. To BioMarin's Knowledge, no officer of BioMarin is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of BioMarin.

   3.13 Absence of Certain Changes and Events. Except as disclosed in the BioMarin Disclosure Letter and BioMarin SEC Documents filed during the calendar year 2001, since December 31, 2000 BioMarin has conducted its business only in the ordinary course and there has not been any event, change or effect that has had or could reasonably be expected to have a Material Adverse Effect relating to BioMarin.

   3.14 Environmental Matters. All operations of BioMarin are being conducted and, to BioMarin's Knowledge, have been conducted in compliance in all material respects with all Environmental Laws. Except as BioMarin has publicly disclosed in the BioMarin SEC Documents, BioMarin is not subject to:

      (a) any governmental or regulatory remedial or control action, proceeding, application, order or directive which relates to environmental, health or safety matters or any investigation or evaluation concerning environmental, health or safety matters; or

      (b) (i) any demand or notice with respect to the breach of, or liability under, any Environmental Laws and, (ii) to BioMarin's Knowledge, there are no facts or circumstances that could reasonably be expected to result in any such action, proceeding, application, order, directive, demand, or notice to which it would be subject which in any case would have a Material Adverse Effect on BioMarin.

   3.15  Compliance; Permits.

      (a) Except as could not reasonably be expected to have a Material Adverse Effect on BioMarin, BioMarin is not in conflict with, or in default or violation of, (i) any Legal Requirement or Governmental Authorization applicable to BioMarin or by which its properties is bound or affected, or (ii) any Contract, to which BioMarin is a party, except for any conflicts, defaults or violations that (individually or in the aggregate) could not cause BioMarin to lose any material benefit or incur any material liability. Since January 1, 2000, BioMarin has not received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement except as could not reasonably be expected to have a Material Adverse Effect on BioMarin.

      (b) Except as disclosed in the BioMarin SEC Documents, BioMarin holds all Governmental Authorizations necessary to enable BioMarin to conduct its business in the manner in which such business is currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on BioMarin. All such Governmental Authorizations are valid and in full force and effect. BioMarin is, and at all times has been, in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on BioMarin. Since January 1, 2000, BioMarin has not received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

   3.16  Taxes.

      (a) BioMarin has timely filed all Returns relating to Taxes required to be filed by BioMarin with any Governmental Body, and such Returns have been completed in accordance with Legal Requirements.

      (b) BioMarin as of the Effective Time (i) will have paid within the time required by law, or accrued all Taxes it is required by law to pay or accrue and (ii) will have withheld from each payment made to its past or present employees, officers, directors and independent contractors, creditors, stockholders or other third parties all Taxes and other material deductions required by law to be withheld and have, within the time required by law, paid such withheld amounts to the proper Governmental Bodies.

      (c) BioMarin has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against BioMarin, nor has BioMarin executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any Tax. There are no matters relating to Taxes under discussion between any Governmental Bodies and BioMarin.

      (d) To BioMarin's Knowledge, no audit or other examination of any Return of BioMarin is currently in progress, nor has BioMarin been notified of any request for such an audit or other examination, nor is any taxing authority asserting or threatening to assert against BioMarin any claim for Taxes.

      (e) BioMarin does not have any liability for any unpaid Taxes which has not been accrued for or reserved on the BioMarin balance sheet dated September 30, 2001 in accordance with U.S. GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since September 30, 2001 and that are not yet payable.

      (f) To BioMarin's Knowledge, the BioMarin Common Stock issued pursuant to the Arrangement will not constitute a "participating interest" in a "foreign investment entity" (as such terms are defined in the draft legislation to amend the Income Tax Act (Canada) released on August 2, 2001) at the time of issuance. Based on its current business plan, BioMarin expects that the BioMarin Common Stock issued pursuant to the Arrangement will not constitute in the future a "participating interest" in a "foreign investment entity" (as so defined).

      (g) Other than liabilities incurred in connection with the Arrangement, BioMarin Nova Scotia does not have material liabilities of any kind, including, without limitation, liabilities for Taxes.

      (h) BioMarin Nova Scotia has been and will be at all times, from the date of its formation through and including the Effective Date and at all other relevant times, treated as a "disregarded entity" within the meaning of United States Treasury Regulation Section 301.7701-3(2)(C) for United States federal income tax purposes.

   3.17 Contracts. (a) BioMarin has not violated or breached, or committed any default under, any BioMarin Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on BioMarin; and, to BioMarin's Knowledge, no other Person has violated or breached, or committed any default under, any BioMarin Contract, except for violations, breaches or defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on BioMarin; and (b) to BioMarin's Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a violation or breach of any of the provisions of any BioMarin Contract, (ii) give any Person the right to declare a default or exercise any remedy under any BioMarin Contract, (iii) give any Person the right to accelerate the maturity or performance of any BioMarin Contract, or (iv) give any Person the right to cancel, terminate or modify any BioMarin Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on BioMarin.

   3.18 Vote Required. The Required BioMarin Stockholder Vote is the only vote of the holders of any class or series of BioMarin's shares necessary to approve the transactions contemplated hereby.

   3.19 Brokers. Except for UBS Warburg LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Arrangement or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of BioMarin. BioMarin has furnished to Glyko accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of UBS Warburg LLC.

   3.20 Intellectual Property. Except as disclosed in the BioMarin Disclosure Letter or the BioMarin SEC Documents:

      (a) To BioMarin's Knowledge, BioMarin owns or possesses sufficient legal rights to all Intellectual Property used in BioMarin's business as currently conducted and material thereto;

      (b) to BioMarin's Knowledge, the BioMarin Intellectual Property and the conduct of the business of BioMarin do not infringe upon, violate or breach the Intellectual Property rights of any other Person;

      (c) to BioMarin's Knowledge, no Person is infringing any of the BioMarin Intellectual Property; and

      (d) BioMarin has not received any written notice or claim challenging BioMarin respecting the validity of, use of or ownership of the BioMarin Intellectual Property, and to BioMarin's Knowledge, there are no facts upon which such a challenge could be made which could reasonably be expected to have a Material Adverse Effect on BioMarin.

   3.21 Opinion of Financial Advisor. The Board of Directors of BioMarin has received the opinion of UBS Warburg LLC, financial advisor to BioMarin, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to BioMarin from a financial point of view (the "BioMarin Opinion"). BioMarin will furnish an accurate and complete copy of said opinion to Glyko solely for informational purposes after receipt thereof by BioMarin.

   3.22 Board Approval. The Board of Directors of BioMarin (at a meeting duly called and held) has (a) determined (pursuant to a unanimous vote of all members of the Board of Directors of BioMarin entitled to vote thereon) that the issuance of BioMarin Common Stock in connection with the Arrangement is fair to shareholders of BioMarin and in the best interests of BioMarin and (b) determined as of the date hereof to recommend that the holders of BioMarin Common Stock vote in favor of the issuance of BioMarin Common Stock in connection with the Arrangement.

                                   ARTICLE 4

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), Glyko shall:
(a) provide BioMarin and BioMarin's Representatives with reasonable access during normal business hours to Glyko's Representatives, personnel and to all existing books, records, Tax Returns, work papers and other documents and information relating to Glyko; and (b) provide BioMarin and BioMarin's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Glyko, and with such additional financial, operating and other data and information regarding Glyko, as BioMarin may reasonably request at BioMarin's expense.

   4.2  Operation of Glyko's Business.

      (a) During the Pre-Closing Period: (i) Glyko shall conduct its business and operations (A) in the ordinary course and in accordance with past practices based on Glyko's operating history since June 30, 2000 and
          (B) in compliance with all applicable Legal Requirements and the requirements of all Glyko Contracts that constitute Material Contracts (ii) Glyko shall preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all Persons having business relationships with Glyko; (iii) Glyko shall (to the extent requested by BioMarin) cause its officers to report regularly to BioMarin concerning the status of Glyko's business; and
          (iv) Glyko shall maintain its books of account and records in the usual, regular and ordinary manner, in accordance with Canadian GAAP applied on a consistent basis.

      (b) During the Pre-Closing Period, Glyko shall not except: (1) with the prior written consent of BioMarin not to be unreasonably withheld;
          (2) with respect to any matters disclosed in the Glyko Disclosure Letter; or (3) with respect to any matter expressly contemplated by this Agreement or the Arrangement:

           (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

           (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any Option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Glyko may issue Glyko Common Shares upon the valid exercise of Glyko Stock Options outstanding as of the date of this Agreement);

          (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Stock Option Plan, or otherwise modify any of the terms of any outstanding Option, warrant or other security or any related Contract other than as contemplated in Section 6.11;

           (iv) amend or permit the adoption of any amendment to the Glyko Charter Documents, or effect or become a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

           (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

           (vi) make capital expenditures above $25,000 in aggregate;

          (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract, other than in the ordinary course of business consistent with past practices;

         (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or waive or relinquish any material right;

           (ix) lend money to any Person, or incur or guarantee any indebtedness;

           (x) establish, adopt or amend any employee benefit plan, pay any bonus, make any severance payment or benefit or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

           (xi) hire any employee;

          (xii) change any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

         (xiii) make any Tax election;

          (xiv) commence or settle any Legal Proceeding;

           (xv) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices based on Glyko's operating history since June 30, 2000; or

          (xvi) agree or commit to take any of the actions described in clauses "(i)" through "(xv)" of this Section 4.2(b).

                                   ARTICLE 5

         GLYKO SHAREHOLDER APPROVAL AND BIOMARIN STOCKHOLDER APPROVAL

   5.1  Joint Proxy Circular; Board Recommendations; Other Filings.

      (a) As promptly as practicable after the execution of this Agreement, BioMarin and Glyko will prepare the Joint Proxy Circular. Each of BioMarin and Glyko shall provide promptly to the other such information concerning its business and financial and other affairs as, in the reasonable judgment of the requesting party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Circular, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Joint Proxy Circular. Glyko will afford BioMarin an opportunity to review all materials to be submitted to the Court, and shall make all such changes as are reasonably requested by BioMarin. Glyko will respond to any comments of the Court with the assistance of BioMarin, and will use its commercially reasonable efforts to have the Interim Order issued as promptly as practicable after such filing. Each of Glyko and BioMarin will cause the Joint Proxy Circular to be mailed to its shareholders at the earliest practicable time after the Interim Order has been granted by the Court. As promptly as practicable after the date of this Agreement, each of Glyko and BioMarin will

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          prepare and file any other filings required to be filed by it pursuant to the requirements of the CBCA, the Interim Order, Canadian Securities Legislation, the TSE and any other Canadian, United States or other laws relating to the Arrangement and the transactions contemplated by this Agreement (the "Other Filings"). Each of Glyko and BioMarin will notify the other promptly upon the receipt of any comments from the Court or its staff or any other government officials and of any request by the Court or its staff or any other government officials for amendments or supplements to the Joint Proxy Circular or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the Court or its staff or any other government officials, on the other hand, with respect to the Joint Proxy Circular, the Arrangement or any Other Filing. Each of Glyko and BioMarin will cause all documents that it is responsible for filing with the Court or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Circular or any Other Filing, Glyko or BioMarin, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the Court or its staff or any other government officials, and/or mailing to shareholders of Glyko and BioMarin, such amendment or supplement.

      (b) Each of Glyko and BioMarin shall ensure that the information supplied by it in writing for inclusion in the Joint Proxy Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

      (c) Subject to Section 5.2(c), the Joint Proxy Circular will include (i) the recommendation of the Board of Directors of Glyko that Glyko shareholders vote in favor of approval of the Continuance and the Arrangement, (ii) the Glyko Opinion referred to in Section 2.21,
          (iii) the recommendation of the Board of Directors of BioMarin that BioMarin's stockholders vote in favor of the Arrangement including, without limitation, the issuance of the BioMarin Common Stock in connection with the Arrangement and (iv) the BioMarin Opinion referred to in Section 3.21.

      (d) As soon as practicable after the execution of this Agreement, BioMarin shall prepare, with the co-operation of Glyko, applications and will file such applications with the Commissions and exercise its commercially reasonable efforts to cause the Commissions to grant the Securities Exemption Orders. BioMarin and Glyko shall each use commercially reasonable efforts to cause such applications to comply with the requirements of Canadian Securities Legislation. Each of BioMarin and Glyko agrees to provide promptly to the other such information concerning its business and financial and other affairs as, in the reasonable judgment of the requesting party or its counsel, may be required or appropriate for inclusion in such applications, or in any amendments or supplements thereto, and to cause its counsel and auditors to co-operate with the other's counsel and auditors in the preparation of such application. Glyko will promptly advise BioMarin, and BioMarin will promptly advise Glyko, in writing, if at any time prior to the Effective Time either Glyko or BioMarin shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the applications in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

   5.2  Meeting of Glyko Shareholders.

      (a) Promptly after the date hereof, Glyko will take all action pursuant to the requirements of the CBCA, the Interim Order, Canadian Securities Legislation (and all other applicable securities laws), the TSE and Glyko Charter Documents to convene the Glyko Shareholders Meeting to be held as promptly as practicable, and in any event Glyko will use its commercially reasonable efforts to convene such meeting not later than May 31, 2002 for the purpose of voting upon the Continuance and the Arrangement. Glyko shall ensure that the Glyko Shareholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Glyko Shareholders Meeting are solicited, in compliance with all applicable Legal Requirements (including the Interim Order and Glyko Charter Documents). Glyko's obligation to call, give notice of, convene and hold the Glyko Shareholders Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal. Subject to any withheld, withdrawn, amended or modified recommendation of the Glyko Board of Directors in accordance with
          Section 5.2(c), Glyko will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the Arrangement. Notwithstanding anything to the contrary contained in this Agreement, Glyko may adjourn or postpone the Glyko Shareholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Circular is provided to Glyko's shareholders in advance of a vote on the Continuance or the Arrangement or, if as of the time for which the Glyko Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Circular) there are insufficient Glyko Common Shares represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Glyko Shareholders Meeting.

      (b) Subject to Section 5.2(c), neither the Board of Directors of Glyko nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to BioMarin, the recommendation of the Board of Directors of Glyko that Glyko's shareholders vote in favor of and adopt and approve the Arrangement and the Continuance.

      (c) Nothing in this Agreement shall prevent the Board of Directors of Glyko from: (i) complying with Section 99 of the Securities Act (Ontario) with regard to any Acquisition Transaction or making any other disclosure required by applicable law so long as any such disclosure rejects any Acquisition Transaction and reaffirms its recommendation of the transactions contemplated by this Agreement, or taking any other action to the extent ordered or otherwise mandated by any court of competent jurisdiction; or (ii) withholding, withdrawing, amending or modifying its recommendation in favor of the Arrangement if: (A) a Superior Offer is made to Glyko and is not withdrawn; (B) neither Glyko nor any of its Representatives shall have violated any of the restrictions set forth in Section 6.2 (a);
          (C) the Board of Directors of Glyko concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Glyko to comply with its fiduciary obligations under applicable law; and (D) Glyko's Board of Directors does not withdraw, amend or modify its recommendation in favor of the Arrangement for at least 72 hours after Glyko provides BioMarin with the name of the Person making such Superior Offer and a copy of such Superior Offer. Nothing contained in this Section 5.2(c) shall limit Glyko's obligation to call, give notice of, convene and hold the Glyko Shareholders Meeting (regardless of whether the recommendation of the Board of Directors of Glyko shall have been withdrawn, amended or modified).

      (d) During the 72-hour period referred to in Section 5.2(c)(ii)(D), Glyko acknowledges that BioMarin shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement. The Glyko Board of Directors will review any offer by BioMarin to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary obligations, whether BioMarin's offer to amend the terms of this Agreement upon acceptance by Glyko would result in the Superior Offer continuing to be a Superior Offer. If the Glyko Board of Directors determines that the Superior Offer is no longer a Superior Offer in light of BioMarin's amended offer, the parties hereto will enter into an amended agreement reflecting BioMarin's amended offer.

   5.3 Meeting of BioMarin Stockholders. Promptly after the date hereof, BioMarin will take all action pursuant to the requirements of the Delaware General Corporation Law, the United States 1933 Act, the United States 1934 Act (and all other applicable securities laws), Nasdaq, SWX Swiss Exchange and BioMarin Charter Documents to convene the BioMarin Stockholders Meeting to be held as promptly as practicable, and in any event BioMarin will use its commercially reasonable efforts to convene such meeting not later than May 31, 2002 for the purpose of considering the approval of the Arrangement including, without limitation, the issuance of the BioMarin Common Stock in connection with the Arrangement.

                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS

   6.1  Confidentiality; Access to Information.

      (a) The parties acknowledge that Glyko and BioMarin have previously executed a Mutual Confidentiality Agreement, dated as of January 10, 2002 (the "Confidentiality Agreement"), which Confidentiality Agreement (other than Sections 10, 11 and 12 thereof which shall terminate and be of no further force or effect) will continue in full force and effect in accordance with its terms. In the event of an inconsistency in the terms and conditions of this Agreement and the terms and conditions of the Confidentiality Agreement, the terms and conditions of this Agreement shall prevail.

      (b) Each of Glyko and BioMarin will afford the other and its respective auditors, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Glyko and BioMarin during the period prior to the Effective Time to obtain all information concerning the business of Glyko or BioMarin, as may be reasonably requested. Notwithstanding the foregoing, BioMarin shall not be obligated to provide Glyko and its Representatives with any information relating to product development efforts, clinical results and scientific information. No information or knowledge obtained by BioMarin or Glyko in any investigation pursuant to this Section 6.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Arrangement.

   6.2  No Solicitation.

      (a) Glyko shall not directly or indirectly, and shall not authorize or permit any Representative of Glyko directly or indirectly to: (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) furnish any confidential information regarding Glyko to any Person in connection with or in response to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption and approval of the Arrangement by the Required Glyko Shareholder Vote, Glyko and its Representatives shall not be prohibited by (and shall not be considered to have violated) this
          Section 6.2(a) from (A) furnishing nonpublic information regarding Glyko to any Person in response to an Acquisition Proposal that is submitted by such Person (and not withdrawn), or (B) entering into discussions with any Person in response to an Acquisition Proposal that is submitted by such Person (and not withdrawn), if (1) in the case of clause (A) above, the Board of Directors of Glyko has first made a good faith determination that the furnishing of such nonpublic information to such Person is reasonably likely to lead to the submission of a Superior Offer from such Person, (2) neither Glyko nor any Representative of Glyko shall have violated any of the restrictions set forth in this

          Section 6.2(a), (3) the Board of Directors of Glyko concludes in good faith, based upon the advice of its outside legal counsel, that the failure to take such action is inconsistent with its fiduciary obligations under applicable law, (4) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Glyko gives BioMarin written notice of the identity of such Person and of Glyko's intention to furnish nonpublic information to, or enter into discussions with, such Person, and Glyko receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Glyko and following which, Glyko keeps BioMarin fully informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto, and (5) prior to furnishing any such nonpublic information to such Person, Glyko furnishes such nonpublic information to BioMarin (to the extent such nonpublic information has not been previously furnished by Glyko to BioMarin).

      (b) Glyko shall immediately cease and cause to be terminated any existing discussions between (i) Glyko and any of its Representatives and (ii) any other Person that relate to any Acquisition Proposal.

   6.3 Public Disclosure. BioMarin and Glyko will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Arrangement or this Agreement and will not issue any such press release announcing this Agreement and the transactions contemplated hereby or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

   6.4 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Arrangement and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent set forth in
Article 7 to be satisfied; (b) the obtaining of the Appropriate Regulatory Approvals and all other necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Bodies and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Bodies, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Body; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement; (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed; (e) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; and (f) the preparation of the Joint Proxy Circular and the calling and holding of the Glyko Shareholders Meeting and the BioMarin Stockholders Meeting.

   6.5  Notification.

      (a) Glyko shall give prompt notice to BioMarin in writing of: (i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Glyko in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Glyko in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance that would, or would be likely to, result in a material breach of any covenant or obligation of Glyko or that would make the timely satisfaction of any of the conditions set forth in Article 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on Glyko; or (iv) any failure of Glyko to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied. No notification given to BioMarin pursuant to this Section 6.5(a) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Glyko contained in this Agreement or any right or remedy of BioMarin with respect thereto.

      (b) BioMarin shall give prompt notice to Glyko in writing of: (i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by BioMarin or BioMarin Nova Scotia in this Agreement;
          (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by BioMarin or BioMarin Nova Scotia in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance that would, or would be likely to, result in a material breach of any covenant or obligation of BioMarin or BioMarin Nova Scotia or that would make the timely satisfaction of any of the conditions set forth in Article 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on BioMarin; or (iv) any failure of BioMarin or BioMarin Nova Scotia to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
          Section 7.2(a) or 7.2(b) would not be satisfied. No notification given to Glyko pursuant to this Section 6.5(b) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of BioMarin and BioMarin Nova Scotia contained in this Agreement or any right or remedy of Glyko with respect thereto.

   6.6 Third Party Consents. As soon as practicable following the date hereof, BioMarin and Glyko will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under its or any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

   6.7 Nasdaq and SWX Swiss Exchange Listing. BioMarin agrees to use commercially reasonable efforts to cause the listing on Nasdaq and the SWX Swiss Exchange of the shares of BioMarin Common Stock issuable in connection with the Arrangement with effect as and from the Effective Date, in the case of Nasdaq, and as soon as practicable thereafter, in the case of the SWX Swiss Exchange.

   6.8 Glyko Affiliate Agreement. Set forth in Glyko Disclosure Letter is a list of those Persons who may be deemed to be, in Glyko's reasonable judgment (which shall be concurred with by BioMarin), affiliates of Glyko (other than BioMarin) within the meaning of Rule 145 promulgated under the United States 1933 Act (each, a "Glyko Affiliate"). Glyko will provide BioMarin with such information and documents as BioMarin reasonably requests for purposes of reviewing such list. Each Glyko Affiliate Agreement will be in full force and effect as of the Effective Time. BioMarin will be entitled to place appropriate legends on the certificates evidencing any BioMarin Common Stock to be received by any Glyko Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the BioMarin Common Stock, consistent with the terms of any Glyko Affiliate Agreement.

   6.9 Listing of Glyko Common Shares. Glyko shall use commercially reasonable efforts to ensure that the Glyko Common Shares remain listed on the TSE up until and including the Effective Time.

   6.10  Indemnification of Directors and Officers.

      (a) From and after the Effective Date, BioMarin will cause Glyko to fulfill and honor in all respects the obligations of Glyko (or any predecessor corporation) pursuant to (i) each indemnification agreement currently in effect between Glyko and each person who is or was a director or officer of Glyko (or any predecessor corporation) prior to the Effective Date (the "Indemnified Parties") and (ii) any indemnification provision under the Glyko Charter Documents as in effect on the date hereof. The Articles of Incorporation and Bylaws of Glyko will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in Glyko Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Date in any manner that would adversely affect the rights thereunder of any Indemnified Party or of individuals who, immediately prior to the Effective Date, were employees or agents of Glyko, unless such modification is required by law.

      (b) For a period of six (6) years after the Effective Date, BioMarin will maintain or cause Glyko to maintain in effect, to the extent available, directors' and officers' liability insurance covering those persons who are currently covered by Glyko's directors' and officers' liability insurance policy on terms equivalent in all material respects to those applicable to the current directors and officers of Glyko; provided, however, that in no event will BioMarin or Glyko be required to expend an annual premium for such coverage in excess of 150 percent of the amount of the last annual premium paid by Glyko prior to the date of this Agreement for such coverage and provided, further, that if the annual premium payable for such insurance coverage exceeds such amount, BioMarin shall be obligated to obtain a policy with the greatest coverage available for an annual premium not exceeding such amount. The obligations of BioMarin under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this
          Section 6.10).

   6.11  Stock Options.

      (a) Pursuant to the Plan of Arrangement, each Glyko Stock Option outstanding immediately before the Implementation Time shall be exchanged for a stock option (a "Replacement Option") of BioMarin granted in accordance with BioMarin's 1997 Stock Plan, as amended on December 22, 1998 (a copy of which has been made available for Glyko's review). In accordance with the Plan of Arrangement: (i) the number of shares of BioMarin Common Stock subject to each Replacement Option shall be equal to the number of Glyko Common Shares subject to the corresponding Glyko Stock Option immediately prior to the Implementation Time multiplied by the Exchange Ratio, rounding down to the nearest whole share; (ii) the per share exercise price under each Replacement Option shall be adjusted by dividing the U.S. Dollar Equivalent (calculated on the date of the Implementation Time) of the per share exercise price under the corresponding Glyko Stock Option by the Exchange Ratio and rounding up to the nearest cent; and
          (iii) any restriction on the exercise of any such Glyko Stock Option shall continue in full force and effect and the term and vesting schedule of such Glyko Stock Option shall otherwise remain unchanged, except for such changes as are triggered by the Plan of Arrangement.

      (b) Glyko shall take all action that may be necessary (under the Stock Option Plan and otherwise) to effectuate the provisions of this
          Section 6.11 and to ensure that, from and after the Effective Time, holders of Glyko Stock Options have no rights with respect thereto other than those specifically provided in this Section 6.11.

      (c) The BioMarin Common Stock issuable upon exercise of the Replacement Options will be registered on a registration statement on Form S-8 under the United States 1933 Act on the Effective Date.

   6.12 Treatment as a Reorganization for U.S. Tax Purposes. BioMarin represents, warrants and covenants:

      (a) BioMarin has not taken (and does not intend to take), and does not intend to cause Glyko to take, any action that reasonably would be expected (i) to cause the Arrangement to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the United States Code or (ii) to cause Glyko to not be considered a corporation for United States federal income tax purposes.

      (b) Each of BioMarin and Glyko shall report the Arrangement as "reorganization" within the meaning of 368(a) of the United States Code for United States federal income tax purposes and comply with any applicable reporting requirements.

      (c) Upon request of any former holder of Glyko Common Shares, BioMarin shall provide (or cause Glyko to provide) such holder with any information necessary for such holder to comply with any United States Tax filings related to such holder's ownership or disposition of Glyko Common Shares.

      (d) After the Effective Time, BioMarin shall cause Glyko to pay any amounts owed in respect of Dissenting Shares out of Glyko's own funds. No funds will be supplied for that purpose (directly or indirectly) by BioMarin, nor will BioMarin (directly or indirectly) reimburse Glyko for any payments in respect of such Dissenting Shares.

      (e) The Arrangement is not part of the same plan pursuant to which Glyko transferred its assets to BioMarin on October 7, 1998 in exchange for BioMarin Common Stock and cash.

      (f) Other than payments in respect to Dissenting Shares and cash paid in lieu of fractional shares, BioMarin will acquire Glyko Common Shares solely in exchange for BioMarin voting stock. For purposes of this
          Section 6.12(f), (i) Glyko Common Shares redeemed for cash or other property furnished by BioMarin will be considered as acquired by BioMarin; (ii) any payments made to holders of Glyko Common Shares in respect of Dissenting Shares shall be made solely from Glyko's own funds; and (iii) the payment of cash in lieu of fractional shares is solely for the purpose of avoiding the expense and inconvenience to BioMarin of issuing fractional shares and does not represent separately bargained for consideration. Further, for United States federal income tax purposes, no liabilities of Glyko or the holders of Glyko Common Shares will be assumed by BioMarin.

                                   ARTICLE 7

                         CONDITIONS TO THE ARRANGEMENT

   7.1 Conditions to Obligations of Each Party to Effect the Arrangement. The respective obligations of each party to this Agreement to effect the Arrangement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

      (a) Glyko Shareholder Approval. The Continuance and the Arrangement shall have been duly approved by the Required Glyko Shareholder Vote, and in accordance with any additional conditions which may be imposed by the Interim Order and which are satisfactory to Glyko.

      (b) BioMarin Stockholder Approval. The Arrangement including, without limitation, the issuance of the BioMarin Common Stock in connection with the Arrangement, shall have been duly approved by the Required BioMarin Stockholder Vote.

(c)  Court Orders.  The Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to BioMarin and Glyko, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise; and upon receipt of the Interim Order and the Final Order, no shares of BioMarin Common Stock to be issued at the Effective Time will require registration pursuant to the United States 1933 Act and such shares will be exempt from registration pursuant to Section 3(a)(10) of the United States 1933 Act.

  (d) No Order; HSR Act. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of restraining or prohibiting consummation of the transactions contemplated by this Agreement. All waiting periods, if any, under the HSR Act and the Competition Act (Canada) relating to the transactions contemplated hereby will have expired or terminated early or all antitrust approvals under Canadian or other laws required to be obtained prior to the Arrangement in connection with the transactions contemplated hereby shall have been obtained.

(e)  Nasdaq Listing.  The BioMarin Common Stock issuable in connection with the
            Arrangement shall have been authorized for listing on Nasdaq.

(f)  Securities Exemption Orders.  The Securities Exemption Orders shall have been obtained and be in form and substance satisfactory to BioMarin and Glyko, acting reasonably.

  (g) No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither BioMarin nor Glyko shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Arrangement or any of the other transactions contemplated by this Agreement; (ii) relating to the Arrangement and seeking to obtain from BioMarin or any of its Subsidiaries, or Glyko, any damages or other relief that may be material to BioMarin; (iii) seeking to prohibit or limit in any material respect BioMarin's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Glyko; or (iv) which would materially and adversely affect the right of BioMarin or of Glyko to own the assets or operate the business of Glyko.

(h)  Approvals.  All Appropriate Regulatory Approvals required under this
                     Agreement shall have been obtained (all of which shall be in full force and effect), except where the failure to obtain any Appropriate Regulatory Approval would not prevent consummation of the Arrangement or otherwise prevent any of the parties hereto from performing their respective obligations under this Agreement, or could not reasonably be expected to have a Material Adverse Effect on BioMarin or Glyko.

   7.2 Additional Conditions to Obligations of Glyko. The obligation of Glyko to consummate and effect the Arrangement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived in writing, exclusively by Glyko:

      (a) Representations and Warranties. Each representation and warranty of BioMarin and BioMarin Nova Scotia contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date except for (A) changes contemplated by this Agreement and (B) those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A)) as of such particular date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any representations and warranties subject to "materiality" or

          "Material Adverse Effect" qualifiers shall be true and correct in all respects, and any minor update of or modification to the BioMarin Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

      (b) Agreements and Covenants. BioMarin and BioMarin Nova Scotia each shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

      (c) No Material Adverse Change. There shall have occurred no Material Adverse Change with respect to BioMarin since the date of this Agreement.

      (d) Certificate. Glyko shall have received a certificate executed on behalf of BioMarin by its Chief Executive Officer confirming that the conditions set forth in Sections 7.2(a), (b) and (c) have been duly satisfied.

      (e) Legal Opinions. Glyko shall have received (i) an opinion of United States counsel to BioMarin, in form and substance reasonably satisfactory to Glyko, with respect to the matters set forth in Exhibit D to this Agreement and (ii) an opinion of Canadian counsel to BioMarin, in form and substance satisfactory to Glyko, with respect to the matters set forth in Exhibit E to this Agreement.

   7.3 Additional Conditions to the Obligations of BioMarin. The obligations of BioMarin to consummate and effect the Arrangement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived in writing, exclusively by BioMarin:

      (a) Representations and Warranties. Each representation and warranty of Glyko contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and
          (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) for changes contemplated by this Agreement and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any representations and warranties subject to "materiality" or "Material Adverse Effect" qualifiers shall be true and correct in all material respects and any minor update of or modification to the Glyko Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

      (b) Agreements and Covenants. Glyko shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

      (c) Dissenters. Holders of no more than one (1) percent in the aggregate of the issued and outstanding Glyko Common Shares shall have exercised (and not withdrawn such exercise) Dissenters' Rights in respect of the Arrangement or the Continuance.

      (d) No Material Adverse Change. There shall have occurred no Material Adverse Change with respect to Glyko since the date of this Agreement.

      (e) Certificates and Resignations.  BioMarin shall have received:

           (i) a certificate executed on behalf of Glyko by its Chairman confirming that the conditions set forth in Sections 7.3(a),
                (b), (c) and (d) have been duly satisfied; and

           (ii) the written resignations of all directors and officers of Glyko, effective as of the Effective Time.

      (f) Legal Opinion. BioMarin shall have received (i) an opinion of United States counsel to Glyko, in form and substance reasonably satisfactory to BioMarin, with respect to the matters set forth in Exhibit F hereto and (ii) an opinion of Canadian counsel to Glyko, in form and substance reasonably satisfactory to BioMarin, with respect to the matters set forth in Exhibit G to this Agreement.

                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER

   8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Glyko or stockholders of BioMarin:

      (a) mutual written consent duly authorized by the Boards of Directors of BioMarin and Glyko;

      (b) by either Glyko or BioMarin if the Arrangement shall not have been consummated by June 15, 2002 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Arrangement to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

      (c) by either Glyko or BioMarin if a Governmental Body shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Arrangement, which order, decree, ruling or other action is final and non-appealable;

      (d) by either BioMarin or Glyko if (i) the Glyko Shareholders Meeting (including any adjournments or postponements thereof) shall have been held and completed and Glyko's shareholders shall have taken a final vote on a proposal to approve the Continuance and the Arrangement, and (ii) either the Continuance or the Arrangement shall not have been approved at such meeting by the Required Glyko Shareholder Vote (and shall not have been approved at any adjournment or postponement thereof);

      (e) by either BioMarin or Glyko if (i) the BioMarin Stockholders Meeting (including any adjournments or postponements thereof) shall have been held and completed and stockholders of BioMarin shall have taken a final vote on a proposal to approve the Arrangement including, without limitation, the issuance of BioMarin Common Stock in connection with the Arrangement, and (ii) such Arrangement including, without limitation, the issuance of BioMarin Common Stock, shall not have been approved at such meeting by the Required BioMarin Stockholder Vote (and shall not have been approved at any adjournment or postponement thereof);

      (f) by Glyko, upon a material breach of any representation, warranty, covenant or agreement on the part of BioMarin or BioMarin Nova Scotia set forth in this Agreement, or if any material representation or warranty of BioMarin or BioMarin Nova Scotia shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such material representation or warranty shall have become untrue, provided, that if such inaccuracy in BioMarin's representations and warranties or breach by BioMarin is curable by BioMarin through the exercise of its commercially reasonable efforts, then Glyko may not terminate this Agreement under this Section 8.1(f) for thirty (30) days after delivery of written notice from Glyko to BioMarin of such breach, provided BioMarin continues to exercise commercially reasonable efforts to cure such breach (it being understood that Glyko may not terminate this Agreement pursuant to this Section 8.1(f) if it shall have materially breached this Agreement or if such breach by BioMarin is cured during such thirty (30)-day period);

      (g) by BioMarin, upon a material breach of any representation, warranty, covenant or agreement on the part of Glyko set forth in this Agreement, or if any material representation or warranty of Glyko shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such material representation or warranty shall have become untrue, provided, that if such inaccuracy in Glyko's representations and warranties or breach by Glyko is curable by Glyko through the exercise of its commercially reasonable efforts, then BioMarin may not terminate this Agreement under this Section 8.1(g) for thirty (30) days after delivery of written notice from BioMarin to Glyko of such breach, provided Glyko continues to exercise commercially reasonable efforts to cure such breach (it being understood that BioMarin may not terminate this Agreement pursuant to this Section 8.1(g) if it shall have materially breached this Agreement or if such breach by Glyko is cured during such 30-day period); or

      (h) by BioMarin, upon a breach of the provisions of Section 6.2 of this Agreement.

   8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon (or, if the termination is pursuant to Section 8.1(f) or Section 8.1(g) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and no party shall have any further liability hereunder, except (i) as set forth in this Section 8.2, Section 8.3 and Article 9, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or wilful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations (other than as set forth in Section 6.1(a)) shall survive termination of this Agreement in accordance with their terms.

   8.3  Fees and Expenses.

      (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Arrangement is consummated.

      (b) Glyko Payments.

           (i) Glyko shall pay to BioMarin in immediately available funds, within two (2) business days after written demand by BioMarin, an amount equal to $1,000,000(the "Termination Fee") if:
                (A) this Agreement is terminated by BioMarin pursuant to
                Section 8.1(g); or (B) this Agreement is terminated by Glyko or BioMarin pursuant to Section 8.1(d) and (1) an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Board of Directors of Glyko or shareholders of Glyko after the date of this Agreement and prior to the Glyko Shareholders Meeting and (2) Glyko enters into a definitive agreement with respect to an Acquisition Transaction, or an Acquisition Transaction is otherwise consummated (provided that for the purposes of this Section 8.3
                (b)(i)(B) the term "Acquisition Transaction" shall have the meaning ascribed to that term in Section 10.1, except that references to "20 percent" therein shall be deemed to be references to "50 percent"), after the date hereof and prior to the expiration of six (6) months following termination of this Agreement.

           (ii) Glyko acknowledges that the agreements contained in this
                Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BioMarin would not enter into this Agreement; accordingly, if Glyko fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, BioMarin makes a claim that results in a judgment against Glyko for the amounts set forth in this
                Section 8.3(b), Glyko shall pay to BioMarin its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of UBS Paine Webber in effect on the date such payment was required to be made. Payment of the fees described in this
                Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

      (c) BioMarin Payments.

           (i) BioMarin shall pay to Glyko in immediately available funds, within two (2) business days after written demand by Glyko, the Termination Fee, if this Agreement is terminated by Glyko pursuant to Section 8.1(f). BioMarin may pay the Termination Fee to Glyko (without demand having been made by Glyko prior thereto) on not less than 10 business days' notice to Glyko.

           (ii) BioMarin acknowledges that the agreements contained in this
                Section 8.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Glyko would not enter into this Agreement; accordingly, if BioMarin fails to pay in a timely manner the amounts due pursuant to this Section 8.3(c) and, in order to obtain such payment, Glyko makes a claim that results in a judgment against BioMarin for the amounts set forth in this
                Section 8.3(c), BioMarin shall pay to Glyko its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(c) at the prime rate of UBS Paine Webberin effect on the date such payment was required to be made. Payment of the fees described in this
                Section 8.3(c) shall not be in lieu of damages incurred in the event of breach of this Agreement.

   8.4 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Glyko and BioMarin at any time (whether before or after the approval of the Arrangement by the shareholders of BioMarin or Glyko); provided, however, that after any such approval of the Arrangement by the shareholders of BioMarin or Glyko, no amendment shall be made which by law requires further approval of the shareholders of BioMarin or Glyko, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   8.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE 9

                              GENERAL PROVISIONS

   9.1 Non-Survival of Representations and Warranties. The representations and warranties of Glyko, BioMarin and BioMarin Nova Scotia contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

   9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered Personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

                        (a) if to BioMarin to:

                            BioMarin Pharmaceutical Inc.
                            371 Bel Marin Keys Boulevard
                            Suite 210
                            Novato, California 94949

                            Attention: Fredric Price
                            Chairman and Chief Executive Officer

                            Telephone No.: (415) 884-6715
                            Telecopy No.: (415) 382-7889

                            with a copy to:

                            Cassels Brock & Blackwell LLP
                            Scotia Plaza, Suite 2100
                            40 King Street West
                            Toronto, Ontario M5H 3C2

                            Attention: Mark Bennett, Esq.

                            Telephone No.: (416) 869-5407
                            Telecopy No.: (416) 350-6933

                            and to:

                            Paul, Hastings, Janofsky & Walker LLP
                            555 South Flower Street
                            23/rd/ Floor
                            Los Angeles, California 90071-2371

                            Attention: Siobhan Burke, Esq.

                            Telephone No.: (213) 683-6282
                            Telecopy No.: (213) 627-0705

                        (b) if to Glyko, to:

                            Glyko Biomedical Ltd.
                            199 Bay Street
                            Box 25, Commerce Court West
                            Toronto, Ontario M5L 1A9

                            Attention: Joerg Gruber
                            Chairman

                            Telephone No.: +44 (20) 7349-3101
                            Telecopy No.: +44 (20) 7349-3140

                            with a copy to:

                            Blake, Cassels & Graydon LLP
                            199 Bay Street
                            Box 25, Commerce Court West
                            Toronto, Ontario M5L 1A9

                            Attention: John A. Kolada, Esq.

                            Telephone No.: (416) 863-4171
                            Facsimile No.: (416) 863-2653

   9.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an Entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such Entity. Reference to the Subsidiaries of an Entity shall be deemed to include all direct and indirect Subsidiaries of such Entity.

   9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   9.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including Glyko Disclosure Letter and the BioMarin Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement (other than as set forth in Section 6.1(a)); and (b) are not intended to confer upon any other Person any rights or remedies hereunder except as provided under Section 6.10.

   9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the state of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California;
(c); each of the parties hereby waives, and agrees not to assert in any such action, any claim that it is not personally subject to the jurisdiction of such court, that the action is brought in an inconvenient forum or that the venue of the action is improper; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.2.

   9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   9.9 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that (i) neither this Agreement nor any of Glyko's rights hereunder may be assigned by Glyko without the prior written consent of BioMarin and (ii) neither this Agreement nor any of BioMarin's or BioMarin Nova Scotia's rights hereunder may be assigned by BioMarin or BioMarin Nova Scotia without the prior written consent of Glyko (other than an assignment to a direct or indirect wholly-owned Subsidiary of BioMarin provided that such assignment shall not release BioMarin from liability hereunder), and any attempted assignment of this Agreement or any of such rights by Glyko or BioMarin and BioMarin Nova Scotia, as the case may be, without such consent or except as provided for herein shall be void and of no effect.

   9.10 WAIVER OF JURY TRIAL. EACH OF BIOMARIN, BIOMARIN NOVA SCOTIA AND GLYKO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BIOMARIN, BIOMARIN NOVA SCOTIA AND GLYKO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

   9.11 Currency. Unless otherwise specified, all sums of money referred to in this Agreement are expressed in U.S. currency.

   9.12 Glyko Disclosure Letter. The Glyko Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article 2 and Section 6.8, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Article 2 and Section 6.8, and shall not be deemed to relate to or to qualify any other representation or warranty.

   9.13 BioMarin Disclosure Letter. The BioMarin Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Article 3, and shall not be deemed to relate to or to qualify any other representation or warranty.

   9.14 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder commenced or initiated after the Effective Date, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

                                  ARTICLE 10

                            ADDITIONAL DEFINITIONS

   10.1 Additional Definitions. In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

   "Acquisition Proposal" means any offer, proposal or inquiry (other than an offer or proposal by BioMarin) contemplating or otherwise relating to any Acquisition Transaction.

   "Acquisition Transaction" means any transaction or series of transactions involving:

      (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Glyko is a constituent company, or (ii) in which a Person or "group" (as defined in the United States 1934 Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing, or exchangeable for or convertible into, more than 20 percent of the outstanding securities of any class of voting securities of Glyko;

      (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20 percent of the assets of Glyko; or

      (c) any liquidation or dissolution of Glyko.

   "Agreement" means this Acquisition Agreement for a Plan of Arrangement, as it may be amended from time to time.

   "Appropriate Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Bodies, regulatory agencies or self-regulatory organizations, as set out in Exhibit C to this Agreement.

   "Approvals" means franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders.

   "Arrangement" means a plan of arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Agreement and the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the provisions of this Agreement or made at the direction of the Court in the Final Order.

   "Arrangement Resolution" means the special resolution of the holders of Glyko Common Shares approving the Arrangement to be substantially in the form and content of Exhibit A annexed hereto.

   "Articles of Arrangement" means the articles of arrangement of Glyko in respect of the Arrangement, required by the CBCA to be filed with the Director after the Final Order is made.

   "BioMarin Common Stock" means the common stock of BioMarin, par value $0.001 per share.

   "BioMarin Contract" means any Contract to which BioMarin or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound.

   "BioMarin Intellectual Property" means the Intellectual Property owned by BioMarin used in BioMarin's business as currently conducted and material thereto.

   "BioMarin's Knowledge" means the best of the knowledge of BioMarin, based upon the knowledge of any of the directors and officers of BioMarin after due and reasonable inquiry of such matter.

   "BioMarin Stockholders Meeting" means the meeting of the stockholders of BioMarin to consider and approve the issuance of BioMarin Common Stock in connection with the Arrangement and such other matters as may be necessary in connection with the other transactions contemplated by this Agreement.

   "Board of Directors" when used with respect to an Entity means the board of directors of such Entity.

   "Canadian GAAP" means those accounting principles generally recognized as being accepted in Canada from time to time as set out in the handbook published by the Canadian Institute of Chartered Accountants.

   "Canadian Securities Legislation" means the statutory securities laws in each province of Canada applicable to Glyko, together with the regulations promulgated thereunder, together with the rules, policies, orders and requirements of the securities regulatory authorities in each such province.

   "CBCA" means the Canada Business Corporations Act, as amended.

   "Commissions" means the securities commissions which administer Canadian Securities Legislation.

   "Consent" means any approval, consent, ratification, permission, waiver, permit or authorization (including any Governmental Authorization).

   "Continuance" means the discontinuance of Glyko under the CBCA pursuant to
Section 188 of the CBCA and the continuance of Glyko under the BC Act pursuant to Section 36 of the BC Act.

   "Continuance Resolution" means the special resolution of the holders of Glyko Common Shares approving the Continuance in accordance with the requirements of the CBCA.

   "Contract" means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature.

   "Court" means the Ontario Superior Court of Justice.

   "Director" means the Director or other duly authorized person performing the duties as Director under the CBCA.

   "Dissenters' Rights" has the meaning ascribed thereto in section 1.6.

   "Dissenting Shares" has the meaning ascribed thereto in section 1.6.

   "Effective Date" means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement.

   "Effective Time" has the meaning ascribed thereto in the Plan of Arrangement.

   "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, pre-emptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

   "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or other entity.

   "Environmental Laws" means all applicable Legal Requirements relating to the protection of the environment, including any such environmental laws relating to a discharge, spill, emission or other release, whether actual or potential, of any contaminant (as defined in the Environmental Protection Act (Ontario)) and any other applicable legislation, regulation or guideline, as well as any environmental order, directive or decision rendered by any Governmental Body.

   "Exchange Ratio" means the portion of a share of BioMarin Common Stock to be issued in exchange for each Glyko Common Share being equal to 11,367,617 divided by the total number of outstanding Glyko Common Shares as of the Effective Time.

   "Final Order" means the final order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed.

   "Glyko Common Shares" means the common shares of Glyko as currently constituted.

   "Glyko Contract" means any Contract to which Glyko is a party or by which Glyko is bound.

   "Glyko's Knowledge" means the actual knowledge (without independent inquiry) of the directors of Glyko.

   "Glyko Regulatory Reports" means all the filings and documents, including any schedules included therein, required to be filed by Glyko pursuant to Canadian Securities Legislation and the requirements of the TSE.

   "Glyko Shareholders Meeting" means the meeting of the shareholders of Glyko to consider the Continuance Resolution and the Arrangement Resolution.

   "Glyko Stock Option" means Options to acquire Glyko Common Shares pursuant to the Stock Option Plan.

   "Governmental Authorization" means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, exemption, order, approval or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

   "Governmental Body" means any: (a) nation, state, provincial, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; or (c) governmental, quasi-governmental or regulatory authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, centre, organization, unit, body or Entity and any court or other tribunal and including the SEC, OSC, TSE, SWX Swiss Exchange and Nasdaq.

   "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   "Implementation Time" has the meaning ascribed thereto in the Plan of Arrangement.

   "Intellectual Property" means industrial and intellectual property including:

      (a) all registered or unregistered trade-marks, trade names, business names, domain names, brand names, brands, designs, logos, identifying indicia and service marks, including any goodwill attaching thereto and all registrations and applications relating thereto
          (collectively, the "Trade-Marks");

      (b) all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs;

      (c) all copyrights, registrations and applications for registration of copyrights and works of authorship including all computer programs (including source code), databases and related works; and

      (d) all processes, data, trade secrets, designs, know-how, product information, manuals, technology, research and development reports, technical information, technical assistance, design specifications, and similar materials recording or evidencing expertise or proprietary information.

   "Interim Order" means the interim order of the Court in respect of the Arrangement, as contemplated by Section 1.3.

   "Joint Proxy Circular" means the notice of the Glyko Shareholders' Meeting and the notice of the BioMarin Stockholders' Meeting and accompanying management information circular and proxy statement to be sent to holders of Glyko Common Shares in connection with the Glyko Shareholders' Meeting and to be sent to holders of BioMarin Common Stock in connection with the BioMarin Stockholders' Meeting, including all appendices thereto.

   "Legal Proceeding" means any action, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) before any court or other Governmental Body or any arbitrator or arbitration panel.

   "Legal Requirement" means (i) any federal, state, provincial, regional, local, municipal, foreign or other law, statute, constitution, principle of common law, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body and (ii) all requirements set forth in applicable Contracts.

   "License Agreements" has the meaning ascribed thereto in the definition of "Licensed Intellectual Property";

   "Licensed Intellectual Property" means all Intellectual Property used under licenses and other contracts granting a license or other right to use such Intellectual Property (''License Agreements'');

   "Material Adverse Effect" or "Material Adverse Change," when used in connection with an Entity, means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in this Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties), that is or could reasonably be expected to be materially adverse to or have a material adverse effect on (a) the business, assets (including intangible assets), capitalization, condition, liabilities, financial performance or results of operations of such Entity and its Subsidiaries taken as a whole; provided, however, that no Material Adverse Effect or Material Adverse Change shall be deemed to have occurred solely as a result of any change in (i) the trading price of BioMarin Common Stock or Glyko Common Shares, respectively, that is unrelated to any change, event or circumstance materially adverse to the business, assets (including intangible assets), capitalization, condition, liabilities, financial performance or results of operations of BioMarin or Glyko, as the case may be, (ii) Canadian GAAP or U.S. GAAP or (iii) any federal, state, provincial, regional, local, municipal, foreign or other law, statute, constitution, principle of common law edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body or
(b) the ability of the Entity or its Subsidiaries to consummate the Arrangement or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement.

   "Material Contract" means and includes:

           (i) any Contract relating to the employment of, or the performance of services by, any employee or consultant; any Contract pursuant to which Glyko is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; and any Contract pursuant to which Glyko is or may become obligated to make any bonus or similar payment (other than payments in respect of salary) in excess of $25,000 to any current or former employee or director;

           (ii) any Contract which provides for indemnification of any officer, director, employee or agent;

          (iii) any Contract imposing any restriction on the right or ability of Glyko (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person,
                (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

           (iv) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any pre-emptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing Glyko with any right of first refusal with respect to, or right to purchase or otherwise acquire, any securities;

           (v)  any Contract relating to any currency hedging;

           (vi) any Contract imposing any confidentiality obligation on Glyko;

          (vii) any Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between Glyko and any contractor or subcontractor to any Governmental Body);

         (viii) any Contract requiring that Glyko give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

           (ix) any Contract that has a term of more than 60 days and that may not be terminated by Glyko (without penalty) within 60 days after the delivery of a termination notice by Glyko;

           (x) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate;

           (xi) any Contract (not otherwise identified in clauses "(i)" through "(x)" of this sentence) that could reasonably be expected to have a material effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of Glyko or to any of the transactions contemplated by this Agreement; and

          (xii) any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on Glyko.

   "Options" means and includes, in respect of a particular Entity, subscriptions, options, calls, warrants and other rights commitments or agreements of any character (whether or not currently exercisable) to acquire securities of the Entity in question.

   "OSC" means the Ontario Securities Commission.

   "Person" means any individual, Entity or Governmental Body.

   "Plan of Arrangement" means the plan of arrangement substantially in the form and content of Exhibit B annexed hereto and any amendments or variations thereto made in accordance with the provisions of this Agreement or made at the direction of the Court in the Final Order and which are acceptable to BioMarin and Glyko.

   "Registrar" means the Registrar of Companies or other duly authorized person performing the duties as registrar under the BC Act.

   "Representatives" means officers, directors, employees, agents, attorneys, auditors, advisors and representatives.

   "Required BioMarin Stockholder Vote" means the affirmative vote of at least a majority of the votes cast by holders of the outstanding BioMarin Common Stock voting on the resolution to approve the Arrangement including, without limitation, the issuance of the BioMarin Common Stock in connection with the Arrangement.

   "Required Glyko Shareholder Vote" means the affirmative vote of at least 66 2/3 percent of the votes cast by holders of the outstanding Glyko Common Shares voting on the Continuance Resolution and the Arrangement Resolution.

   "Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

   "SEC" means the United States Securities and Exchange Commission.

   "Securities Exemption Orders" means discretionary orders of the Commissions exempting the trades contemplated by the Plan of Arrangement from the registration and prospectus requirements of applicable Canadian Securities Legislation, including, but not limited to, the distribution of BioMarin Common Stock, the distribution of any securities upon the conversion or exchange of such securities in accordance with their terms (including in connection with the replacement of the Glyko Stock Options), or the resale by holders of any securities distributed to them pursuant to the Arrangement or upon the conversion or exercise of any security issued to them pursuant to the Plan of Arrangement, including, but not limited to, the resale of BioMarin Common Stock.

   "Stock Option Plan" means the 1994 Glyko stock option plan, as amended.

   "Subsidiary" shall mean, with respect to any non-natural Person, any other non-natural Person in which such non-natural Person then owns directly or indirectly shares of capital stock possessing 50% or more of the total combined voting power of all classes of stock of such other non-natural Person.

   "Superior Offer" means an unsolicited, bona fide written offer made by a third party (other than BioMarin or its affiliates) which, if consummated, would result in such third party acquiring, directly or indirectly, securities representing more than 50 percent of the voting power of the shares of Glyko or the resulting Entity of such transaction or all or substantially all of the assets of Glyko, in each case on terms which the Board of Directors of Glyko reasonably determines (following receipt of advice of its financial advisors of nationally recognized reputation and outside counsel) to be more favourable to Glyko's shareholders than the terms of the Arrangement.

   "Tax" or "Taxes" refers to any and all federal, provincial, regional, state, municipal, local and foreign taxes, assessments and other governmental charges, tariffs, duties (including customs duties), levies, assessments, deficiencies, fees, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, capital gains, profits, sales, use and occupation, and value added, ad valorem, transfer, surtax, stamp, transfer, property, franchise, withholding, payroll, recapture, employment, excise, goods and services, health insurance, use, business, workers' compensation and property taxes and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor Entity.

   "TSE" means the Toronto Stock Exchange.

   "U.S. Dollar Equivalent" has the meaning ascribed thereto in the Plan of Arrangement.

   "U.S. GAAP" means United States generally accepted accounting principles.

   "United States 1933 Act" means the United States Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

   "United States 1934 Act" means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

   "United States Code" means the United States Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                           BIOMARIN PHARMACEUTICAL INC.

                                           By:    /s/  CHRISTOPHER M. STARR

                                           Name:  Christopher M. Starr, Ph.D.

                                           Title: Senior Vice President,
                                                  Research and Development

                                           BIOMARIN ACQUISITION (NOVA SCOTIA)
                                             COMPANY

                                           By:    /s/  CHRISTOPHER M. STARR

                                           Name:  Christopher M. Starr, Ph.D.

                                           Title: President

                                           GLYKO BIOMEDICAL LTD.

                                           By:    /s/  JOERG GRUBER

                                           Name:  Joerg Gruber

                                           Title: Chairman

                                   ANNEX A-1
                              AMENDING AGREEMENT

   This AMENDING AGREEMENT (this "Agreement") is made and entered into as of May 16, 2002, among BIOMARIN PHARMACEUTICAL INC. ("BioMarin"), a corporation existing under the laws of Delaware, BIOMARIN ACQUISITION (NOVA SCOTIA) COMPANY, an unlimited liability company existing under the Companies Act (Nova Scotia) and a wholly owned Subsidiary of BioMarin ("BioMarin Nova Scotia") and GLYKO BIOMEDICAL LTD., a corporation existing under the laws of Canada ("Glyko").

                                   RECITALS

   A. BioMarin, BioMarin Nova Scotia and Glyko have entered into an Acquisition Agreement for a Plan of Arrangement (the "Acquisition Agreement") dated February 6, 2002.

   B. The parties desire to amend certain terms of the Acquisition Agreement as set forth herein.

   C. Capitalized terms used herein, if not otherwise defined, shall have the meanings given to them in the Acquisition Agreement.

   NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Acquisition Agreement shall be amended as follows:

                                   AMENDMENT

   1.1 The reference to May 31, 2002 in Section 5.2(a) of the Acquisition Agreement shall be amended to refer to August 23, 2002 such that Section 5.2(a) shall read as follows:

   "5.2  Meeting of Glyko Shareholders

      (a) Promptly after the date hereof, Glyko will take all action pursuant to the requirements of the CBCA, the Interim Order, Canadian Securities Legislation (and all other applicable securities laws), the TSE and Glyko Charter Documents to convene the Glyko Shareholders Meeting to be held as promptly as practicable, and in any event Glyko will use its commercially reasonable efforts to convene such meeting not later than August 23, 2002 for the purpose of voting upon the Continuance and the Arrangement. Glyko shall ensure that the Glyko Shareholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Glyko Shareholders Meeting are solicited, in compliance with all applicable Legal Requirements (including the Interim Order and Glyko Charter Documents). Glyko's obligation to call, give notice of, convene and hold the Glyko Shareholders Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal. Subject to any withheld, withdrawn, amended or modified recommendation of the Glyko Board of Directors in accordance with Section 5.2(c), Glyko will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the Arrangement. Notwithstanding anything to the contrary contained in this Agreement, Glyko may adjourn or postpone the Glyko Shareholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Circular is provided to Glyko's shareholders in advance of a vote on the Continuance or the Arrangement or, if as of the time for which the Glyko Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Circular) there are insufficient Glyko Common Shares represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Glyko Shareholders Meeting."

                                     A-1-1

   1.2 The reference to May 31, 2002 in Section 5.3 of the Acquisition Agreement shall be amended to refer to August 23, 2002 such that Section 5.3 shall read as follows:

   "5.3 Meeting of BioMarin Stockholders. Promptly after the date hereof, BioMarin will take all action pursuant to the requirements of the Delaware General Corporation Law, the United States 1933 Act, the United States 1934 Act (and all other applicable securities laws), Nasdaq, SWX Swiss Exchange and BioMarin Charter Documents to convene the BioMarin Stockholders Meeting to be held as promptly as practicable, and in any event BioMarin will use its commercially reasonable efforts to convene such meeting not later than August 23, 2002 for the purpose of considering the approval of the Arrangement including, without limitation, the issuance of the BioMarin Common Stock in connection with the Arrangement."

   1.3 The reference to June 15, 2002 in Section 8.1(b) of the Acquisition Agreement shall be amended to refer to August 30, 2002 such that Section 8.1(b) shall read as follows:

   "8.1  Termination

      (b) by either Glyko or BioMarin if the Arrangement shall not have been consummated by August 30, 2002 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Arrangement to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;"

   1.5 All terms and conditions of the Acquisition Agreement, as amended as set forth herein, shall remain in full force and effect.

                              GENERAL PROVISIONS

   2.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   2.2 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   2.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the state of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties hereby waives, and agrees not to assert in any such action, any claim that it is not personally subject to the jurisdiction of such court, that the action is brought in an inconvenient forum or that the venue of the action is improper; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.2 of the Acquisition Agreement.

                                     A-1-2

   2.4 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   2.5 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that (i) neither this Agreement nor any of Glyko's rights hereunder may be assigned by Glyko without the prior written consent of BioMarin and (ii) neither this Agreement nor any of BioMarin's or BioMarin Nova Scotia's rights hereunder may be assigned by BioMarin or BioMarin Nova Scotia without the prior written consent of Glyko (other than an assignment to a direct or indirect wholly-owned Subsidiary of BioMarin provided that such assignment shall not release BioMarin from liability hereunder), and any attempted assignment of this Agreement or any of such rights by Glyko or BioMarin and BioMarin Nova Scotia, as the case may be, without such consent or except as provided for herein shall be void and of no effect.

   2.6 WAIVER OF JURY TRIAL. EACH OF BIOMARIN, BIOMARIN NOVA SCOTIA AND GLYKO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BIOMARIN, BIOMARIN NOVA SCOTIA AND GLYKO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

   2.7 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder commenced or initiated after the Effective Date, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                           BIOMARIN PHARMACEUTICAL INC.


                                           By:    /S/  CHRISTOPHER M. STARR
                                                  -----------------------------


                                           Name:  Christopher M. Starr, Ph.D.
                                                  -----------------------------


                                           Title: Secretary
                                                  -----------------------------

                                           BIOMARIN ACQUISITION (NOVA SCOTIA)
                                           COMPANY


                                           By:    /S/  CHRISTOPHER M. STARR
                                                  -----------------------------


                                           Name:  Christopher M. Starr, Ph.D.
                                                  -----------------------------


                                           Title: President
                                                  -----------------------------

                                           GLYKO BIOMEDICAL LTD.


                                           By:    /S/  JOERG GRUBER


                                           Name:  Joerg Gruber


                                           Title: Chairman

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                                    ANNEX B

                                    FORM OF
                     PLAN OF ARRANGEMENT UNDER SECTION 192
                    OF THE CANADA BUSINESS CORPORATIONS ACT

                                   ARTICLE 1
                        DEFINITIONS AND INTERPRETATION

   Section 1.01 Definitions. In this Plan of Arrangement the following words and phrases shall have the meanings hereinafter set forth:

     (a) "Act" means the Canada Business Corporations Act, including the regulations made thereunder, as now in effect and as it may be amended from time to time;

     (b) "Acquisition Agreement" means the Acquisition Agreement for a Plan of Arrangement by and among BioMarin, BioMarin Nova Scotia and Glyko dated as of February 6, 2002, as the same may be amended, supplemented and/or restated from time to time;

     (c) "Arrangement" means the arrangement contemplated herein to be made on the terms set out in this Plan subject to any amendments or variations thereto made in accordance with the Acquisition Agreement and the terms hereof or made at the direction of the Court in the Final Order;

     (d) "Arrangement Resolution" means the special resolution in respect of the Arrangement to be considered and approved by Glyko Common Shareholders at the Meeting to be substantially in the form and content of Exhibit A annexed to the Acquisition Agreement;

     (e) "Articles of Arrangement" means the articles of arrangement of Glyko in respect of the Arrangement that are required by the Act to be sent to the Director after the Final Order is made;

     (f) "BioMarin" means BioMarin Pharmaceutical Inc., a Delaware corporation;

     (g) "BioMarin Common Stock" means the shares of common stock par value U.S.$0.001 per share of BioMarin as currently constituted;

     (h) "BioMarin Nova Scotia" means BioMarin Acquisition (Nova Scotia) Company, an unlimited liability company incorporated under the Companies Act (Nova Scotia);

     (i) "BioMarin Average Trading Price" means the average closing price of shares of BioMarin Common Stock on Nasdaq during a period of 20 consecutive trading days ending on the second trading day immediately preceding the Effective Date;

     (j) "Board of Directors" means the board of directors of Glyko;

     (k) "Business Day" means any day other than a Saturday, a Sunday or a day when banks are not open for business in either San Francisco, California or Toronto, Ontario;

     (l) "Canadian Dollar Equivalent" means, in respect of an amount expressed in a currency other than Canadian dollars (the "Foreign Currency Amount") at any date the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, if such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;

     (m) "Certificate of Arrangement" means the certificate of arrangement endorsed upon the Articles of Arrangement of Glyko by the Director;

     (n) "Circular" means the notice of the Meeting and accompanying management information circular, including the schedules attached thereto and all amendments from time to time made thereto, to be sent to Glyko Common Shareholders in connection with the Meeting;

     (o) "Continuance Resolution" means the special resolution in respect of the continuance of Glyko under the laws of British Columbia to be considered and approved by Glyko Common Shareholders at the Meeting;

     (p) "Court" means the Supreme Court of Ontario;

     (q) "Depositary" means Computershare Trust Company at its offices located in Toronto, Ontario;

     (r) "Director" means the Director appointed pursuant to Section 260 of the Act;

     (s) "Dissent Rights" shall have the meaning ascribed thereto in Section
         3.01;

     (t) "Dissenting Shareholder" means a Glyko Common Shareholder who dissents in respect of the Arrangement Resolution in strict compliance with the Dissent Rights;

     (u) "Dissenting Shares" means the shares of any Glyko Common Shareholder who has demanded and perfected Dissent Rights in respect of such Glyko Common Shares in accordance with the Interim Order and the Act and who, as of the Effective Time, has not effectively withdrawn or lost such Dissent Rights;

     (v) "Effective Date" means the date of the Certificate of Arrangement;

     (w) "Effective Time" means 12:01 a.m. (Eastern time) on the Effective Date;

     (x) "Exchange Ratio" means 0.3309, subject to adjustment in accordance with Section 2.03;

     (y) "Final Order" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, such order as affirmed;

     (z) "Glyko" means Glyko Biomedical Ltd., a corporation incorporated under the Act;

    (aa) "Glyko Common Shareholders" means the registered holders of Glyko Common Shares;

    (bb) "Glyko Common Shares" means the common shares in the capital of Glyko as constituted immediately prior to the Implementation Time;

    (cc) "Glyko Options" means all unexpired options to purchase Glyko Common Shares outstanding immediately prior to the Implementation Time;

    (dd) "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; or (c) governmental, quasi-governmental or regulatory authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, centre, organization, unit, body or other person and any court or other tribunal);

    (ee) "Implementation Time" means 12:01 a.m. (Pacific time) on the date that is the earlier of (a) the date that Glyko is continued under the laws of British Columbia, (b) the date upon which the Board of Directors resolves to implement the Arrangement, which in no event may be prior to the Effective Date or (c) the date that is 10 days following the Effective Date;

    (ff) "Interim Order" means the interim order of the Court, as the same may be amended, in respect of the Arrangement;

    (gg) "Letter of Transmittal" means the Letter of Transmittal for use by Glyko Common Shareholders, in the form accompanying the Circular;

    (hh) "Meeting" means the special meeting of Glyko Common Shareholders, and all adjournments and postponements thereof, called and held to, among other things, consider and approve the Continuance Resolution and the Arrangement Resolution;

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    (ii) "Nasdaq" means the Nasdaq National Market;

    (jj) "person" means and includes any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization, or Governmental Body;

    (kk) "Replacement Option" shall have the meaning ascribed thereto in
         Section 2.02(c);

    (ll) "this Plan," "Plan of Arrangement," "hereof," "herein," "hereto" and like references mean and refer to this plan of arrangement; and

    (mm) "U.S. Dollar Equivalent" means, in respect of an amount expressed in Canadian dollars at any date, the product obtained by multiplying: (a) the number of Canadian dollars, by (b) the noon spot exchange rate on such date for such Canadian dollars expressed in United States dollars as reported by the Bank of Canada or, if such spot exchange rate is not available, such exchange rate on such date for Canadian dollars expressed in United States dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

   Words and phrases used herein that are defined in the Act or the Acquisition Agreement and not defined herein shall have the same meaning herein as in the Act or the Acquisition Agreement, as applicable, unless the context otherwise requires.

   Section 1.02 Interpretation Not Affected By Headings, etc. The division of this Plan into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

   Section 1.03 Gender and Number. Unless the context requires the contrary, words importing the singular only shall include the plural and vice versa and words importing the use of any gender shall include all genders.

   Section 1.04 Date for Any Action. In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

   Section 1.05 Governing Law. This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

                                   ARTICLE 2
                                  ARRANGEMENT

   Section 2.01 Binding Effect. This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) BioMarin,
(ii) BioMarin Nova Scotia, (iii) Glyko, (iv) all Glyko Common Shareholders, and
(v) all holders of Glyko Options.

   Section 2.02 Arrangement. Beginning at the Implementation Time, the following events or transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:

   (a) each Glyko Common Share issued and outstanding immediately prior to the Implementation Time, other than any Dissenting Shares, will be automatically exchanged, subject to the provisions hereof, such that such Glyko Common Shares will be transferred to BioMarin Nova Scotia in exchange for the delivery by BioMarin Nova Scotia to the former holders of such Glyko Common Shares of that portion of a share of BioMarin Common Stock equal to the Exchange Ratio and each Glyko Common

       Shareholder shall cease to be a holder of Glyko Common Shares and the name of each such holder shall be removed from the register of Glyko Common Shareholders and added to the register of holders of BioMarin Common Stock (whereupon there shall be no Glyko Common Shareholders other than BioMarin Nova Scotia);

   (b) in the event of an entitlement to receive a fraction of a share of BioMarin Common Stock, such holder shall have the rights provided for in
       Section 4.06; and

   (c) each Glyko Option shall be exchanged for an option (a "Replacement Option") to purchase a number of shares of BioMarin Common Stock equal to the product of the Exchange Ratio and the number of Glyko Common Shares issuable pursuant to such Glyko Option, whether exercisable or unexercisable, immediately prior to the Implementation Time, rounded down to the nearest whole number of shares. Such Replacement Option will provide for an exercise price per share of BioMarin Common Stock equal to the U.S. Dollar Equivalent (calculated on the date of the Implementation Time) of the per share exercise price of such Glyko Option divided by the Exchange Ratio, rounded up to the nearest whole cent. The term and vesting schedule of such Replacement Option shall be equivalent to those of the Glyko Option it replaces, except for such changes as are triggered by the entry by Glyko into this Plan of Arrangement. In such case any document or agreement evidencing a replaced Glyko Option shall be terminated.

   Subject to Section 2.03, the maximum number of shares of BioMarin Common Stock issuable in connection with the exchange of Glyko Common Shares for BioMarin Common Stock shall be 11,367,617 and, if the number of Glyko Common Shares outstanding at the Implementation Time would result in a greater number of shares of BioMarin Common Stock being issuable, then the Exchange Ratio shall be adjusted accordingly.

   Section 2.03 Adjustment to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into BioMarin Common Stock or Glyko Common Shares), cash dividends, reorganization, recapitalization, combination, exchange of shares or other like change with respect to BioMarin Common Stock or Glyko Common Shares occurring after the date of the Acquisition Agreement and prior to the Implementation Time.

                                   ARTICLE 3
                               RIGHTS OF DISSENT

   Section 3.01 Rights of Dissent. Glyko Common Shareholders may in connection with the Arrangement exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in Section 190 of the Act as the same may be modified by the Interim Order or the Final Order (the "Dissent Rights"). Glyko Common Shareholders who duly exercise such Dissent Rights and who:

   (a) are ultimately determined to be entitled to be paid fair value for their Glyko Common Shares shall be deemed to have transferred such Glyko Common Shares to Glyko without any further act or formality and free and clear of all liens and encumbrances and such shares shall be cancelled at the Implementation Time; or

   (b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Glyko Common Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Glyko Common Shares and shall receive BioMarin Common Stock on the basis determined in accordance with Section 2.02(a), but in no case shall BioMarin, BioMarin Nova Scotia, Glyko or any other person be required to recognize such holders as Glyko Common Shares after the Implementation Time, and the names of such holders of Glyko Common Shareholders shall be deleted from the register of holders of Glyko Common Shares at the Implementation Time. Any Glyko Shareholders who duly exercise Dissent Rights and who are ultimately determined to be paid fair value for their Glyko Common Shares shall be paid solely from the assets of Glyko.

                                   ARTICLE 4
                       CERTIFICATE AND FRACTIONAL SHARES

   Section 4.01 Issuance of Certificates Representing Shares of BioMarin Common Stock. Promptly after the Implementation Time, BioMarin shall cause BioMarin Nova Scotia to make available to the Depositary, for exchange in accordance with Article 2, the BioMarin Common Stock issuable in accordance with the terms of the Arrangement and cash in an amount sufficient for payment in lieu of fractional shares also in accordance with the terms of the Arrangement. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Implementation Time represented Glyko Common Shares, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the Act and the by-laws of Glyko and such additional documents and instruments as Glyko, BioMarin Nova Scotia and the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall forthwith deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of shares of BioMarin Common Stock which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to Section 4.05 and any cash in lieu of fractional shares of BioMarin Common Stock pursuant to Section 4.06, less any amounts withheld pursuant to Section 5.01), and any certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Glyko Common Shares prior to the Implementation Time that is not registered in the transfer records of Glyko, a certificate representing the proper number of shares of BioMarin Common Stock may be issued to the transferee if the certificate representing such Glyko Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.01, each certificate which immediately prior to the Implementation Time represented Glyko Common Shares that were exchanged for shares of BioMarin Common Stock shall be deemed at all times after the Implementation Time to represent only the right to receive upon such surrender (i) the certificate representing shares of BioMarin Common Stock as contemplated by this Section 4.01, (ii) a cash payment in lieu of any fractional BioMarin Common Stock as contemplated by Section 4.06 and (iii) any dividends or distributions with a record date after the Implementation Time theretofore paid or payable with respect to BioMarin Common Stock as contemplated by Section 4.05.

   Section 4.02 Delivery of Letter of Transmittal. At the time of mailing the Circular or as soon as practicable after the Effective Date, Glyko shall forward to each Glyko Common Shareholder at the address of such holder as it appears on the register maintained by or on behalf of Glyko in respect of the holders of Glyko Common Shares, a copy of the Letter of Transmittal and instructions for obtaining delivery of the BioMarin Common Stock issuable and payable to such holders pursuant to the Plan.

   Section 4.03 Expiration of Rights. Any certificates formerly representing Glyko Common Shares that, following the Effective Date, are not deposited with the Depositary, together with a duly executed Letter of Transmittal, and such other documents as the Depositary deems necessary, on or before the sixth anniversary of the Effective Date, shall cease to represent a right or claim of any kind or nature and the right of the holder of such securities to receive BioMarin Common Stock as provided for in the Acquisition Agreement, shall be deemed to be surrendered to BioMarin Nova Scotia together with all dividends or distributions thereon held for such holder, for no consideration, and such BioMarin Common Stock shall thereupon be cancelled and the name of the former registered holder shall be removed from the register of holders of BioMarin Common Stock.

   Section 4.04 Entitlement to Options. As soon as practicable after the Effective Date, the holders of outstanding Glyko Options shall be provided with documentation evidencing Replacement Options in accordance with the provisions of Section 2.02(c).

   Section 4.05 Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Effective Date with respect to BioMarin Common Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Date represented outstanding Glyko Common Shares that were exchanged for BioMarin

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Common Stock pursuant to the procedures set out in Article 2, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.06, unless and until the holder of record of such certificate shall surrender such certificate in accordance with Section 4.01. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (iii) below, at the appropriate payment date), there shall be paid to the record holder of the certificates representing whole shares of BioMarin Common Stock, without interest (i) the amount of any cash payable in lieu of a fractional BioMarin Common Share to which such holder is entitled pursuant to Section 4.06, (ii) the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such BioMarin Common Stock, and (iii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such BioMarin Common Stock.

   Section 4.06 No Fractional Shares. No fraction of a share of BioMarin Common Stock shall be issued by virtue of the Arrangement, no dividend, stock split or other change in the capital structure of BioMarin shall relate to any such fraction and any fractional interests shall not entitle the owner thereof to vote or to exercise any rights as a security holder of BioMarin. In lieu thereof, each Glyko Common Shareholder who would otherwise be entitled to a fraction of a share of BioMarin Common Stock (after aggregating all fractional shares of BioMarin Common Stock that would otherwise be received by such holder) shall, upon surrender of such holder's certificate(s) representing Glyko Common Shares receive from BioMarin Nova Scotia an amount of cash (rounded to the nearest whole cent), without interest, equal to the product (or, at the option of BioMarin Nova Scotia, the Canadian Dollar Equivalent of the product) of such fraction and the BioMarin Average Trading Price.

   Section 4.07 Lost Certificates. In the event any certificate which immediately prior to the Implementation Time represented outstanding Glyko Common Shares that were exchanged pursuant to Section 2.02 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, certificates representing shares of BioMarin Common Stock (and any dividends or distributions with respect thereto and any cash pursuant to
Section 4.05) deliverable in respect thereof as determined in accordance with
Section 2.02. When seeking such issuance and/or payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing shares of BioMarin Common Stock are to be issued shall, at the discretion of BioMarin Nova Scotia and Glyko, as a condition precedent to the issuance thereof, give a bond satisfactory to BioMarin Nova Scotia and Glyko, in such sum as BioMarin Nova Scotia and Glyko may reasonably direct as indemnity against any claim that may be made against BioMarin Nova Scotia or Glyko or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

                                   ARTICLE 5
                              WITHHOLDING RIGHTS

   Section 5.01 Withholding Rights. Each of Glyko, BioMarin Nova Scotia and the Depositary shall be entitled to deduct and withhold from the consideration payable or otherwise deliverable pursuant to this Arrangement to any holder or former holder of Glyko Common Shares such amount as may be required by law (as advised by outside tax counsel for BioMarin) to be deducted or withheld therefrom under the United States Code or under any provision of United States or Canadian federal, state, provincial, regional, local or foreign tax law, including the Income Tax Act (Canada), or under any other applicable legal requirement. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority in accordance with applicable law and that such holder has been provided forthwith with a receipt evidencing such remittance. BioMarin, BioMarin Nova Scotia, Glyko and the Depositary are hereby authorized to sell or otherwise dispose of such portion of such consideration as is necessary to provide sufficient funds to BioMarin, BioMarin Nova Scotia, Glyko or the Depositary, as the case may be, net of expenses, in order to enable it to comply with such deduction or withholding requirement and BioMarin, BioMarin Nova Scotia, Glyko or the Depositary shall give an accounting to the holder with respect thereto and any balance of such proceeds of sale.

                                   ARTICLE 6
                                  AMENDMENTS

   Section 6.01  Amendment of the Arrangement.

   (a) Glyko reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time provided that any such amendment, modification, or supplement must be contained in a written document which is (i) agreed to by BioMarin and BioMarin Nova Scotia,
       (ii) filed with the Court and, if made following the Meeting, approved by the Court and (iii) communicated to holders of Glyko Common Shares in the manner if and as required by the Court.

   (b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Glyko at any time prior to or at the Meeting (provided that BioMarin and BioMarin Nova Scotia shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

   (c) Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meeting shall be effective only (i) if it is consented to by Glyko, (ii) if it is agreed to by BioMarin and BioMarin Nova Scotia, and (iii) if required by the Court, it is consented to by holders of Glyko Common Shares voting in the manner directed by the Court.

   Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by Glyko, provided that (i) it is agreed to by BioMarin and BioMarin Nova Scotia and (ii) it concerns a matter which, in the reasonable opinion of Glyko, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the holders of Glyko Common Shares or Glyko Options.

                                   ARTICLE 7
                                    GENERAL

   Section 7.01 Further Assurances. Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Acquisition Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

   Section 7.02 Paramountcy. From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all Glyko Common Shares or Glyko Options issued or granted prior to the Effective Time, (ii) the rights and obligations of the Glyko Common Shareholders, the holders of Glyko Options and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to Glyko Common Shares or Glyko Options shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

   Section 7.03 Continuance. Subject to the approval of the Glyko Common Shareholders, the Director and the Registrar under the Company Act (British Columbia), Glyko shall be continued under the laws of British Columbia as soon as is practicable following the Effective Time.

                                    ANNEX C

                            ARRANGEMENT RESOLUTION

                   SPECIAL RESOLUTION OF THE SHAREHOLDERS OF
                             GLYKO BIOMEDICAL LTD.

BE IT RESOLVED THAT:

   1. The arrangement (the "Arrangement") under Section 192 of the Canada Business Corporations Act ("CBCA") involving Glyko Biomedical Ltd. ("Glyko"), BioMarin Pharmaceutical Inc. ("BioMarin") and BioMarin Acquisition (Nova Scotia) Company, as more particularly described and set forth in the Joint Proxy Circular of Glyko and BioMarin accompanying the notice of this meeting (as the Arrangement may be modified or amended) is hereby authorized, approved and adopted.

   2. The plan of arrangement (the "Plan of Arrangement") involving Glyko, the full text of which is set out as Annex B to the Joint Proxy Circular (as the Plan of Arrangement may be or may have been amended) is hereby approved and adopted.

   3. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Glyko or that the Arrangement has been approved by the Superior Court of Justice (Ontario), the directors of Glyko are hereby authorized (i) to amend the acquisition agreement made as of February 6, 2002 among Glyko, BioMarin and BioMarin Nova Scotia (the "Acquisition Agreement"), to the extent permitted in the Acquisition Agreement and to amend the Plan of Arrangement to the extent permitted in the Plan of Arrangement and/or (ii) not to proceed with the Arrangement without further approval of the shareholders of Glyko, but only if the Acquisition Agreement is terminated in accordance with Article 8 thereof.

   4. Any officer or director of Glyko is hereby authorized and directed for and on behalf of Glyko to execute, under the seal of Glyko or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in order to give effect to the foregoing resolution.

   5. Any officer or director of Glyko is hereby authorized and directed for and on behalf of Glyko to execute or cause to be executed, under the seal of Glyko or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

                                    ANNEX D

                            CONTINUANCE RESOLUTION

                   SPECIAL RESOLUTION OF THE SHAREHOLDERS OF
                             GLYKO BIOMEDICAL LTD.

BE IT RESOLVED THAT:

   1. Glyko Biomedical Ltd. ("Glyko") is hereby authorized to apply to the Director under the Canada Business Corporations Act ("CBCA") for the Director's consent to the continuance of Glyko under the jurisdiction of British Columbia pursuant to Section 36 of the Company Act (British Columbia) ("BCCA").

   2. Glyko is hereby authorized, pursuant to Section 188 of the CBCA, to apply under Section 36 of the BCCA to the Registrar under the BCCA for a Certificate of Continuance under the BCCA as more particularly described and set forth in the Joint Proxy Circular (the "Circular") of Glyko and BioMarin Pharmaceutical Inc. accompanying the notice of this meeting.

   3. Subject to the continuance of Glyko pursuant to Section 36 of the BCCA, articles of continuance continuing Glyko under the BCCA in substantially the form of Glyko's articles of incorporation be approved and adopted with such technical amendments, deletions or alterations as may be deemed necessary or advisable by any director or officer of Glyko in order to assure compliance with the provisions of the BCCA and the requirements of the Registrar thereunder.

   4. The board of directors of Glyko is hereby authorized to abandon the application for continuance at any time without further approval of the Glyko shareholders.

   5. Any officer or director of Glyko is hereby authorized and directed for and on behalf of Glyko to execute articles of continuance and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

                                    ANNEX E

                    NOTICE OF APPLICATION AND INTERIM ORDER

                                                                 Court File No:

                                    ONTARIO
                          SUPERIOR COURT OF JUSTICE--
                                COMMERCIAL LIST

   IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, CHAP. C-44, SECTION 192, AS AMENDED

   AND IN THE MATTER OF AN APPLICATION BY GLYKO BIOMEDICAL LTD. RELATING TO A PROPOSED ARRANGEMENT INVOLVING GLYKO BIOMEDICAL LTD. and BIOMARIN PHARMACEUTICAL INC.

                             NOTICE OF APPLICATION

TO THE RESPONDENTS:

   A PROCEEDING HAS BEEN COMMENCED by the applicant. The claim made by the applicant appears on the following pages.

   THIS APPLICATION will come on for a hearing on [             ], 2002, at
10:00 a.m., before a judge presiding over the Commercial List at 393 University Avenue, 8th Floor, Toronto, Ontario.

   IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the applicant's lawyer, or where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

   IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the applicant's lawyer or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but at least 2 days before the hearing.

   IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

            DATE:             ., 2002 Issued by: ------------------
                                                 (Registry Officer)

                                          Address of local office:

                                          393 University Avenue,
                                          10/th/ Floor
                                          Toronto, Ontario
                                          M5H 3E5

      TO:     ALL HOLDERS OF COMMON SHARES OF
              GLYKO BIOMEDICAL LTD.

      AND TO: ALL HOLDERS OF OPTIONS TO PURCHASE COMMON SHARES OF
              GLYKO BIOMEDICAL LTD.

      AND TO: THE DIRECTOR APPOINTED PURSUANT TO SECTION 260 OF THE CANADA
              BUSINESS CORPORATIONS ACT

              Director General
              Corporations Directorate, Industry Canada
              9/th/ Floor, Jean Edmonds Tower South
              365 Laurier Avenue West
              Ottawa, Ontario K1A 0C8

      AND TO: CASSELS BROCK & BLACKWELL LLP
              Barristers & Solicitors
              Scotia Plaza, Suite 2100
              40 King St. W.
              Toronto, Ontario M5H 3C2

              Mark T. Bennett
              Tel:  (416) 869-5407
              Fax:  (416) 360-8877
              Solicitors for BioMarin Pharmaceutical Inc.
              and BioMarin Acquisition (Nova Scotia) Company

                                  APPLICATION

1. The Applicant Glyko Biomedical Ltd. ("Glyko") makes application for:

   (a) An order pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, Chap. C-44, as amended (the "CBCA") approving a Plan of Arrangement (the "Arrangement") proposed by the Applicant substantially in the form described in the Joint Proxy Circular attached as Exhibit "A" to the Affidavit of John A. Kolada to be filed in support of this Application;

   (b) An interim order (the "Interim Order") for the advice and directions of this Court pursuant to subsection 192(4) of the CBCA with respect to the Arrangement and this Application; and

   (c) Such further and other relief as this Court may deem just.

2. The grounds for the Application are:

   (a) All statutory requirements under the CBCA either have been fulfilled or will be fulfilled by the date of the return of this Application;

   (b) The Arrangement is fair and reasonable and it is appropriate for this Court to approve the Arrangement;

   (c) Section 192 of the CBCA;

   (d) Rules 14.05(2), 17.02, 37 and 38 of the Rules of Civil Procedure; and

   (e) Such further and other grounds as counsel may advise and this Court may permit.

3. The following documentary evidence will be used at the hearing of the
   Application:

   (a) Such Interim Order as may be granted by this Court;

   (b) The Affidavit of John A. Kolada, to be sworn, and the exhibits thereto;

   (c) Such further affidavits of deponents on behalf of the Applicant, reporting as to the compliance with any Interim Order of this Court and as to the result of any meetings ordered by any Interim Order of this Court; and

   (d) Such further and other material as counsel may advise and this Court may permit.

4. The Notice of Application will be sent to all registered holders of common shares of Glyko, at the address of each holder as shown on the books and
   records of Glyko at the close of business on [      ], 2002, being the
   record date established by Glyko, or as this Court may direct in the Interim Order, pursuant to rules 17.02(n) and 17.02(o) of the Rules of Civil Procedure in the case of those holders whose addresses, as they appear on the books and records of Glyko, are outside Ontario.

               DATE:         ., 2002 BLAKE, CASSELS & GRAYDON LLP
                                     Barristers & Solicitors
                                     Box 25, Commerce Court West
                                     Toronto, Ontario M5L 1A9

                                     S. Gordon McKee LSUC#:28557R
                                     Tel:  (416) 863-3884

                                     Robert H. Brent LSUC#:41633S
                                     Tel:  (416) 863-2585
                                     Fax:  (416) 863-2653

                                     Solicitors for the Applicant
                                     Glyko Biomedical Ltd.

                                                                  Court File No:

IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, CHAP. C-44,
SECTION 192, AS AMENDED AND IN THE MATTER OF AN APPLICATION BY GLYKO BIOMEDICAL LTD. RELATING TO A PROPOSED ARRANGEMENT INVOLVING GLYKO BIOMEDICAL LTD., BIOMARIN PHARMACEUTICAL INC. and BIOMARIN ACQUISITION (NOVA SCOTIA) COMPANY
--------------------------------------------------------------------------------

                                                         ONTARIO
                                              SUPERIOR COURT OF JUSTICE --
                                                     Commercial List

                                             Proceeding Commenced at Toronto

                                           -----------------------------------

                                                  NOTICE OF APPLICATION

                                           -----------------------------------

                                                  BLAKE, CASSELS & GRAYDON LLP
                                                  Barristers and Solicitors
                                                  Box 25, Commerce Court West
                                                  Toronto, Ontario
                                                  M5L 1A9

                                                  S. Gordon McKee LSUC#:28557R
..                                                 Tel:  (416) 863-3859

                                                  Robert H. Brent LSUC#:41633S
                                                  Tel:  (416) 863-2585
                                                  Fax:  (416) 863-2653

                                                  Solicitors for the Applicant
                                                  Glyko Biomedical Ltd.

                                                                 Court File No:

                                    ONTARIO

                         SUPERIOR COURT OF JUSTICE --

                                COMMERCIAL LIST

                                          )
             THE HONOURABLE               )       THE           DAY
             JUSTICE                      )       OF           2002

   IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, CHAP. C-44, SECTION 192, AS AMENDED

   AND IN THE MATTER OF AN APPLICATION BY GLYKO BIOMEDICAL LTD. RELATING TO A PROPOSED ARRANGEMENT INVOLVING GLYKO BIOMEDICAL LTD., BIOMARIN
   PHARMACEUTICAL INC. and BIOMARIN ACQUISITION (NOVA SCOTIA) COMPANY

                             [DRAFT] INTERIM ORDER

   THIS MOTION, made by the Applicant Glyko Biomedical Ltd. ("Glyko") for an interim order for advice and directions of the Court in connection with an application (the "Application") to approve an arrangement under section 192 of the Canada Business Corporations Act, R.S.C. 1985, Chap. C-44, as amended (the "CBCA"), was heard this day at 393 University Avenue, Toronto, Ontario.

   ON READING the Notice of Application issued ., 2002; the Notice of Motion; the affidavit of John A. Kolada, sworn ., 2002 (the "Affidavit"), and the exhibits thereto; on hearing the submissions of counsel for Glyko, no one appearing for the Director appointed pursuant to section 260 of the CBCA although served with notice of this motion; and, on being advised of the consent to this Interim Order of BioMarin Pharmaceutical Inc. ("BioMarin") and BioMarin Acquisition (Nova Scotia) Company ("BioMarin Nova Scotia"),

1. THIS COURT ORDERS that for the purposes of this Order, the following defined terms shall have the following meanings, which meanings are set out with greater specificity in the draft Joint Proxy Circular (the "Joint Circular") of Glyko and BioMarin attached as Exhibit "A" to the Affidavit:

   (a) "Acquisition Agreement" means the acquisition agreement made as of February 6, 2002, among Glyko, BioMarin and BioMarin Nova Scotia, attached as Annex A to the Joint Circular, as it may be amended, supplemented or restated;

   (b) "Glyko Shares" means the outstanding common shares in the capital of Glyko;

   (c) "Glyko Shareholders" means the holders of Glyko Shares; and

   (d) "Glyko Options" means options granted to purchase Glyko Shares.

2. THIS COURT ORDERS that Glyko is authorized and directed to call, hold and conduct a special meeting (the "Glyko Meeting") of the Glyko Shareholders to, among other things, consider and, if deemed advisable, pass, with or without variation, a special resolution (the "Arrangement Resolution") to approve an arrangement (the "Arrangement") substantially in the same form set forth in the Plan of Arrangement as found at Annex "B" to the Joint Circular, which is attached as Exhibit "A" to the Affidavit.

3. THIS COURT ORDERS that the Glyko Meeting shall be called, held and conducted in accordance with the Glyko Notice of Special Meeting of Shareholders that is part of the Joint Circular (the "Notice"), the CBCA and the articles and by-laws of Glyko, including quorum requirements, subject to the terms of this Order or any further Order of this Court.

4. THIS COURT ORDERS that Glyko is authorized to make such amendments, revisions or supplements to the Plan of Arrangement as it may determine are appropriate, subject to the terms of the Acquisition Agreement and this Interim Order and without any additional notice to the Glyko Shareholders, and that the Plan of Arrangement as so amended, revised or supplemented shall be the Plan of Arrangement submitted to the Glyko Meeting and the subject of the Arrangement Resolution.

5. THIS COURT ORDERS that Glyko, if it deems it advisable, is specifically authorized to adjourn or postpone the Glyko Meeting on one or more occasions, without the necessity of first convening the Glyko Meeting or first obtaining any vote of Glyko Shareholders respecting the adjournment or postponement, subject to the terms of the Acquisition Agreement.

6. THIS COURT ORDERS that the Notice of Application, the Notice, the Joint Circular, the form of letter of transmittal and the form of proxy (collectively referred to as the "Meeting Materials") in substantially the same form as contained in Exhibits "A", "." and "." to the Affidavit (with such amendments, additional communications or documents thereto as counsel for Glyko or BioMarin may consider are necessary or desirable, provided that such amendments, communications or documents are not inconsistent with the terms of this Order) and this Interim Order shall be disseminated, distributed, sent and given to the Glyko Shareholders as at the record date (as established in paragraph 8 below), the holders of Glyko Options, the directors of Glyko, the auditors of Glyko and BioMarin by one or more of the following methods not less than twenty-one (21) days before the date of the Glyko Meeting, excluding the date of delivery and the date of the Glyko Meeting:

   (a) in the case of the registered holders of Glyko Shares, by prepaid ordinary mail, by courier, or by delivery in person, addressed to each such holder at his, her or its last known address, as shown on the books or records of Glyko;

   (b) in the case of non-registered holders of Glyko Shares, by providing sufficient multiple copies of the Meeting Materials to intermediaries and registered nominees to facilitate the broad distribution of the Meeting Materials to non-registered holders of Glyko Shares;

   (c) in the case of holders of Glyko Options, by prepaid ordinary mail, by courier, or by delivery in person, addressed to each such holder at his, her or its last known address, as shown on the books or records of Glyko;

   (d) in the case of the directors of Glyko, by courier or by delivery in person, addressed to the individual directors;

   (e) in the case of the auditors of Glyko, by courier or by delivery in person, addressed to the firm of auditors; and

   (f) in the case of BioMarin, by courier or by delivery in person, to the solicitors for BioMarin;

   and that such mailing, transmission, delivery and distribution shall constitute good and sufficient notice of the Application, the Glyko Meeting and the hearing in respect of the Application upon such persons.

7. THIS COURT ORDERS that the Meeting Materials shall be deemed, for the purposes of this Interim Order and the Application, to have been received:

   (a) in the case of distribution by ordinary prepaid mail, three (3) business days after delivery thereof to the post office;

   (b) in the case of distribution by courier, one (1) business day after receipt by the courier;

   (c) in the case of distribution by delivery in person, on receipt thereof by the intended addressee; and

   (d) in the case of distribution by facsimile transmission, upon the transmission thereof.

8. THIS COURT ORDERS that the record date for determining the holders of Glyko Shares entitled to receive the Meeting Materials and to vote at the Glyko
Meeting, shall be the close of business on [              ], 2002, as
previously approved by the board of directors of Glyko and published by Glyko (the "Record Date").

9. THIS COURT ORDERS that the accidental failure or omission to give notice of the Glyko Meeting, or the non-receipt of such notice, shall not invalidate any resolution passed or proceedings taken at the Glyko Meeting and shall not constitute a breach of this Interim Order.

10. THIS COURT ORDERS that Glyko is authorized to use the form of proxy (the "Form of Proxy"), in substantially the same form attached as Exhibit "." to the Affidavit, subject to Glyko's ability to insert dates and other relevant information in the final Form of Proxy. Glyko is authorized, at its expense, to solicit proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for the purpose, and by mail or such other forms of personal or electronic communication as it may determine, subject to the terms of the Arrangement Agreement and this Interim Order.

11. THIS COURT ORDERS that Glyko may, in its discretion, waive generally the time limits for the deposit of proxies by the Glyko Shareholders, if Glyko deems it advisable to do so.

12. THIS COURT ORDERS that the votes shall be taken at the Glyko Meeting on the basis that each holder of Glyko Shares is entitled to one vote for each Glyko Share held and that, subject to further Order of this Court, the vote required to pass and approve the Arrangement Resolution shall be the affirmative vote of not less than 66 2/3% of the votes cast on the Arrangement Resolution (for this purpose any spoiled votes, illegible votes, defective votes and abstentions shall be deemed not to be votes cast) by the holders of Glyko Shares, present in person or represented by proxy at the Glyko Meeting.

13. THIS COURT ORDERS that the only persons entitled to attend the Glyko Meeting shall be: (a) the holders of Glyko Shares, or their respective proxies;
(b) the officers, directors, auditors and advisors of Glyko;
(c) representatives of BioMarin; and (d) other persons with the permission of the Chairman of the Meeting.

14. THIS COURT ORDERS that the registered holders of Glyko Shares shall be entitled to exercise rights of dissent and appraisal, in accordance with and in compliance with section 190 of the CBCA and the Plan of Arrangement, and to seek fair value for their Glyko Shares, provided that any holders of Glyko Shares who wish to dissent (a) must have as a condition precedent thereto provided a written dissent notice objecting to the Arrangement Resolution to Glyko Biomedical Ltd., 199 Bay Street, Toronto, Ontario M5L 1A9, attn. John A. Kolada, facsimile: (416) 863-2653, telephone: (416) 863-2400, at or prior to the Glyko Meeting, and (b) must otherwise strictly comply with section 190 of the CBCA.

15. THIS COURT ORDERS that upon approval by the Glyko Shareholders of the Arrangement in the manner set forth in this Order, Glyko may apply to this
Court on [              ], or such later date as the Application may be
adjourned to, for approval of the Arrangement and that the distribution and delivery of the Notice of Application herein, in accordance with paragraphs 6 and 7 of this Order, shall constitute good and sufficient service of such Notice of Application pursuant to this Order and no other form of service need be made and no other material need be served on such persons in respect of these proceedings, unless a Notice of Appearance is served on Glyko's solicitors as set out below, not later than two days before the hearing of the Application.

16. THIS COURT ORDERS that the only persons entitled to notice of any further proceedings herein, including the hearing to approve the Arrangement, and entitled to appear and to be heard thereon, shall be (a) solicitors for Glyko,
(b) solicitors for BioMarin, and (c) persons who have delivered a Notice of Appearance herein in accordance with the Rules of Civil Procedure and this Interim Order, including service of said notice on Glyko's solicitors, Blake, Cassels & Graydon LLP, P.O. Box 25, 199 Bay Street, Commerce Court West, Toronto, Ontario M5L 1A9, Attention: Robert H. Brent.

17. THIS COURT ORDERS that Glyko shall be entitled, at any time, to seek leave to vary this Order.

18. THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy with respect to the matters provided for in this Interim Order that, as between this Interim Order and terms of any instrument creating, governing or collateral to the Glyko Shares or the articles or by-laws of Glyko, this Interim Order shall govern.

                                                _______________________________

                                                                  Court File No:

IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, CHAP. C-44,
SECTION 192, AS AMENDED AND IN THE MATTER OF AN APPLICATION BY GLYKO BIOMEDICAL LTD. RELATING TO A PROPOSED ARRANGEMENT INVOLVING GLYKO BIOMEDICAL LTD., BIOMARIN PHARMACEUTICAL INC. and BIOMARIN ACQUISTION (NOVA SCOTIA) COMPANY
--------------------------------------------------------------------------------


                                                        ONTARIO
                                             SUPERIOR COURT OF JUSTICE --
                                                    Commercial List

                                            Proceeding Commenced at Toronto

                                          -----------------------------------

                                                 [DRAFT] INTERIM ORDER
                                          (Motion for Advice and Directions)

                                          -----------------------------------

                                                 BLAKE, CASSELS & GRAYDON LLP
                                                 P.O. Box 25
                                                 199 Bay Street
                                                 Commerce Court West
                                                 Toronto, Ontario M5L 1A9

                                                 S. Gordon McKee LSUC#:28557R
..                                                Tel:  (416) 863-3884

                                                 Robert H. Brent LSUC#:41633S
                                                 Tel:  (416) 863-2585
                                                 Fax:  (416) 862-2653

                                                 Solicitors for the Applicant
                                                 Glyko Biomedical Ltd.

                                    ANNEX F

                        [LETTERHEAD OF UBS WARBURG LLC]

                               February 6, 2002

The Board of Directors
BioMarin Pharmaceutical Inc.
371 Bel Marin Keys Boulevard, Suite 210
Novato, California 94949

Dear Members of the Board:

   We understand that BioMarin Pharmaceutical Inc. ("BioMarin") proposes to enter into an Acquisition Agreement for a Plan of Arrangement, dated as of February 6, 2002 (the "Agreement"), among BioMarin, BioMarin Acquisition (Nova Scotia) Company, a wholly owned subsidiary of BioMarin ("BioMarin Nova Scotia"), and Glyko Biomedical Ltd. ("Glyko") pursuant to which (i) BioMarin, BioMarin Nova Scotia and Glyko will enter into a business combination by way of an arrangement as a result of which Glyko will become a wholly owned subsidiary of BioMarin Nova Scotia (the "Arrangement") and (ii) each outstanding common share in the capital of Glyko ("Glyko Common Shares") will be transferred to BioMarin Nova Scotia in exchange for the delivery by BioMarin Nova Scotia of
0.3309 (the "Exchange Ratio") of a share of the common stock, par value $0.001 per share, of BioMarin ("BioMarin Common Stock"). The Agreement provides that BioMarin Nova Scotia will not be required to transfer more than 11,367,617 shares of BioMarin Common Stock in respect of outstanding Glyko Common Shares in connection with the Arrangement. The terms and conditions of the Arrangement are more fully set forth in the Agreement and related documents.

   You have requested our opinion as to the fairness, from a financial point of view, to BioMarin of the Exchange Ratio.

   UBS Warburg LLC ("UBS Warburg") has acted as financial advisor to BioMarin in connection with the Arrangement and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Arrangement. UBS Warburg also will receive a fee in connection with this opinion. UBS Warburg and its affiliates in the past have provided, and currently are providing, services to BioMarin unrelated to the proposed Arrangement, for which services UBS Warburg and its affiliates have received and will receive customary compensation. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade securities of BioMarin or Glyko for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   Our opinion does not address the relative merits of the Arrangement as compared to other business strategies or transactions that might be available with respect to BioMarin or BioMarin's underlying business decision to effect the Arrangement, nor does our opinion constitute a recommendation to any stockholder of BioMarin as to how such stockholder should vote with respect to any matter relating to the Arrangement. We have not been asked to, nor do we, offer any opinion as to the terms of the Agreement or related documents and the obligations thereunder, or the form of the Arrangement. We express no opinion as to what the value of BioMarin Common Stock actually will be when issued pursuant to the Arrangement or the price at which BioMarin Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that the Arrangement will constitute a tax-free reorganization for BioMarin and BioMarin Nova Scotia for U.S. federal income tax purposes and that no Canadian income tax will be payable by BioMarin or BioMarin Nova Scotia in connection with the Arrangement. We also have assumed, with your consent, that each of BioMarin, BioMarin Nova Scotia and Glyko will comply with all material covenants and agreements set forth in, and other material terms of, the Agreement and related documents and that the Arrangement will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement.

The Board of Directors
BioMarin Pharmaceutical Inc.
February 6, 2002
Page 2

   In arriving at our opinion, we have, among other things: (i) reviewed current and historical market prices and trading volumes of BioMarin Common Stock and Glyko Common Shares; (ii) reviewed certain publicly available business and historical financial information relating to BioMarin and Glyko;
(iii) reviewed certain internal financial information and data relating to BioMarin and its business and financial prospects, including estimates and financial forecasts prepared by the management of BioMarin, that were provided to or discussed with us by BioMarin and not publicly available; (iv) conducted discussions with members of the senior managements of BioMarin and Glyko; (v) considered the pro forma capitalization of BioMarin and certain pro forma effects of the Arrangement on the financial statements of BioMarin; (vi) reviewed the Agreement and certain related documents; and (vii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

   In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of BioMarin or Glyko, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above relating to BioMarin, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of BioMarin as to the future financial performance of BioMarin. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date of this opinion.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to BioMarin.

                                              Very truly yours,

                                              /s/  UBS Warburg LLC

                                              UBS WARBURG LLC

                                    ANNEX G

                     [ON THE LETTERHEAD OF TD SECURITIES]

February 6, 2002

The Board of Directors
Glyko Biomedical Ltd.
199 Bay Street
Box 25, Commerce Court West
Toronto, Ontario
M5L 1A9

To the Board of Directors:

   TD Securities Inc. ("TD Securities") understands that Glyko Biomedical Ltd. ("Glyko") and BioMarin Pharmaceutical Inc. ("BioMarin") have entered into an agreement dated February 6, 2002, for a plan of arrangement (the "Acquisition Agreement") pursuant to which BioMarin, through an indirect wholly-owned subsidiary, will acquire all of the issued and outstanding common shares of Glyko (the "Common Shares") on and subject to certain terms and conditions (the "Arrangement").

   Under the terms of the Arrangement, holders of Common Shares will receive consideration consisting of 0.3309 common shares of BioMarin for each Common Share owned (the "BioMarin Share Consideration"). The Arrangement is conditional upon, among other things, the affirmative vote of at least 66 2/3% of votes cast by holders of Common Shares at a meeting of Glyko shareholders called for the purposes of considering the Arrangement ("Special Meeting"). We understand that the Special Meeting will be held no later than May 31, 2002.

   TD Securities also understands that holders of Common Shares representing approximately 27.3% of the issued and outstanding Common Shares (calculated on a fully diluted basis) have entered agreements with BioMarin ("Shareholder Support Agreements") pursuant to which the shareholders have agreed, subject to certain conditions, to vote their Common Shares in favour of the Arrangement.

   The terms and conditions of and other matters relating to the Arrangement are more fully described in the joint management circular (the "Circular") to be mailed to Glyko shareholders in connection with the Arrangement.

Engagement

   The Board of Directors of Glyko (the "Board") retained TD Securities pursuant to an engagement agreement dated August 30, 2001 and effective as of July 13, 2001 (the "Engagement Agreement"). TD Securities provided financial advice to the Board in connection with the Arrangement, including the preparation and delivery of an opinion (the "Fairness Opinion") as to the fairness of the BioMarin Share Consideration, from a financial point of view, to the holders of Common Shares.

   The Fairness Opinion is being provided to the Company under the terms of the Engagement Agreement. TD Securities was not engaged to provide (and has not provided) a formal valuation or appraisal of Glyko or BioMarin or any of their respective assets or liabilities and the Fairness Opinion should not be construed as such. TD Securities was similarly not engaged to review any legal, accounting or tax aspects of the Arrangement. In preparing the Fairness Opinion, TD Securities considered the fairness of the BioMarin Share Consideration from the perspective of holders of Common Shares generally and did not consider the specific circumstances, particularly with respect to the income tax consequences of the Arrangement, of any particular holder.

   The Engagement Agreement provides for TD Securities to receive a financial advisory fee upon completion of the Arrangement, as well as reimbursement for all reasonable out-of-pocket expenses. Glyko has agreed to indemnify TD Securities from and against certain costs and liabilities arising directly or indirectly out of the performance of professional services rendered to Glyko by TD Securities and its personnel under the Engagement Agreement or otherwise.

Credentials of TD Securities

   TD Securities is a Canadian investment banking firm with operations in a broad range of activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing fairness opinions.

   The Fairness Opinion is the opinion of TD Securities and its form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

Relationship with Interested Parties

   Neither TD Securities, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) (the "Act")) of Glyko, BioMarin or any of their respective associates or affiliates (collectively, the "Interested Parties"). Except as financial advisor to Glyko pursuant to the Engagement Agreement, neither TD Securities nor any of its affiliates has been engaged to provide financial advisory services to any of the Interested Parties with respect to the Arrangement.

   TD Securities has not, in the 24 month period preceding the date on which TD Securities was first contacted in respect of the Arrangement, been engaged to provide financial advisory services or to act as lead or co-lead underwriter of securities of Glyko, BioMarin, or any other Interested Party.

   Other than the Engagement Agreement, there are no understandings, agreements or commitments between TD Securities and Glyko, BioMarin or any other Interested Party with respect to any future business dealings. TD Securities may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for, and TD Bank may provide banking services to, Glyko, BioMarin or any other Interested Party.

   TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of Glyko, BioMarin or any other Interested Party and, from time to time, may have executed or may execute transactions on behalf of such companies or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Arrangement, Glyko, BioMarin or any other Interested Party.

Scope of Review

   In connection with this Fairness Opinion, TD Securities has reviewed and relied upon (without attempting to verify independently the completeness or accuracy of) or carried out, among other things, the following:

    1. the Acquisition Agreement;

    2. the Shareholder Support Agreement;

    3. audited financial statements of Glyko and BioMarin for each of the years ended December 31, 1999 and 2000;

    4. unaudited interim financial statements of Glyko and BioMarin for the three-month periods ended September 30, 2001, June 30, 2001 and March 31, 2001;

    5. annual reports and Forms 10-K of Glyko for each of the years ended December 31, 1999 and 2000;

    6. annual reports and Forms 10-K of BioMarin for each of the years ended December 31, 1999 and 2000;

    7. notices of annual meetings of shareholders and management proxy circulars of Glyko for each of the years ended December 31, 1999 and 2000;

    8. press releases and other regulatory filings of Glyko and BioMarin during the two year period ending February 5, 2002;

    9. corporate documents of Glyko, including material contracts and licenses, minutes of the Board and other corporate documents;

   10. discussions with senior management of Glyko with respect to the information referred to herein and other issues deemed relevant;

   11. discussions with Blake, Cassels & Graydon LLP, Canadian legal and tax advisors to Glyko;

   12. discussions with Arthur Anderson LLP, auditors of Glyko;

   13. a due diligence session and other discussions with senior management of BioMarin;

   14. relevant public information, relating to the business, operations, financial performance and share trading history of Glyko, BioMarin and other selected public companies considered to be relevant;

   15. various research publications prepared by equity research analysts regarding BioMarin;

   16. representations contained in a certificate dated as of the date hereof from senior officers of Glyko; and

   17. such other corporate, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.

   TD Securities has not, to the best of its knowledge, been denied access by Glyko to any information requested by TD Securities.

General Assumptions and Limitations

   With Glyko's acknowledgment and agreement as provided for in the Engagement Agreement, TD Securities has relied upon the accuracy, completeness and fair representation of all data and other information obtained by us from public sources and that was provided to TD Securities by Glyko and BioMarin and their respective personnel, advisors, or otherwise, including the certificate identified below (collectively, the "Information"). The Fairness Opinion is conditional upon such accuracy, completeness and fair representation. Subject to the exercise of professional judgment and except as expressly described herein, TD Securities has not attempted to verify independently the completeness, accuracy or fair representation of any of the Information.

   Senior officers of Glyko have represented to TD Securities in a certificate delivered as of February 6, 2002, among other things, that (i) Glyko has no information or knowledge of any facts public or otherwise not specifically provided to TD Securities relating to Glyko or BioMarin and its subsidiaries, which would reasonably be expected to affect materially the Fairness Opinion or the decision of Glyko to proceed with the Arrangement; (ii) the information and data provided to TD Securities by or on behalf of Glyko in respect of Glyko in connection with the Fairness Opinion is or, in the case of historical information and data, was, at the date of preparation, true and complete in all material respects and no additional material, data or information would be required to make the information and data provided to TD Securities not misleading in the light of circumstances in which it was provided; (iii) to the extent that any of the information and data identified in subparagraph (ii) above is historical and Glyko has been requested by TD Securities to update such information, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to TD Securities or updated by more current information and data not provided to TD Securities by Glyko; (iv) there have been no valuations or appraisals of Glyko or any material property of Glyko made in the preceding 12 months and in the possession or control of Glyko other than those which have been provided to TD Securities or, in the case of valuations known to Glyko which it does not have within its possession or control, notice of which has not been given to TD Securities; (v) there have been no offers for or transactions involving any material property of Glyko during the preceding 12 months which have not been disclosed to TD Securities; and (vi) other than in connection with the Arrangement, Glyko has no information or knowledge of any material non-public information concerning the securities, assets, liabilities, operations, affairs, prospects or condition (financial or otherwise) of Glyko or BioMarin and its subsidiaries that has not been generally disclosed.

   In preparing the Fairness Opinion, TD Securities has made several assumptions, including that all conditions precedent to the completion of the Arrangement can be satisfied in due course, that all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse condition or qualification, the procedures being followed to implement the Arrangement are valid and effective, the Circular will be distributed to the shareholders of Glyko in accordance with the applicable laws, and the disclosure in the Circular will be accurate in all material respects and will comply, in all material respects, with the requirements of all applicable laws. In its analysis in connection with the preparation of the Fairness Opinion, TD Securities made several assumptions with respect to general business and economic conditions and other matters, many of which are beyond the control of TD Securities, Glyko or BioMarin.

   This Fairness Opinion is addressed to the Board and is not intended to be, and does not constitute, a recommendation as to how any holder of Common Shares should vote with respect to the Arrangement. The Fairness Opinion may not be published, reproduced, disseminated, quoted from or referred to without the express written consent of TD Securities, save as hereinafter provided. Subject to the terms of the Engagement Agreement, TD Securities consents to the inclusion of the Fairness Opinion in the Circular to be sent to holders of Common Shares in connection with the Arrangement, with a summary thereof, in a form acceptable to TD Securities, and to the filing thereof with the applicable Canadian securities regulatory authorities.

   The Fairness Opinion is given as of February 6, 2002 on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of Glyko and BioMarin as they were reflected in the Information provided to TD Securities. Any changes therein may affect the Fairness Opinion and, although TD Securities reserves the right to change or withdraw the Fairness Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to our attention, or update the Fairness Opinion after such date.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Fairness Opinion. TD Securities is not opining as to the market value or the prices at which any of the securities of Glyko or BioMarin may trade at any time.

Conclusion

   Based upon and subject to the foregoing, TD Securities is of the opinion that, as of February 6, 2002, the BioMarin Share Consideration is fair, from a financial point of view, to the holders of Common Shares.

                                          Yours very truly,

                                          TD SECURITIES INC.

                                    ANNEX H

              SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

Part XV--Fundamental Changes

190. (1) Right to dissent--Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

    (a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

    (b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

    (c) amalgamate otherwise than under section 184;

    (d) be continued under section 188;

    (e) sell, lease or exchange all or substantially all its property under subsection 189(3); or

    (f) carry out a going-private transaction or a squeeze-out transaction.

(2) Further right--A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(2.1) If one class of shares--The right to dissent described in subsection (2) applies even if there is only one class of shares.

(3) Payment for shares--In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(4) No partial dissent--A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5) Objection--A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

(6) Notice of resolution--The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

(7) Demand for payment--A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing:

    (a) the shareholder's name and address;

    (b) the number and class of shares in respect of which the shareholder dissents; and

    (c) a demand for payment of the fair value of such shares.

(8) Share certificate--A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(9)  Forfeiture--A dissenting shareholder who fails to comply with subsection
     (8) has no right to make a claim under this section.

(10) Endorsing certificate--A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11) Suspension of rights--On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where:

    (a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

    (b) the corporation fails to make an offer in accordance with subsection
        (12) and the shareholder withdraws the notice, or

    (c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder's rights are reinstated as of the date the notice was sent.

(12) Offer to pay--A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice:

    (a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

    (b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13) Same terms--Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14) Payment--Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(15) Corporation may apply to court--Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(16) Shareholder application to court--If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(17) Venue--An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(18) No security for costs--A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19) Parties--On an application to a court under subsection (15) or (16),

    (a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

    (b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

(20) Powers of court--On an application to a court under subsection (15) or
     (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21) Appraisers--A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22) Final order--The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of his shares as fixed by the court.

(23) Interest--A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(24) Notice that subsection (26) applies--If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(25) Effect where subsection (26) applies--If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may:

    (a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

    (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(26) Limitation--A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that:

    (a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

    (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

                                    ANNEX I

              BIOMARIN CONSOLIDATED AUDITED FINANCIAL STATEMENTS

Index to BioMarin Pharmaceutical Inc. Consolidated Financial Statements

        Report of Independent Public Accountants..................  I-2
        Consolidated Balance Sheets...............................  I-3
        Consolidated Statements of Operations.....................  I-4
        Consolidated Statements of Changes in Stockholders' Equity  I-5
        Consolidated Statements of Cash Flows..................... I-10
        Notes to Consolidated Financial Statements................ I-11

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS*

To the Stockholders of
BioMarin Pharmaceutical Inc.:

   We have audited the accompanying consolidated balance sheets of BioMarin Pharmaceutical Inc. (a Delaware corporation in the development stage) and Subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1999, 2000, and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioMarin Pharmaceutical Inc. and Subsidiaries as of December 31, 2000 and 2001 and the results of their operations and their cash flows for the years ended December 31, 1999, 2000, and 2001 in conformity with accounting principles generally accepted in the United States.

                                          /s/  ARTHUR ANDERSEN LLP

San Francisco, California
February 21, 2002

* This report is a copy of a previously issued Arthur Andersen LLP report and this report has not been reissued by Arthur Andersen LLP.

                 BioMarin Pharmaceutical Inc. and Subsidiaries
                         (a development-stage company)
Consolidated Balance Sheets as of December 31, 2000 and 2001 and March 31, 2002
              (In thousands, except for share and per share data)

                                                                        December 31,
                                                                    -------------------   March 31,
                                                                      2000       2001       2002
                                                                    --------  ---------  -----------
                                                                                         (unaudited)
                              ASSETS
Current assets:
   Cash and cash equivalents....................................... $ 16,530  $  12,528   $  18,202
   Short-term investments..........................................   23,671    118,569      96,596
   Due from BioMarin/Genzyme LLC...................................    1,799      3,096       5,888
   Current assets of discontinued operations of Glyko, Inc.........      918        668         852
   Other current assets............................................    1,623      1,922       1,888
                                                                    --------  ---------   ---------
       Total current assets........................................   44,541    136,783     123,426
Property and equipment, net........................................   20,715     32,560      33,059
Investment in BioMarin/Genzyme LLC.................................    1,482      1,145        (512)
Note receivable from officer.......................................       --        889         899
Non-current assets of discontinued operations of Glyko, Inc........    9,862         --          --
Deposits...........................................................      333        434         434
                                                                    --------  ---------   ---------
       Total assets................................................ $ 76,933  $ 171,811   $ 157,306
                                                                    ========  =========   =========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable................................................ $  4,647  $   4,284   $   3,188
   Accrued liabilities.............................................    1,951      2,198       4,375
   Current liabilities of discontinued operations of Glyko, Inc....      258        229         154
   Current portion of capital lease obligations....................       --         66         193
   Short term portion of notes payable.............................       27      1,525       1,525
                                                                    --------  ---------   ---------
       Total current liabilities...................................    6,883      8,302       9,435
Long-term liabilities:
   Long term portion of notes payable..............................       56      3,864       3,421
   Long term portion capital lease obligations.....................       --         97          82
                                                                    --------  ---------   ---------
       Total liabilities...........................................    6,939     12,263      12,938
                                                                    --------  ---------   ---------
Commitments and contingencies (note 8)
Stockholders' equity:
   Common stock, $0.001 par value: 75,000,000 shares authorized,
     36,921,966, 52,402,355 and 53,357,642 shares issued and
     outstanding at December 31, 2000 and 2001 and March 31, 2002,
     respectively..................................................       37         52          53
   Additional paid-in capital......................................  153,940    305,230     316,469
   Warrants........................................................       --      5,134       5,219
   Deferred compensation...........................................   (1,530)      (699)       (490)
   Notes receivable from stockholders..............................   (1,940)    (2,037)     (2,087)
   Foreign currency translation adjustment.........................       --        (13)        (74)
   Deficit accumulated during the development stage................  (80,513)  (148,119)   (174,722)
                                                                    --------  ---------   ---------
       Total stockholders' equity..................................   69,994    159,548     144,368
                                                                    --------  ---------   ---------
       Total liabilities and stockholders' equity.................. $ 76,933  $ 171,811   $ 157,306
                                                                    ========  =========   =========

       The accompanying notes are an integral part of these statements.

                 BioMarin Pharmaceutical Inc. and Subsidiaries
                         (a development-stage company)
                   Consolidated Statements of Operations for
           the Years Ended December 31, 1999, 2000 and 2001 and for
         the Three Month Periods Ended March 31, 2001 and 2002 and for
         the Period from March 21, 1997 (inception) to March 31, 2002
                     (In thousands, except per share data)

                                                                                        Period from
                                                                                       March 21, 1997
                                              December 31,              March 31,      (inception) to
                                      ----------------------------  -----------------    March 31,
                                        1999      2000      2001      2001     2002         2002
                                      --------  --------  --------  -------  --------  --------------
                                                                               (unaudited)
Revenues:
   BioMarin/Genzyme LLC.............. $  5,300  $  9,714  $ 11,330  $ 2,690  $  3,792    $  30,990
   Other revenues....................       --        --       369       --        --          369
                                      --------  --------  --------  -------  --------    ---------
       Total revenues................    5,300     9,714    11,699    2,690     3,792       31,359
                                      --------  --------  --------  -------  --------    ---------
Operating costs and expenses:
   Research and development..........   26,341    34,459    45,283    9,657    13,218      131,501
   General and administrative........    4,757     6,507     6,718    1,474     3,926       25,970
   In-process research and
     development.....................       --        --    11,647       --    11,223       22,870
   Facility closure..................       --     4,423        --       --        --        4,423
                                      --------  --------  --------  -------  --------    ---------
       Total operating costs and
         expenses....................   31,098    45,389    63,648   11,131    28,367      184,764
                                      --------  --------  --------  -------  --------    ---------
       Loss from operations..........  (25,798)  (35,675)  (51,949)  (8,441)  (24,575)    (153,405)
Interest income......................    1,832     2,979     1,871      468       380        7,812
Interest expense.....................     (732)       (7)      (17)      (2)      (91)        (847)
Equity in loss of BioMarin/Genzyme
  LLC................................   (1,673)   (2,912)   (7,333)  (1,108)   (2,298)     (14,263)
                                      --------  --------  --------  -------  --------    ---------
       Net loss from continuing
         operations..................  (26,371)  (35,615)  (57,428)  (9,083)  (26,584)    (160,703)
Income (loss) from discontinued
  operations.........................   (1,701)   (1,749)   (2,266)    (617)      122       (5,966)
Loss from disposal of discontinued
  operations.........................       --        --    (7,912)      --      (141)      (8,053)
                                      --------  --------  --------  -------  --------    ---------
       Net loss...................... $(28,072) $(37,364) $(67,606) $(9,700) $(26,603)   $(174,722)
                                      ========  ========  ========  =======  ========    =========
Net loss per share, basic and diluted
   Loss from continuing operations... $  (0.88) $  (0.99) $  (1.40) $ (0.24) $  (0.51)   $   (5.44)
                                      ========  ========  ========  =======  ========    =========
   Income (loss) from discontinued
     operations...................... $  (0.06) $  (0.05) $  (0.06) $ (0.02) $     --    $   (0.20)
                                      ========  ========  ========  =======  ========    =========
   Loss on disposal of discontinued
     operations...................... $     --  $     --  $  (0.19) $    --  $     --    $   (0.27)
                                      ========  ========  ========  =======  ========    =========
       Net loss...................... $  (0.94) $  (1.04) $  (1.65) $ (0.26) $  (0.51)   $   (5.91)
                                      ========  ========  ========  =======  ========    =========
Weighted average common shares
  outstanding........................   29,944    35,859    41,083   37,052    52,535       29,539
                                      ========  ========  ========  =======  ========    =========

       The accompanying notes are an integral part of these statements.

                 BioMarin Pharmaceutical Inc. and Subsidiaries
                         (a development-stage company)
      Consolidated Statements of Changes in Stockholders' Equity for the
      Period from March 21, 1997 (inception) to December 31, 1998 and for
               Years ended December 31, 1999, 2000 and 2001 and
          for the Three-Month Period ended March 31, 2002 (unaudited)
                     (In thousands, except per share data)


                                                                           Common Stock  Additional   Warrants
                                                                           -------------  Paid-in   -------------   Deferred
                                                                           Shares Amount  Capital   Shares Amount Compensation
                                                                           ------ ------ ---------- ------ ------ ------------
BALANCE, MARCH 21, 1997...................................................     --  $--    $    --     --    $ --    $    --
Issuance of common stock to Glyko Biomedical, Ltd. on March 21, 1997,
 for cash, $1.00 per share................................................  1,500    1      1,499     --      --         --
Issuance of common stock to Glyko Biomedical Ltd. in June 1997, in
 exchange for technology, $1.00 per share.................................  7,000    7         (7)    --      --         --
Issuance of common stock in October 1997, $1.00 per share (net of issuance costs of $439,720, including the issuance of 299,000 shares of common stock, $1.00 per share, and warrants to purchase an additional
 299,000 shares of common stock for brokerage services)...................  4,039    4      3,595    299      48         --
Issuance of common stock to employees in exchange for notes in October
 1997, $1.00 per share....................................................  2,500    3      2,497     --      --       (200)
Issuance of common stock and warrants on December 31, 1997, $1.00 per share (net of issuance costs of $592,309, including the issuance of
 502,500 shares of common stock, $1.00 per share and warrants to purchase an additional 502,500 shares of common stock for brokerage
 services)................................................................  5,528    6      4,930    503      80         --
Issuance of common stock on June 30, 1998, for cash, $6.00 per share (net of issuance costs of $263,208, including the issuance of 31,368 shares
 of common stock, $6.00 per share, for brokerage services)................    599    1      3,328     --      --         --
Issuance of common stock on July 14, 1998, for cash, $6.00 per share (net of issuance costs of $387,474, including the issuance of 64,579 shares
 of common stock, $6.00 per share, for brokerage services)................  1,385    1      7,924     --      --         --
Issuance of common stock on August 3, 1998, for cash, $6.00 per share
 (net of issuance costs of $12,318, including the issuance of 2,053 shares
 of common stock, $6.00 per share, for brokerage services)................     31   --        176     --      --         --
Issuance of common stock to Genzyme Corporation on September 2,
 1998, for cash, $6.00 per share..........................................  1,333    1      7,999     --      --         --
Issuance of common stock to Glyko Biomedical, Ltd. for the purchase of
 Glyko, Inc. on October 7, 1998, for common shares, $6.00 per share
 and the assumption of options of Glyko, Inc. employees...................  2,259    2     14,859     --      --         --
Common stock options granted in exchange for services.....................     --   --         35     --      --        (17)
Exercise of common stock options..........................................      2   --          1     --      --         --
Interest on notes receivable..............................................     --   --         --     --      --         --
Deferred compensation on stock options....................................     --   --      3,222     --      --     (3,222)
Amortization of deferred compensation.....................................     --   --         --     --      --        186
Net loss for the period from March 31, 1997 (inception), to December 31,
 1998.....................................................................     --   --         --     --      --         --
                                                                           ------  ---    -------    ---    ----    -------
BALANCE, DECEMBER 31, 1998................................................ 26,176  $26    $50,058    802    $128    $(3,253)
                                                                           ======  ===    =======    ===    ====    =======

                                                                              Notes       Deficit
                                                                            Receivable  Accumulated     Total
                                                                               from       During    Stockholders'
                                                                           Stockholders Development    Equity
                                                                           ------------    Stage    -------------
BALANCE, MARCH 21, 1997...................................................   $    --     $     --     $     --
Issuance of common stock to Glyko Biomedical, Ltd. on March 21, 1997,
 for cash, $1.00 per share................................................        --           --        1,500
Issuance of common stock to Glyko Biomedical Ltd. in June 1997, in
 exchange for technology, $1.00 per share.................................        --           --           --
Issuance of common stock in October 1997, $1.00 per share (net of issuance costs of $439,720, including the issuance of 299,000 shares of common stock, $1.00 per share, and warrants to purchase an additional
 299,000 shares of common stock for brokerage services)...................        --           --        3,647
Issuance of common stock to employees in exchange for notes in October
 1997, $1.00 per share....................................................    (2,300)          --           --
Issuance of common stock and warrants on December 31, 1997, $1.00 per share (net of issuance costs of $592,309, including the issuance of
 502,500 shares of common stock, $1.00 per share and warrants to purchase an additional 502,500 shares of common stock for brokerage
 services)................................................................        --           --        5,016
Issuance of common stock on June 30, 1998, for cash, $6.00 per share (net of issuance costs of $263,208, including the issuance of 31,368 shares
 of common stock, $6.00 per share, for brokerage services)................        --           --        3,329
Issuance of common stock on July 14, 1998, for cash, $6.00 per share (net of issuance costs of $387,474, including the issuance of 64,579 shares
 of common stock, $6.00 per share, for brokerage services)................        --           --        7,925
Issuance of common stock on August 3, 1998, for cash, $6.00 per share
 (net of issuance costs of $12,318, including the issuance of 2,053 shares
 of common stock, $6.00 per share, for brokerage services)................        --           --          176
Issuance of common stock to Genzyme Corporation on September 2,
 1998, for cash, $6.00 per share..........................................        --           --        8,000
Issuance of common stock to Glyko Biomedical, Ltd. for the purchase of
 Glyko, Inc. on October 7, 1998, for common shares, $6.00 per share
 and the assumption of options of Glyko, Inc. employees...................        --           --       14,861
Common stock options granted in exchange for services.....................        --           --           18
Exercise of common stock options..........................................        --           --            1
Interest on notes receivable..............................................      (188)          --         (188)
Deferred compensation on stock options....................................        --           --           --
Amortization of deferred compensation.....................................        --           --          186
Net loss for the period from March 31, 1997 (inception), to December 31,
 1998.....................................................................        --      (15,077)     (15,077)
                                                                             -------     --------     --------
BALANCE, DECEMBER 31, 1998................................................   $(2,488)    $(15,077)    $(29,394)
                                                                             =======     ========     ========

       The accompanying notes are an integral part of these statements.

                 BioMarin Pharmaceutical Inc. and Subsidiaries
                         (a development-stage company)
      Consolidated Statements of Changes in Stockholders' Equity for the
      Period from March 21, 1997 (inception) to December 31, 1998 and for
               Years ended December 31, 1999, 2000 and 2001 and
          for the Three-Month Period ended March 31, 2002 (unaudited)
                     (In thousands, except per share data)

                                                                                                   Deficit
                                                                                       Notes     Accumulated
                                    Common Stock  Additional   Warrants              Receivable    During     Total
                                    -------------  Paid-in   ------------- Deferred     from     Development   SH's
                                    Shares Amount  Capital   Shares Amount  Comp.   Stockholders    Stage     Equity
                                    ------ ------ ---------- ------ ------ -------- ------------ ----------- --------
Balance at January 1, 1999......... 26,176  $26    $ 50,058   802    $128  $(3,253)   $(2,488)    $(15,077)  $ 29,394
Issuance of common stock on July
 23, 1999, in an initial public
 offering (IPO) for cash at
 $13.00 per share (net of issuance
 costs of $7)......................  4,500    4      51,805    --      --       --         --           --     51,809
Issuance of common stock on July
 23, 1999 to Genzyme Corporation
 in a private placement concurrent
 with the IPO for cash at
 $13.00 per share..................    769    1       9,999    --      --       --         --           --     10,000
Issuance of common stock on July
 23, 1999 concurrent with the IPO
 upon conversion of promissory
 notes plus accrued interest of
 $720 at $10.00 per share (net of
 issuance costs of $1).............  2,672    3      25,612    --      --       --         --           --     25,615
Issuance of common stock on August
 3, 1999 and August 25, 1999 from
 the over- allotment exercise by
 underwriters at $13.00 per share
 (net of issuance costs of $1).....    675    1       8,141    --      --       --         --           --      8,142
Exercise of common stock options...     40   --         148    --      --       --         --           --        148
Interest on notes receivable from
 stockholders......................     --   --         150    --      --       --       (150)          --         --
Deferred compensation related to
 stock options.....................     --   --         679    --      --     (679)        --           --         --
Amortization of deferred
 compensation......................     --   --          --    --      --    1,341         --           --      1,341
Net Loss...........................     --   --          --    --      --       --         --      (28,072)   (28,072)
                                    ------  ---    --------   ---    ----  -------    -------     --------   --------
Balance at December 31, 1999....... 34,832  $35    $146,592   802    $128  $(2,591)   $(2,638)    $(43,149)  $ 98,377
                                    ======  ===    ========   ===    ====  =======    =======     ========   ========

       The accompanying notes are an integral part of these statements.

                 BioMarin Pharmaceutical Inc. and Subsidiaries
                         (a development-stage company)
      Consolidated Statements of Changes in Stockholders' Equity for the
      Period from March 21, 1997 (inception) to December 31, 1998 and for
               Years ended December 31, 1999, 2000 and 2001 and
          for the Three-Month Period ended March 31, 2002 (unaudited)
                     (In thousands, except per share data)

                                                                                                                     Deficit
                                                                                             Notes                 Accumulated
                                          Common Stock  Additional   Warrants              Receivable    Foreign     During
                                         --------------  Paid-in   ------------  Deferred     from      Currency   Development
                                         Shares  Amount  Capital   Shares Amount  Comp.   Stockholders Translation    Stage
                                         ------  ------ ---------- ------ ------ -------- ------------ ----------- -----------
Balance at January 1, 2000.............. 34,832   $35    $146,592    802  $ 128  $(2,591)   $(2,638)      $ --      $(43,149)
Issuance of common stock on April 30,
  2000 pursuant to the Employee Stock
  Purchase Plan at $11.05 per share.....     18    --         199     --     --       --         --         --            --
Issuance of common stock on October 31,
  2000 pursuant to the Employee Stock
  Purchase Plan at $11.05 per share.....     10    --         115     --     --       --         --         --            --
Exercise of common stock options........  1,301     1       5,674     --     --       --         --         --            --
Exercise of common stock warrants.......    802     1         929   (802)  (128)      --         --         --            --
Common stock surrendered by
  stockholders for payment of principal
  and interest..........................    (41)   --        (170)    --     --       --        170         --            --
Repayment of notes from stockholders....     --    --          --     --     --       --        804         --            --
Interest on notes receivable............     --    --         276     --     --       --       (276)        --            --
Amortization of deferred compensation...     --    --          --     --     --    1,386         --         --            --
Deferred compensation related to stock
  and option issuances, net of
  terminations..........................     25    --         325     --     --     (325)        --         --            --
Net loss................................     --    --          --     --     --       --         --         --       (37,364)
                                         ------   ---    --------   ----  -----  -------    -------       ----      --------
Balance at December 31, 2000............ 36,947   $37    $153,940     --  $  --  $(1,530)   $(1,940)      $ --      $(80,513)
                                         ======   ===    ========   ====  =====  =======    =======       ====      ========


                                          Total
                                           SH's
                                          Equity
                                         --------
Balance at January 1, 2000.............. $ 98,377
Issuance of common stock on April 30,
  2000 pursuant to the Employee Stock
  Purchase Plan at $11.05 per share.....      199
Issuance of common stock on October 31,
  2000 pursuant to the Employee Stock
  Purchase Plan at $11.05 per share.....      115
Exercise of common stock options........    5,675
Exercise of common stock warrants.......      802
Common stock surrendered by
  stockholders for payment of principal
  and interest..........................       --
Repayment of notes from stockholders....      804
Interest on notes receivable............       --
Amortization of deferred compensation...    1,386
Deferred compensation related to stock
  and option issuances, net of
  terminations..........................       --
Net loss................................  (37,364)
                                         --------
Balance at December 31, 2000............ $ 69,994
                                         ========

       The accompanying notes are an integral part of these statements.

                 BioMarin Pharmaceutical Inc. and Subsidiaries
                         (a development-stage company)
      Consolidated Statements of Changes in Stockholders' Equity for the
      Period from March 21, 1997 (inception) to December 31, 1998 and for
               Years ended December 31, 1999, 2000 and 2001 and
          for the Three-Month Period ended March 31, 2002 (unaudited)
                     (In thousands, except per share data)

                                                                                                         Deficit
                                                                                  Note                 Accumulated
                                                  Additional                   Receivable    Foreign     During        Total
                                    Common Stock   Paid-in   Warrants Deferred    from      Currency   Development Stockholders'
                                    Shares Amount  Capital    Amount   Comp.   Stockholder Translation    Stage       Equity
-                                   ------ ------ ---------- -------- -------- ----------- ----------- ----------- -------------
Balance at January 1, 2001......... 36,947  $37    $153,940      $--  $(1,530)   $(1,940)      $--       $(80,513)    $69,994
Issuance of common stock under
  ESPP on April 30 and October 31,
  2001 at $9.22 and $9.51 per
  share, respectively..............     35   --         288       --       --         --        --             --         288
Issuance of 1,345 shares of common
  stock to Acqua Wellington for
  cash in five transactions priced
  from $9.60 to $10.16 per share
  net of issuance costs............  1,344    1      13,163       --       --         --        --             --      13,164
Issuance of 4,870 shares of common
  stock and warrants to purchase
  753 shares of common stock on
  May 16 and 17, 2001 at $9.45 per
  shares, net of issuance costs....  4,870    5      37,507    5,134       --         --        --             --      42,646
Issuance of 814 shares of common
  stock on October 31, 2001 at
  $10.218 per share to purchase
  certain therapeutic assets of
  IBEX.............................    814    1       8,323       --       --         --        --             --       8,324
Issuance of stock options on
  October 31, 2001 in connection
  with the IBEX acquisition........     --   --         291       --       --         --        --             --         291
Issuance of 8,050 shares of common
  stock on December 13, 2001 in a
  public offering at $12 per share
  net of issuance costs............  8,050    8      90,363       --       --         --        --             --      90,371
Exercise of common stock options...    342   --       1,258       --       --         --        --             --       1,258
Interest accrued on notes
  receivable.......................     --   --          97       --       --        (97)       --             --          --
Foreign currency translation.......     --   --          --       --       --         --       (13)            --         (13)
Amortization of deferred
  compensation.....................     --   --          --       --      831         --        --             --         831
Net loss...........................     --   --          --       --       --         --        --        (67,606)    (67,606)
                                    ------  ---    --------   ------  -------    -------      ----      ---------    --------
Balance at December 31, 2001....... 52,402  $52    $305,230   $5,134    $(699)   $(2,037)     $(13)     $(148,119)   $159,548
                                    ======  ===    ========   ======  =======    =======      ====      =========    ========

       The accompanying notes are an integral part of these statements.

                 BioMarin Pharmaceutical Inc. and Subsidiaries
                         (a development-stage company)
      Consolidated Statements of Changes in Stockholders' Equity for the
      Period from March 21, 1997 (inception) to December 31, 1998 and for
               Years ended December 31, 1999, 2000 and 2001 and
          for the Three-Month Period ended March 31, 2002 (unaudited)
                     (In thousands, except per share data)



                                                                                                          Deficit
                                                                                  Notes                 Accumulated
                                    Common Stock  Additional                    Receivable    Foreign     During        Total
                                    -------------  Paid-in            Deferred     from      Currency   Development Stockholders'
                                    Shares Amount  Capital   Warrants  Comp.   Stockholders Translation    Stage       Equity
                                    ------ ------ ---------- -------- -------- ------------ ----------- ----------- -------------
Balance at January 1, 2002......... 52,402  $52    $305,230   $5,134   $(699)    $(2,037)      $(13)     $(148,119)   $159,548
Exercise of common stock options...     70   --         375       --      --          --         --             --         375
Issuance of 885 shares of common
  stock issued to Synapse
  shareholders to purchase Synapse
  on March 21, 2002 at $11.50 per
  share............................    885    1      10,180       --      --          --         --             --      10,181
Issuance of common stock options
  and common stock warrants in
  connection with the Synapse
  transaction on March 21, 2002....     --   --         561       85      --          --         --             --         646
Other non-cash compensation........     --   --         229       --      --          --         --             --         229
Interest on notes receivable from
  stockholders.....................     --   --          23       --      --         (27)        --             --          (4)
Amortization of deferred
  compensation.....................     --   --          --       --     209         (23)        --             --         186
Additional issuance costs related
  to December 2001 offering........     --   --        (129)      --      --          --         --             --        (129)
Foreign currency translation.......     --   --          --       --      --          --        (61)            --         (61)
Net loss...........................     --   --          --       --      --          --         --        (26,603)    (26,603)
                                    ------  ---    --------   ------   -----     -------       ----      ---------    --------
Balance at March 31, 2002
  (unaudited)...................... 53,357  $53    $316,469   $5,219   $(490)    $(2,087)      $(74)     $(174,722)   $144,368
                                    ======  ===    ========   ======   =====     =======       ====      =========    ========

       The accompanying notes are an integral part of these statements.

                 BioMarin Pharmaceutical Inc. and Subsidiaries
                         (a development-stage company)
                     Consolidated Statements of Cash Flows
 for the Years Ended December 31, 1999, 2000, 2001, for the Three Month Period
                             Ended March 31, 2002
     and for the Period from March 21, 1997 (inception) to March 31, 2002
                                (In thousands)

                                                                                              Three Month
                                                                    December 31,             Period Ended     March 21, 1997
                                                           -----------------------------  ------------------  (inception) to
                                                                                          March 31, March 31,   March 31,
                                                             1999      2000       2001      2001      2002         2002
                                                           --------  --------  ---------  --------- --------- --------------
                                                                                                     (unaudited)
Cash flows from operating activities:
   Net loss from continuing operations.................... $(26,371) $(35,615) $ (57,428)  $(9,083) $(26,584)   $(160,703)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
      In-process research and development.................       --        --     11,647        --    10,286       21,933
      Facility closure....................................       --     3,791         --        --        --        3,791
      Depreciation........................................    4,074     4,347      6,173     1,162     1,852       16,759
      Amortization of deferred compensation...............    1,341     1,386        831       209       209        3,970
      Loss from BioMarin/Genzyme LLC......................    6,973    12,635     18,509     3,799     6,160       44,324
      Other non-cash compensation.........................       --        --         --        --       206          206
   Changes in operating assets and liabilities:
      Due from BioMarin/Genzyme LLC.......................     (861)     (519)    (1,297)   (1,587)   (2,815)      (5,911)
      Other current assets................................      383      (720)      (299)      (92)    2,078          812
      Note receivable from officer........................       --        --       (889)       --      (300)      (1,189)
      Deposits............................................      (72)     (182)      (101)     (150)       --         (434)
      Accounts payable....................................    1,754     1,552       (363)   (3,122)   (1,323)       3,060
      Accrued liabilities.................................    1,326       148        247      (165)    2,177        4,696
                                                           --------  --------  ---------   -------  --------    ---------
      Net cash used in continuing operations..............  (11,453)  (13,177)   (22,970)   (9,029)   (8,054)     (68,686)
      Net cash provided by (used in) discontinued
       operations.........................................   (1,487)      444        (95)     (125)     (279)         470
                                                           --------  --------  ---------   -------  --------    ---------
         Net cash used in operating activities............  (12,940)  (12,733)   (23,065)   (9,154)   (8,333)     (68,216)
                                                           --------  --------  ---------   -------  --------    ---------
Cash flows from investing activities:
   Purchase of property and equipment.....................  (22,944)   (3,760)   (17,812)     (430)   (2,245)     (53,296)
   Purchase of Synapse....................................       --        --         --        --    (1,028)      (1,028)
   Investment in BioMarin/Genzyme LLC.....................   (6,709)  (13,696)   (18,172)   (2,100)   (4,504)     (43,813)
   Purchase of IBEX therapeutic assets....................       --        --     (3,032)       --        --       (3,032)
   Purchase (sale) of short-term investments..............  (37,597)   15,902    (94,898)   13,627    21,973      (96,596)
                                                           --------  --------  ---------   -------  --------    ---------
      Net cash used in continuing operations..............  (67,250)   (1,554)  (133,914)   11,097    14,196     (197,765)
      Net cash used in discontinued operations............   (1,500)     (163)        --        --        --       (1,663)
                                                           --------  --------  ---------   -------  --------    ---------
         Net cash used in investing activities............  (68,750)   (1,717)  (133,914)   11,097    14,196     (199,428)
                                                           --------  --------  ---------   -------  --------    ---------
Cash flow from financing activities:
   Net proceeds from sale of common stock, net............   69,951        --    133,017       848        --      232,823
   Proceeds from issuance of convertible notes............   25,615        --         --        --        --       25,615
   Net proceeds from Acqua Wellington agreement...........       --        --     13,163        --        --       13,163
   Proceeds from exercise of common stock options and
    warrants..............................................      148     6,477      1,258       408       375        8,070
   Net proceeds from notes payable........................       --        --      5,505        --        --        5,639
   Repayment of notes payable.............................      (24)      (28)      (198)       (7)     (443)        (693)
   Repayment of capital lease obligations.................       --        --        (43)       --       (15)         (58)
   Receipts from notes receivable from stockholders.......       --       804         --        --       (45)         759
   Issuance of common stock for ESPP, and other...........       --       314        288        --        --          602
                                                           --------  --------  ---------   -------  --------    ---------
         Net cash provided by financing activities........   95,690     7,567    152,990     1,249      (128)     285,920
                                                           --------  --------  ---------   -------  --------    ---------
Effect of foreign currency translation on cash............       --        --        (13)       --       (61)         (74)
                                                           --------  --------  ---------   -------  --------    ---------
         Net increase (decrease) in cash..................   14,000    (6,883)    (4,002)    3,192     5,674       18,202
Cash and cash equivalents:
   Beginning of period....................................    9,413    23,413     16,530    16,530    12,528           --
                                                           --------  --------  ---------   -------  --------    ---------
   End of period.......................................... $ 23,413  $ 16,530  $  12,528   $19,722  $ 18,202    $  18,202
                                                           ========  ========  =========   =======  ========    =========

       The accompanying notes are an integral part of these statements.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS AND BUSINESS RISKS:

   BioMarin Pharmaceutical Inc. (the Company or BioMarin) is a biopharmaceutical company specializing in the development of enzyme therapies for debilitating life-threatening chronic genetic diseases and other diseases and conditions. Since March 21, 1997 (inception), the Company has devoted substantially all of its efforts to research and development activities, including preclinical studies and clinical trials, the establishment of laboratory, clinical and commercial manufacturing facilities, clinical manufacturing, and related administrative activities.

   The Company was incorporated on October 25, 1996 in the state of Delaware and first began business on March 21, 1997 (inception) as a wholly-owned subsidiary of Glyko Biomedical Ltd. (GBL). Subsequently, BioMarin has issued stock to outside investors in a series of transactions, resulting in GBL's ownership of BioMarin's outstanding common stock being reduced to 22 percent at December 31, 2001.

   On October 7, 1998, the Company acquired Glyko, Inc., a wholly-owned subsidiary of GBL, in a transaction valued at $14.5 million. The transaction was accounted for as a purchase and resulted in Glyko, Inc. becoming a wholly-owned subsidiary of the Company. Glyko, Inc. provides products and services that perform sophisticated carbohydrate analysis for research institutions and commercial laboratories.

   In December 2001, the Company decided to close the carbohydrate analytical business portion of Glyko, Inc. which provided all of Glyko, Inc.'s revenues. Accordingly, the Company recorded a Glyko, Inc. closure expense of $7.9 million in the 2001 consolidated statements of operations. This charge consisted primarily of an impairment reserve against the unamortized balance of goodwill and other intangible assets related to the acquisition of Glyko, Inc. The majority of the Glyko, Inc. employees will be incorporated into the BioMarin business and such employees will continue to provide necessary analytic and diagnostic support to the Company's therapeutic products.

   The net loss of Glyko, Inc.'s operations is included in the accompanying consolidated statements of operations as loss from discontinued operations. Revenues from Glyko, Inc. for the years ended December 31, 1999, 2000 and 2001, the three month period ended March 31, 2002 (unaudited) and March 31, 2001 (unaudited) and the period from March 21, 1997 (inception) to March 31, 2002 (unaudited) were $1.7 million, $2.6 million, $2.7 million, $0.8 million, $0.7 million and $8.2 million respectively.

   In September 2001, the Company formed BioMarin Enzymes, Inc. as a wholly-owned subsidiary incorporated in Delaware and BioMarin Pharmaceutical Nova Scotia Company, an unlimited liability company formed in Nova Scotia and a wholly-owned subsidiary of BioMarin Enzymes, Inc. Both entities were formed to purchase the therapeutic assets of IBEX Technologies Inc. and its subsidiaries on October 31, 2001.

   On October 31, 2001, the Company purchased from IBEX Technologies Inc. (TSE:
IBT) and its subsidiaries the development activities associated with the IBEX therapeutic enzyme drug products (including Neutralase(TM) and Phenylase(TM)) for $10.4 million, consisting of $2 million in cash and $8.4 million in BioMarin common stock. See also Note 3.

   Through March 31, 2002 (unaudited), the Company had accumulated losses during its development stage of approximately $174.7 million. Based on current plans, management expects to incur further losses for the foreseeable future. Management believes that the Company's cash, cash equivalents and short-term investment balances at March 31, 2002 will be sufficient to meet the Company's obligations through the end of 2003.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

   Business Risks--The Company is exposed to the following risks:

  . There can be no assurance that the Company's research and development efforts will be successfully completed or that its product candidates will be shown to be safe and effective.

  . Certain of the Company's product candidates rely on proprietary technology and patents owned by certain universities and other institutions and licensed to BioMarin. These universities also provide research and development services. Cessation of relationships with these universities could significantly affect the Company's future operations.

  . In order to grow significantly, the Company must expand its efforts to develop new products in pharmaceutical applications. The Company will also need to enhance manufacturing capabilities, to develop marketing capabilities, and/or enter into collaborative arrangements with third parties having the capacity for such manufacturing or marketing.

  . There can be no assurance that any of the Company's current or future product candidates will be successfully developed, prove to be effective in clinical trials, receive required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs, gain reasonable reimbursement levels, or be successfully marketed.

   In addition, the Company is subject to a number of risks, including the need for additional financing, dependence on key personnel, small patient populations, patent protection, significant competition from larger organizations, dependence on corporate partners and collaborators, and expected restrictions on reimbursement, as well as other changes in the healthcare industry.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Basis of Presentation--These consolidated financial statements include the accounts of BioMarin and its wholly-owned subsidiaries: Glyko, Inc., BioMarin Enzymes, Inc., BioMarin Nova Scotia and BioMarin Genetics, Inc. All significant intercompany transactions have been eliminated.

   Discontinued Operations--The decision to close Glyko, Inc. has resulted in the operations of Glyko Inc. being classified as discontinued operations in the accompanying consolidated financial statements and, accordingly, the Company has segregated the assets and liabilities of the discontinued operations in the accompanying consolidated balance sheets. In addition, the Company has segregated the operating results in the accompanying consolidated statements of operations and has segregated cash flows from discontinued operations in the accompanying consolidated statements of cash flows for all periods presented. The notes to the accompanying consolidated financial statements reflect the classification of Glyko Inc. operations as discontinued operations.

   The loss on disposal of discontinued operations included in the accompanying consolidated statement of operations reflects certain adjustments required at December 31, 2001 primarily to record an impairment reserve against the unamortized goodwill related to Glyko, Inc. of approximately $7.8 million.

   Concentration of Credit Risk--Financial instruments that may potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents, and short-term investments. All cash, cash equivalents, and short-term investments are placed in financial institutions with strong credit ratings, which minimizes the risk of loss due to nonpayment. The Company has not experienced any losses due to credit impairment or other factors related to its financial instruments.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and Cash Equivalents--For the consolidated statements of cash flows, the Company treats liquid investments with original maturities of less than three months when purchased as cash and cash equivalents.

   Short-Term Investments--The Company records its investments as held-to-maturity. These investments are recorded at amortized cost. These securities are comprised mainly of Federal Agency investments, commercial paper and bank certificates of deposit.

   Investment in BioMarin/Genzyme LLC and Related Revenue--Under the terms of the Company's joint venture agreement with Genzyme (see note 10), the Company and Genzyme have each agreed to provide 50 percent of the funding for the joint venture. All research and development, sales and marketing, and other activities performed by Genzyme and the Company on behalf of the joint venture are billed to the joint venture at cost. Any profits or losses of the joint venture are shared equally by the two parties. BioMarin provided $39.3 million in funding to the joint venture from inception through December 31, 2001.

   During the years ended December 31, 1999, 2000, 2001 and for the period from March 21, 1997 (inception) through December 31, 2001, the Company incurred expenses and billed $10.6 million, $19.4 million, $22.6 million and $54.4 million, respectively, for services provided to the joint venture under the Agreement. Of these amounts, $5.3 million, $9.7 million, $11.3 million and $27.2 million, respectively, or 50 percent, was recognized as revenue in accordance with the Company's policy of recognizing revenue to the extent that research and development costs billed to the joint venture have been funded by Genzyme. At December 31, 2000, and 2001, the Company had receivables of $1.8 million and $3.1 million, respectively, related to these billings.

   The Company accounts for its investment in the joint venture using the equity method. Accordingly, the Company records a reduction in its investment in the joint venture for its 50 percent share of the loss of the joint venture. The percentage of the costs incurred by the Company and billed to the joint venture that are funded by the Company (50 percent), is recorded as a credit to the Company's equity in the loss of the joint venture.

   The following table summarizes the components of the Company's recorded equity in loss of BioMarin/Genzyme LLC (in thousands):

                                                                                                    March 21, 1997
                                                                         Years ended December 31,   (inception) to
                                                                       ---------------------------   December 31,
                                                                         1999     2000      2001         2001
                                                                       -------  --------  --------  --------------
50 percent of joint venture net loss.................................. $(6,973) $(12,643) $(18,663)    $(39,163)
50 percent of services billed by the Company to joint venture.........   5,300     9,731    11,330       27,198
                                                                       -------  --------  --------     --------
                                                                       $(1,673) $ (2,912) $ (7,333)    $(11,965)
                                                                       =======  ========  ========     ========

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

   At December 31, 2001 the summarized assets and liabilities of the joint venture and its results of operations from inception to December 31, 2001 are as follows (in thousands):

           Assets............................................ $ 7,628
                                                              =======
           Liabilities....................................... $ 5,338
           Net equity........................................   2,290
                                                              -------
                                                              $ 7,628
                                                              =======
           Cumulative net loss............................... $77,918
                                                              =======

   Property and Equipment--Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the related estimated useful lives. Significant additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred.

   As of December 31, 2000 and 2001, and March 31, 2002, property and equipment consisted of the following (in thousands):

                                      December 31,
                                   -----------------   March 31,
             Category                2000     2001       2002      Estimated Useful Lives
             --------              -------  --------  ----------- ------------------------
                                                      (unaudited)
Computer hardware and software.... $   678  $  1,532   $  1,820           3 years
Office furniture and equipment....   1,056     1,557      1,622           5 years
Manufacturing/Laboratory Equipment   9,323    11,769     11,918           5 years
Leasehold improvements............  16,685    30,886     32,735   Shorter of life of asset
                                                                       or lease term
Construction in progress..........   1,048     1,064      1,064
                                   -------  --------   --------
                                    28,790    46,808     49,159
Less: Accumulated depreciation....  (8,075)  (14,248)   (16,100)
                                   -------  --------   --------
Total property and equipment, net. $20,715  $ 32,560   $ 33,059
                                   =======  ========   ========

   Depreciation expense for the years ended December 31, 1999, 2000 and 2001 and for the three month period ended March 31, 2001 and 2002 (unaudited) and for the period March 21, 1997 (inception) to March 31, 2002, (unaudited) was, $4.1 million, $4.3 million, $6.2 million, $1.2 million, $1.9 million and $16.8 million, respectively.

   Goodwill and Other Intangible Assets--In connection with the acquisition of Glyko, Inc. in 1998, the Company recorded intangible assets of $11.7 million. Additional intangible assets of $891,000 were recorded in connection with the acquisition by Glyko, Inc. of the key assets of the bio-chemical research reagent division of Oxford GlycoSciences Plc. (OGS), a company not related to Glyko, Inc. During 2000, the Company revised its estimate of the useful life of these intangible assets downward to 7 years; the effect of this change increased amortization expense in 2000. As indicated in Note 1, the Company recorded an impairment reserve against the unamortized balance of $7.8 million at December 31, 2001 as a result of the Company's decision to close the business.

   Impairment of Long-Lived Assets--The Company regularly reviews long-lived assets and identifiable intangibles whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable. The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

   Accrued Liabilities--As of December 31, 2000 and 2001, accrued liabilities consisted of the following:

                                                           December 31,
                                                           -------------
                                                            2000   2001
                                                           ------ ------
        Vacation.......................................... $  365 $  602
        Construction in progress..........................    225     --
        ESPP/401K.........................................    167    528
        Other.............................................  1,194  1,068
                                                           ------ ------
           Total.......................................... $1,951 $2,198
                                                           ====== ======

   Revenue Recognition--Revenue from the joint venture is recognized to the extent that research and development costs billed by the Company have been funded by Genzyme.

   Research and Development--Research and development expenses include the expenses associated with contract research and development provided by third parties, research and development provided in connection with the joint venture including manufacturing, clinical and regulatory costs, and internal research and development costs. All research and development costs are expensed as incurred.

   Net Income (Loss) per Share--Net income (loss) per share is calculated by dividing net income (loss) by the weighted average common shares outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted average common shares outstanding and potential common shares during the period. Potential common shares include dilutive shares issuable upon the exercise of outstanding common stock options, warrants, and contingent issuances of common stock. For periods in which the Company has losses (all periods presented), such potential common shares are excluded from the computation of diluted net loss per share, as their effect is antidilutive.

   Potentially dilutive securities include (in thousands):

                                                           December 31,
                                                         -----------------
                                                         1999  2000  2001
                                                         ----- ----- -----
      Options to purchase common stock.................. 5,450 5,539 7,767
      Warrants to purchase common stock.................   802    --   753
                                                         ----- ----- -----
         Total.......................................... 6,252 5,539 8,520
                                                         ===== ===== =====

   Segment Reporting--The Company operates in two segments. The Analytic and Diagnostic segment represents the operations of Glyko, Inc. which involve the manufacture and sale of analytic and diagnostic products (See Note 1 regarding closure of Glyko, Inc. and the associated discontinued operations treatment). The Pharmaceutical segment represents the research and development activities related to the development and commercialization of carbohydrate enzyme therapeutics. Segment information for the Analytic and Diagnostic segment is not presented as the segment has been discontinued and, thus, disclosure of segment information is not required.

   Recent Accounting Pronouncements--On June 29, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards
(SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Intangible Assets. Major provisions of these Statements are as follows: all business combinations initiated after June 30, 2001 must use the purchase method of accounting; intangible assets acquired in a business combination must be recorded separately; all acquired goodwill must be assigned to

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES reporting units for purposes of impairment testing and segment reporting; effective January 1, 2002, goodwill and intangible assets with indefinite lives will not be amortized but will be tested for impairment annually using a fair value approach; other intangible assets will continue to be valued and amortized over their estimated lives; in-process research and development acquired in business combinations will continue to be written off immediately. Management does not expect this standard to have a material impact on the Company's consolidated financial position or results of operations.

   In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." Management does not expect this standard to have a material impact on the Company's consolidated financial position or results of operations.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 broadens the presentation of discontinued operations to include more transactions and eliminates the need to accrue for future operating losses. Additionally, SFAS No. 144 prohibits the retroactive classification of assets as held for sale and requires revisions to the depreciable lives of long-lived assets to be abandoned. SFAS No. 144 will be effective January 1, 2002 for the Company. Management does not expect this standard to have a material impact on the Company's consolidated financial position or results of operations.

   Reclassifications--Certain items in the prior year consolidated financial statements have been reclassified to conform to the current year presentation.

3.  PURCHASE OF IBEX THERAPEUTIC ASSETS:

   On October 31, 2001, the Company purchased from IBEX Technologies Inc. (TSE:
IBT) and its subsidiaries the development activities associated with the IBEX therapeutic enzyme drug products (including Neutralase and Phenylase). The purchase agreement called for a total purchase price of $10.4 million, consisting of $2 million in cash and $8.4 million of common stock. In accordance with the purchase agreement, the number of common shares was based on the average share price from September 5, 2001 to October 8, 2001, which resulted in the issuance of 814,467 shares. In connection with the transaction, the Company issued options to purchase 43,861 shares of the Company's common stock. These options were valued using the Black-Scholes option pricing model and the resulting valuation of $291,000 was included as additional purchase price. The purchase agreement includes up to approximately $9.5 million in contingency payments upon regulatory approval of Neutralase and Phenylase, provided that approval occurs prior to October 31, 2006.

   The transaction did not meet the criteria of a business combination because the assets acquired did not meet the definition of a business. EITF 98-3 "Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business" defines a business. EITF 98-3 states that an acquired entity can only be treated as a business if it has significant business inputs (such as acquisition of raw materials for manufacturing purposes), business outputs (such as revenues) and a process in place to convert inputs to outputs. At the time IBEX was acquired, it only had in process the development of intellectual property that might be used to develop therapeutic enzyme drug products. Commercialization of any products is not anticipated for several years. Accordingly, the assets acquired from IBEX have no business outputs because their technological feasibility has not yet been established and the technology has no alternative uses. As a result, all of the purchase price plus related expenses totaling $11.7 million was attributed to in-process research and development and was expensed in the accompanying consolidated statements of operations.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

4.  STOCKHOLDERS' EQUITY:

   Common Stock and Warrants--The Company closed a number of private placements in 1997 and 1998. In connection with these placements, an entity with which the former chief executive officer and chairman of the board is affiliated was issued a total of 899,500 shares (valued at $1.4 million) and warrants (valued at $0.1 million) to purchase an additional 801,500 shares of common stock at an exercise price of $1 per share. These issuances were made for brokerage services rendered in connection with these placements and were accounted for as a cost of raising capital. The warrants were exercised in August 2000.

   In July 1999, the Company completed its initial public offering raising net proceeds (including the exercise of the over-allotment) of $60 million.

   On May 16, 2001, the Company sold 4,763,712 shares of common stock at $9.45 per share and, for no additional consideration, issued three-year warrants to purchase 714,554 shares of common stock at an exercise price of $13.10 per share and received net proceeds of $41.5 million. Also, on May 17, 2001, a fund managed by Acqua Wellington purchased 105,821 shares of common stock and received warrants to purchase 15,873 shares of common stock on the same price and terms as the May 16, 2001 transaction; the Company received net proceeds of $1 million. The Company allocated a portion of the proceeds to warrants in the consolidated balance sheet based on the estimated fair value of the warrants. The fair value of the warrants was calculated using the Black-Scholes option pricing model.

   In August 2001, the Company signed an amended agreement with Acqua Wellington North American Equities Fund Ltd. (Acqua Wellington) for an equity investment in the Company. The agreement allows for the purchase of up to $27.7 million. Under the terms of the agreement, the Company will have the option to request that Acqua Wellington invest in the Company through sales of registered common stock at a small discount to market price. The maximum amount that the Company may request to be bought in any one month is dependent upon the market price of the stock (or an amount that can be mutually agreed-upon by both parties) and is referred to as the "Draw Down Amount." Subject to certain conditions, Acqua Wellington is obligated to purchase this amount if requested to do so by the Company. In addition, the Company may, at its discretion, grant a "Call Option" to Acqua Wellington for an additional investment in an amount up to the "Draw Down Amount" which Acqua Wellington may or may not choose to exercise. During 2001, Acqua Wellington purchased 1,344,194 shares for $13.5 million ($13.2 million net of issuance costs). Under this agreement, Acqua Wellington may also purchase stock and receive similar terms of any other equity financing by the Company.

   On December 13, 2001, the Company completed a follow-on public offering of its common stock. In the offering, the Company sold 8,050,000 shares, including 1,050,000 shares to cover over-allotments, at a price to the public of $12.00 per share. The net proceeds to the Company were approximately $90.4 million.

   Notes Receivable from Stockholders--These originated from the October 1997 issuance of 2.5 million shares of Founders' Stock to three officers. The notes carried an interest rate of 6%; since this was less than the then-market rate of 9%, an interest discount and related deferred compensation of $200,000 was recorded. The deferred compensation was recognized as an expense over the term of the notes.

   The notes were originally due on March 31, 2001 and are secured by the underlying stock. The notes contained buy-back and vesting provisions. Two of the three executives have left the Company. For the first officer, the Company repurchased 33,334 of his shares at his original purchase price and reduced his note balance by the same amount. This officer repaid the remaining balance and interest in 2000. The second and third officers have not yet fully repaid their loans but repayment is expected in 2002 including interest that is continuing to be accrued.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

   The notes are classified in the accompanying consolidated balance sheets as a reduction of stockholders' equity.

   Deferred Compensation--In connection with certain stock option and stock grants to employees from 1998 to 2000, the Company recorded deferred compensation totaling $4.2 million, which is being amortized over the estimated service periods of the grantees. Amortization expense recognized during the years ended December 31, 1999, 2000, and 2001 was $1.3 million, $1.4 million and $0.8 million, respectively.

5.  STOCK OPTION PLANS:

   The Board of Directors and stockholders have approved two plans:

  . The 1997 Stock Plan (the 1997 Plan) provides for the grant of stock options and the issuance of common stock to employees, officers, directors and consultants. As of December 31, 2001, 9,172,451 shares were reserved for issuance under the 1997 Plan.

  . The 1998 Director Option Plan (the Director Plan) provides for the grant of stock options and the issuance of common stock to non-employee directors. As of December 31, 2001, options to purchase 185,000 shares were outstanding and options to purchase 500,000 shares were authorized by the Director Plan.

   Options currently outstanding under the 1997 Plan and 1998 Director Plan (the Plans) generally have vesting schedules of up to four years. Options terminate from 5-10 years from the date of grant or 90 days after termination of employment.

   The Company accounts for option grants in accordance with APB 25. Had compensation cost for option grants to employees under the Plans been determined consistent with the fair value provisions of SFAS No. 123, the effect on the Company's net loss would have been as follows:

                                                                                  Period from
                                                                                 March 21, 1997
                                                     Years ended December 31,    (Inception) to
                                                   ----------------------------   December 31,
                                                     1999      2000      2001         2001
                                                   --------  --------  --------  --------------
Net loss as reported.............................. $(28,072) $(37,364) $(67,606)   $(148,119)
Pro forma effect of SFAS No. 123..................   (1,074)   (5,412)  (13,875)     (20,544)
                                                   --------  --------  --------    ---------
Pro forma net loss................................ $(29,146) $(42,776) $(81,481)   $(168,663)
                                                   ========  ========  ========    =========
Net loss per common share as reported............. $  (0.94) $  (1.04) $  (1.65)   $   (5.22)
                                                   ========  ========  ========    =========
Pro forma loss per common share................... $  (0.97) $  (1.19) $  (1.98)   $   (5.94)
                                                   ========  ========  ========    =========

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

   A summary of the status of the Company's Plans is as follows:

                                                               Weighted
                                                               Average  Exercisable Weighted Average
                                                     Option    Exercise  at End of   Fair Value of
                                                     Shares     Price      Year     Options Granted
                                                   ----------  -------- ----------- ----------------
Outstanding at March 21, 1997.....................         --
                                                   ----------
   Granted........................................    297,000   $ 1.00                   $ 0.22
                                                   ----------
Outstanding at December 31, 1997..................    297,000     1.00     232,000
                                                   ==========            =========
   Granted........................................  2,507,660     4.18                   $ 2.40
   Exercised......................................     (1,973)    1.00
   Canceled.......................................     (1,447)    1.00
                                                   ----------   ------   ---------       ------
Outstanding at December 31, 1998..................  2,801,240     3.85     761,609
                                                   ==========            =========
   Granted........................................  2,877,430    11.35                   $ 8.80
   Exercised......................................    (40,148)    3.69
   Canceled.......................................   (188,536)    9.28
Outstanding at December 31, 1999..................  5,449,986     7.59   1,922,041
                                                   ==========            =========
   Granted........................................  1,881,310    15.83                   $13.27
   Exercised...................................... (1,300,532)    4.36
   Canceled.......................................   (491,506)   11.70
Outstanding at December 31, 2000..................  5,539,258    10.92   2,067,302
                                                   ==========            =========
   Granted........................................  2,844,206    10.80                   $ 8.22
   Exercised......................................   (343,560)    3.72
   Canceled.......................................   (273,226)   14.21
                                                   ----------   ------   ---------       ------
Outstanding at December 31, 2001..................  7,766,678    11.18   3,682,150
                                                   ==========            =========

   There were 1,048,661 and 219,560 options available for grant under the Plans at December 31, 2000 and 2001, respectively.

   As of December 31, 2001, the options outstanding consisted of the following:

                         Options Outstanding                                 Options Exercisable
--------------------------------------------------------------------- ----------------------------------
Range of Exercise Number of Options Weighted Average Weighted Average Number of Options Weighted Average
     Prices          Outstanding    Contractual Life  Exercise Price     Exercisable     Exercise Price
----------------- ----------------- ---------------- ---------------- ----------------- ----------------
$0.00 to $3.50...       103,523           0.7             $ 1.07            103,523          $ 1.07
$3.50 to $7.00...     1,699,903           4.0             $ 5.35          1,376,818          $ 5.24
$7.01 to $10.50..     1,644,037           8.9             $ 9.43            539,178          $ 9.45
$10.51 to $14.00.     3,030,947           7.1             $12.60          1,026,982          $12.68
$14.01 to $17.50.       691,394           4.6             $15.83            358,365          $15.81
$17.51 to $21.00.       265,874           6.5             $19.40            132,621          $19.66
$21.01 to $24.50.       220,000           8.1             $21.63             93,541          $21.96
$24.51 to $28.00.        96,000           3.2             $25.88             43,935          $25.90
$28.00 to $31.50.        15,000           3.2             $31.25              7,187          $31.25
                      ---------                                           ---------
                      7,766,678                                           3,682,150
                      =========                                           =========

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

   The following summarizes the assumptions used to determine the fair value of each option using the Black-Scholes option pricing model:

                                                                 Dividend
                 Dates of Grant                    Interest Rate  Yield    Life   Volatility
                 --------------                    ------------- -------- ------- ----------
Inception to July 22, 1999 (pre-IPO).............. 4.6% to 5.7%   0.00%   4 years      0%
July 22, 1999 to December 31, 1999................ 5.8% to 6.1%   0.00%   4 years     39%
January 1, 2000 to December 31, 2000.............. 4.6% to 6.8%   0.00%   4 years    105%
January 1, 2001 to December 31, 2001.............. 3.9% to 4.9%   0.00%   4 years     76%

6.  NOTE PAYABLE:

   During December 2001, the Company entered into three separate agreements with General Electric Capital Corporation for secured loans totaling $5.5 million. The notes bear interest (ranging from 9.1% to 9.31%) and are secured by certain manufacturing and laboratory equipment not purchased with the proceeds. Additionally, one of the agreements is subject to a covenant that requires the Company to maintain a minimum unrestricted cash balance of $25 million. Should the unrestricted cash balance fall below $25 million, the note is subject to prepayment, including prepayment penalties ranging from 1 percent to 4 percent.

   Principal payments due on notes payable subsequent to December 31, 2001 are as follows (in thousands):

           2002.............................................. $1,525
           2003..............................................  1,803
           2004..............................................  1,948
           2005..............................................    113
                                                              ------
                                                              $5,389
                                                              ======

7.  INCOME TAXES:

   The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates expected to be in effect in the years in which the differences are expected to reverse.

   The Company's primary temporary differences relate to items expensed for financial reporting purposes but not currently deductible for income tax purposes, consisting primarily of depreciable lives for property and equipment.

   As of December 31, 2001, net operating loss carryforwards are approximately $120.6 million and $57.6 million for federal and California income tax purposes, respectively. These net operating loss carryforwards include net operating losses of $12.6 million for federal purposes related to Glyko, Inc. These federal and state carryforwards expire beginning in the year 2011 and 2004, respectively.

   The Company also has research and development credits available to reduce future federal and California income taxes of approximately $3.2 million and $3.1 million, respectively, at December 31, 2001. These credits include credits related to Glyko, Inc. of approximately $0.7 million and $0.4 million for federal and California purposes, respectively. These federal and state carryforwards expire beginning in 2012 and 2013, respectively.

   The Company also has orphan drug credits available to reduce future federal income taxes, if any, of approximately $13.6 million at December 31, 2001.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

   The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards and research and development credits available to be used in any given year should certain events occur, including sale of equity securities and other changes in ownership. The acquisition of Glyko, Inc. and the related issuance of stock represented a change of ownership under these provisions. As a result of this and the proposed exiting of the Glyko business, there can be no assurance that the Company will be able to utilize net operating loss carryforwards and credits before expiration.

   The Company has a cumulative net operating loss carryforward since inception, resulting in net deferred tax assets of approximately $61.5 million. A valuation allowance has been placed on the net deferred tax assets to reduce them to an assumed net realizable value of zero.

8.  COMMITMENTS AND CONTINGENCIES:

   Lease Commitments--The Company leases office space and research and testing laboratory space in various facilities under operating agreements expiring at various dates through 2010. Future minimum lease payments for the years ended December 31 are as follows (in thousands):

           2002.............................................. $ 2,548
           2003..............................................   2,566
           2004..............................................   2,392
           2005..............................................   2,093
           2006..............................................   1,924
           Thereafter........................................   5,715
                                                              -------
              Total.......................................... $17,238
                                                              =======

   Rent expense for the years ended December 31, 1999, 2000 and 2001, and for the period from March 21, 1997 (inception), to December 31, 2001, was $1.1 million, $1.5 million, $2.2 million and $5.2 million, respectively.

   Research and Development Funding and Technology Licenses--The Company uses experts and laboratories at universities and other institutions to perform research and development activities. Funding commitments as of December 31, 2001 to these institutions for future years are as follows (in thousands):

           2002.............................................. $  652
           2003..............................................    330
           2004..............................................    255
           2005..............................................    255
           2006..............................................    255
                                                              ------
              Total.......................................... $1,747
                                                              ======

   The Company has also licensed technology from certain institutions, for which it is required to pay a royalty upon future sales, subject to certain annual minimums. As of December 31, 2001, such minimum commitments were $255,000.

   Product Liability and Lack of Insurance--The Company is subject to the risk of exposure to product liability claims in the event that the use of Aldurazyme(TM), Aryplase(TM) or Vibrilase(TM) results in adverse effects during testing or commercial sale. BioMarin/Genzyme LLC (the LLC) and the Company carry product liability insurance to cover the clinical trials of Aldurazyme (by the LLC) and Aryplase and Vibrilase (by the Company). There can be no assurance that the Company will be able to obtain product liability insurance coverage at economically reasonable rates or that such insurance will provide adequate coverage against all possible claims. To date, there have not been any such claims.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

9.  RELATED-PARTY TRANSACTIONS:

   On April 13, 1999, the Company entered into a convertible note financing agreement in the amount of $26.0 million. Of this amount GBL purchased $4.3 million worth of such notes and LaMont Asset Management SA (LAM) purchased $9.7 million. A director of the Company is also the chairman of LAM. The Company also entered into an agency agreement with LAM pursuant to which the Company agreed to pay LAM a five percent cash commission on sales to certain note purchasers. On July 23, 1999, concurrent with the Company's IPO, the Company's convertible notes payable (including accrued interest) were converted into 2,672,020 shares of the Company's common stock at $10 per share. GBL's $4.3 million convertible note plus interest was converted to 441,911 shares and LAM's $9.7 million convertible note plus interest was converted to 996,869 shares.

   In April 2001, the Company loaned a Company officer $860,000 to purchase a property and received a promissory note secured by the property. The note matures on October 31, 2004 (subject to various conditions in the employment agreement) and bears interest at the Federal mid-term rate (3.9% as of December 31, 2001).

   Due to the terms of the collaborative agreement with Genzyme outlined in
Note 10, Genzyme is considered to be a related party. See also Notes 1 and 10 for Genzyme related-party transactions.

10.  COLLABORATIVE AGREEMENTS:

   Genzyme--In 1998, the Company entered into an agreement (the Collaboration Agreement) with Genzyme to establish a joint venture (BioMarin/Genzyme LLC) for the worldwide development and commercialization of Aldurazyme to treat MPS I. In conjunction with the formation of the joint venture, the Company established a wholly-owned subsidiary, BioMarin Genetics, Inc. The Company has a 49 percent interest in the joint venture, BioMarin Genetics, Inc. has a 1 percent interest, and Genzyme has the remaining 50 percent interest.

   Under the Collaboration Agreement, the Company and Genzyme are each required to make capital contributions to the joint venture in an amount equal to 50 percent of costs and expenses associated with the development and commercialization of Aldurazyme. The parties also agree to share the profits equally from such commercialization. In addition, Genzyme purchased 1,333,333 shares of the Company's common stock at $6 per share in a private placement for proceeds of $8.0 million and, concurrent with the IPO, purchased an additional 769,230 shares of the Company's common stock at the IPO price for an additional $10.0 million. Genzyme has also agreed to pay the Company $12.1 million in cash upon FDA approval of the biologics license application for Aldurazyme.

   Other Agreements--The Company is engaged in research and development collaborations with various academic institutions, commercial research groups, and other entities. The agreements provide for sponsorship of research and development by the Company and may also provide for exclusive royalty-bearing intellectual property licenses or rights of first negotiation regarding licenses to intellectual property development under the collaborations. Typically, these agreements are terminable for cause by either party upon 90 days written notice.

11.  COMPENSATION PLANS:

   Employment Agreements--The Company has entered into employment agreements with eight officers. Seven of these agreements can be terminated without cause by the Company upon six months prior notice, or by the officer upon three months prior written notice to the Company. The employment agreement with the Company's Chief Executive Officer (CEO) shall be renewed after three years for one additional three-year period unless either party gives nine months notice prior to the expiration of the initial three-year period. The annual salaries committed under these employment agreements total approximately $2.0 million. In addition, three of the agreements provide for the payment of an annual cash bonus of up to 100 percent of the base annual salary of the three senior officers based upon the Company's market capitalization through June 30, 2000. Bonuses for the

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES three senior officers (two of whom are no longer with the Company) totaled $294,000 and $0 in 2000 and 2001, respectively. The bonuses for the CEO totaled $279,000 in 2001.

   401(k) Plan--The Company sponsors the BioMarin Retirement Savings Plan. Most employees (Participants) are eligible to participate following the start of their employment, on the earlier of the next occurring January 1, April 1, July 1 or October 1. Participants may contribute up to 20 percent of their current compensation to the 401(k) Plan or an amount up to a statutorily prescribed annual limit. The Company pays the direct expenses of the 401(k) Plan and matches 50% of the first 2% contributed to the employee accounts. The Company's matching contribution vests over four years from employment commencement and was $0, $30,000, $90,000 and $123,000 for the years ended December 31, 1999,
2000, 2001 and for the period from March 21, 1997 (inception) through December 31, 2001, respectively.

   1998 Employee Stock Purchase Plan (1998 Purchase Plan)--A total of 250,000 shares of Company common stock has been reserved for issuance under the 1998 Purchase Plan, plus annual increases equal to the lesser of 0.5 percent of the outstanding capital stock, 200,000 shares, or a lesser amount set by the Board. As of December 31, 2001, 63,083 shares have been issued under the 1998 Purchase Plan.

12.  SUPPLEMENTAL CASH FLOW INFORMATION:

   The following non-cash transactions took place in the periods presented (in thousands):

                                                                                               Period from
                                                                                              March 21, 1997
                                                                      Year Ended December 31, (Inception) to
                                                                      -----------------------  December 31,
                                                                       1999     2000   2001        2001
                                                                       -------  ----  ------  --------------
Common stock issued upon conversion of convertible notes plus
  interest........................................................... $25,615   $ --  $   --     $25,615
Common stock issued in exchange for notes............................      --     --      --      20,500
Common stock and common stock warrants issued in exchange for
  brokerage services.................................................      --     --      --       1,518
Common stock surrendered by stockholders' for payment of principle
  and interest.......................................................      --    170      --         170
Compensation in the form of common stock and common stock
  options............................................................      --     --      --          18
Issuance of common stock to acquire the therapeutic assets of IBEX
  at $10.218 per share...............................................      --     --   8,324       8,324
Fair value of common stock options issued in connection with IBEX
  acquisition........................................................      --     --     291         291
Fair value of restricted stock grant issued pursuant to an employment
  contract...........................................................      --    313      --         313
Borrowings under capital lease arrangements..........................      --     --     206         206

13.  SUBSEQUENT EVENTS:

   In December 2001, the Company signed a definitive agreement with Synapse Technologies Inc. (a privately held Canadian company) to acquire all of its outstanding capital stock for approximately $10.2 million in Company common stock plus future contingent milestone payments totaling $6 million payable in cash or common stock at the Company's discretion. The Company will issue approximately 885,000 shares of common stock for the purchase.

   Synapse's operations consist solely of research and development. Its most significant project is focused on the development of a proprietary technology to treat neurological problems. Since all of its activity is related to

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES in-process research and development of technology for which technological feasibility had not yet been established and for which no alternative future uses exist, the purchase price of $11.2 million, which includes $1.0 million in expenses related to transaction costs and the issuance of options and warrants, will be expensed. The options and warrants were valued using the Black-Scholes Option Pricing Model with the following assumptions: risk-free interest rate of 5%; expected dividend yield of zero percent; expected lives of 8 years for the options and 3.75 years for the warrants; and expected volatility of 61%. The transaction failed the "outputs" test outlined in EITF 98-3 (See Note 3) and does not qualify as a business combination.

   In February 2002, the Company signed a definitive agreement to purchase all of the outstanding capital stock of Glyko Biomedical Ltd. (GBL). Upon closing (anticipated to be in the second quarter of 2002) GBL shareholders will receive 11,367,617 shares of Company common stock in exchange for their GBL stock. In turn, the Company will retire the existing 11,367,617 shares of restricted common stock of the Company currently held by GBL. There will be no net effect on the common stock outstanding. It is anticipated that $2.1 million of expenses will be incurred and expensed as reorganization costs for this transaction in 2002. Approximately $400,000 of transaction costs were incurred and expensed in 2001.

14.  QUARTERLY CONSOLIDATED FINANCIAL DATA (unaudited):

   The Company's quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including, but not limited to, the completion of development projects and variations in levels of production.

   The Company's common stock has been traded on the Nasdaq Stock Market since July 22, 1999. There were 82 common stockholders of record at December 31, 2001. No dividends have ever been paid by the Company.

                                                                   Quarter Ended
                                                   ---------------------------------------------
                                                   March 31, June 30,  September 30, December 31,
                                                   --------- --------  ------------- ------------
                                                       (In thousands, except per share data)
2001
Total revenue..................................... $  2,690  $  3,012    $  3,101      $  2,896
Loss from continuing operations...................   (9,083)  (11,331)    (10,642)      (26,372)
Loss from discontinued operations.................     (617)     (638)       (373)         (638)
Loss from disposal of Glyko, Inc..................       --        --          --        (7,912)
Net loss..........................................   (9,700)  (11,969)    (11,015)      (34,922)
Net loss per share, basic and diluted.............    (0.26)    (0.30)      (0.26)        (0.77)
Common stock price per share:
   High........................................... $ 12.063  $ 13.210    $ 13.610      $ 14.160
   Low............................................    7.313     7.500       9.120         9.400

                                                                   Quarter Ended
                                                   ---------------------------------------------
                                                   March 31, June 30,  September 30, December 31,
                                                   --------- --------  ------------- ------------
                                                       (In thousands, except per share data)
2000
Total revenue..................................... $  2,791  $  2,258    $  1,950      $  2,715
Loss from continuing operations...................  (11,202)   (6,854)     (7,731)       (9,828)
Loss from discontinued operations.................     (534)     (232)       (417)         (566)
Net loss..........................................  (11,736)   (7,086)     (8,148)      (10,394)
Net loss per share, basic and diluted.............    (0.34)    (0.20)      (0.23)        (0.28)
Common stock price per share:
   High........................................... $ 38.750  $ 27.750    $ 21.750      $ 17.625
   Low............................................   12.750    16.750      16.375         7.156

                                    ANNEX J

              GLYKO AUDITED FINANCIAL STATEMENTS IN CANADIAN GAAP

Index to Glyko Biomedical Ltd. Financial Statements in Canadian GAAP

             Report of Independent Public Accountants.......... J-2
             Balance Sheets.................................... J-3
             Statements of Operations.......................... J-4
             Statements of Shareholders' Equity................ J-5
             Statements of Cash Flows.......................... J-6
             Notes to Financial Statements..................... J-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS*

To the Shareholders of Glyko Biomedical Ltd.:

   We have audited the balance sheets of Glyko Biomedical Ltd. as of December 31, 2000 and 2001, and the related statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1999, 2000, and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2000 and 2001 and the results of its operations and its cash flows for the years ended December 31, 1999, 2000, and 2001 in accordance with Canadian generally accepted accounting principles.

                                          /s/  ARTHUR ANDERSEN LLP

San Francisco, California
February 21, 2002

* This report is a copy of a previously issued Arthur Andersen LLP report and this report has not been reissued by Arthur Andersen LLP.

                             GLYKO BIOMEDICAL LTD.
                                BALANCE SHEETS
                               (in U.S. dollars)

                                                                   March 31,  December 31, December 31,
                                                                     2002         2001         2000
                                                                  ----------- ------------ ------------
                                                                  (unaudited)
Assets
   Cash and cash equivalents..................................... $ 2,418,997 $ 2,444,424  $   408,133
   Short-term investments........................................          --          --    1,397,217
   Interest receivable...........................................          --          --       29,876
   Investment in BioMarin Pharmaceutical Inc.....................  35,944,850  36,740,514   25,129,021
                                                                  ----------- -----------  -----------
          Total assets........................................... $38,363,847 $39,184,938  $26,964,247
                                                                  =========== ===========  ===========
Liabilities and shareholders' equity
          Total current liabilities.............................. $   730,369 $   461,326  $   315,438
                                                                  ----------- -----------  -----------
Shareholders' equity
   Common shares, unlimited shares authorized
       34,352,823 shares issued and outstanding at March 31,
         2002 (unaudited), December 31, 2001 and
         December 31, 2000.......................................  22,552,705  22,552,705   22,552,705
   Note receivable from shareholder..............................          --          --     (801,837)
   Retained earnings.............................................  15,080,773  16,170,907    4,897,941
                                                                  ----------- -----------  -----------
          Total shareholders' equity.............................  37,633,478  38,723,612   26,648,809
                                                                  ----------- -----------  -----------
          Total liabilities and shareholders' equity............. $38,363,847 $39,184,938  $26,964,247
                                                                  =========== ===========  ===========

                 Approved on behalf of the Board of Directors:

               (signed) Joerg Gruber    (signed) John A. Kolada



       The accompanying notes are an integral part of these statements.

                             GLYKO BIOMEDICAL LTD.
                           STATEMENTS OF OPERATIONS
                               (in U.S. dollars)

                               Three month period ended           Year ended December 31,
                                       March 31,         ----------------------------------------
                                  2002         2001          2001          2000          1999
                               -----------  -----------  ------------  ------------  ------------
                               (unaudited)  (unaudited)
Expenses:
   General and administrative. $   295,114  $    70,335  $    462,018  $    388,373  $    199,302
                               -----------  -----------  ------------  ------------  ------------
       Total expenses.........     295,114       70,335       462,018       388,373       199,302
                               -----------  -----------  ------------  ------------  ------------
Loss from operations..........    (295,114)     (70,335)     (462,018)     (388,373)     (199,302)

Equity in loss of BioMarin
  Pharmaceutical Inc..........  (3,268,243)  (3,091,819)  (18,903,783)  (11,934,186)  (10,172,934)
Gain on reduction of share
  ownership of BioMarin
  Pharmaceutical..............   2,472,537      377,252    30,515,276     1,424,344    26,814,190
Interest income...............         686       36,407       123,491       120,518       186,953
                               -----------  -----------  ------------  ------------  ------------
Net income (loss)............. $(1,090,134) $(2,748,495) $ 11,272,966  $(10,777,697) $ 16,628,907
                               ===========  ===========  ============  ============  ============

Earnings per share--basic..... $     (0.03) $     (0.08) $       0.33  $      (0.32) $       0.54
                               ===========  ===========  ============  ============  ============
Earnings per share--diluted... $     (0.03) $     (0.08) $       0.33  $      (0.32) $       0.50
                               ===========  ===========  ============  ============  ============
Weighted average number of
  shares--basic...............  34,352,823   34,352,823    34,352,823    33,915,043    31,065,575
                               ===========  ===========  ============  ============  ============
Weighted average number of
  shares--diluted.............  34,352,823   34,352,823    34,372,420    33,915,043    33,567,702
                               ===========  ===========  ============  ============  ============




       The accompanying notes are an integral part of these statements.

                             GLYKO BIOMEDICAL LTD.
                      STATEMENTS OF STOCKHOLDERS' EQUITY
                               (in U.S. dollars)

                                                                   Note       Retained
                                  Common Shares        Common   Receivable    Earnings
                              ----------------------   Share       From     (Accumulated
                                Shares     Amount     Warrants  Shareholder   Deficit)        Total
                              ---------- ----------- ---------  ----------- ------------  ------------
Balance at December 31, 1998. 28,020,234 $17,963,167 $ 547,285   $(712,261) $   (953,269) $ 16,844,922
Net income for the year ended
  December 31, 1999..........         --          --        --          --    16,628,907    16,628,907
Interest on note from
  shareholder................         --          --        --     (34,376)           --       (34,376)
Exercise of common share
  options....................    280,560     161,633        --          --            --       161,633
Exercise of common share
  warrants...................  3,534,528   2,647,669  (400,813)         --            --     2,246,856
                              ---------- ----------- ---------   ---------  ------------  ------------
Balance at December 31, 1999. 31,835,322 $20,772,469 $ 146,472   $(746,637) $ 15,675,638  $ 35,847,942
Net loss for the year ended
  December 31, 2000..........         --          --        --          --   (10,777,697)  (10,777,697)
Exercise of common share
  options....................    299,500     286,701        --          --            --       286,701
Exercise of common share
  warrants...................  2,218,001   1,493,535  (146,472)         --            --     1,347,063
Interest accrued on note
  receivable from shareholder         --          --        --     (55,200)           --       (55,200)
                              ---------- ----------- ---------   ---------  ------------  ------------
Balance at December 31, 2000. 34,352,823 $22,552,705 $      --   $(801,837) $  4,897,941  $ 26,648,809
Net income for the year ended
  December 31, 2001..........         --          --        --          --    11,272,966    11,272,966
Interest accrued on note
  receivable from shareholder         --          --        --     (78,073)           --       (78,073)
Repayment of note receivable
  from shareholder...........         --          --        --     879,910            --       879,910
                              ---------- ----------- ---------   ---------  ------------  ------------
Balance at December 31, 2001. 34,352,823 $22,552,705 $      --   $      --  $ 16,170,907  $ 38,723,612
Net loss for the three month
  period ended March 31,
  2002 (unaudited)...........         --          --        --          --    (1,090,134)   (1,090,134)
                              ---------- ----------- ---------   ---------  ------------  ------------
Balance at March 31, 2002
  (unaudited)................ 34,352,823 $22,552,705 $      --   $      --  $ 15,080,773  $ 37,633,478
                              ========== =========== =========   =========  ============  ============

       The accompanying notes are an integral part of these statements.

                             GLYKO BIOMEDICAL LTD.
                           STATEMENTS OF CASH FLOWS
                               (in U.S. dollars)

                                                        Three Month Period ended
                                                                March 31,                  Year ended December 31,
                                                        ------------------------  ----------------------------------------
                                                            2002         2001         2001          2000          1999
                                                        -----------  -----------  ------------  ------------  ------------
                                                               (unaudited)
Cash flows from operating activities:
   Net income (loss)................................... $(1,090,134) ($2,748,495) $ 11,272,966  $(10,777,697) $ 16,628,907
Adjustments to reconcile net income (loss) to
  net cash used in operating activities:
   Equity in loss of BioMarin
     Pharmaceutical Inc................................   3,268,243    3,091,819    18,903,783    11,934,186    10,172,934
   Gain on reduction of ownership of BioMarin..........  (2,472,537)    (377,252)  (30,515,276)   (1,424,344)  (26,814,190)
   Interest on note receivable from
     shareholder.......................................          --                    (78,073)      (55,200)      (27,600)
   Changes in assets and liabilities:
       Interest receivable.............................          --       14,941        29,876       (29,876)           --
       Accrued liabilities.............................     269,001      (68,932)      145,888       (50,131)       15,460
                                                        -----------  -----------  ------------  ------------  ------------
   Total adjustments...................................   1,064,707    2,660,576   (11,513,802)   10,374,635   (16,653,396)
                                                        -----------  -----------  ------------  ------------  ------------
          Net cash used in operating
            activities.................................     (25,427)     (87,919)     (240,836)     (403,062)      (24,489)
                                                        -----------  -----------  ------------  ------------  ------------
Cash flows from investing activities:
   Investment in BioMarin Pharmaceutical Inc...........          --                         --            --    (4,419,110)
   Sale (purchase) of short-term investments...........          --    1,397,217     1,397,217    (1,397,217)           --
                                                        -----------  -----------  ------------  ------------  ------------
          Net cash used in investing activities........                1,397,217     1,397,217    (1,397,217)   (4,419,110)
                                                        -----------  -----------  ------------  ------------  ------------
Cash flows from financing activities:
   Repayment of note receivable from shareholder.......          --      (16,246)      879,910            --       100,000
   Proceeds from the exercise of common share
     options and common share warrants.................          --           --            --     1,633,764     2,350,423
                                                        -----------  -----------  ------------  ------------  ------------
          Net cash provided by
            financing activities.......................          --      (16,246)      879,910     1,633,764     2,450,423
                                                        -----------  -----------  ------------  ------------  ------------
Net increase (decrease) in cash and cash
  equivalents..........................................     (25,427)   1,293,052     2,036,291      (166,515)   (1,993,176)
Cash and cash equivalents, beginning of year...........   2,444,424      408,133       408,133       574,648     2,567,824
                                                        -----------  -----------  ------------  ------------  ------------
Cash and cash equivalents, end of year................. $ 2,418,997   $1,701,185  $  2,444,424  $    408,133  $    574,648
                                                        ===========  ===========  ============  ============  ============

       The accompanying notes are an integral part of these statements.

                             GLYKO BIOMEDICAL LTD.

                         NOTES TO FINANCIAL STATEMENTS

1.  The Company and Description of the Business

   Glyko Biomedical Ltd. (the Company or GBL) is a Canadian company, which was established in 1992 to acquire all of the outstanding capital stock of Glyko, Inc., a Delaware corporation. Since its inception in October 1990, Glyko, Inc. engaged in research and development of new techniques to analyze and manipulate carbohydrates for research, diagnostic and pharmaceutical purposes. Glyko, Inc. developed a line of analytic instrumentation laboratory products that include an imaging system, analysis software and chemical analysis kits.

   In October 1996, GBL formed BioMarin Pharmaceutical Inc. (BioMarin), a Delaware corporation in the development stage, to develop the Company's pharmaceutical products. BioMarin began business on March 21, 1997 (inception) and subsequently issued 1.5 million shares of common stock to GBL for $1.5 million. As consideration for a certain license agreement dated June 1997, BioMarin issued GBL 7 million shares of BioMarin common stock. Beginning in October 1997, BioMarin raised capital from third parties. As of December 31, 1997, the Company began recording its share of BioMarin's net loss utilizing the equity method of accounting. On June 30, 1998, GBL made an additional $1 million investment in BioMarin.

   On October 7, 1998, GBL sold to BioMarin 100% of the outstanding capital stock of Glyko, Inc. in exchange for 2,259,039 shares of BioMarin's common stock. In addition, BioMarin agreed to assume options, previously issued to employees of Glyko, Inc., to purchase up to 585,969 shares of GBL's common stock (exercisable into 255,540 shares of BioMarin common stock) and BioMarin paid $500 in cash.

   On April 13, 1999, the Company entered into a convertible note arrangement with BioMarin in the amount of $4.3 million, as part of a $26 million convertible note financing. This note plus accrued interest was converted into 441,911 shares of BioMarin common stock concurrent with BioMarin's initial public offering on July 23, 1999.

   In May 2001, BioMarin completed two private placements of its securities, raising total net proceeds of approximately $42.5 million. On May 16, 2001, BioMarin sold 4,763,712 shares of common stock at $9.45 per share and, for no additional consideration, issued three-year warrants to purchase 714,554 shares of common stock at an exercise price of $13.10 per share. On May 17, 2001 a fund managed by Acqua Wellington purchased 105,821 shares of common stock and received warrants to purchase 15,873 shares of common stock on the same price and terms as the May 16, 2001 transaction.

   In August 2001, BioMarin singed an amended agreement with Acqua Wellington North American Equities Fund Ltd. (Acqua Wellington) for an equity investment in BioMarin. The agreement allows for the purchase of up to $27.7 million. Under the terms of the agreement, BioMarin will have the option to request that Acqua Wellington invest in BioMarin through sales of registered common stock at a small discount to market price. The maximum amount that BioMarin may request to be bought in any one month is dependent upon the market price of the stock (or an amount that can be mutually agreed-upon by both parties) and is referred to as the "Draw Down Amount." Subject to certain conditions, Acqua Wellington is obligated to purchase this amount if requested to do so by BioMarin. In addition, BioMarin may, at its discretion, grant a "Call Option" to Acqua Wellington for an additional investment in an amount up to the "Draw Down Amount" which Acqua Wellington may or may not choose to exercise. During 2001, Acqua Wellington purchased 1,344,194 shares for $13.5 million ($13.2 million net of issuance costs). Under this agreement, Acqua Wellington may also purchase stock and receive similar terms to any other equity financing raised by BioMarin.

   On October 31, 2001, BioMarin purchased from IBEX Technologies Inc. (TSE:
IBT) and its subsidiaries development activities associated with the IBEX therapeutic enzyme drug products (including Neutralase/TM /and Phenylase). The purchase agreement called for a total purchase price of $10.4 million, consisting of $2 million in

                             GLYKO BIOMEDICAL LTD.

cash and $8.4 million in BioMarin common stock. In accordance with the purchase agreement, the number of common shares was based on the average share price from September 5, 2001 to October 8, 2001, which resulted in the issuance of 814,467 shares. The purchase also includes up to approximately $9.5 million in contingency payments upon regulatory approval of Neutralase and Phenylase, provided that approval occurs within five years. All of the purchase price plus related expenses totaling $11.7 million was attributed to in-process research and development and was expensed on BioMarin's consolidated statements of operations.

   On December 13, 2001, BioMarin completed a public offering of its common stock. In the offering, BioMarin sold 8,050,000 shares, including 1,050,000 shares to cover over-allotments, at a price to the public of $12.00 per share, or a total offering price of $96.6 million. The net proceeds to BioMarin were approximately $90.4 million.

   In December 2001, BioMarin decided to close the carbohydrate analytical business portion of Glyko, Inc., which provided all of Glyko, Inc.'s revenues. Accordingly, BioMarin recorded a Glyko, Inc. closure expense of $7.9 million in the 2001 consolidated statements of operations. This charge consisted primarily of an impairment reserve against the unamortized balance of goodwill and other intangible assets related to the acquisition of Glyko, Inc. The majority of the Glyko, Inc. employees will be incorporated into the BioMarin business and such employees will continue to provide necessary analytic and diagnostic support to BioMarin's therapeutic products.

   As a result of BioMarin's IPO, concurrent with the conversion of the notes from GBL and other noteholders, the sale by BioMarin of common stock to Acqua Wellington, the sales by BioMarin of common stock in the private placements and a follow-on offering, the exercise of BioMarin stock options and warrants by third parties, and the purchase of IBEX Technologies intellectual property and other assets associated with the IBEX therapeutic enzyme drug products, GBL's ownership of BioMarin's outstanding stock on March 31, 2002 (unaudited) and December 31, 2001 was 21.3 percent and 21.7 percent, respectively.

   GBL has limited operating activities and its principal asset is its investment in BioMarin. Accordingly, without further investment in other companies or technologies, management believes that GBL has sufficient cash to sustain planned operations for the foreseeable future.

2.  Summary of Significant Accounting Policies

   The accompanying financial statements and related footnotes have been prepared by the Company in accordance with accounting principles generally accepted in Canada, using U.S. dollars. The results of operations of BioMarin have been reported in the Company's financial statements for the years ended December 31, 2001, 2000, 1999 and the three month periods ended March 31, 2002 and 2001, based on the equity method of accounting. Subsequent to October 7, 1998, the results of operations of Glyko, Inc. have been consolidated into the results of operations of BioMarin.

  Use of Estimates:

   The preparation of the Company's financial statements in conformity with accounting principles generally accepted in Canada requires management to make certain estimates and assumptions that effect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management affecting the BioMarin consolidated financial statements include determination of progress to date of research and development projects in-process, the amortization period of goodwill and other intangibles, and asset impairment reserves related to certain leasehold improvements and equipment.

                             GLYKO BIOMEDICAL LTD.

  Cash and Cash Equivalents:

   Cash and cash equivalents consist of amounts held with banks and short-term investments with original maturities of less than three months when purchased.

  Foreign Exchange:

   As most of GBL's major transactions are in U.S. dollars, GBL has adopted the U.S. dollar as its currency of measurement and reporting. Any assets and liabilities denominated in foreign currency have been translated into U.S. dollars at the current rate of exchange existing at year-end and revenues and expenses are translated at the average monthly exchange rates. Transaction gains and losses included in the statements of operations are not material.

  Income Taxes:

   Income taxes are provided using the asset and liability method. GBL has accumulated losses for income tax purposes, which are available to reduce Canadian taxable income in future years and for which no future tax benefit has been recognized in the accounts. Because Glyko recognizes gains on the reduction of its share ownership of BioMarin when BioMarin sells stock to third parties, Glyko has reported significant cumulative net income. However, because BioMarin is expected to consume the majority of its stock sales proceeds in its research and development activities in coming years, Glyko does not expect that tax liabilities will ever crystallize related to these gains. Accordingly, no deferred taxes have been provided.

   At December 31, 2001, GBL has net operating loss carryforwards for Canadian income tax purposes of approximately $1.7 million, which began to expire in 2000.

  Earnings per Share:

   Potentially dilutive securities outstanding at March 31, 2002 (unaudited) and December 31, 2001, 2000 and 1999, respectively, include options to purchase 81,397, 45,000, 7,750 and 291,000 common shares, respectively, and warrants for the purchase of 2.2 million common shares in 1999. For the year ended December 31, 2000, these securities were not considered in the computation of diluted loss per share because their effect would be anti-dilutive.

3.  Investment in BioMarin Pharmaceutical Inc.

   The Company accounts for its investment in BioMarin using the equity method of accounting. As of March 31, 2002, (unaudited) and December 31, 2001, the Company owned 21.3 and 21.7 percent, respectively, of BioMarin. During the first nine months of 1997, the Company owned 100 percent of BioMarin and due to subsequent outside financings by BioMarin in the fourth quarter of 1997, the Company's ownership percentage decreased to 41.3 percent. BioMarin's convertible note financing, in which GBL invested $4.3 million, plus BioMarin's IPO, BioMarin's concurrent investment from Genzyme in 1999, the sales by BioMarin of common stock to Acqua Wellington, the sale of stock in private placements, the sale of stock in a follow-on offering, BioMarin's sale of common stock pursuant to the exercise of common stock options and common stock warrants by third parties, and the purchase of IBEX Technologies intellectual property and other assets associated with the IBEX therapeutic enzyme drug products has reduced GBL's ownership to 21.7 percent of BioMarin's outstanding common stock as of December 31, 2001.

   As a result of BioMarin's issuance of shares to third parties, the Company recorded a gain on dilution of ownership of BioMarin of $30,515,276, $1,424,344 and $26,814,190 during 2001, 2000 and 1999, respectively. Future fundraising efforts of BioMarin could result in a further reduction of Glyko Biomedical Ltd.'s ownership percentage.

                             GLYKO BIOMEDICAL LTD.

   While BioMarin has an accumulated deficit of $174.7 million at March 31, 2002 and is expected to incur significant losses through 2003, management of GBL believes that there has not been any impairment of its investment in BioMarin.

4.  Note Receivable

   In November 1998, per the terms of the BioMarin acquisition of Glyko, Inc., GBL loaned $712,261 to an officer of the Company to exercise expiring stock options. The note matured in May 2001 and the note plus accrued interest was repaid in the third quarter of 2001.

5.  Common Share Option Plan

   The Company has a common share option plan (the Plan) under which options to purchase common stock may be granted by the Board of Directors to directors, officers, consultants and key employees at not less than fair market value, less any permissible discounts, on the date of grant. Options are exercisable over a number of years specified at the time of the grant, which cannot exceed ten years. The maximum aggregate number of shares that may be granted and sold under the Plan is 3 million shares.

   The Company accounts for the Plan such that no compensation cost has been recognized, except for options granted to consultants, because, under the Option Plan, the option exercise price equals the market value of stock on the date of grant. In general, the Plan options vest over 48 months and all options expire after 5 years or 90 days after employee termination.

   A summary of the status of the Company's Plan at December 31, 2001, 2000 and 1999 and changes during the years then ended is presented in the table and narrative below:

                                      2001                  2000                   1999
                              -------------------- ---------------------- ----------------------
                                      Wtd. Avg. ex           Wtd. Avg. ex           Wtd. Avg. ex
                              Shares   price (1)    Shares      price      Shares    price (2)
                              ------  ------------ --------  ------------ --------  ------------
Outstanding beginning of year  7,750   Cdn. $5.85   291,000   Cdn. $1.24   548,290   Cdn. $0.77
Granted...................... 45,000   Cdn. $4.50    30,000   Cdn. $5.70    24,000   Cdn. $6.00
Exercised....................    Nil               (299,500)  Cdn. $1.37  (280,560)  Cdn. $0.88
Canceled..................... (7,750)  Cdn. $5.85   (13,750)  Cdn. $5.70      (730)  Cdn. $0.88
                              ------               --------               --------
Outstanding at end of year... 45,000   Cdn. $4.50     7,750   Cdn. $5.85   291,000   Cdn. $1.24
                              ======               ========               ========
Exercisable at end of year... 45,000                  7,750                291,000
                              ======               ========               ========

-----------------
(1) The US$ equivalent of Canadian $1.00 at December 31, 2001 was approximately $0.628496.
(2) The US$ equivalent of Canadian $1.00 at December 31, 1999 was approximately $0.689026. The weighted average exercise price is quoted in Cdn.$ as the Company's Common Shares are traded on the Toronto Stock Exchange.

   There are 857,324 options available for grant under the plan at December 31, 2001. The average remaining contractual life of the options outstanding at December 31, 2001 is 3 years.

                             GLYKO BIOMEDICAL LTD.

6. Common Share Warrants

   Below is a summary of Common Share warrants outstanding as of December 31, 2001, 2000 and 1999:

                                   Number of  Exercise
                                    Shares     Price           Expiry
         Date of Issuance         ----------  -------- -----------------------
  Balance as of December 31, 1998  5,752,529
  Exercised 1995 Warrants........   (653,528) Cdn$0.90
  Exercised 1997 Warrants........ (2,881,000) Cdn$1.00
                                  ----------
  Subtotal December 31, 1999.....  2,218,001  Cdn$0.90 April 3 to May 30, 2000
  Exercised 1995 Warrants........ (2,218,001) Cdn$0.90
                                  ----------
  Balance as of December 31, 2000         --
                                  ==========

7.  Related Party Transactions

   For the years ended December 31, 2001, 2000 and 1999, we paid legal fees to Blake, Cassels and Graydon LLP in which two of the directors, Mr. Kolada and Mr. Trossman are partners. During the years ended December 31, 2001, 2000 and 1999, Glyko incurred expenses of $248,483, $142,208 and zero, respectively, payable to Blake, Cassels and Graydon LLP, relating to general corporate services and, in 2001, services related to the acquisition of Glyko by BioMarin.

   Since October 8, 1998, the Company has paid BioMarin a monthly management and reporting fee for its services primarily relating to management, accounting, finance and government reporting. BioMarin had accrued receivables relating to these services of zero, $9,000 and $37,500 at December 31, 2001, 2000 and 1999, respectively.

8.  Subsequent Events

   In December 2001, BioMarin signed a definitive agreement with Synapse Technologies Inc. (a privately held Canadian company) to acquire all of its outstanding capital stock for approximately $10.2 million in BioMarin stock plus future milestone payments totaling $6 million payable in cash or common stock, at BioMarin's discretion. BioMarin will issue approximately 885,000 shares of common stock for the purchase. The acquisition will be recorded by BioMarin upon closing in the first quarter of 2002. All of the purchase price along with related expenses will be expensed as in-process research and development costs in BioMarin's consolidated statements of operations for the first quarter of 2002.

   On February 7, 2002, the Company signed a definitive agreement with BioMarin whereby BioMarin would purchase all of the Company's outstanding capital stock in exchange for approximately 11.4 million shares of freely tradable BioMarin's common stock. There will be no net effect to BioMarin's outstanding common stock, as BioMarin plans to retire the existing shares of its restricted common stock currently held by the Company upon closing in exchange for shares of BioMarin preferred stock to be issued to Glyko. If the proposed purchase by BioMarin is approved by stockholders of BioMarin and the Company's shareholders and relevant regulatory authorities, the Company will become a wholly-owned indirect subsidiary of BioMarin and will concurrently continue under the laws of British Columbia as a private company with no operations.

                                    ANNEX K

                 GLYKO AUDITED FINANCIAL STATEMENTS IN US GAAP

Index to Glyko Biomedical Ltd. Financial Statements in US GAAP

   Report of Independent Public Accountants.............................. K-2
   Balance Sheets........................................................ K-3
   Statements of Operations.............................................. K-4
   Statements of Shareholders' Equity.................................... K-5
   Statements of Cash Flows.............................................. K-6
   Notes to Financial Statements......................................... K-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS*

To the Shareholders of Glyko Biomedical Ltd.:

   We have audited the accompanying balance sheets of Glyko Biomedical Ltd. (a Canadian company) as of December 31, 2001 and 2000 and the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Glyko Biomedical Ltd. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001, 2000 and 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/  ARTHUR ANDERSEN LLP

San Francisco, California
February 21, 2002

* This report is a copy of a previously issued Arthur Andersen LLP report and this report has not been reissued by Arthur Andersen LLP.

                             GLYKO BIOMEDICAL LTD.
                                BALANCE SHEETS
                               (in U.S. dollars)

                                                                March 31,   December 31,  December 31,
                                                                  2002          2001          2000
                                                              ------------  ------------  ------------
                                                               (unaudited)
Assets
Current assets:
   Cash and cash equivalents................................. $  2,418,997  $  2,444,424  $    408,133
   Short-term investments....................................           --            --     1,397,217
   Interest receivable.......................................           --            --        29,876
                                                              ------------  ------------  ------------
       Total current assets..................................    2,418,997     2,444,424     1,835,226
Investment in BioMarin Pharmaceutical Inc....................   31,574,699    34,857,531    19,020,505
                                                              ------------  ------------  ------------
       Total assets.......................................... $ 33,993,696  $ 37,301,955  $ 20,855,731
                                                              ============  ============  ============

Liabilities and Shareholders' equity
Current liabilities:
   Accrued liabilities....................................... $    730,369  $    461,327  $    315,438
                                                              ------------  ------------  ------------
       Total current liabilities.............................      730,369       461,327       315,438
                                                              ------------  ------------  ------------

Shareholders' equity:
   Common shares, no par value, unlimited shares authorized,
     34,352,823 shares issued and outstanding at March 31,
     2002 (unaudited), December 31, 2001 and December 31,
     2000....................................................   22,535,096    22,535,096    22,535,096
   Additional paid-in capital................................   72,627,479    70,154,983    39,561,634
   Note receivable from shareholder..........................           --            --      (801,837)
   Accumulated deficit.......................................  (61,899,248)  (55,849,451)  (40,754,600)
                                                              ------------  ------------  ------------
       Total shareholders' equity............................   33,263,327    36,840,628    20,540,293
                                                              ------------  ------------  ------------
       Total liabilities and shareholders' equity............ $ 33,993,696  $ 37,301,955  $ 20,855,731
                                                              ============  ============  ============



         The accompanying notes are integral part of these statements.

                             GLYKO BIOMEDICAL LTD.
                           STATEMENTS OF OPERATIONS
                               (in U.S. dollars)

                                    For the Three Month Period
                                         Ended March 31,            For the Year Ended December 31,
                                    ------------------------   ----------------------------------------
                                        2002          2001         2001          2000          1999
                                    -----------   -----------  ------------  ------------  ------------
                                           (unaudited)
Expenses:
   General and administrative...... $   295,114   $    70,335  $    462,022  $    388,373  $    199,302
                                    -----------   -----------  ------------  ------------  ------------
       Total expenses..............     295,114        70,335       462,022       388,373       199,302
                                    -----------   -----------  ------------  ------------  ------------
Loss from operations...............    (295,114)      (70,335)     (462,022)     (388,373)     (199,302)
Equity in loss of BioMarin
  Pharmaceutical Inc...............  (5,755,369)   (2,815,053)  (14,678,250)  (11,312,285)   (9,999,581)
Interest income....................         686        20,162        45,421        65,317       159,352
                                    -----------   -----------  ------------  ------------  ------------
Net loss........................... $(6,049,797)  $(2,865,226) $(15,094,851) $(11,635,341) $(10,039,531)
                                    ===========   ===========  ============  ============  ============
Net loss per common share, basic
  and diluted...................... $     (0.18)  $     (0.08) $      (0.44) $      (0.34) $      (0.32)
                                    ===========   ===========  ============  ============  ============
Weighted average common shares
  outstanding......................  34,352,823    34,352,832    34,352,823    33,915,043    31,065,575
                                    ===========   ===========  ============  ============  ============



       The accompanying notes are an integral part of these statements.

                             GLYKO BIOMEDICAL LTD.
                      STATEMENTS OF SHAREHOLDERS' EQUITY
                               (in U.S. dollars)

                                                                           Note
                               Common Share      Additional    Common   Receivable
                          ----------------------  Paid In      Share       From      Accumulated
                            Shares     Amount     Capital     Warrants  Shareholder    Deficit        Total
                          ---------- ----------- ----------- ---------  ----------- ------------  ------------
Balance at December 31,
 1999.................... 31,835,322 $20,772,469 $38,064,481 $ 149,406   $(749,571) $(29,119,259) $ 29,117,526
Net loss for the year....         --          --          --        --          --   (11,635,341)  (11,635,341)
Exercise of common share
 options.................    299,500     269,092          --        --          --            --       269,092
Exercise of common share
 warrants................  2,218,001   1,493,535      17,609  (149,406)         --            --     1,361,738
Interest accrued on note
 receivable from
 shareholder.............         --          --      55,200        --     (52,266)           --         2,934
Additional paid-in
 capital from the sale
 of common stock by
 BioMarin
 Pharmaceutical Inc......         --          --   1,424,344        --          --            --     1,424,344
                          ---------- ----------- ----------- ---------   ---------  ------------  ------------

Balance at December 31,
 2000.................... 34,352,823 $22,535,096 $39,561,634 $      --   $(801,837) $(40,754,600) $ 20,540,293
                          ========== =========== =========== =========   =========  ============  ============
Net loss for the year....         --          --          --                         (15,094,851)  (15,094,851)
Interest accrued on note
 receivable from
 shareholder and other...         --          --      78,073        --     (78,073)           --            --
Repayment of note
 receivable from
 shareholder.............         --          --          --        --     879,910            --       879,910
Additional paid-in
 capital from the sale
 of common stock by
 BioMarin
 Pharmaceutical Inc......         --          --  30,515,276        --          --            --    30,515,276
                          ---------- ----------- ----------- ---------   ---------  ------------  ------------

Balance at December 31,
 2001.................... 34,352,823 $22,535,096 $70,154,983 $      --   $      --  $(55,849,451) $ 36,840,628
                          ========== =========== =========== =========   =========  ============  ============
Net loss for the three
 month period (unaudited)         --          --          --        --          --    (6,049,797)   (6,049,797)
Additional paid-in
 capital from the sale of
 common stock by
 BioMarin Pharmaceutical
 Inc. (unaudited)........         --          --   2,472,496        --          --            --     2,472,496
                          ---------- ----------- ----------- ---------   ---------  ------------  ------------

Balance at March 31,
 2002 (unaudited)........ 34,352,823 $22,535,096 $72,627,479 $      --   $      --  $(61,899,248) $ 33,263,327
                          ========== =========== =========== =========   =========  ============  ============


       The accompanying notes are an integral part of these statements.

                             GLYKO BIOMEDICAL LTD.
                           STATEMENTS OF CASH FLOWS
                               (in U.S. dollars)

                                    Three Month Period
                                      Ended March 31,               Year Ended December 31,
                                 ------------------------  ----------------------------------------
                                     2002         2001         2001          2000          1999
                                 -----------  -----------  ------------  ------------  ------------
                                        (unaudited)
Cash flows from operating
 activities:
   Net loss..................... $(6,049,797) $(2,865,226) $(15,094,851) $(11,635,341) $(10,039,531)
   Adjustments to reconcile
    net loss to net cash used
    in operating activities:
   Equity in loss of BioMarin
    Pharmaceutical Inc..........   5,755,369    2,815,053    14,678,250    11,312,285     9,999,581
   Changes in assets and
    liabilities:
     Interest receivable........          --       14,941        29,876       (29,876)           --
     Accrued liabilities........     269,001      (68,933)      145,889       (50,131)       15,461
                                 -----------  -----------  ------------  ------------  ------------
   Total adjustments............   6,024,370    2,761,061    14,854,015    11,232,278    10,015,042
                                 -----------  -----------  ------------  ------------  ------------
     Net cash used in
       operating activities.....     (25,427)    (104,165)     (240,836)     (403,063)      (24,489)
                                 -----------  -----------  ------------  ------------  ------------
Cash flows from investing
 activities:
   Investment in BioMarin
    Pharmaceutical Inc..........          --           --            --            --    (4,419,110)
   Sale (Purchase) of
    short-term investments......          --    1,397,217     1,397,217    (1,397,217)           --
                                 -----------  -----------  ------------  ------------  ------------
     Net cash provided by
       (used in) investing
       activities...............          --    1,397,217     1,397,217    (1,397,217)   (4,419,110)
                                 -----------  -----------  ------------  ------------  ------------
Cash flows from financing
 activities:
Proceeds from exercise of
 common share options and
 warrants.......................          --           --            --     1,633,765     2,350,423
   Repayment of note
    receivable from
    shareholder.................          --           --       879,910            --       100,000
                                 -----------  -----------  ------------  ------------  ------------
     Net cash provided by
       financing activities.....          --           --       879,910     1,633,765     2,450,423
                                 -----------  -----------  ------------  ------------  ------------
Net increase (decrease) in
 cash and cash equivalents......     (25,427)   1,293,052     2,036,291      (166,515)   (1,993,176)
Cash and cash equivalents,
 beginning of period............   2,444,424      408,133       408,133       574,648     2,567,824
                                 -----------  -----------  ------------  ------------  ------------
Cash and cash equivalents,
 end of period.................. $ 2,418,997  $ 1,701,185  $  2,444,424  $    408,133  $    574,648
                                 ===========  ===========  ============  ============  ============



       The accompanying notes are an integral part of these statements.

                             GLYKO BIOMEDICAL LTD.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company and Description of the Business

   Glyko Biomedical Ltd. (the Company or GBL) is a Canadian company, which was established in 1992 to acquire all of the outstanding capital stock of Glyko, Inc., a Delaware corporation. Since its inception in October 1990, Glyko, Inc. engaged in research and development of new techniques to analyze and manipulate carbohydrates for research, diagnostic and pharmaceutical purposes. Glyko, Inc. developed a line of analytic instrumentation laboratory products that include an imaging system, analysis software and chemical analysis kits.

   In October 1996, GBL formed BioMarin Pharmaceutical Inc. (BioMarin), a Delaware corporation in the development stage, to develop the Company's pharmaceutical products. BioMarin began business on March 21, 1997 (inception) and subsequently issued 1.5 million shares of common stock to GBL for $1.5 million. As consideration for a certain license agreement dated June 1997, BioMarin issued GBL 7 million shares of BioMarin common stock. Beginning in October 1997, BioMarin raised capital from third parties. As of December 31, 1997, the Company began recording its share of BioMarin's net loss utilizing the equity method of accounting. On June 30, 1998, GBL made an additional $1 million investment in BioMarin.

   On October 7, 1998, GBL sold to BioMarin 100% of the outstanding capital stock of Glyko, Inc. in exchange for 2,259,039 shares of BioMarin's common stock. In addition, BioMarin agreed to assume options, previously issued to employees of Glyko, Inc., to purchase up to 585,969 shares of GBL's common stock (exercisable into 255,540 shares of BioMarin common stock) and BioMarin paid $500 in cash.

   On April 13, 1999, the Company entered into a convertible note arrangement with BioMarin in the amount of $4.3 million, as part of a $26 million convertible note financing. This note plus accrued interest was converted into 441,911 shares of BioMarin common stock concurrent with BioMarin's initial public offering on July 23, 1999.

   In May 2001, BioMarin completed two private placements of its securities, raising total net proceeds of approximately $42.5 million. On May 16, 2001, BioMarin sold 4,763,712 shares of common stock at $9.45 per share and, for no additional consideration, issued three-year warrants to purchase 714,554 shares of common stock at an exercise price of $13.10 per share. On May 17, 2001 a fund managed by Acqua Wellington purchased 105,821 shares of common stock and received warrants to purchase 15,873 shares of common stock on the same price and terms as the May 16, 2001 transaction.

   In August 2001, BioMarin signed an amended agreement with Acqua Wellington North American Equities Fund Ltd. (Acqua Wellington) for an equity investment in BioMarin. The agreement allows for the purchase of up to $27.7 million. Under the terms of the agreement, BioMarin will have the option to request that Acqua Wellington invest in BioMarin through sales of registered common stock at a small discount to market price. The maximum amount that BioMarin may request to be bought in any one month is dependent upon the market price of the stock (or an amount that can be mutually agreed-upon by both parties) and is referred to as the "Draw Down Amount." Subject to certain conditions, Acqua Wellington is obligated to purchase this amount if requested to do so by BioMarin. In addition, BioMarin may, at its discretion, grant a "Call Option" to Acqua Wellington for an additional investment in an amount up to the "Draw Down Amount" which Acqua Wellington may or may not choose to exercise. During 2001, Acqua Wellington purchased 1,344,194 shares for $13.5 million ($13.2 million net of issuance costs). Under this agreement, Acqua Wellington may also purchase stock and receive similar terms of any other equity financing by BioMarin.

                             GLYKO BIOMEDICAL LTD.

   On October 31, 2001, BioMarin purchased from IBEX Technologies Inc. (TSE:
   IBT) and its subsidiaries the intellectual property and other assets associated with the IBEX therapeutic enzyme drug products (including Neutralase/TM/ and Phenylase) for $10.4 million, consisting of $2 million in cash and $8.4 million in BioMarin common stock. In accordance with the purchase agreement, the number of common shares was based on the average share price from September 5, 2001 to October 8, 2001, which resulted in the issuance of 814,467 shares. The purchase also includes up to approximately $9.5 million in contingency payments upon regulatory approval of Neutralase and Phenylase, provided that approval occurs within five years. All of the purchase price plus related expenses are reflected on BioMarin's consolidated statements of operations as in-process research and development expenses totaling $11.7 million.

   On December 13, 2001, BioMarin completed a public offering of its common stock. In the offering, BioMarin sold 8,050,000 shares, including 1,050,000 shares to cover over-allotments, at a price to the public of $12.00 per share, or a total offering price of $96.6 million. The net proceeds to BioMarin were approximately $90.4 million.

   In December 2001, BioMarin decided to close the carbohydrate analytical business portion of Glyko, Inc., which provided all of Glyko, Inc.'s revenues. Accordingly, BioMarin recorded a Glyko, Inc. closure expense of $7.9 million in the 2001 consolidated statements of operations. This charge consisted primarily of an impairment reserve against the unamortized balance of goodwill and other intangible assets related to the acquisition of Glyko, Inc. The majority of the Glyko, Inc. employees will be incorporated into the BioMarin business and such employees will continue to provide necessary analytic and diagnostic support to BioMarin's therapeutic products

   On February 7, 2002, GBL announced that it had reached a definitive agreement with BioMarin under which BioMarin will acquire all of the outstanding common shares of GBL in exchange for common stock of BioMarin. The net effect of the transaction is that GBL shareholders will receive pro rate approximately 11.4 million shares of common stock of BioMarin, being the same number of shares currently held by GBL.

   On March 21, 2002, BioMarin purchased all of the outstanding stock of Synapse Technologies Inc. (a privately held Canadian company) for approximately $10.2 million in BioMarin common stock plus future contingent milestone payments totaling approximately $5 million (as of March 31, 2002) payable in either cash or common stock at BioMarin's discretion. BioMarin issued 885,240 shares of its common stock for the purchase.

   As a result of BioMarin's IPO, concurrent with the conversion of the notes from GBL and other noteholders, the sale by BioMarin of common stock to Acqua Wellington, the sales by BioMarin of common stock in the private placements and a follow-on offering, the exercise of BioMarin stock options and warrants by third parties, the purchase of IBEX Technologies intellectual property and other assets associated with the IBEX therapeutic enzyme drug products, and BioMarin's issuance of common stock in March 2002 for Synapse Technologies Inc., GBL's ownership of BioMarin's outstanding stock on March 31, 2002 (unaudited) and December 31, 2001 was 21.3% and 21.7%, respectively.

   From inception to March 31, 2002, GBL has incurred a cumulative deficit of $61.9 million (unaudited) and expects to continue to incur losses due to GBL's share of BioMarin's net loss resulting from the ongoing research and development of BioMarin's pharmaceutical product candidates through the proposed purchase of GBL by BioMarin discussed in Footnote 8. Accordingly, without further investment in other companies or technologies, management believes that GBL has sufficient cash to sustain planned operations for the foreseeable future.

                             GLYKO BIOMEDICAL LTD.

2. Summary of Significant Accounting Policies

   The accompanying financial statements and related footnotes have been prepared in conformity with U.S. generally accepted accounting principles using U.S. dollars as substantially all of the Company's major transactions were in U.S. dollars. The financial statements include the accounts and operations of the Company and Glyko, Inc for the period from January 1, 1998 through October 7, 1998, the date of the sale of Glyko, Inc. All significant intercompany accounts and transactions have been eliminated. BioMarin's consolidated results of operations have been reported in the accompanying financial statements based on the equity method of accounting. The results of operations of BioMarin have been reported in the Company's financial statements for the three month periods ended March 31, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999, based on the equity method of accounting. Subsequent to October 7, 1998, the results of operations of Glyko, Inc. have been consolidated into the results of operations of BioMarin.

   Use of Estimates:

   The preparation of the Company's financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions that effect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

   Cash and Cash Equivalents:

   Cash and cash equivalents consist of amounts held with banks and short-term investments with original maturities of less than three months when purchased.

   Short-term Investments:

   GBL records its investments as held-to-maturity. Short-term investments were recorded at cost at December 31, 2000, which approximated fair market value. These securities were comprised mainly of A1/P1 grade commercial paper. As of March 31, 2002 and December 31, 2001, there are no short-term investments.

   Sale of Glyko, Inc. and Investment in BioMarin Pharmaceutical Inc.:

   BioMarin acquired Glyko, Inc. from GBL through the exchange of BioMarin stock for Glyko, Inc. stock and accounted for the acquisition based upon the fair market value of the BioMarin stock issued. In consolidating Glyko, Inc., BioMarin recorded intangible assets, including goodwill, to the extent that the fair market value of the stock issued exceeded the fair market value of the tangible assets of Glyko, Inc. acquired. However, as GBL exchanged one investment for another, it recorded the stock of BioMarin received at the historical cost basis of its investment in Glyko. GBL accounts for its investment in BioMarin using the equity method of accounting. However, GBL does not record its share of the losses recorded by BioMarin related to the amortization of intangible assets recorded in connection with the acquisition of Glyko. For the years ended December 31, 2000 and 2001, BioMarin recorded a charge to operations for the amortization of goodwill and other intangible assets of $1.6 million and $1.2 million, respectively. In December 2001, BioMarin decided to close the carbohydrate analytical business portion of Glyko, Inc., which provided all of Glyko, Inc.'s revenues. Accordingly, BioMarin recorded a Glyko, Inc. closure expense of $7.9 million in the 2001 consolidated statements of operations. This charge consisted primarily

                             GLYKO BIOMEDICAL LTD.

   of an impairment reserve against the unamortized balance of goodwill and other intangible assets related to the acquisition of Glyko, Inc.

   In addition, to the extent that the issuance of stock by BioMarin to third parties results in a change in the Company's ownership interest in the net assets of BioMarin, the Company reflects this change in its paid-in capital and its investment in BioMarin. The Company recorded an increase to its additional paid-in capital of approximately $2.5 million, $0.4 million, $30.6 million and $1.4 million as a result of its share in BioMarin funds raised by third parties for the three month periods ended March 31, 2002 and 2001(unaudited) and for the years ended December 31, 2001 and 2000, respectively.

   Foreign Exchange:

   As most of the Company's major transactions were in U.S. dollars, the Company has adopted the U.S. dollar as its functional currency. In accordance with Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation", any assets and liabilities denominated in foreign currency are translated into U.S. dollars at the current rate of exchange existing at year end and revenues and expenses are translated at the average monthly exchange rates. Transaction gains and losses included in the statements of operations are not material.

   Net Loss per Share:

   Potentially dilutive securities outstanding at March 31, 2002 and 2001 and at December 31, 2001, 2000 and 1999, respectively, include options for the purchase of 81,397, 45,000, 45,000, 7,750 and 291,000 shares of common stock and warrants for the purchase of zero, zero, zero, zero and 2.2 million shares of common stock. These securities were not considered in the computation of dilutive loss per share because their effect would be anti-dilutive for the three month periods ended March 31, 2002 and 2001 (unaudited) and for the years ended December 31, 2001, 2000 and 1999.

3. New Accounting Pronouncements

   SFAS 141 and 142:

   On June 29, 2001, the Financial Accounting Standards Board (FASB) approved for issuance Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Intangible Assets. Major provisions of these Statements are as follows: all business combinations initiated after June 30, 2001 must use the purchase method of accounting; the pooling of interests method of accounting is prohibited except for transactions initiated before July 1, 2001; intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability; all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting; effective January 1, 2002, goodwill and intangible assets with indefinite lives will not be amortized but will be tested for impairment annually using a fair value approach, except in certain circumstances, and whenever there is an impairment indicator; other intangible assets will continue to be valued and amortized over their estimated lives; in-process research and development acquired in business combinations will continue to be written off immediately; goodwill arising between June 29, 2001 and December 31, 2001 will not be subject to amortization. Management is currently assessing the impact of the new standards. The adoption of SFAS No. 142 in January 2002 will not have a material impact on the Company's financial statements.

                             GLYKO BIOMEDICAL LTD.

   SFAS 143:

   In June 2001, the FASB approved for issuance SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and that the associated asset retirement costs be capitalized as part of the carrying value of the related long-lived asset. SFAS No. 143 will be effective January 1, 2002 for GBL. Management does not expect this standard to have a material impact on GBL's financial position or results of operations.

   SFAS 144:

   In August 2001, the FASB approved for issuance SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 broadens the presentation of discontinued operations to include more transactions and eliminates the need to accrue for future operating losses. Additionally, SFAS No. 144 prohibits the retroactive classification of assets as held for sale and requires revisions to the depreciable lives of long-lived assets to be abandoned. SFAS No. 144 will be effective January 1, 2002 for GBL. Management does not expect this standard to have a material impact on GBL's financial position or results of operations. During the year ended December 31, 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company concluded that it has only one operating segment.

4. Income Taxes

   In connection with the sale of Glyko, Inc., the U.S. federal and state net tax operating loss carryforwards and the related valuation allowances were consolidated into the financial statements of BioMarin.

   At December 31, 2001, the Company has net operating loss carryforwards for Canadian income tax purposes of approximately $1.7 million, which began to expire in 2000. A valuation allowance is placed on the net deferred tax assets to reduce them to an assumed net realizable value of zero.

5. Note Receivable

   In November 1998, per the terms of the BioMarin acquisition of Glyko, Inc., GBL loaned $712,261 to an officer of the Company to exercise expiring stock options. The loan matured in May 2001 and the note plus accrued interest was repaid in the third quarter of 2001.

6. Common Share Option Plan

   The Company has a common share option plan (the Plan) under which options to purchase common stock may be granted by the Board of Directors to directors, officers, consultants and key employees at not less than fair market value, less any permissible discounts, on the date of grant. Options are exercisable over a number of years specified at the time of the grant, which cannot exceed ten years. The maximum aggregate number of shares that may be granted and sold under the Plan is 3 million shares.

   The Company accounts for the Plan such that no compensation cost has been recognized, except for options granted to consultants, because, under the Option Plan, the option exercise price equals the market value of stock on the date of grant. In general, the Plan options vest over 48 months and all options expire after 5 years or 90 days after employee termination.

                             GLYKO BIOMEDICAL LTD.

   Had compensation cost for the Plan been determined consistent with FASB Statement No. 123, the Company's net loss would have been increased to the following pro forma amounts:

                                               2001          2000          1999
                                           ------------  ------------  ------------
Net loss...................... As reported $(15,094,851) $(11,635,341) $(10,039,531)
                               Pro forma    (15,264,594)  (11,829,182)  (10,324,435)
Net loss per common share..... As reported $      (0.44) $      (0.34) $      (0.32)
                               Pro forma          (0.44)        (0.35)        (0.33)

   The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2001 and 2000, respectively: risk-free weighted average interest rates of 4.9% and 5.8%; expected dividend yield of zero percent; expected life of 4 years for the Plans' options; expected volatility of 78% and 193%.

   Because the Statement 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

   A summary of the status of the Company's Plan at December 31, 2001 and 2000 and changes during the years then ended is presented in the table and narrative below:

                                              2001                2000
                                      -------------------- -------------------
                                               Wtd. Avg.             Wtd. Avg.
                                      Shares  ex price (1)  Shares   ex price
                                      ------  ------------ --------  ---------
  Outstanding beginning of year......  7,750   Cdn.$5.85    291,000  Cdn.$1.24
  Granted............................ 45,000   Cdn.$4.50     30,000  Cdn.$5.70
  Exercised..........................    Nil               (299,500) Cdn.$1.37
  Canceled........................... (7,750)  Cdn.$5.85    (13,750) Cdn.$5.70
                                      ------               --------
  Outstanding at end of Year......... 45,000   Cdn.$4.50      7,750  Cdn.$5.85
                                      ======               ========
  Exercisable at end of year......... 45,000                  7,750

--------
(1) The US$ equivalent of Canadian $1.00 at December 31, 2001 was approximately $0.6287.

   There are 857,324 options available for grant under the plan at December 31, 2001. The average remaining contractual life of the options outstanding at December 31, 2001 is 3 years.

7. Related Party Transactions

   For the year ended December 31, 2001 and 2000, we paid legal fees to Blake, Cassels and Graydon LLP in which two of our directors, Mr. Kolada and Mr. Trossman are partners. During the years ended December 31, 2001 and 2000, the Company incurred expenses of $248,483 and $142,208, respectively, payable to Blake, Cassels and Graydon LLP, relating to general corporate services.

   Since October 8, 1998, the Company has agreed to pay BioMarin a monthly management and reporting fee for its services primarily relating to management, accounting, finance and government reporting. BioMarin had accrued receivables relating to these services of zero and $9,000 at December 31, 2001 and 2000, respectively.

                             GLYKO BIOMEDICAL LTD.

8. Subsequent Events

   On February 7, 2002, the Company signed a definitive agreement with BioMarin to sell all of the Company's outstanding common shares in exchange for approximately 11.4 million shares of freely tradable BioMarin common stock. There will be no net effect to BioMarin's outstanding common stock, as BioMarin plans to retire the existing shares of its restricted common stock currently held by the Company upon closing. If the proposed purchase by BioMarin is approved by stockholders of BioMarin and the Company's shareholders and relevant regulatory authorities, the Company will become a wholly-owned indirect subsidiary of BioMarin and will concurrently continue under the laws of British Columbia as a private company with no operations.

9. Quarterly Financial Data (unaudited)

   The Company's quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors including, but not limited to, the Company's share of BioMarin's net losses, which could fluctuate due to the completion of development projects and variations in levels of production and the Company's ownership share of BioMarin due to BioMarin's sale of common stock in the future.

   The Company's common shares have been traded on the Toronto Stock Exchange since 1992. There were 112 common shareholders of record at December 31, 2001. No dividends were paid for the years ended December 31, 2001 and, 2000.

                                                            Quarter Ended
                                         ---------------------------------------------------
2001                                      March 31,     June 30,   September 30, December 31,
----                                     -----------  -----------  ------------- ------------
Total revenue........................... $        --  $        --   $        --  $        --
Loss from operations....................     (70,335)     (89,074)     (158,208)    (144,405)
Net loss................................  (2,865,226)  (3,154,647)   (2,995,952)  (6,079,026)
Net loss per share, basic and diluted... $     (0.08) $     (0.09)  $     (0.09) $     (0.18)
Common share price per share:
   High................................. $      5.70  $      6.45   $      7.00  $      7.00
   Low.................................. $      3.80  $      3.85   $      3.75  $      3.75

                                                            Quarter Ended
                                         ---------------------------------------------------
2000                                      March 31,     June 30,   September 30, December 31,
----                                     -----------  -----------  ------------- ------------
Total revenue........................... $        --  $        --   $        --  $        --
Loss from operations....................     (52,605)     (80,266)     (150,500)    (105,002)
Net loss................................  (3,736,387)  (2,246,263)   (2,498,602)  (3,154,089)
Net loss per share, basic and diluted... $     (0.11) $      (.07)  $     (0.07) $     (0.09)
Common share price per share:
   High................................. $     13.55  $      9.75   $      9.00  $      7.90
   Low.................................. $      5.30  $      6.80   $      7.00  $      3.75

                                    ANNEX L

                 IBEX Technologies Inc./Technologies IBEX Inc.
                         Therapeutic Enzymes Division

Index to IBEX Technologies Inc. /Technologies IBEX Inc.-
Therapeutic Enzymes Division Financial Statements

                       Auditors' Report............. L-2
                       Combined Balance Sheet....... L-4
                       Combined Statement of Loss... L-5
                       Notes to Financial Statements L-6

                               AUDITORS' REPORT*

To the Directors of
BioMarin Pharmaceutical Inc.,

   We have audited the combined balance sheet of IBEX TECHNOLOGIES INC./TECHNOLOGIES IBEX INC.--THERAPEUTIC ENZYMES DIVISION ("Division") as at July 31, 2001 and the combined statement of loss for the year then ended. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards in Canada and in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these combined financial statements present fairly, in all material respects, the financial position of the Division as at July 31, 2001 and the results of its operations for the year then ended in accordance with Canadian generally accepted accounting principles.

   As disclosed in Note 1, the Division is a segment of IBEX TECHNOLOGIES INC./TECHNOLOGIES IBEX INC. ("IBEX") and has no separate legal status or existence.

                                          /s/ ARTHUR ANDERSEN LLP

Chartered Accountants

January 14, 2002
Montreal, Canada

* This report is a copy of a previously issued Arthur Andersen LLP report and this report has not been reissued by Arthur Andersen LLP.

Comments by Auditor on Canada-United States Reporting Difference

   United States reporting standards for auditors require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Division's ability to continue as a going concern, such as those described in Note 1 to the combined financial statements. Although we conducted our audit in accordance with both Canadian generally accepted auditing standards and United States Standards on Auditing, our report to the Directors dated January 14, 2002 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors' report when these are adequately disclosed in the financial statements.

   United States reporting standards for auditors also require the addition of an explanatory paragraph when the statement of cash flows is not presented, such as described in Note 8 to the combined financial statements. Although we conducted our audit in accordance with both Canadian generally accepted Auditing Standards and United States Standards on Auditing, our report to the Directors dated January 14, 2002 is expressed in accordance with Canadian reporting standards which do not permit a reference to that matter in the auditors' report when it is adequately disclosed in the financial statements.

                                          /s/ ARTHUR ANDERSEN LLP

Chartered Accountants

January 14, 2002
Montreal, Canada

                IBEX TECHNOLOGIES INC./TECHNOLOGIES IBEX INC. -
                         THERAPEUTIC ENZYMES DIVISION
                            COMBINED BALANCE SHEET
                      (See Basis of Presentation--Note 1)

                                                                     July 31,
                                                                       2001
                                                                    ----------
  Assets
  Current Assets
     Cash.......................................................... $   14,364
     Accounts receivable (Note 3)..................................    228,469
     Prepaid expenses..............................................    105,702
                                                                    ----------
                                                                       348,535
  Capital Assets (Note 4)..........................................    809,195
                                                                    ----------
                                                                    $1,157,730
                                                                    ==========
  Liabilities and Net Investment by Ibex Technologies Inc.

  Current Liabilities
     Accounts payable and accrued liabilities...................... $  697,690
  Commitments and contingencies (note 6)
  Net investment by IBEX...........................................    460,040
                                                                    ----------
                                                                    $1,157,730
                                                                    ==========

                                   Approved:

                    --------------------------------------

                    --------------------------------------


    The accompanying notes are an integral part of these combined financial statements.

                IBEX TECHNOLOGIES INC./TECHNOLOGIES IBEX INC. -
                         THERAPEUTIC ENZYMES DIVISION
                          COMBINED STATEMENT OF LOSS
                      (See Basis of Presentation--Note 1)

                                                                                      For the
                                                                                     Year Ended
                                                                                      July 31,
                                                                                        2001
                                                                                     ----------
Expenses
   Research and development expenditures, net of refundable tax credits of $206,012. $1,483,109
   General and administrative expenses..............................................  1,275,853
   Amortization and write-down of capital assets....................................    301,415
                                                                                     ----------
Net loss............................................................................ $3,060,377
                                                                                     ==========




    The accompanying notes are an integral part of these combined financial statements.

                IBEX TECHNOLOGIES INC./TECHNOLOGIES IBEX INC.-
                         THERAPEUTIC ENZYMES DIVISION

                    NOTES TO COMBINED FINANCIAL STATEMENTS


1. Basis of Presentation and Nature of Operations

   IBEX Technologies Inc.--Therapeutic Enzymes Division ("Division") is the therapeutic business line of IBEX Technologies Inc. ("IBEX") developing enzymes for a variety of therapeutic applications, such as cardiovascular disease, wound healing and diseases of genetic origin. The combined financial statements of the Division represent the combination of accounts of the therapeutic business line from Canadian and U.S. entities (Technologies IBEX R&D Inc., IBEX Pharmaceuticals Inc., IBEX Technologies L.L.C. and IBEX Technologies Corporation).

   Since inception, the efforts of the Division have been devoted to the development of enzymes for a variety of therapeutic applications. To date, the Division has not earned revenues and is considered to be in the development stage. The Division is subject to a number of risks associated with companies at a similar stage of development, including ability to obtain adequate funding to support its development of products and its operations, dependence on key individuals and ability to retain qualified personnel, competition and regulatory approvals.

   The accompanying combined financial statements have been prepared based on Canadian generally accepted accounting principles applicable to a going concern which assumes that the Division will continue its operations for the foreseeable future and will be able to realize the carrying value of its assets and discharge its liabilities in the normal course of operations.

   The Division has relied extensively upon IBEX for ongoing financial support and accordingly, these carve-out combined financial statements are not necessarily indicative of the results of operations or financial position had the Division operated as an independent entity as at or for the date presented.

   These combined financial statements represent the business operations identified as the Therapeutic Enzymes Division of IBEX Technologies Inc. The Division is a segment of IBEX Technologies Inc. and has no legal status or existence. Accordingly, there is no share capital or retained earnings in the Division's accounts. In addition some disclosures including stock options, tax loss carry forward and commitments were not considered in the accompanying financial statements. The net investment by IBEX Technologies Inc. represents the capital employed in the Division in the form of investments and advances.

   The Division does not own title to the assets required to carry on the business. Assets including research and development equipment, administrative facilities and other assets to maintain operations are owned by IBEX.

   The Management of IBEX has allocated research and development expenditures and general and administrative expenses to the Division based on specific allocations, the level of activity and the space occupied by the Division. Management believes this to be reasonable.

   The Division is presently performing research and development activities with respect to three main projects, Neutralase, Phenylase and Extravase, as well as several other projects in its efforts to develop enzymes for a variety of therapeutic applications.

  Neutralase

   Neutralase is intended for the safe restoration of coagulation after the administration of heparin or low molecular weight heparins. The lead clinical application for Neutralase is bypass surgery, where a high dose of heparin is routinely given and is always reversed. The Division has completed the dose ranging portion of a 90 patient trial. It has also performed a trial with respect to the uses of Neutralase in angioplasty.

                IBEX TECHNOLOGIES INC./TECHNOLOGIES IBEX INC.-
                         THERAPEUTIC ENZYMES DIVISION

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)



1. Basis of Presentation--(Continued)

  Phenylase

   In the area of genetic disease, the Division is developing Phenylase for the treatment of the genetic disease phenylketonuria, also known as PKU. Patients with this condition lack the ability to digest the amino acid phenylalanine, which builds toxic levels in the blood. This project is in the pre-clinical stage.

  Extravase

   Extravase is being developed for a number of medical applications which include protection against reperfusion injury following ischemia, reduction of restenosis following angioplasty and acceleration of wound healing in patients with venous ulcers. This project is in the pre-clinical stage.

   The cost incurred for projects under development are as follows:

                                                          2001
                                                       ----------
               Neutralase
               Research costs expensed during the year $  720,332
               Capital assets
                  Balance, beginning and end of year..    859,745
               Total cost for Neutralase for the year.    720,332

               Phenylase
               Research costs expensed during the year    612,097
               Capital assets
                  Balance, beginning of year..........     63,747
                  Additions...........................     31,651
                  Balance, end of year................     95,398
               Total cost for Phenylase for the year..    643,748

               Extravase
               Research costs expensed during the year    231,324
               Capital assets
                  Balance, beginning and end of year..  1,888,463
               Total cost for Extravase for the year..    231,324

                IBEX TECHNOLOGIES INC./TECHNOLOGIES IBEX INC.-
                         THERAPEUTIC ENZYMES DIVISION

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


2. Significant Accounting Policies

   These combined financial statements have been prepared based on IBEX Management's assumptions in accordance with Canadian generally accepted accounting principles consistently applied within the framework of the accounting policies described below.

  Use of estimates

   The presentation of financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and cash equivalents

   The Division's cash and cash equivalents consist of cash on hand.

  Foreign exchange

   Monetary assets and liabilities expressed in foreign currencies are translated at year-end rates and non-monetary assets and liabilities are translated at historical exchange rates. Revenues and expenses expressed in foreign currencies are translated at the monthly average rate throughout the year. Resulting gains and losses are included in losses for the year.

  Currency risk

   The Division is exposed to foreign exchange risk by virtue of the fact that a portion of the Division's expenses are denominated in U.S. dollars. Any fluctuations in the U.S. dollars could have an impact on the financial results of the Division.

  Capital assets

   Capital assets are accounted for at cost.

   Amortization is based on their estimated useful life using the following methods and rates:

                                             Methods          Rates
                                       ------------------- ------------
        Machinery and equipment....... Diminishing balance Varying from
                                                             20% to 30%
        Furniture and fixtures........ Diminishing balance          20%
        Patents and licences..........       Straight-line     17 years

                IBEX TECHNOLOGIES INC./TECHNOLOGIES IBEX INC.-
                         THERAPEUTIC ENZYMES DIVISION

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


2. Significant Accounting Policies (Continued)

  Fair value of financial instruments

   The Division has evaluated the fair value of its financial instruments based on current interest rate environment, related market values and current pricing of financial instruments with comparable terms. The carrying value of its financial instruments is considered to approximate fair value.

  Research and development

   Research and development costs are expensed as incurred unless the development cost meet the generally accepted criteria for deferral. As at July 31, 2001, no such costs have been deferred in the accounts of the Division.

   Government assistance relating to research and development activities is reflected as a reduction of research and development expenses in these combined financial statements when it is earned and collectability is reasonably assured.

  Income taxes

   The Division uses the liability method of accounting for income taxes. Future income taxes are provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes, computed based on rates and provisions of enacted or substantially enacted tax laws that are expected to be in effect in the year in which the differences are expected to be recovered or settled. The Division reviews the valuation of its future income tax assets and liabilities and records adjustments, if necessary, to reflect their realizable amount.

3. Accounts Receivable

                                                        2001
                                                      --------
                  Refundable investment tax credits.. $206,012
                  Other..............................   22,457
                                                      --------
                                                      $228,469
                                                      ========

                IBEX TECHNOLOGIES INC./TECHNOLOGIES IBEX INC.-
                         THERAPEUTIC ENZYMES DIVISION

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


4. Capital Assets

                                                                 2001
                                                   ---------------------------------
                                                              Accumulated     Net
                                                      Cost    Amortization BookValue
                                                   ---------- ------------ ---------
Machinery and equipment........................... $3,505,628  $3,115,750  $389,878
Furniture and fixtures............................    525,930     489,202    36,728
Patents and licenses..............................    540,938     158,349   382,589
                                                   ----------  ----------  --------
                                                   $4,572,496  $3,763,301  $809,195
                                                   ==========  ==========  ========

5. Income Taxes

   The Division is not a separate legal entity for purposes of remitting taxes and filing income tax returns. Income taxes for the Division are included in IBEX's income tax returns and paid by IBEX. Consequently, the benefits of income tax losses incurred by the IBEX Division have not been disclosed in these financial statements since they would be available only to IBEX. For the same reason, the research and development expenditures incurred by the Division but not deducted for tax purposes and the non-refundable unclaimed investment tax credits have not been disclosed.

   The refundable tax credits have been accounted for based on the assumption that the Division was not controlled by non-residents.

6. Commitments and Contingencies

   IBEX entered into an agreement with BASF Bioresearch Corporation ("BBC") whereby IBEX has committed to pay to BBC an amount totaling US$1,050,000 if and when IBEX obtains approval for the marketing and sale of the Heparinase I drug (Neutralase) from the Food and Drug Administration ("FDA"). This agreement is transferred to BioMarin Enzymes Inc. following the acquisition (See Note 7).

   Pursuant to employment contracts entered into by IBEX with certain of its key employees, the Division will be committed to payments as follows:

                                                               2001
                                                             --------
          2002.............................................. $340,166
          2003..............................................   86,500

                IBEX TECHNOLOGIES INC./TECHNOLOGIES IBEX INC.-
                         THERAPEUTIC ENZYMES DIVISION

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


7.  Subsequent Event

   On October 31, 2001, BioMarin Pharmaceutical Inc. and its subsidiaries, BioMarin Pharmaceutical Nova Scotia Company and BioMarin Enzymes Inc. ("BioMarin"), acquired the rights to the IBEX division of therapeutic enzymes.
   Under the terms of the agreement, BioMarin acquired from IBEX the intellectual property and other assets associated with the IBEX therapeutic enzyme product candidates, including Neutralase, Phenylase and Extravase. In exchange, IBEX received 814,467 common shares of BioMarin, $3.2 million in cash and in addition, up to a maximum of $14.6 million in cash upon FDA approval of its lead drugs, Neutralase ($9.1 million) and Phenylase ($5.5 million), provided approval occurs within five years from the acquisition date.
   IBEX retained the diagnostic rights to its high-margin enzymes business plus certain therapeutics rights with respect to its oral protein protective technology in areas that are non-competitive with BioMarin. IBEX will continue to maintain its pilot microbial fermentation facility, and its laboratories and office facilities in Montreal. IBEX will also provide certain facilities and laboratories and fermentation services to BioMarin.

8.  Cash Flows

   No statement of cash flows were prepared since the information is not readily available.

                                  FORM OF PROXY
                          BIOMARIN PHARMACEUTICAL INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                     , 2002
                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                    DIRECTORS OF BIOMARIN PHARMACEUTICAL INC.

     The undersigned stockholder of BioMarin Pharmaceutical Inc., a Delaware corporation ("BioMarin"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Joint Proxy Statement and Management Proxy Circular, each dated , 2002 and hereby appoints Fredric D. Price and Kim R. Tsuchimoto, or either of them, as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of the stockholders of BioMarin to be held on , 2002 at 46 Galli Drive, Novato, California 94949 at 10:00 a.m., California time (the "Annual Meeting"), or any adjournment or postponement thereof, and to vote all shares of common stock of BioMarin, which the undersigned would be entitled to vote, if then and there personally present, at the Annual Meeting on the matters set forth on the reverse side.

1. Election of Directors. Nominees: Fredric D. Price, Franz L. Cristiani, Phyllis I. Gardner, M.D., Erich Sager, Vijay B. Samant and Gwynn R. Williams.

                   [_] FOR               [_] WITHHOLD FOR ALL

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:
   _____________________________________________________________________________

2. Approval of Transaction. Proposal to approve a transaction for BioMarin to acquire all of the outstanding shares of capital stock of Glyko Biomedical Ltd., a corporation existing under the laws of Canada, including, without limitation, the issuance of up to 11,367,617 shares of BioMarin common stock in connection with the transaction.

          [_] FOR               [_] AGAINST             [_] ABSTAIN

3. Other Matters. In their discretion, upon such other matters (including procedural and other matters relating to the conduct of the Annual Meeting) as properly come before the Annual Meeting or any adjournment or postponement thereof as described in the Notice of Annual Meeting of Stockholders and the Joint Proxy Statement and Management Proxy Circular.

          [_] FOR               [_] AGAINST             [_] ABSTAIN


                     (PLEASE DATE AND SIGN ON REVERSE SIDE)


                                    [GRAPHIC]

                              Border -- right angle

     BioMarin's board of directors recommends a vote FOR Proposals 1 and 2. If not otherwise directed, this proxy will be voted FOR Proposals 1 and 2, and in accordance with the discretion of the proxy holders on any other matters (including procedural and other matters relating to the conduct of the Annual Meeting) as properly come before the Annual Meeting or any adjournment or postponement thereof.

                 Dated this ______ day of __________________________ , 2002

                 _______________________________________________________________
                                       Name of Stockholder
                 _______________________________________________________________
                                   Signature(s) of Stockholder

This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both must sign. When signing as executor, administrator, trustee or other representative, please give your full title.


    PLEASE DATE, SIGN AND MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

                                    [GRAPHIC]

                              Border -- left angle

                                 FORM OF PROXY

                             GLYKO BIOMEDICAL LTD.

        Solicited by Management for the Special Meeting of Shareholders
          to be held at 10:00 a.m. (Toronto time) on           , 2002

   The undersigned holder of common shares ("Common Shares") of Glyko Biomedical Ltd. (the "Corporation") hereby revokes any proxy previously given and appoints Joerg Gruber, Chairman and Director of the Corporation, or, failing him, John Kolada, Director and Secretary of the Corporation, or instead of either of them, ________________________________________ as the nominee and proxy of the undersigned, with full power of substitution to attend, vote and otherwise act for the undersigned at the special meeting (the "Meeting") of the shareholders of the Corporation to be held at 10:00 a.m. (Toronto time) on
          , 2002 and at any adjournment thereof and on every ballot that may take place in consequence thereof to the same extent and with the same power as if the undersigned were personally present at the Meeting or adjournment thereof, with the authority to vote at the proxyholder's discretion except as otherwise specified below. Without limiting the general powers hereby conferred, the undersigned hereby directs the proxyholder to vote the Common Shares represented by this proxy in the following manner:

1. VOTE FOR [_] or AGAINST [_] (or, if not specified, VOTE FOR), with or without variation, the special resolution approving the plan of arrangement in respect of the transaction with BioMarin Pharmaceutical Inc. (the "Arrangement Resolution"), which is included as Annex C to the joint proxy
   circular of Glyko and BioMarin dated as of           , 2002 (the "Circular").

2. VOTE FOR [_] or AGAINST [_] (or, if not specified, VOTE FOR), with or without variation, the special resolution approving the exportation of the Corporation from the federal jurisdiction of Canada and the continuance of the Corporation into the jurisdiction of British Columbia (the "Continuance Resolution"), which is included as Annex D to the Circular.

3. To vote on such other business as may properly come before the Meeting.

   This Proxy, when properly executed, confers discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to such other matters as may properly come before the Meeting.

   This Proxy is solicited on behalf of management of the Corporation. Each holder of Common Shares has the right to appoint a person (who need not be a shareholder of the Corporation) other than the persons specified above to attend and act on his, her or its behalf at the Meeting. Such right may be exercised by inserting the name of the person to be appointed in the space provided, or by completing another proper form of proxy and, in either case, delivering the proxy in the enclosed envelope or by facsimile to Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9/th/ Floor, Toronto, Ontario, Canada M5J 2Y1, facsimile number (416) 981-9800. The form of proxy must be received by Computershare Trust Company of Canada prior to 5:00
p.m. (Toronto time) on           , 2002 or, in the event that the meeting is
adjourned or postponed, prior to 5:00 p.m. (Toronto time) on the second business day prior to the day fixed for the adjourned or postponed meeting.

   This proxy may be revoked by following the procedures set forth in the accompanying management proxy circular or otherwise as permitted by law.

                                                  DATED the ________ day of
                                                  __________________, 2002.

                                                  _____________________________
                                                       (Please print name)

                                                  _____________________________
                                                   (Signature of Shareholder)
                                                  Instructions:
                                                 1. The signature of the
                                                    Shareholder on this Proxy
                                                    must be exactly the same as
                                                    the name in which the
                                                    Common Shares are
                                                    registered. This Proxy must
                                                    be executed by you or your
                                                    attorney duly authorized in
                                                    writing or, if you are a
                                                    corporation, by an officer
                                                    or attorney thereof duly
                                                    authorized in writing. The
                                                    corporate seal of a
                                                    shareholder that is a
                                                    corporation should be
                                                    affixed.

                                                 2. Please date this Proxy. If
                                                    this Proxy is not dated in
                                                    the space provided, it
                                                    shall be deemed to bear the
                                                    date on which it was mailed
                                                    to you by the Corporation.